     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 2002.



                                                      REGISTRATION NO. 333-76430

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                            TYCO INTERNATIONAL LTD.
             (Exact name of registrant as specified in its charter)


             BERMUDA                               7382                             04-2297459
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)            Identification Number)


                        THE ZURICH CENTRE, SECOND FLOOR
                               90 PITTS BAY ROAD
                            PEMBROKE HM O8, BERMUDA
                                 (441) 292-8674
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 MARK H. SWARTZ
                        C/O TYCO INTERNATIONAL (US) INC.
                                 ONE TYCO PARK
                          EXETER, NEW HAMPSHIRE 03833
                                 (603) 778-9700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

   ABBE L. DIENSTAG, ESQ.       MEREDITH B. CROSS, ESQ.         FATI SADEGHI, ESQ.             BRUCE A. MANN, ESQ.
   KRAMER LEVIN NAFTALIS &     WILMER, CUTLER & PICKERING    SENIOR CORPORATE COUNSEL        MORRISON & FOERSTER LLP
          FRANKEL LLP             2445 M STREET, N.W.      TYCO INTERNATIONAL (US) INC.         425 MARKET STREET
      919 THIRD AVENUE          WASHINGTON, D.C. 20037             ONE TYCO PARK            SAN FRANCISCO, CALIFORNIA
  NEW YORK, NEW YORK 10022           (202) 663-6000         EXETER, NEW HAMPSHIRE 03833               94105
       (212) 715-9100                                             (603) 778-9700                 (415) 268-7000

                           --------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AND UPON CONSUMMATION OF THE TRANSACTIONS DESCRIBED IN THE ENCLOSED PROXY STATEMENT/ PROSPECTUS.

                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/


                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                           SUBJECT TO COMPLETION
                                     [LOGO]

                                                              DATED MAY 21, 2002


                                MCGRATH RENTCORP
                             5700 LAS POSITAS ROAD
                          LIVERMORE, CALIFORNIA 94550


Dear McGrath RentCorp Shareholder:



    You are cordially invited to attend a special meeting of shareholders of McGrath RentCorp, which will be held at 5700 Las Positas Road, Livermore,
California, on [      ], 2002, at [  ] local time.



    At the meeting, you will be asked to approve a merger agreement that McGrath has entered into with a subsidiary of Tyco International Ltd. The merger agreement provides for the merger of McGrath with the Tyco subsidiary, with the surviving company continuing as a subsidiary of Tyco. Tyco has guaranteed the obligations of its subsidiary under the merger agreement.



    Under the terms of the merger agreement, you can elect to receive for each of your McGrath shares either $38.00 in cash or a fraction of a Tyco common share. The Tyco share fraction will be calculated based on an average of the trading prices of Tyco shares during a pricing period prior to the special meeting, as follows:



    - If the Tyco average share price is $45.00 or above, the fraction will equal $38.00 divided by the Tyco average share price, in which case the fraction will have a value of $38.00 based on the Tyco average share price.



    - If the Tyco average share price is below $45.00, the Tyco subsidiary can terminate the merger agreement, unless McGrath agrees that the fraction will be 0.8444. If McGrath agrees to this fraction, the fraction will have a value of less than $38.00, based on this Tyco average share price.



    The Tyco subsidiary will not deliver more than 50% of the consideration in cash or more than 75% of the consideration in Tyco shares, unless McGrath requires Tyco to increase the percentage of McGrath shares that will be exchanged for Tyco shares to preserve the tax-free treatment of the Tyco shares delivered in the merger. If McGrath shareholders in total elect to receive more cash or more Tyco shares than these limits allow, McGrath shareholders that elect the consideration that exceeds the relevant limit will receive a combination of a prorated amount of cash and a prorated fraction of a Tyco share.



    You should note the following:



    - Recent trading prices for Tyco shares have been significantly below $45.00 per share. At these prices, it is likely that a substantial majority of McGrath shareholders will elect cash, in which case pursuant to the proration rules described in the preceding paragraph shareholders electing cash will receive instead a combination of a prorated amount of cash and a prorated fraction of a Tyco share, and the value of the consideration received will be less than $38.00 per McGrath share. This assumes that Tyco requires a 0.8444 exchange ratio and McGrath elects to accept that exchange ratio to prevent Tyco from terminating the merger agreement.


                                                        (CONTINUED ON NEXT PAGE)


    SEE "RISK FACTORS" BEGINNING ON PAGE [ ] FOR A DISCUSSION OF ISSUES WHICH SHOULD BE CONSIDERED BY SHAREHOLDERS WITH RESPECT TO THE MERGER AND THE MERGER CONSIDERATION.
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TYCO COMMON SHARES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/ PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    - BECAUSE OF THESE CONSIDERATIONS, YOU MAY NOT KNOW AT THE TIME YOU VOTE THE ACTUAL EXCHANGE RATIO OR THE ACTUAL VALUE OF THE CONSIDERATION THAT YOU WILL RECEIVE IN THE MERGER. FURTHER, YOU WILL NOT KNOW AT THE TIME YOU VOTE WHETHER THE PRORATION RULES WILL APPLY AND, CONSEQUENTLY, YOU WILL NOT KNOW WHETHER YOU WILL RECEIVE THE FORM OF CONSIDERATION THAT YOU ELECT OR, IF YOU RECEIVE A COMBINATION OF A PRORATED AMOUNT OF CASH AND A PRORATED FRACTION OF A TYCO SHARE, IN WHAT PROPORTION.



    You generally will be taxed on the cash consideration that you receive in the merger. Depending on factors discussed in the accompanying proxy statement/prospectus, including the value of Tyco shares at the time of the merger, you also could be taxed on the share consideration that you receive, unless McGrath requires Tyco to increase the percentage of McGrath shares that will be exchanged for Tyco shares in the merger so that the share consideration will not be taxable. At recent trading prices for Tyco shares, the merger would likely not qualify for tax-free treatment, assuming a 0.8444 exchange ratio and assuming a majority of McGrath shareholders elect cash, unless McGrath requires Tyco to increase the percentage of McGrath shares. McGrath may elect to proceed with the merger after the shareholders approve the principal terms of the merger agreement even if the share consideration is taxable.



    - YOU MAY NOT KNOW AT THE TIME YOU VOTE WHETHER YOU WILL BE TAXED ON THE SHARE CONSIDERATION, WHETHER MCGRATH WILL AGREE TO PROCEED WITH THE MERGER IN THIS CIRCUMSTANCE OR WHETHER MCGRATH WILL REQUIRE TYCO TO INCREASE THE PERCENTAGE OF SHARE CONSIDERATION SO THAT THE TYCO SHARES RECEIVED IN THE MERGER WILL QUALIFY FOR TAX-FREE TREATMENT. WE WILL NOT HOLD ANOTHER SHAREHOLDER VOTE EVEN IF WE DECIDE TO PROCEED WITH THE MERGER ON A FULLY TAXABLE BASIS OR WE REQUIRE TYCO TO INCREASE THE PERCENTAGE OF SHARE CONSIDERATION. THIS INCREASE LIKELY WILL REDUCE THE VALUE OF YOUR MERGER CONSIDERATION.



    Tyco common shares are listed on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol "TYC" and the London Stock Exchange under the symbol "TYI". McGrath common shares are listed on the Nasdaq National Market System under the symbol "MGRC".



    The accompanying proxy statement/prospectus provides a detailed description of the proposed merger and the merger consideration, as well as the effects of the merger on you as a shareholder and on McGrath. I urge you to read the enclosed materials carefully.



    After careful consideration, the McGrath board of directors has determined that the merger is advisable and in the best interests of McGrath and its shareholders and recommends that you vote for the approval of the principal terms of the merger agreement.



    Your vote is very important. Approval of the principal terms of the merger agreement requires an affirmative vote of a majority of the outstanding McGrath shares entitled to vote. Whether or not you plan to attend, it is important that your shares be represented and voted at the special meeting. As a shareholder of record, please mark your vote on the proxy card, sign and date it and mail it in the envelope provided. This action will not limit your right to vote in person if you wish to attend the special meeting and vote personally.



                                                      Sincerely yours,

                                                      Robert P. McGrath
                                                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER



    This proxy statement/prospectus is dated [      ], 2002 and is first being
mailed to shareholders on or about [            ], 2002.

                      REFERENCES TO ADDITIONAL INFORMATION

    This document incorporates by reference important business and financial information about Tyco and McGrath from documents that are not included in, or delivered with, this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to Tyco and McGrath that are incorporated in this document by reference by requesting them in writing, or by telephone, from the appropriate company:

           TYCO INTERNATIONAL LTD.                           MCGRATH RENTCORP
       THE ZURICH CENTRE, SECOND FLOOR                     5700 LAS POSITAS ROAD
              90 PITTS BAY ROAD                             LIVERMORE, CA 94550
           PEMBROKE HM 08, BERMUDA                            ATTN: SECRETARY
               (441) 292-8674                                 (925) 606-9200

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY [      ], 2002 IN
ORDER TO RECEIVE THEM BEFORE THE MCGRATH SPECIAL MEETING.


    See also "Where You Can Find More Information" on page [  ].

                                MCGRATH RENTCORP
                             5700 LAS POSITAS ROAD
                          LIVERMORE, CALIFORNIA 94550

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON [      ], 2002

                            ------------------------

TO THE SHAREHOLDERS OF
  MCGRATH RENTCORP:


    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of McGrath RentCorp will be held at 5700 Las Positas Road, Livermore, Calfiornia, on
[      ], 2002 at [  ], local time, for the following purposes:


        1. To consider and vote upon a proposal to approve the principal terms of the Agreement and Plan of Merger, dated as of December 20, 2001, by and between McGrath and Tyco Acquisition Corp. 33, a Nevada corporation and a direct, wholly-owned subsidiary of Tyco International Ltd., a Bermuda company, pursuant to which, among other things:


           (a) McGrath will be merged with Tyco Acquisition, as more fully described in the proxy statement/prospectus that accompanies this notice, and



           (b) each outstanding common share, no par value per share, of McGrath will be converted into the right to receive $38.00 in cash, a fraction of a Tyco common share or a combination of a prorated amount of cash and a prorated fraction of a Tyco common share. The fraction of a Tyco common share will be determined based on an average of the trading prices of Tyco shares during a pricing period prior to the special meeting, and will equal $38.00 divided by the average Tyco share price if the Tyco average share price is $45.00 or greater and will be no less than 0.8444 if the Tyco average share price is less than $45.00. Subject to the limits described in the merger agreement and the proxy statement/prospectus that accompanies this notice, McGrath shareholders will have the right to elect to receive cash and/or Tyco shares for their McGrath shares.


        2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.


    Only holders of record of McGrath shares at the close of business on
[      ], 2002, are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. The affirmative vote of a majority of the outstanding McGrath shares entitled to vote is required to approve the principal terms of the merger agreement.


    All shareholders are urged to attend the meeting in person or to vote by proxy. Shareholders who do not expect to attend the meeting are requested to vote by completing, signing and dating the enclosed proxy card and returning it promptly in the self-addressed, plain white envelope provided.

                                          By Order of the Board of Directors,

                                          Randle F. Rose
                                          SECRETARY

Livermore, California
[      ], 2002

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE TYCO/McGRATH MERGER.........      1

SUMMARY.....................................................      6
  The Companies.............................................      6
  The Special Meeting.......................................      8
  The Merger................................................      8
  Comparison of Rights of Shareholders of McGrath and
    Shareholders of Tyco....................................     15

RISK FACTORS................................................     16

FORWARD-LOOKING INFORMATION.................................     25

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TYCO AND
  McGRATH...................................................     27
  Selected Consolidated Historical Financial Data of Tyco...     28
  Selected Consolidated Historical Financial Data of
    McGrath.................................................     30
  Comparative Per Share Information.........................     31
  Comparative Market Value Information......................     32

McGRATH RENTCORP SPECIAL MEETING............................     33
  Proxy Statement/Prospectus................................     33
  Date, Time and Place......................................     33
  Purpose of the McGrath Special Meeting....................     33
  Record Date; Voting Rights; Quorum; Required Vote.........     33
  Recommendation of the Board of Directors of McGrath.......     34
  Proxies; Revocation.......................................     34
  Election..................................................     35
  Solicitation of Proxies...................................     35

THE MERGER..................................................     36
  Background of the Merger..................................     36
  Financial Forecast........................................     38
  Recommendation of the Board of Directors of McGrath;
    Reasons of McGrath for the Merger.......................     39
  Opinion of Financial Advisor to McGrath...................     43
  Reasons of Tyco for the Merger............................     50
  Interests of Certain Persons in the Merger................     51
  Material U.S. Federal Income Tax and Bermuda Tax
    Consequences............................................     53
  Accounting Treatment......................................     60
  Regulatory Approvals Required for the Merger..............     60
  U.S. Federal Securities Law Consequences..................     60
  Dividends.................................................     61
  Stock Exchange Listing....................................     61
  Dissenters' Rights........................................     61

THE MERGER AGREEMENT........................................     64
  General...................................................     64
  The Merger................................................     64
  Effective Time............................................     64
  Merger Consideration......................................     64
  Making the Election.......................................     70
  Representations and Warranties............................     73

                                                                PAGE
                                                              --------
  Conduct of Business by McGrath............................     74
  Conduct of Business of Tyco...............................     76
  No Solicitation...........................................     76
  Certain Other Covenants...................................     78
  Conditions to the Merger..................................     80
  Termination; Fees and Expenses............................     83
  Amendment and Waiver; Parties in Interest.................     87
  Guarantee.................................................     87

SHAREHOLDER AGREEMENTS......................................     88

COMPARATIVE PER SHARE PRICES AND DIVIDENDS..................     89
  Tyco......................................................     89
  McGrath...................................................     90

COMPARISON OF RIGHTS OF SHAREHOLDERS OF McGRATH AND
  SHAREHOLDERS OF TYCO......................................     91

LEGAL MATTERS...............................................    103

EXPERTS.....................................................    103

FUTURE SHAREHOLDER PROPOSALS................................    103

ANNEXES
  Annex A--Agreement and Plan of Merger and Related
    Guarantee...............................................    A-1
  Annex B--Opinion of Deutsche Banc Alex. Brown Inc.........    B-1
  Annex C--Dissenters' Rights...............................    C-1

              QUESTIONS AND ANSWERS ABOUT THE TYCO/MCGRATH MERGER

Q.  WHY ARE MCGRATH AND TYCO PROPOSING THE MERGER?


A. Tyco and McGrath agreed to merge on December 20, 2001, because McGrath's relocatable modular buildings and electronic test equipment leasing businesses are complementary to the businesses conducted by the equipment rental and finance group of CIT Group Inc., a Tyco subsidiary. Tyco has since announced a plan to separate CIT from Tyco. Tyco intends to enter into appropriate arrangements to enhance the growth and development of McGrath's business, so as to preserve for Tyco the benefits of the acquisition of McGrath. These arrangements may be with CIT.



    The price offered by Tyco to all McGrath shareholders is designed to give McGrath shareholders a significant premium for their shares over the market prices of McGrath shares on December 19, 2001, the last trading day before the merger was publicly announced, and during the preceding year. Also, the merger will give McGrath shareholders that receive Tyco common shares in the merger the opportunity to participate in a substantially larger and more diversified public company.


    The reasons McGrath and Tyco are proposing the merger are discussed in more detail later in this document. See "Recommendation of the Board of Directors of McGrath; Reasons of McGrath for the Merger" beginning on page [ ] and "Reasons of Tyco for the Merger" on page [ ].

Q.  WHAT WILL I RECEIVE IN THE MERGER?


A. If the merger is completed, holders of McGrath shares will receive, in exchange for each of their shares, $38.00 in cash, a fraction of a Tyco common share or a combination of a prorated amount of cash and a prorated fraction of a Tyco common share. The fraction of a Tyco common share will be determined based on a five trading day average of the daily volume-weighted averages of the per share selling prices of a Tyco common share on the New York Stock Exchange, as reported by Bloomberg Financial Markets. This average will be calculated for the five consecutive trading days ending on the fourth trading day prior to and not including the date of the special meeting of McGrath shareholders and is referred to in this document as the average share price. The fraction of a Tyco common share exchanged for one McGrath share, without any cash, is referred to as the exchange ratio. If the Tyco average share price is $45.00 or more, the exchange ratio will be $38.00 divided by the average share price.



    You will not receive any fractional Tyco common shares in the merger. Instead, you will receive cash in an amount equal to the value, based upon the average share price, of any fractional share you would otherwise have been entitled to receive, after aggregation of all of your McGrath shares.



Q:  WHAT HAPPENS IF THE TYCO AVERAGE SHARE PRICE IS LESS THAN $45.00?



A: If the Tyco average share price is less than $45.00, there are several possibilities. Tyco Acquisition can terminate the merger agreement unless, after Tyco Acquisition gives McGrath written notice of its intention to terminate the merger agreement, McGrath agrees to an exchange ratio of 0.8444, determined by dividing $38.00 by $45.00, instead of dividing $38.00 by the average share price. If McGrath does not agree to that exchange ratio, the merger agreement will be terminated and the special meeting will be cancelled. Tyco Acquisition and McGrath could also agree to an exchange ratio that is higher than 0.8444 but lower than the ratio of $38.00 divided by the Tyco average share price. If the merger proceeds in either of these two cases, McGrath shareholders that receive Tyco common shares as all or part of their merger consideration will receive consideration with a value of less than $38.00 per McGrath share.

    Tyco Acquisition could also determine not to give McGrath written notice of its intention to terminate the merger agreement. In this case, the exchange ratio will be $38.00 divided by the Tyco average share price, and all McGrath shareholders will receive $38.00 in value for each McGrath share.



    In determining whether to accept the fixed exchange ratio to prevent Tyco Acquisition from terminating the merger agreement, the McGrath board of directors will be bound by its fiduciary duties and will consider, with the assistance of its legal and financial advisors, the facts and circumstances known at the time it makes the determination. For more information, please see "Termination of the Merger Agreement" on page [ ].



    Except as described above, the merger agreement does not provide McGrath with a right to terminate the merger if the Tyco average share price is below $45.00.



    You should be aware that on May 20, 2002 the closing price of Tyco shares on the NYSE was $23.30 and during the period from January 28, 2002 through this date, the prices of Tyco shares on the NYSE have been below $45.00. If these were the prices during the pricing period for determining the Tyco average share price, the alternatives described above would apply. In particular, if the average share price were equal to the closing price on [ ], 2002, Tyco could
proceed with the merger on the basis of an exchange ratio of 0.[      ], Tyco
could terminate the merger unless McGrath agreed to an exchange ratio of 0.8444 or the parties could agree on an exchange ratio between these two numbers.



    You should also be aware that Tyco shares have experienced substantial volatility over the last several months. This volatility, if it continues, may make it difficult for you to evaluate the consideration that you will be receiving in the merger at the time of your vote. It would also subject you to the risk that the price of Tyco shares could decline between the special meeting and the time you receive your Tyco common shares. If this were to occur, the merger consideration would be worth less when you receive it than when you cast your vote on the merger. See the risk factor entitled "If the Tyco share price declines between the pricing period and the time you receive your merger consideration, the value of the merger consideration may correspondingly decline" on page [ ].


Q.  WHAT WILL DETERMINE THE FORM AND MIX OF CONSIDERATION THAT I RECEIVE?


A. As described below, you will be given an opportunity to make an election to receive cash or a fraction of a Tyco common share for each McGrath share that you own. This election right is subject to the constraints that no more than 50% of the aggregate McGrath shares will be exchanged for cash, and no more than 75% of the aggregate McGrath shares will be exchanged for Tyco shares. It is possible that McGrath shareholders in the aggregate will elect either an amount of cash consideration or an amount of share consideration that exceeds one of these constraints. If this were to happen, all shares for which an election has been made to receive the form of consideration that exceeds one of these constraints will be exchanged instead for a combination of a prorated amount of cash and a prorated fraction of a Tyco common share. The allocation of cash and Tyco shares in this case is referred to as proration and will be made in accordance with formulas described later in this proxy statement/prospectus. If proration is required, shareholders that hold their shares of record in different accounts or in the accounts of affiliates will be permitted to direct the allocation of cash and Tyco shares they receive among these accounts.



    In addition, the merger will not qualify as a reorganization for tax purposes unless the value of Tyco shares to be issued in the merger represents a substantial portion, as determined under applicable tax rules, of the overall merger consideration. See "Material U.S. Federal Income Tax and Bermuda Tax Consequences" beginning on page [ ]. If the value of Tyco shares issued in the merger is less than 40% of the overall merger consideration, Tyco shares may not represent a substantial portion of the overall merger consideration for these purposes. If favorable tax opinions as to the qualification of the merger as a reorganization cannot be delivered because Tyco shares do not represent a substantial portion of the overall merger consideration, then, with McGrath's consent, the portion of the overall merger consideration consisting of Tyco shares will be increased so that the tax opinions can be delivered. This increase would result in more Tyco common shares and less cash in the aggregate being delivered to McGrath shareholders than otherwise specified by their election and would thus reduce the value of the merger consideration received by cash-electing shareholders. This increase could result in more than 75% of the aggregate McGrath shares being exchanged for Tyco common shares. If the share portion is not increased, then, with McGrath's consent, the merger may proceed on a taxable basis.


Q.  HOW WILL I KNOW WHAT THE ACTUAL EXCHANGE RATIO IS?


A.  You may call [      ], toll free in the United States and Canada (banks and
brokers call collect at [      ]), during business hours beginning on [      ],
2002, for the average share price of Tyco common shares for the preceding five trading days and the exchange ratio that would be in effect based on that average share price. The actual average share price and the actual exchange ratio will be calculated before the McGrath special meeting, as described above, and will be available during business hours at the above numbers beginning on
[      ], 2002. You are urged to call these numbers before the McGrath special meeting. Please see the question "By when must I send in my election form? Can I change or revoke my election?" below, which explains the required timing and procedures for revoking an election to receive cash or Tyco shares in the merger.



Q.  HOW WILL I BE AFFECTED BY TYCO'S ANNOUNCED PLAN TO SEPARATE CIT FROM TYCO?



A. Tyco has announced that it will sell all of its interest in CIT in a public offering of CIT's shares or in a private sale. McGrath shareholders that receive Tyco shares in the merger will benefit from the sale to the same extent as all other Tyco shareholders. McGrath will remain a subsidiary of Tyco after the sale of CIT, so that the sale of CIT will not affect the tax treatment of the merger consideration.


Q.  WHEN WILL THE MERGER TAKE EFFECT?

A. The merger is expected to take effect after the closing conditions set forth in the merger agreement, including the approval of the principal terms of the merger agreement by the McGrath shareholders and the receipt of regulatory clearances, have been satisfied or waived. We currently expect to be able to
complete the merger in [      ].

Q. WHAT SHAREHOLDER APPROVAL IS NEEDED? WHAT DOES THE MCGRATH BOARD OF DIRECTORS RECOMMEND?


A. The affirmative vote of a majority of the outstanding McGrath shares entitled to vote is required to approve the principal terms of the merger agreement. Shareholders, including the chairman and chief executive officer and five other executive officers or directors of McGrath, owning approximately 23% of the outstanding McGrath shares, have agreed to vote their McGrath shares in favor of the merger and have granted Tyco Acquisition a proxy with respect to the voting of such shares. The approval of Tyco shareholders is not required.


    The McGrath board of directors unanimously recommends that you vote FOR approval of the principal terms of the merger agreement.

Q.  WHAT IF I DON'T VOTE?

A. If you don't respond or if you respond and abstain from voting, it will have the same effect as a vote cast against approval of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger.

Q.  WHAT SHOULD I DO NOW?


A.  There are three steps you should take now:



    1. CAREFULLY READ AND CONSIDER THE INFORMATION CONTAINED IN THIS DOCUMENT.



    2. VOTE YOUR MCGRATH SHARES.



        You should cast your vote on the merger by completing, signing and dating your proxy card and returning it promptly in the enclosed self-addressed, plain white envelope. Do not enclose the certificates representing your McGrath shares with your proxy card. You also can attend the special meeting and vote in person.



    3. ELECT THE FORM OF MERGER CONSIDERATION YOU PREFER TO RECEIVE.



        If you have a preference for receiving cash or Tyco shares, you should complete the enclosed blue election form indicating your preference. THE CERTIFICATES REPRESENTING YOUR MCGRATH SHARES MUST ACCOMPANY THE ELECTION FORM. Your completed blue election form and your share certificates should be delivered to the exchange agent in the enclosed self-addressed, blue striped envelope. The method of delivery of your completed election form and share certificates is at your election and risk. If you choose to send the materials by mail, it is recommended that they be sent by registered mail, appropriately insured, with return receipt requested.


Q.  WHEN SHOULD I DELIVER MY PROXY? CAN I CHANGE MY VOTE?


A. You should deliver your proxy as soon as possible so that your shares of McGrath shares will be voted at the McGrath special meeting. You can change or revoke your vote at any time prior to the special meeting by delivering a later dated, signed proxy card or by attending the special meeting and voting in person. Shareholders may submit a proxy changing or revoking an earlier vote by facsimile. To change your vote by facsimile, you must fax both sides of a later
dated, signed proxy card to [(  )   -       ]. These procedures apply to
shareholders that hold their McGrath shares of record. Shareholders who hold their McGrath shares through a bank, broker or other nominee should check with their nominee concerning available procedures for changing their vote.


Q.  BY WHEN MUST I SEND IN MY ELECTION FORM? CAN I CHANGE OR REVOKE MY ELECTION?


A. Your election form must be returned no later than the election deadline, which is 5:00 p.m., New York City time, on the date on which the merger takes effect. The merger is expected to take effect on the date McGrath shareholders approve the merger. Therefore, regardless of how you vote, if you wish to make an election, you should make sure that Mellon Investor Services LLC, the exchange agent, receives your election form along with the share certificates representing your McGrath shares for which you are making an election no later
than 5:00 p.m., New York City time, on [      ], 2002. You may change your
election by delivering a later dated election form to the exchange agent before the election deadline. You may revoke your election by written notice of revocation to the exchange agent before the election deadline.



Q. IF MY MCGRATH SHARES ARE HELD BY A BANK OR BROKER, HOW CAN I VOTE OR MAKE, OR CHANGE, AN ELECTION?



A. If your shares are held by a bank, broker or other nominee, you must contact the nominee to vote or make an election on your behalf. The nominee cannot vote or make an election with respect to your shares without receiving instructions from you. If you instruct a nominee on how to vote or make an election with respect to your shares, you must follow the directions received from that nominee if you wish to change your vote or election.

Q. AM I REQUIRED TO COMPLETE AN ELECTION FORM IN ORDER TO RECEIVE MY MERGER CONSIDERATION?

A. No. If you do not make an election, you will still receive the merger consideration. However, if you have a preference for a specific form of merger consideration and do not make an election, we will not take your preference into consideration. You will receive merger consideration in whatever form or mix remains after giving effect to the preferences of McGrath shareholders that do make elections.

Q. WILL I RECEIVE A PHYSICAL CERTIFICATE FOR THE TYCO SHARES THAT ARE DELIVERED TO ME IN THE MERGER?


A. No. If you are a record holder of McGrath shares, your Tyco common shares will be issued under Tyco's direct registration system. This means your Tyco shares will be held in an account maintained by Mellon Investor Services LLC, Tyco's transfer agent. If you want a physical certificate, you can request one at any time. If you hold your McGrath shares through a bank, broker or other nominee, you will initially hold your Tyco common shares through that nominee.



Q.  SHOULD I SEND IN MY MCGRATH SHARE CERTIFICATES NOW?



A. If you choose to deliver an election form indicating your preference for receiving cash or Tyco shares, your McGrath share certificates must accompany the election form.



    If you choose not to deliver an election form, after the merger is completed, you will receive a transmittal form and written instructions on how to exchange your McGrath share certificates for the cash and/or Tyco shares comprising the merger consideration. PLEASE DO NOT SEND IN YOUR MCGRATH SHARE CERTIFICATES WITH YOUR PROXY.


Q.  WHAT SHOULD I DO IF I HAVE QUESTIONS?

A.  You should call [      ] at 1-800-[   ][    ] (toll free in the United
States and Canada) or 1-[   ]-[   ]-[    ] collect.

                                    SUMMARY


    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND THE MERGER AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH YOU HAVE BEEN REFERRED. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE [ ]. IN PARTICULAR, YOU SHOULD READ THE MERGER AGREEMENT AND THE OPINION OF DEUTSCHE BANK SECURITIES INC., FORMERLY KNOWN AS DEUTSCHE BANC ALEX. BROWN INC., WHICH ARE ATTACHED TO THIS DOCUMENT AS ANNEXES A AND B, RESPECTIVELY.


                                 THE COMPANIES

TYCO INTERNATIONAL LTD.
The Zurich Centre, Second Floor
90 Pitts Bay Road
Pembroke HM 08, Bermuda
(441) 292-8674

    Tyco is a diversified manufacturing and service company that, through its subsidiaries:

    - designs, manufactures and distributes electrical and electronic components, multi-layer printed circuit boards, energy solutions and power products; and designs, manufactures, installs, operates and maintains undersea cable communications systems;

    - designs, manufactures, installs and services fire detection and suppression systems; designs, installs, monitors and maintains electronic security systems; and designs, manufactures, distributes and services specialty valves;

    - designs, manufactures and distributes disposable medical supplies and other specialty products; and


    - offers vendor, equipment, commercial, factoring, consumer and structured financing and leasing capabilities through its finance subsidiary, CIT Group Inc.



    Tyco operates in more than 100 countries around the world and its revenues for its fiscal year ended September 30, 2001 were approximately $36.3 billion, and net income for this period was $3.97 billion.



    Tyco's strategy is to be the low-cost, high quality producer and provider in each of its industrial markets and, through CIT, to provide innovative financing and leasing solutions to independent customers and in support of its industrial segments. Tyco promotes its leadership position by investing in existing businesses, developing new markets and acquiring complementary businesses and products. Combining the strengths of its existing operations and its business acquisitions, Tyco seeks to enhance shareholder value through increased return on capital, earnings per share and strong cash flows.



    Tyco has announced its intention to sell CIT in a public offering or a private sale. Tyco has terminated its previously announced plan to separate into four independent, publicly traded companies and to sell its plastics business.


    Tyco reviews acquisition opportunities in the ordinary course of business, some of which may be material and some of which are currently under investigation, discussion or negotiation. There can be no assurance that any of such acquisitions will be consummated.

    Tyco's common shares are listed on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol "TYC" and on the London Stock Exchange under the symbol "TYI".

    Tyco's registered and principal executive offices are located at the above address in Bermuda. The executive offices of Tyco Acquisition Corp. 33, the Tyco subsidiary that is a party to the merger, are located at One Tyco Park, Exeter, New Hampshire 03833, and the telephone number there is (603) 778-9700.


    For additional information regarding the business of Tyco, please see Tyco's Form 10-K and other filings of Tyco with the SEC, which are incorporated by reference into this document. See "Where You Can Find More Information" on page [ ].


MCGRATH RENTCORP
5700 Las Positas Road
Livermore, California 94550
(925) 606-9200

    McGrath is a California corporation organized in 1979. McGrath is composed of three business segments: Mobile Modular Management Corporation, referred to as MMMC, its modular building rental group, RenTelco, its electronic test equipment rental group, and Enviroplex, its majority-owned subsidiary that operates its classroom manufacturing business.

    MMMC rents and sells modular buildings and accessories to fulfill customers' temporary and permanent space needs in California and Texas. MMMC's units are used as temporary offices adjacent to existing facilities, and are used as sales offices, construction field offices, classrooms, health care clinics, child care facilities and for a variety of other purposes. MMMC purchases the modulars from various manufacturers who build them to MMMC's design specifications. Rentals and sales to school districts by MMMC represent a significant portion of MMMC's total revenues.

    RenTelco rents and sells electronic test equipment nationally. Communications and fiber optic test equipment is utilized by field technicians, engineers and installation contractors in evaluating voice, data and multimedia communications networks, installing optical fiber cabling and developing switch, network and wireless products. This test equipment is rented primarily to network systems companies, electrical contractors, local and long distance carriers and manufacturers of communications transmission equipment. Engineers, scientists and technicians utilize RenTelco's general-purpose test equipment in evaluating the performance of their own electrical and electronic equipment, developing products, controlling manufacturing processes and in field service applications. These instruments are rented primarily to electronics, industrial, research and aerospace companies.

    McGrath owns 80.68% of Enviroplex, a California corporation organized in 1991. Enviroplex manufactures portable classrooms built to the requirements of the California Division of the State Architect and sells directly to school districts.


    McGrath common shares are traded on the Nasdaq National Market System under the symbol "MGRC".



    For additional information regarding the business of McGrath, please see McGrath's Form 10-K and other filings with the SEC, which are incorporated by reference into this document. See "Where You Can Find More Information" on page [ ].

                        THE SPECIAL MEETING (PAGE [  ])


    The special meeting of McGrath shareholders will be held on [            ],
2002, at [      ], local time, at 5700 Las Positas Road, Livermore, California.



    The record date for McGrath shareholders entitled to receive notice of and
to vote at the McGrath special meeting is the close of business on [      ],
2002. On that date, there were [      ] McGrath common shares outstanding. Each
holder of record of McGrath shares is entitled to one vote per share on the merger.


SHAREHOLDER VOTE REQUIRED


    The affirmative vote of a majority of the outstanding McGrath shares entitled to vote is required to approve the principal terms of the merger
agreement. As of [      ], 2002, the directors and executive officers of McGrath
and their affiliates have the voting power with respect to approximately 26% of the outstanding shares of McGrath.



    Some of the directors and executive officers of McGrath, including the chairman and chief executive officer and five other executive officers or directors of McGrath, owning in the aggregate approximately 23% of the outstanding McGrath shares, have agreed with Tyco Acquisition to vote their McGrath shares in favor of the merger and have granted Tyco Acquisition a proxy with respect to the voting of such shares. The other directors and executive officers that hold McGrath common shares and that have not signed voting agreements have not yet decided how they will vote their McGrath shares.


                             THE MERGER (PAGE [  ])


    The proposed merger is pursuant to a merger agreement between McGrath and Tyco Acquisition, a direct wholly-owned subsidiary of Tyco. In the merger, McGrath will merge with Tyco Acquisition and the surviving corporation will be a wholly-owned subsidiary of Tyco. Tyco has guaranteed Tyco Acquisition's obligations under the merger agreement.


MERGER CONSIDERATION


    In exchange for each McGrath share, McGrath shareholders will receive $38.00 in cash, a fraction of a Tyco common share or a combination of a prorated amount of cash and a prorated fraction of a Tyco common share. The fraction of a Tyco common share will be determined based on an average share price for Tyco shares over the pricing period discussed above. If the Tyco average share price is $45.00 or more, the fraction will be $38.00 divided by the Tyco average share price, and will have a value of $38.00 based on the Tyco average share price. If the Tyco average share price is less than $45.00, Tyco Acquisition may terminate the merger agreement unless McGrath agrees to fix the exchange ratio at a 0.8444 of a Tyco common share, which would have a value of less than $38.00. Please see the answer to the question "What will I receive in the merger?" on page [ ] and "Merger Consideration" on page [ ]. In determining whether to accept the fixed exchange ratio to prevent Tyco Acquisition from terminating the merger agreement, the McGrath board of directors will be bound by its fiduciary duties and will consider, with the assistance of its legal and financial advisors, the facts and circumstances known at the time it makes the determination. For more information, please see "Termination of the Merger Agreement" on page [ ].



    McGrath shareholders will have the right to elect to receive cash and/or Tyco common shares for their McGrath shares. However, other than in certain circumstances, at least 50% but not more than 75% of the aggregate number of McGrath shares outstanding at the time the merger is consummated will be exchanged for Tyco common shares. Therefore, if McGrath shareholders, in the aggregate, elect to exchange for cash more than 50% of the outstanding McGrath shares, there will be proration of the cash paid to McGrath shareholders in the merger, and the McGrath shares for which holders have elected to receive cash will be exchanged for a combination of a prorated amount of cash and Tyco shares. Similarly, if McGrath shareholders, in the aggregate, elect to exchange for Tyco shares more than 75% of the outstanding McGrath shares, there will be proration of the Tyco shares delivered to McGrath shareholders in the merger, and the McGrath shares for which holders have elected to receive Tyco common shares will be exchanged for a combination of a prorated amount of cash and Tyco common shares. If proration is required, the cash and Tyco shares may be allocated by McGrath shareholders subject to proration among different accounts, including accounts of such shareholders' affiliates. For a description of the proration rules, see "The Proration Rules" beginning on page [ ]. For information on the possibility that, in order to satisfy the tax opinion condition to the merger, McGrath shareholders could receive more Tyco shares and less cash in the aggregate than otherwise specified by their election, including the possibility that more than 75% of the outstanding McGrath shares could be exchanged for Tyco shares, see "Material U.S. Federal Income Tax and Bermuda Tax Consequences" on page [ ] and "Merger Consideration" beginning on page [ ].



    The table on the next page illustrates the allocation of the merger consideration at different Tyco average share prices for four different divisions between the percentage of the outstanding McGrath shares as to which McGrath shareholders have elected to receive cash and the percentage of the outstanding McGrath shares as to which McGrath shareholders have elected to receive Tyco shares.


                           50% CASH ELECTING SHARES           90% CASH ELECTING SHARES
                           50% STOCK ELECTING SHARES         10% STOCK ELECTING SHARES
                        -------------------------------   --------------------------------
                                                                                EACH STOCK
                          EACH CASH        EACH STOCK                            ELECTING
                        ELECTING SHARE   ELECTING SHARE   EACH CASH ELECTING    SHARE WILL
                         WILL RECEIVE     WILL RECEIVE    SHARE WILL RECEIVE     RECEIVE
                        --------------   --------------   -------------------   ----------
    TYCO AVERAGE                                                       TYCO        TYCO
        SHARE                             TYCO COMMON                 COMMON      COMMON
      PRICE(A)               CASH            SHARES         CASH      SHARES      SHARES
---------------------   --------------   --------------   --------   --------   ----------
       $60.00               $38.00           0.6333        $21.11     0.2815      0.6333
       $57.20(B)            $38.00           0.6643        $21.11     0.2953      0.6643
       $55.00               $38.00           0.6909        $21.11     0.3071      0.6909
       $53.00               $38.00           0.7170        $21.11     0.3187      0.7170
       $51.00               $38.00           0.7451        $21.11     0.3312      0.7451
       $49.00               $38.00           0.7755        $21.11     0.3447      0.7755
       $47.00               $38.00           0.8085        $21.11     0.3593      0.8085
       $45.00               $38.00           0.8444        $21.11     0.3753      0.8444
       $43.00(C)            $38.00           0.8837        $21.11     0.3928      0.8837
       $41.00(C)            $38.00           0.9268        $21.11     0.4119      0.9268
       $39.00(C)            $38.00           0.9744        $21.11     0.4330      0.9744
       $37.00(C)            $38.00           1.0270        $21.11     0.4565      1.0270
       $35.00(C)            $38.00           1.0857        $21.11     0.4825      1.0857
       $33.00(C)            $38.00           1.1515        $21.11     0.5118      1.1515
       $31.00(C)            $38.00           1.2258        $21.11     0.5448      1.2258
       $29.00(C)
             (D)            $38.00           1.3103        $21.11     0.5824      1.3103
       $27.00(C)
             (D)            $38.00           1.4074        $21.11     0.6255      1.4074
       $25.00(C)
             (D)            $38.00           1.5200        $21.11     0.6756      1.5200
       $23.00(C)
             (D)            $38.00           1.6522        $21.11     0.7343      1.6522
       $21.00(C)
             (D)            $38.00           1.8095        $21.11     0.8042      1.8095
       $19.00(C)
             (D)            $38.00           2.0000        $21.11     0.8889      2.0000
       $17.00(C)
             (D)            $38.00           2.2353        $21.11     0.9935      2.2353
       $15.00(C)
             (D)            $38.00           2.5333        $21.11     1.1259      2.5333

                                                                    40% CASH ELECTING SHARES
                           10% CASH ELECTING SHARES                 40% STOCK ELECTING SHARES
                          90% STOCK ELECTING SHARES                  20% NON-ELECTING SHARES
                       --------------------------------   ---------------------------------------------
                       EACH CASH                          EACH CASH    EACH STOCK
                        ELECTING        EACH STOCK         ELECTING     ELECTING
                       SHARE WILL     ELECTING SHARE      SHARE WILL   SHARE WILL    EACH NON-ELECTING
                        RECEIVE        WILL RECEIVE        RECEIVE      RECEIVE     SHARE WILL RECEIVE
                       ----------   -------------------   ----------   ----------   -------------------
    TYCO AVERAGE                                 TYCO                     TYCO                   TYCO
        SHARE                                   COMMON                   COMMON                 COMMON
      PRICE(A)            CASH        CASH      SHARES       CASH        SHARES       CASH      SHARES
---------------------  ----------   --------   --------   ----------   ----------   --------   --------
       $60.00            $38.00      $6.33      0.5278      $38.00       0.6333      $19.00     0.3167
       $57.20(B)         $38.00      $6.33      0.5536      $38.00       0.6643      $19.00     0.3322
       $55.00            $38.00      $6.33      0.5758      $38.00       0.6909      $19.00     0.3455
       $53.00            $38.00      $6.33      0.5975      $38.00       0.7170      $19.00     0.3585
       $51.00            $38.00      $6.33      0.6209      $38.00       0.7451      $19.00     0.3725
       $49.00            $38.00      $6.33      0.6463      $38.00       0.7755      $19.00     0.3878
       $47.00            $38.00      $6.33      0.6738      $38.00       0.8085      $19.00     0.4043
       $45.00            $38.00      $6.33      0.7037      $38.00       0.8444      $19.00     0.4222
       $43.00(C)         $38.00      $6.33      0.7364      $38.00       0.8837      $19.00     0.4419
       $41.00(C)         $38.00      $6.33      0.7724      $38.00       0.9268      $19.00     0.4634
       $39.00(C)         $38.00      $6.33      0.8120      $38.00       0.9744      $19.00     0.4872
       $37.00(C)         $38.00      $6.33      0.8559      $38.00       1.0270      $19.00     0.5135
       $35.00(C)         $38.00      $6.33      0.9048      $38.00       1.0857      $19.00     0.5429
       $33.00(C)         $38.00      $6.33      0.9596      $38.00       1.1515      $19.00     0.5758
       $31.00(C)         $38.00      $6.33      1.0215      $38.00       1.2258      $19.00     0.6129
       $29.00(C)
             (D)         $38.00      $6.33      1.0920      $38.00       1.3103      $19.00     0.6552
       $27.00(C)
             (D)         $38.00      $6.33      1.1728      $38.00       1.4074      $19.00     0.7037
       $25.00(C)
             (D)         $38.00      $6.33      1.2667      $38.00       1.5200      $19.00     0.7600
       $23.00(C)
             (D)         $38.00      $6.33      1.3768      $38.00       1.6522      $19.00     0.8261
       $21.00(C)
             (D)         $38.00      $6.33      1.5079      $38.00       1.8095      $19.00     0.9048
       $19.00(C)
             (D)         $38.00      $6.33      1.6667      $38.00       2.0000      $19.00     1.0000
       $17.00(C)
             (D)         $38.00      $6.33      1.8627      $38.00       2.2353      $19.00     1.1176
       $15.00(C)
             (D)         $38.00      $6.33      2.1111      $38.00       2.5333      $19.00     1.2667


------------------------------


(A) The Tyco average share price is equal to the average of the volume weighted averages of the per share selling prices of Tyco common shares on the NYSE for the five consecutive trading days ending on the fourth trading day prior to and not including the date of the McGrath special meeting.



(B) The closing price of a Tyco common share on the NYSE on December 19, 2001, the day before the merger was announced, was $57.20.



(C) This assumes Tyco Acquisition does not exercise its right to terminate the merger agreement because the Tyco average share price is less than $45.00. If Tyco Acquisition exercised this right and McGrath agreed to an exchange ratio of 0.8444 to prevent termination, the numerical information in the table at a Tyco average share price below $45.00 would be identical to the information indicated at a Tyco average share price of $45.00. This exchange ratio would yield less than $38.00 in value of Tyco shares. See "Merger Consideration" beginning on page [ ] and "Termination" beginning on page
    [ ]. Tyco Acquisition and McGrath could also agree to an exchange ratio higher than 0.8444 that does not yield $38.00 in value of Tyco shares.



(D) This assumes McGrath does not require Tyco to increase the percentage of McGrath shares to be exchanged for Tyco shares to preserve the tax-free treatment of the Tyco shares received in the merger.

PROCEDURE FOR MAKING AN ELECTION


    McGrath shareholders can make their election to receive cash and/or Tyco common shares by delivering to the exchange agent a completed election form (which election form is included with this document) together with the certificates representing their McGrath shares and any other required documentation specified in the election form. The election form, certificates and other documentation must be received by the exchange agent no later than the close of business on the date of the consummation of the merger. Tyco and McGrath anticipate that the merger will be consummated on the date that it is approved by the McGrath shareholders. Accordingly, McGrath shareholders who wish to make an election should assure that their election form and share certificates are received by the exchange agent no later than 5:00 p.m., New York City time, on the date of the McGrath special meeting.



    McGrath shareholders who hold their shares in "street name", that is, with a broker, dealer, bank or other financial institution, and who wish to make an election will have to instruct their broker, dealer, bank or other financial institution that holds their shares to make an election on their behalf. For a more detailed description of the election procedures, see "Making the Election" on page [ ].


    Tyco and McGrath do not intend to consummate the merger until all conditions to the merger are satisfied, including receipt of all necessary regulatory approvals. Both Tyco and McGrath expect to receive these approvals before the McGrath special meeting. However, they cannot assure you that this will be the
case. If the merger is not consummated by [      ], 2002, Tyco and McGrath will
issue a press release at least five business days before consummating the merger. The press release will inform you of the last date for submitting and/or changing your election forms. For a discussion on the key regulatory approvals necessary for the merger, please see "Regulatory Approvals Required for the Merger" on page [ ].

EMPLOYEE STOCK OWNERSHIP PLAN


    The McGrath shares held by the McGrath RentCorp Employee Stock Ownership Plan will be treated in the same manner as are all other McGrath shares. Each participant in the ESOP is entitled to direct the ESOP trustees on how to vote the McGrath shares allocated to his or her ESOP account. If the merger is approved, each McGrath share owned by the ESOP will be exchanged for cash, a fraction of a Tyco common share, or a combination of a prorated amount of cash and a prorated fraction of a Tyco common share, as described above under the answer to the question "What will I receive in the merger?" on page [ ]. The administrator of the ESOP will instruct the ESOP trustees regarding the election of cash, Tyco shares or a combination thereof.


TREATMENT OF STOCK OPTIONS


    Options to purchase McGrath shares will be assumed by Tyco Acquisition in the merger, and will become exercisable for Tyco common shares after completion of the merger. After the merger, such options will constitute options to acquire a number of Tyco common shares equal to the number of McGrath shares subject to the unexercised portion of such option multiplied by the exchange ratio, rounded to the nearest whole number, except that options that qualify as "incentive stock options" under section 422 of the Internal Revenue Code always will be rounded down to the nearest whole number. The exercise price per share of each assumed option will be equal to the original exercise price per share of such option divided by the exchange ratio, rounded to the nearest whole cent, except that incentive stock options always will be rounded up to the nearest whole cent.


    Assumed options will continue to vest and become exercisable on the same schedule as before the merger, except that options granted to McGrath's non-employee directors will become fully vested and exercisable upon the consummation of the merger. Options granted to McGrath's employees under the McGrath RentCorp 1998 Stock Option Plan will become fully vested and exercisable as of the date of the optionee's termination of employment if the optionee's employment is involuntarily terminated within two years following the consummation of the merger. If McGrath adopts the severance plan as permitted under the merger agreement, options granted to McGrath's employees under the McGrath RentCorp 1987 Incentive Stock Option Plan will become fully vested and exercisable as of the date of the optionee's termination of employment if the optionee's employment is involuntarily terminated under certain circumstances within nine months following the consummation of the merger.

DISSENTERS' RIGHTS


    McGrath shareholders who properly object to the merger by following the procedures established by California law may exercise dissenters' rights in connection with the merger, but only if McGrath receives valid demands for dissenters' rights with respect to five percent or more of the outstanding McGrath shares. See "Dissenters' Rights" on page [ ] and Chapter 13 of the California General Corporation Law, which is attached as Annex C to this proxy statement/prospectus.


RESTRICTIONS ON THE ABILITY TO SELL TYCO COMMON SHARES

    All Tyco common shares received by shareholders of McGrath in connection with the merger will be freely transferable, except for Tyco common shares received by McGrath shareholders who are considered to be "affiliates" of McGrath under the Securities Act. See "U.S. Federal Securities Law Consequences" on page [ ].

TAX TREATMENT


    It is a condition to the merger that Tyco and McGrath each receive an opinion of their respective tax advisors that the merger will qualify as a reorganization for U.S. federal income tax purposes.



    Qualification as a reorganization depends in part on the value of the Tyco common shares at the time the merger is effective relative to the value of the overall merger consideration. If the tax opinion condition would not otherwise be satisfied, McGrath may require that Tyco increase the percentage of McGrath shares that will be exchanged for Tyco shares so that the condition is satisfied irrespective of McGrath's shareholder elections and the 75% share limitation described above. Based on recent market prices of Tyco shares, and assuming a majority of McGrath shareholders elect to receive cash, unless McGrath requires Tyco to increase the percentage of McGrath shares that will be exchanged for Tyco shares in the merger, or Tyco and McGrath agree to increase the exchange ratio, the condition would not be satisfied. If either tax opinion is not rendered, McGrath may elect to require Tyco to proceed with the acquisition of McGrath on a taxable basis.


    Provided the merger qualifies as a reorganization, in general for U.S. federal income tax purposes:


    - McGrath shareholders who receive solely cash will recognize gain or loss with respect to their McGrath shares exchanged;


    - McGrath shareholders who receive solely Tyco shares will not recognize gain or loss in the merger, other than with respect to cash received in lieu of fractional shares; and

    - McGrath shareholders who receive cash and Tyco shares will not recognize loss, other than with respect to cash received in lieu of fractional shares, but will recognize gain, if any, but not in excess of the cash received.


    If the acquisition of McGrath is consummated on a taxable basis for U.S. federal income tax purposes, McGrath shareholders will recognize gain or loss with respect to their McGrath shares exchanged.



    McGrath shareholders should be aware that if the merger is approved by shareholders, the tax condition is not satisfied and McGrath either agrees to proceed with the merger on a fully taxable basis or requires Tyco to raise the percentage of McGrath shares that will be exchanged for Tyco shares in the merger, we will not solicit a new vote of shareholders to approve the merger.


    To review tax consequences of the merger in greater detail, see "Material U.S. Federal Income Tax and Bermuda Tax Consequences" beginning on page [ ].

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER



    In considering the recommendation of McGrath's board of directors in favor of the merger, McGrath shareholders should be aware that members of McGrath's board of directors and McGrath's executive officers will receive benefits as a result of the merger that will be in addition to or different from the benefits received by McGrath shareholders generally. The options granted to McGrath's three non-employee directors to purchase an aggregate of approximately 62,000 McGrath shares, whether or not then exercisable, will become fully vested and exercisable at the consummation of the merger. In addition, the options granted under the McGrath RentCorp 1998 Stock Option Plan to McGrath's executive officers to purchase an aggregate of approximately 105,000 McGrath shares, like the options under that Plan held by all other employees, will become fully vested and exercisable if the optionee's employment is involuntarily terminated within two years following consummation of the merger, as described above under "Treatment of Stock Options".



    McGrath's chief executive officer and its president also will be entitled to additional benefits if the merger is completed and may be entitled to severance benefits upon actual or constructive termination of their employment within certain time periods following the merger. The compensation to be provided to McGrath's chief executive officer and its president are discussed in greater detail in "Interests of Certain Persons in the Merger" beginning on page [ ]. In addition, if McGrath adopts the severance plan as permitted under the merger agreement, eligible employees, including executive officers, will be entitled to receive severance benefits and options granted to those employees under the McGrath RentCorp 1987 Incentive Stock Option Plan will become fully vested and exercisable as described under "Treatment of Stock Options" above, if they are terminated under certain circumstances within nine months following the merger. See "Interests of Certain Persons in the Merger" beginning on page [ ].


CONDITIONS TO THE MERGER

    The consummation of the merger depends upon satisfaction of a number of conditions, including:

    - continuing effectiveness of the registration statement of which this document is a part;

    - approval of the principal terms of the merger agreement by the McGrath shareholders;

    - the absence of legal restraints to the consummation of the merger, including the receipt of all necessary material regulatory clearances; and

    - receipt of opinions of tax advisors regarding the tax-free nature of the merger in respect of the Tyco common shares received. McGrath may elect to proceed with the merger on a taxable basis notwithstanding the failure to satisfy this condition.

    For further details, see "Conditions to the Merger" beginning on page [  ].


TERMINATION OF THE MERGER AGREEMENT


    Either McGrath or Tyco Acquisition may terminate the merger agreement if:

    - both parties consent in writing;

    - the merger is not consummated by June 30, 2002 through no fault of the party seeking to call off the merger;

    - the McGrath shareholders do not approve the principal terms of the merger agreement;

    - there are legal restraints preventing the merger;

    - a representation or warranty of the other party is materially untrue and cannot be remedied; or

    - the other party materially breaches any covenant or agreement and the breach cannot be remedied.


    In addition, if the Tyco average share price, as calculated during the pricing period prior to the McGrath special meeting, is less than $45.00, Tyco Acquisition may terminate the merger agreement unless, after Tyco Acquisition gives McGrath written notice of its intention to terminate the merger agreement, McGrath agrees to fix the exchange ratio at 0.8444. In these circumstances, Tyco Acquisition must notify McGrath of its decision whether to terminate the merger agreement by 5:00 p.m. New York City time on the third trading day immediately preceding, and not including, the date of the special meeting, and McGrath must notify Tyco Acquisition of its decision whether to accept the fixed exchange ratio to prevent Tyco Acquisition from terminating the merger by 5:00 p.m. New York City time on the next trading day. Since the
special meeting is scheduled for [      ], Tyco Acquisition must notify McGrath
of its decision by 5:00 p.m. New York City time on [            ], and McGrath
must notify Tyco Acquisition of its decision by 5:00 p.m. New York City time on
[      ]. To learn whether a fixed exchange ratio will be used, McGrath shareholders should call the same phone number listed under "How will I know what the actual exchange ratio is?" on page [ ].



    In determining whether to accept the fixed exchange ratio to prevent Tyco Acquisition from terminating the merger agreement, the McGrath board of directors will be bound by its fiduciary duties and will consider, with the assistance of its legal and financial advisors, the facts and circumstances known at the time it makes the determination. The price of Tyco shares below which the McGrath board would not accept the fixed exchange ratio, and whether the McGrath board would accept a fixed exchange ratio at any price for Tyco shares, cannot be determined at this time. If McGrath accepts the fixed exchange ratio and the merger is completed, shareholders that receive Tyco shares in exchange for their McGrath shares, either because they elected to receive share consideration or because of the application of the proration rules described on page [ ], will receive less than $38.00 in value per McGrath share, unless the value of Tyco shares rises by a sufficient amount by the time the merger is consummated. See the answer to the question "What will I receive in the merger?" on page [ ] and "Merger Consideration" on page [ ].


    Tyco Acquisition may also terminate the merger agreement if McGrath's board of directors withdraws, modifies or changes its approval or recommendation of the merger agreement or the terms of the merger in a manner adverse to Tyco Acquisition, recommends an alternative acquisition transaction with a third party or fails to include its recommendation of the merger agreement in this proxy statement/prospectus or to solicit proxies in favor of the merger agreement.

    Subject to certain conditions, McGrath may terminate the merger agreement to accept an acquisition proposal that the McGrath board of directors reasonably believes is financially more favorable to McGrath shareholders than the proposed merger with Tyco Acquisition.

    For further details, see "Termination Rights" beginning on page [  ].

TERMINATION FEE AND EXPENSES; NO SOLICITATION PROVISIONS

    If the merger is terminated under specified circumstances, generally involving an alternative acquisition transaction, McGrath may be required to pay a termination fee of $17.5 million to Tyco and/or pay reasonable out-of-pocket expenses of up to $1 million in the aggregate to Tyco and Tyco Acquisition. Tyco Acquisition may be required to pay McGrath up to $1 million of McGrath's reasonable out-of-pocket expenses if the merger is terminated under certain circumstances. See "Fees and Expenses" beginning on page [ ] for a discussion of the circumstances in which the fee and expenses are payable.

    McGrath has agreed that it will not solicit or encourage the initiation of any inquiries or proposals regarding any alternative acquisition transactions with third parties. McGrath may respond to unsolicited transaction proposals if required by the fiduciary duties of McGrath's board of directors. McGrath must promptly notify Tyco if it receives proposals for an alternative acquisition transaction. See "No Solicitation" beginning on page [ ].

    The termination fee and the no-solicitation provisions may have the effect of discouraging persons who might be interested in entering into an acquisition transaction with McGrath from proposing an alternative acquisition transaction.

ACCOUNTING TREATMENT

    The merger will be accounted for as a purchase by Tyco in accordance with U.S. generally accepted accounting principles.

OPINION OF FINANCIAL ADVISOR TO MCGRATH


    McGrath engaged Deutsche Bank Securities Inc., formerly known as Deutsche Banc Alex. Brown Inc., referred to throughout this document as DBSI, to act as McGrath's financial advisor for the transaction. On December 19, 2001, DBSI delivered its oral opinion to the McGrath board of directors, confirmed in its written opinion, dated December 19, 2001, that, as of that date and based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the consideration to be received by McGrath shareholders in the merger is fair from a financial point of view to McGrath and the holders of McGrath common shares. See "Opinion of Financial Advisor to McGrath" beginning on page [ ]. The full text of the written opinion of DBSI is attached as Annex B to this document and is incorporated in this document by reference. You should read this opinion in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken in delivering this opinion.



    For purposes of rendering its opinion, DBSI assumed, among other things, that McGrath would not waive the requirement that Tyco and McGrath each receive an opinion of their respective tax advisors to the effect that the Tyco shares received by McGrath shareholders as merger consideration will be treated as part of a reorganization for U.S. federal income tax purposes. You should read the opinion in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken in delivering the opinion. Moreover, the DBSI opinion does not address the fairness of the merger consideration in the event that the Tyco average share price is below $45.00 and McGrath agrees to a fixed exchange ratio. Since the DBSI opinion was delivered prior to Tyco's recently announced plans to sell CIT, the opinion necessarily did not take into consideration any such sale. See "Factors that Relate to the Merger Consideration" beginning on page [ ].



    The conditions to McGrath's obligation under the merger agreement to consummate the merger do not include receipt of an updated opinion from DBSI. Thus, McGrath generally does not intend to obtain another opinion from DBSI prior to the special meeting or the consummation of the merger. However,



    - if Tyco Acquisition elects to exercise its right to terminate the merger agreement because the Tyco average share price is below $45.00 per share, and McGrath must decide whether to accept a fixed exchange ratio in order to prevent Tyco Acquisition from terminating the merger agreement, or



    - if the merger cannot be consummated as a reorganization for U.S. federal income tax purposes and McGrath must decide whether to waive the condition of receipt of tax opinions, require Tyco to increase the percentage of McGrath shares to be exchanged for Tyco common shares or terminate the merger agreement, then McGrath may discuss either situation with DBSI. In these situations, McGrath may seek an opinion from DBSI if the McGrath board determines that an opinion is in the best interests of shareholders.


 COMPARISON OF RIGHTS OF SHAREHOLDERS OF MCGRATH AND SHAREHOLDERS OF TYCO (PAGE
                                     [  ])

    The rights of Tyco shareholders are governed by Bermuda law and Tyco's Memorandum of Association and Bye-laws. The rights of McGrath shareholders are governed by California law and McGrath's Articles of Incorporation and Bylaws. The rights of Tyco shareholders under Bermuda law are different from the rights of shareholders of McGrath under California law. For a summary of material differences between the rights of Tyco shareholders and McGrath shareholders, see "Comparison of Rights of Shareholders of McGrath and Shareholders of Tyco" beginning on page [ ].

                                  RISK FACTORS

    In evaluating the merger and the merger agreement, McGrath shareholders should take into account the following risk factors:

FACTORS THAT RELATE TO THE MERGER CONSIDERATION


TYCO SHARES HAVE EXPERIENCED VOLATILITY AND HAVE LOST VALUE SINCE THE BEGINNING OF THE YEAR. AT CURRENT MARKET PRICES FOR TYCO SHARES, THE VALUE OF THE MERGER CONSIDERATION MAY BE LESS THAN $38.00 PER MCGRATH SHARE, REGARDLESS OF WHETHER YOU ELECT TO RECEIVE CASH OR TYCO SHARES AS YOUR MERGER CONSIDERATION. ALSO, BECAUSE OF THIS VOLATILITY, YOU COULD BE AT RISK FOR FURTHER DECLINES IN THE PRICE OF TYCO SHARES AND THE VALUE OF YOUR MERGER CONSIDERATION AT THE TIME YOU RECEIVE IT.



    The value of the share component of the merger consideration depends on the value of Tyco shares. In this regard, you should be aware that:



    - If the average share price of Tyco shares used to determine the merger consideration is at least $45.00 per share, the value of the Tyco share consideration based on this average share price will be $38.00 per McGrath share. However, if the Tyco average share price is less than $45.00, the value of the Tyco share consideration based on the Tyco average share price will be less than $38.00 per McGrath share, unless Tyco elects to increase the exchange ratio to maintain the value of the fractional Tyco share, rather than fixing the exchange ratio at a minimum of 0.8444.



    - The Tyco average share price used to determine the merger consideration will likely not be the price of Tyco shares at the time you receive them as merger consideration.



    - Tyco's share price has been volatile over recent months and has declined since the time the parties executed the merger agreement.



    - McGrath shareholders will be at risk of the Tyco share price declining during and after the period over which the Tyco average share price is determined until they receive their merger consideration. If this happens and you receive Tyco shares as part of the merger consideration, the value of the consideration that you receive will be correspondingly lower.



    - If Tyco shares continue to trade in their current range of less than $45.00, it is likely that, because of the application of the proration rules, all McGrath shareholders will receive at least a portion of their merger consideration in Tyco shares, regardless of the form of merger consideration that you elect. Additionally, it is likely that the total value of the merger consideration will be less than $38.00 per McGrath share.



TYCO'S SHARE PRICE FLUCTUATES AND HAS BEEN ESPECIALLY VOLATILE IN RECENT MONTHS.



    Tyco's share price fluctuates based on a variety of business, economic and market conditions. Since the beginning of 2002, the trading price of Tyco shares
has experienced considerable volatility, declining to a low of $[      ] on
[      ], 2002 from its closing price at the end of 2001 of $58.90. Tyco's share price has not traded at or above $45.00 per share since January 28, 2002. On
[      ], 2002, the last date prior to the printing of this document, the
closing price of Tyco shares on the NYSE was $[      ].



IF THE TYCO SHARE PRICE DECLINES BETWEEN THE PRICING PERIOD AND THE TIME YOU RECEIVE YOUR MERGER CONSIDERATION, THE VALUE OF THE MERGER CONSIDERATION MAY CORRESPONDINGLY DECLINE.



    Tyco's shares could continue to experience the volatility and pressure to which they have been subject since the beginning of the year and that resulted in the decline in their market value. There are a number of considerations of which you should be aware in this regard.



    If the Tyco share price declines during and after the pricing period and remains at these lower prices through the time you receive the merger consideration, the value of the Tyco shares when you receive the merger consideration will be less than the average share price. Under these circumstances, the value of the Tyco shares that McGrath shareholders receive as part of the merger consideration could be less than $38.00 for each McGrath share, even if the average share price were equal to or greater than $45.00.



    We intend to consummate the merger promptly after approval of the merger by McGrath shareholders at the special meeting. While we are currently unaware of any reason why we will be unable to do so, we cannot assure you that this will be the case. If there is a delay, McGrath shareholders will be at risk for a decline in the price of Tyco shares, and the value of the merger consideration consisting of Tyco shares, between the time you vote on the merger and the time the merger is consummated.



    Even if the merger is consummated promptly following the vote at the special meeting, there may be a delay between the time the merger is consummated and the time you receive your merger consideration. Subject to the operational requirements of Tyco's and McGrath's transfer agents, we expect the merger consideration to be delivered to The Depository Trust Company (DTC) and DTC's participants within [ ] business days following the merger. Delivery of the merger consideration to other record holders who submit their McGrath share certificates with their election forms prior to the merger will also occur promptly after the merger. Shareholders who are not DTC participants and who do not submit their McGrath share certificates with an election form prior to the merger are likely to experience a longer period of time between the closing of the merger and their receipt of the merger consideration. Shareholders whose merger consideration includes Tyco shares may continue to be at risk for a decline in the price of Tyco shares until they actually receive their consideration.



AT CURRENT TYCO SHARE PRICES OF LESS THAN $45.00, IT IS LIKELY THAT ALL MCGRATH SHAREHOLDERS WILL RECEIVE SOME OF THEIR MERGER CONSIDERATION IN TYCO SHARES AND THAT THE VALUE OF THE CONSIDERATION WILL BE LESS THAN $38.00 PER MCGRATH SHARE.



    If Tyco shares continue to trade in the range below $45.00 during the pricing period used to determine the average share price, Tyco will have the right to terminate the merger unless McGrath agrees to the 0.8444 exchange ratio for the share consideration. Assuming that Tyco exercises this right and McGrath agrees to proceed with the merger on the basis of the 0.8444 exchange ratio, the value of the Tyco shares that McGrath shareholders receive in the merger, based on the average share price, will be less than $38.00 per McGrath share. For example, at this ratio and based upon Tyco's closing price of $[ ] on [ ], 2002, the value of the Tyco shares exchangeable for each McGrath share would be $[ ].



    In this circumstance, it is likely that the holders of at least a majority of McGrath shares will elect to receive their merger consideration in the form of $38.00 in cash per McGrath share. Because of the limitation on the amount of cash that Tyco will pay in the merger and the proration rules discussed below, even McGrath shareholders electing to receive their merger consideration in cash will receive a portion of the consideration in Tyco shares. In this case, regardless of whether you elect cash or share consideration, you would receive less than $38.00 in value for each McGrath share. Continuing with the preceding example and assuming that proration results in McGrath shareholders receiving half cash and half share consideration, the value of the consideration that each receives per McGrath share would be $[ ].



    You should also note that the tax opinion condition to the merger described on page [ ] will not be satisfied if the value of the Tyco shares received by McGrath shareholders constitutes too low of a percentage of the overall consideration received by McGrath shareholders. In this circumstance, McGrath could require Tyco to increase the percentage of McGrath shares that will be exchanged for Tyco shares in order to preserve the tax-free treatment of the Tyco shares received by McGrath shareholders in the merger. If this were the case, the amount of cash received by McGrath shareholders electing to receive cash in the merger would be further reduced, the Tyco share portion of their merger consideration would be increased, and the overall value of their merger consideration would fall. See "U.S. Federal Income Tax Consequences" on page [ ] and "The Proration Rules" on page [ ].



THE RECENT TYCO SHARE VOLATILITY MAY MAKE IT DIFFICULT FOR YOU TO EVALUATE THE CONSIDERATION THAT YOU WILL BE RECEIVING IN THE MERGER AT THE TIME OF YOUR VOTE.



    The volatility in the price of Tyco shares, including the recent decline in the market price of Tyco shares, may make it difficult for you to evaluate the value of the consideration that you will receive in the merger at the time you cast your vote. This difficulty may exist if you vote in advance of the period for determining the Tyco average share price, when you may be unable to predict this price with any assurance.



    This difficulty may also exist if Tyco shares were to trade during the pricing period at their recent prices of less than $45.00, irrespective of the time of your vote. In this case, Tyco could elect to terminate the merger unless McGrath agrees to an exchange ratio of 0.8444 with respect to the share component of the merger consideration or Tyco may elect to proceed with the merger without fixing the exchange ratio in this manner or the parties could agree to a different exchange ratio. Although the determination of the parties with respect to the exchange ratio will be announced prior to the special meeting, you may not have sufficient opportunity to evaluate the implications of this determination, particularly with respect to the value of the consideration that you will receive in the merger, prior to casting your vote or making your election to receive cash or Tyco shares. Following the special meeting, McGrath may require Tyco to increase the percentage of McGrath shares that will be exchanged for Tyco shares in order to preserve the tax-free treatment of Tyco shares received in the merger. This would reduce the overall value of the merger consideration.


THE FORM OF CONSIDERATION THAT A MCGRATH SHAREHOLDER RECEIVES MAY DIFFER FROM THE FORM ELECTED. SHAREHOLDERS WILL NOT KNOW THE ACTUAL FORM OR COMBINATION OF CONSIDERATION THEY WILL RECEIVE AT THE TIME THEY VOTE ON THE MERGER.


    The terms of the merger agreement require that not more than 50% of the McGrath shares outstanding at the consummation of the merger be exchanged for cash, and that not more than 75% of the McGrath shares outstanding at the consummation of the merger be exchanged for Tyco shares. If the elections of McGrath shareholders otherwise would result in a violation of one of these constraints, all shares for which an election has been made to receive the form of consideration that exceeds one of these constraints will be exchanged instead for a combination of a prorated amount of cash and Tyco shares according to the formulas discussed under "The Proration Rules" beginning on page [ ]. In addition, if and to the extent necessary to insure that the merger qualifies as a reorganization for U.S. federal income tax purposes, McGrath shareholders could receive more Tyco common shares and less cash in the aggregate than otherwise specified by their election, which includes the possibility that more than 75% of the outstanding McGrath shares could be exchanged for Tyco common shares, but only with McGrath's consent.


    The form and/or combination of forms of merger consideration that a McGrath shareholder receives will depend upon the following factors:


    - whether the shareholder has timely submitted a properly completed election form along with certificates representing shares of McGrath common shares for which an election is being made;


    - the form of merger consideration the shareholder has elected to receive;

    - the elections as to the form of merger consideration made by other McGrath shareholders;

    - the average share price of a Tyco common share, determined as specified above; and

    - the market price of a Tyco common share at the time of the consummation of the merger.

    Accordingly, the form or combination of forms of merger consideration that a McGrath shareholder receives may be different than the form or combination of forms of merger consideration that the shareholder has elected to receive. A McGrath shareholder that has elected to receive only cash could receive a combination of a prorated amount of cash and a prorated fraction of a Tyco share, or a McGrath shareholder that has elected to receive only Tyco shares could receive a combination of a prorated amount of cash and a prorated fraction of a Tyco share.


    As discussed under "Making the Election" beginning on page [ ], the allocation of the merger consideration cannot be determined until after the merger is consummated. McGrath shareholders will not know the actual form of consideration that they will receive at the time they vote on the merger.


THE MERGER MAY NOT QUALIFY AS A REORGANIZATION FOR U.S. TAX PURPOSES, IN WHICH CASE MCGRATH SHAREHOLDERS MAY BE TAXED ON THE SHARE CONSIDERATION THEY RECEIVE IN THE MERGER.



    Although the merger was originally intended to qualify as a reorganization for U.S. federal income tax purposes, this may not be the case.



    Qualification as a reorganization depends in part on the value of the Tyco shares at the effective time of the merger. If the tax advisor to either Tyco or McGrath cannot deliver its opinion that the merger will qualify as a reorganization for U.S. federal income tax purposes, McGrath may nonetheless elect to require Tyco to proceed with the merger. Whether the tax advisors to Tyco or McGrath are prepared to deliver their opinions may not be known at the time McGrath shareholders vote on the merger. If McGrath elects to proceed with the merger even though the merger does not qualify as a reorganization, McGrath shareholders will generally recognize all of the gain or loss with respect to their McGrath shares regardless of the form of merger consideration received.



    Based on recent trading prices of Tyco common shares, assuming an exchange ratio of 0.8444, assuming a majority of McGrath shareholders elect to receive cash and assuming that McGrath does not require Tyco to increase the percentage of share consideration so as to qualify for tax-free treatment of the share consideration, the merger would be fully taxable.



    If McGrath elects to proceed with the merger on a fully-taxable basis, McGrath shareholders that receive Tyco shares in the merger may incur a tax liability without receiving cash in the merger sufficient to cover that liability.



EVEN IF THE MERGER QUALIFIES AS A TAX-FREE REORGANIZATION WITH RESPECT TO THE SHARE CONSIDERATION, PRORATION OF THE MERGER CONSIDERATION MAY HAVE TAX CONSEQUENCES TO MCGRATH SHAREHOLDERS.



    If the merger qualifies as a reorganization, in general a McGrath shareholder that has elected to receive, and does in fact receive, only Tyco common shares will not be taxed other than with respect to cash received in lieu of fractional shares. If, however, as a result of the proration rules a McGrath shareholder that elected to receive Tyco shares instead receives a combination of cash and Tyco shares, the shareholder may recognize gain, if any, to the extent of the cash received. Similarly, a McGrath shareholder that has elected to receive, and does in fact receive, only cash will generally be able to recognize any loss the shareholder may have for tax purposes. If, however, as a result of the proration rules a McGrath shareholder that elected to receive cash receives instead a combination of cash and Tyco shares, the shareholder will not be able to recognize any loss the shareholder may have for tax purposes.


    You are urged to consult your tax advisor to determine the specific tax consequences to you of the merger, including any U.S. federal, state, local, non-U.S. or other tax consequences, and any tax return filing or other reporting requirements. For additional discussion of the material tax consequences of the merger see "Material U.S. Federal Income Tax and Bermuda Tax Consequences" beginning on page [ ].

THE OPINION OBTAINED BY MCGRATH FROM ITS FINANCIAL ADVISOR SPEAKS AS OF ITS DATE AND DOES NOT REFLECT SUBSEQUENT CHANGES IN CIRCUMSTANCES.


    McGrath shareholders should be aware that the opinion of Deutsche Bank Securities Inc., formerly known as Deutsche Banc Alex. Brown Inc., McGrath's financial advisor, which addresses, from a financial point of view, the fairness of the merger consideration to be received by McGrath shareholders in the merger, is based on financial, economic, market and other conditions as they existed as of December 19, 2001, the date of such opinion, and not at any later time. Changes in such conditions, many of which are beyond the control of Tyco, McGrath or DBSI, may alter the value of Tyco or McGrath or their respective share prices prior to the time the merger is completed. Additionally, for purposes of rendering its opinion, DBSI assumed, among other things, that McGrath would not waive the requirement that Tyco and McGrath each receive opinions of their respective tax advisors to the effect that the Tyco shares received by McGrath shareholders as merger consideration will be treated as part of a reorganization for U.S. federal income tax purposes. Moreover, the DBSI opinion does not address the fairness of the merger consideration in the event that the Tyco average share price is below $45.00 and McGrath agrees to a fixed exchange ratio of 0.8444. For more information with respect to the assumptions on which the DBSI opinion is based and as to whether McGrath may seek to obtain another opinion from DBSI prior to either the McGrath special meeting or the consummation of the merger, please see the section of the summary entitled "Opinion of Financial Advisor to McGrath" on page [ ].


BENEFITS OF THE COMBINATION OF TYCO AND MCGRATH MAY NOT BE REALIZED.


    If Tyco and McGrath complete the proposed merger, McGrath will be integrated with Tyco. Both enterprises have previously operated independently. A successful combination will require, among other things, integration of Tyco's and McGrath's products and services, sales and marketing, information and software systems, coordination of employee retention, hiring and training, and coordination of ongoing and future product development efforts. The consolidation of functions, the integration of departments, systems and procedures, and the relocation of staff may present management challenges. Tyco may not be able to integrate the operations of McGrath with the operations of Tyco without encountering difficulties. The integration may not be completed as rapidly as expected and the integration may not achieve the benefits currently anticipated.


THE RIGHTS OF SHAREHOLDERS OF TYCO UNDER BERMUDA LAW ARE IN SOME WAYS NOT AS FAVORABLE AS THE RIGHTS OF SHAREHOLDERS OF MCGRATH UNDER CALIFORNIA LAW.

    - Shareholders may be more limited in their ability to obtain jurisdiction over Tyco outside Bermuda, so that certain remedies available to shareholders of McGrath, such as class action lawsuits under United States federal and California law, might not be available to Tyco shareholders.

    - The right to bring a derivative action in the name of a company for a wrong to the company committed by present or former directors of the company is more limited under Bermuda law than under California law.

    - Under Bermuda law and Tyco's Bye-laws, only shareholders holding 5% or more of the outstanding Tyco shares or numbering 100 or more are entitled to propose a resolution at a Tyco annual general meeting of shareholders. Tyco's board of directors can waive these requirements, and the staff of the SEC has taken the position that the SEC's proxy rules may require Tyco to include in its proxy material proposals of shareholders even though such inclusion may not be required under Bermuda law. Under California law, McGrath shareholders do not have to satisfy such requirements to propose a resolution at a McGrath shareholders meeting.

    - The United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. A final judgment for the payment of money rendered by any federal or state court in the United States would only be subject to enforcement proceedings in the Supreme Court of Bermuda under the common law doctrine of obligation by action on the debt evidenced by the judgment of the United States court.



    - Under California law, the duties of the directors and the officers of a company are owed to the company and its shareholders. Under Bermuda law, these duties are generally owed to the company only.



For additional discussion of the differences between the rights of shareholders of Tyco and the rights of shareholders of McGrath, see "Comparison of Rights of Shareholders of McGrath and Shareholders of Tyco" beginning on page [ ].



FACTORS RELATING TO THE BUSINESS OF TYCO



TYCO HAS RECENTLY TERMINATED A PLAN TO SEPARATE ITS BUSINESS. THE DISTRACTION CAUSED BY THE PLAN HAS ADVERSELY AFFECTED, AND MAY CONTINUE TO ADVERSELY AFFECT, TYCO'S RESULTS OF OPERATIONS.



    On January 22, 2002, Tyco announced a plan to separate its security and electronics, healthcare, fire protection and flow control, and financial services business into separate publicly traded companies. The purpose of this plan was to increase shareholder value by unlocking the values in the four businesses that, in Tyco's view, are not being appropriately recognized in the market. In light of market conditions and reaction to this announcement, Tyco subsequently terminated this plan and is pursuing only the disposition of its CIT financial services business. Tyco currently intends to dispose of CIT in an initial public offering of CIT shares, although it continues to entertain the possibility of a private sale of CIT. At this time Tyco cannot assure you as to the manner or the timing of the disposition of CIT or the amount of proceeds that Tyco will realize from that disposition.



    Announcement of the plan to separate its businesses and the efforts by management to implement the plan, together with rumors and negative publicity about Tyco, have distracted employees, customers and vendors. Revenues and operating margins were negatively impacted and substantial costs were incurred across all segments of Tyco's businesses. Tyco may continue to incur additional distraction costs as a result of the plan's announcement and its subsequent termination.



TYCO HAS A HISTORY OF GROWTH THROUGH ACQUISITIONS BUT ITS PACE OF ACQUISITIONS IS LIKELY TO SLOW AND IT MAY BE UNABLE TO REALIZE THE ANTICIPATED BENEFITS AND OTHER SYNERGIES OF FUTURE ACQUISITIONS.



    A significant component of Tyco's strategy for growth and increasing shareholder value has been the acquisition of businesses and products that are complementary to Tyco's existing operations. Acquisitions are expected to make up a lower proportion of Tyco's growth on a going-forward basis, although Tyco plans to continue to make strategic acquisitions where they add to the core strength of its businesses and satisfy Tyco's financial criteria for its acquisition activity.



    Tyco's standards for its acquisitions include that the acquired entity's earnings must be immediately accretive to earnings following the closing of the transaction, that the acquired business must enhance Tyco's operations, and that it must yield returns on investment consistent with Tyco's expectations, in each case after taking into account charges incurred in connection with the transaction. While Tyco believes that all acquisition transactions into which it enters will satisfy these criteria, Tyco cannot assure you that this will be the case. Tyco may be unable to realize the expected benefits of the transaction or anticipated synergies. This may happen for a variety of reasons, including changes in the economy or the financial markets that occur following the transaction and that were unanticipated at the time that Tyco agreed to the acquisition. If this should occur with respect to an acquisition that is material to Tyco's operations, Tyco's results of operations and market performance could be adversely affected.



RECENTLY TYCO HAS BEEN UNABLE TO ACCESS THE COMMERCIAL PAPER MARKET AND ITS LONG AND SHORT TERM DEBT HAS BEEN DOWNGRADED, WHICH HAS INCREASED TYCO'S COST OF BORROWING.



    Beginning in 2002, Tyco and CIT experienced difficulties in accessing the commercial paper market. As a result, Tyco and CIT were compelled to draw on their respective bank facilities, which were maintained historically for the purpose of supporting their commercial paper programs, in order to repay maturing outstanding commercial paper obligations. Tyco and CIT drew down borrowings in the amounts of $5.9 billion and $8.5 billion, respectively. The cost of borrowing under the bank facilities is higher than the cost of commercial paper borrowings.



    Following the draw-downs on the credit facilities, on February 5, 2002, Standard & Poors and Fitch downgraded the credit ratings of Tyco and CIT. Fitch further downgraded Tyco's credit rating on April 26, 2002.



    As a result of their inability to access the commercial paper markets and the downgrade in their ratings, Tyco and CIT have experienced increased borrowing costs which have adversely affected their earnings. One anticipated benefit of the separation of Tyco and CIT is that, following the separation, each of Tyco and CIT will benefit from higher credit ratings than they have at present, but Tyco cannot assure that this will be the case. Each of Tyco and CIT are hopeful that they will be able to re-enter the commercial paper market, particularly following the separation, but Tyco cannot assure you when and whether they will be able to do so. Until their access to the commercial paper market and their prior debt ratings are restored, Tyco and CIT can expect to continue to experience the adverse effects of higher borrowing costs.



TYCO MAY BE ADVERSELY AFFECTED BY A GENERAL DETERIORATION IN ECONOMIC CONDITIONS. IN PARTICULAR, THE RECENT DOWNTURN IN THE ELECTRONICS INDUSTRY HAS SUBJECTED TYCO'S ELECTRONICS AND TELECOMMUNICATIONS BUSINESSES TO DEPRESSED PRODUCT DEMAND, WHICH HAS ADVERSELY AFFECTED TYCO'S RESULTS OF OPERATIONS.



    Tyco's business, financial condition and results of operations may be adversely affected by various economic factors, including economic conditions in the markets in which Tyco operates. Unfavorable economic conditions make it more difficult for Tyco to maintain past levels of growth, revenue and income in some or all of its business segments and in certain businesses have resulted in declining revenues and profit margins.



    In April 2002, Tyco announced that it planned to close 24 facilities and to terminate approximately 7,100 employees mostly due to the severe downturn in the electronics and telecommunications markets.



    Tyco is a leading manufacturer of electronic components and other electronic devices. For Tyco's fiscal year ended September 30, 2001, revenues from Tyco's electronics and telecommunications businesses represented approximately 41% of Tyco's total revenues. The electronics industry is highly competitive and is continuously undergoing technological change. The cyclical nature of the electronics market subjects it to significant recessionary periods, characterized by diminished product demand and production overcapacity which, in turn, leads to excess supply and decreased average selling prices. In the current economic downturn, Tyco has experienced a softening in demand in the end markets that it serves, and weak conditions across all geographic regions. The end markets most severely impacted include telecommunications, power systems, communications, printed circuit, and computer and consumer electronics. Lower raw material prices and lower volume in the commercial construction market in North America have continued to cause short-term impacts on supplies and pricing in Tyco's electrical and metal products business unit. This economic slowdown may continue, and its effects on the results of Tyco's electronics business in particular, and on Tyco's results in general, may become more pronounced.

TYCO'S UNDERSEA CABLE COMMUNICATIONS BUSINESS HAS BEEN ADVERSELY AFFECTED BY INTENSE COMPETITION AND INDUSTRY OVERCAPACITY.



    Tyco is one of the world's leading designers, manufacturers, installers and operators of undersea cable communications systems. Tyco
Telecommunications Ltd., formerly TyCom Ltd., a Tyco subsidiary and now reported as part of Tyco's Electronics segment, is in the process of constructing a worldwide network of communications cable, referred to as the Tyco Global Network, formerly the TyCom Global Network.



    The international telecommunications industry is highly competitive and is changing rapidly due to, among other things, regulatory liberalization, the privatization of established carriers, the expansion of telecommunications infrastructure, the growing use of the internet, the globalization of the world's economies and the developing technology for wireless and satellite communication. Recently, the industry has experienced the effects of substantial overcapacity, as network providers, individually or through cooperative relationships, continued to install competing networks despite the fact that the anticipated level of demand for circuitry failed to materialize. Also, technological advances have permitted substantial increases in the transmission capacity of both new and existing fiber.



    As a result of these developments, industry participants, including Tyco, have experienced continuing downward pricing pressure on their products and services, resulting in significant per circuit price declines. Due to the fierce decline in the telecommunications market, coupled with a very weak undersea capacity sales market, the bankruptcies of virtually all of Tyco's subsea competitors and the subsequent market devaluation of their assets, Tyco has written down $2.24 billion of the carrying value of its investment in the Tyco Global Network. Tyco cannot assure you that these industry conditions will abate or that they will not worsen in the future.



    Achievement of Tyco's strategic objectives in the undersea cable communications business will depend on Tyco's ability to successfully and timely complete the Tyco Global Network and obtain and maintain requisite sales levels of capacity and services on the network. In addition to industry developments, a number of other factors, some of which are beyond Tyco's control, could adversely affect Tyco's ability to successfully and timely complete the Tyco Global Network. These include difficulties in obtaining U.S. and non-U.S. construction and operating permits and licenses and the failure of third-party contractors to perform their obligations to Tyco Telecommunications on schedule. If Tyco experiences difficulties and delays in completing the Tyco Global Network, Tyco's ability to recognize a return from its investment in the Tyco Global Network may be adversely effected.



CIT, TYCO'S FINANCE SUBSIDIARY, IS SUBJECT TO A VARIETY OF BUSINESS AND MARKET
  RISKS.



    Tyco has announced plans to sell CIT in an initial public offering or private sale, although at the present time CIT continues to be wholly-owned by Tyco. The business of CIT is subject to a variety of business and market risks that include the following:



    - CIT may be adversely affected by a general deterioration in economic conditions;



    - CIT's liquidity or ability to raise capital may be limited;



    - significant increases or decreases in prevailing interest rates could adversely affect CIT's business;



    - investment in and revenues from CIT's foreign operations are subject to the risks associated with transactions involving foreign currencies;



    - CIT's financial condition could be adversely affected if CIT is unable to complete securitizations;



    - CIT may not be able to realize its entire investment in the equipment it leases;



    - CIT's reserve for credit losses may prove inadequate;

    - CIT's commercial airline financing business could be adversely affected by the events of September 11, 2001 and the weak economy;



    - CIT may not be able to realize the entire book value of goodwill or other intangible assets and may experience an impairment of its goodwill;



    - CIT's potential acquisition or disposition of businesses or asset portfolios in the future may adversely impact its business;



    - CIT competes with a variety of financing sources for its customers; and



    - CIT's business may be adversely affected by the highly regulated environment in which CIT operates.



TYCO COULD BE ADVERSELY AFFECTED BY PROPOSED CHANGES IN U.S. TAX LAWS REGARDING U.S. COMPANIES THAT REINCORPORATE IN NON-U.S. JURISDICTIONS.



    Some members of the U.S. Congress have expressed concern over certain potentially tax-motivated migrations outside of the United States by corporations that were previously incorporated in the United States for U.S. federal income tax purposes. Recently, several items of legislation have been introduced in Congress that are designed to eliminate or limit some potential U.S. tax benefits to such corporations that may be facilitated by a migration transaction. In 1997, Tyco International Ltd., a Massachusetts corporation, merged into a wholly owned subsidiary of ADT Ltd., a public company incorporated in Bermuda. In that transaction, ADT changed its name to Tyco
International Ltd. and continued as the surviving public company. Certain provisions of some of the proposed legislation could have an adverse effect on Tyco. Tyco does not know whether any of the legislative proposals will be enacted into law, and, if enacted, whether and to what extent they would apply to Tyco. If legislation of this type were enacted and applied to Tyco, Tyco's U.S. tax burden could increase.

                          FORWARD-LOOKING INFORMATION

    Certain statements contained in or incorporated by reference into this document are "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond the control of Tyco and McGrath, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained or incorporated by reference that are not clearly historical in nature are forward looking. When used or incorporated by reference in this proxy statement/prospectus, the words "anticipate," "believe," "expect," "estimate" and similar expressions are generally intended to identify forward-looking statements. Examples of forward-looking statements include any statements regarding the timing or benefits of the merger and the value of the Tyco common shares to be received by McGrath shareholders as consideration for the merger, as well as expectations with respect to future sales and other results of operations, operating efficiencies and product expansion. Factors that might affect such forward-looking statements include, among other things:


    - the timing and other uncertainties with respect to Tyco's recently announced plan to sell CIT;



    - potential impairment of Tyco's and CIT's goodwill;


    - the impact of fluctuations in the share price of Tyco common shares;


    - overall economic and business conditions and competitive factors in the industries in which Tyco and McGrath compete;


    - the demand for Tyco's and McGrath's goods and services;


    - changes in U.S. and non-U.S. government regulations in general, and in particular changes in rules and regulations regarding the safety, efficacy, sales, promotions, insurance reimbursement and pricing of Tyco's disposable medical products and other specialty products, and regarding Tyco's ability to operate and set prices with respect to its undersea cable communications systems;



    - economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders;


    - changes in tax requirements (including tax rate changes, new tax laws and revised tax law interpretations);


    - results of significant litigation adverse to Tyco, including product liability claims, intellectual property claims, antitrust claims, securities laws claims and other claims detailed from time to time in Tyco's SEC filings;



    - interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations and their effect on Tyco's international operations and foreign currency positions;



    - the timing, impact and other uncertainties of future acquisitions by Tyco, including Tyco's ability to achieve anticipated synergies and other benefits of these acquisitions; and



    - potential continuing disruption to Tyco's business and related distraction costs associated with negative publicity and recent announcements.



    These factors, the risk factors described in the previous section and the additional factors referred to in the following paragraph in respect of McGrath are the important factors of which we are aware that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. The forward-looking statements included in this document are made only as of the date of this document, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. We cannot assure you that projected results or events will be achieved.



    For additional factors that might affect such forward-looking statements with respect to McGrath, see the factors identified under the heading "Cautionary Statement Regarding Forward-Looking Information" in McGrath's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and McGrath's other filings with the SEC. See "Where You Can Find More Information" on page [ ].

      SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TYCO AND MCGRATH


    The following information is being provided to assist you in analyzing the financial aspects of the merger. The selected financial information for Tyco for the six months ended March 31, 2002 and 2001 were derived from the unaudited Consolidated Financial Statements included in Tyco's Quarterly Report on
Form 10-Q for the quarterly period ended March 31, 2002. The data presented for Tyco for the six months ended March 31, 2002 and 2001 are unaudited and, in the opinion of Tyco's management, include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of such data. Tyco's results for the six months ended March 31, 2002 are not necessarily indicative of the results to be expected for the fiscal year ending September 30, 2002. The selected financial information for Tyco for the fiscal years ended
September 30, 2001, 2000, and 1999 was derived from the audited Consolidated Financial Statements included in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2001. The selected financial information for Tyco for the fiscal year ended September 30, 1998 and the nine months ended September 30, 1997 was derived from the audited Consolidated Financial Statements included in Tyco's Annual Report on Form 10-K/A filed on June 26, 2000.



    The selected financial information for McGrath for the three months ended March 31, 2002 and 2001 was derived from the unaudited Consolidated Financial Statements included in McGrath's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002. The data presented for McGrath for the three months ended March 31, 2002 and 2001 are unaudited, and in the opinion of McGrath's management, include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of such data. McGrath's results for the three months ended March 31, 2002 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2002. The selected financial information for McGrath for the years ended December 31, 2001, 2000 and 1999 was derived from the audited Consolidated Financial Statements included in McGrath's Annual Report on Form 10-K for the year ended December 31, 2001. The selected financial information for McGrath for the years ended December 31, 1998 and 1997 was derived from the audited Consolidated Financial Statements included in McGrath's Annual Report on Form 10-K for the year ended
December 31, 1999.



    The information should be read in conjunction with the historical financial statements and related notes contained in the annual, quarterly and other reports filed by Tyco and McGrath with the SEC. See "Where You Can Find More Information" on page [ ].

            SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TYCO


                                                                                                                     NINE MONTHS
                                            SIX MONTHS ENDED                                                        -------------
                                                MARCH 31,                     YEAR ENDED SEPTEMBER 30,                  ENDED
                                         -----------------------   ----------------------------------------------   SEPTEMBER 30,
                                         2002(1)(2)   2001(1)(2)   2001(2)(3)    2000(4)     1999(5)     1998(6)     1997(7)(8)
                                         ----------   ----------   ----------   ---------   ---------   ---------   -------------
(IN MILLIONS, EXCEPT PER SHARE DATA)           (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
  Total revenues.......................  $19,882.7    $ 17,245.3   $ 36,388.5   $30,691.9   $22,496.5   $19,061.7     $12,742.5
  (Loss) income from continuing
    operations.........................     (450.9)      2,111.2      4,671.1     4,520.1     1,067.7     1,168.6        (348.5)
Cumulative effect of accounting
  changes, net of tax..................         --        (683.4)      (683.4)         --          --          --          15.5
Net (loss) income......................     (454.4)      1,417.5      3,970.6     4,519.9     1,022.0     1,166.2        (391.3)
Basic (loss) earnings per common share:
  (Loss) income from continuing
    operations.........................      (0.23)         1.21         2.59        2.68        0.65        0.74         (0.24)
  Cumulative effect of accounting
    changes, net of tax................         --         (0.39)       (0.38)         --          --          --          0.01
  Net (loss) income....................      (0.23)         0.81         2.20        2.68        0.62        0.74         (0.27)
Diluted (loss) earnings per common
  share:
  (Loss) income from continuing
    operations.........................      (0.23)         1.19         2.55        2.64        0.64        0.72         (0.24)
  Cumulative effect of accounting
    changes, net of tax................         --         (0.39)       (0.37)         --          --          --          0.01
  Net (loss) income....................      (0.23)         0.80         2.17        2.64        0.61        0.72         (0.27)
CASH DIVIDENDS PER COMMON SHARE(9).....                                                See(10) below.
CONSOLIDATED BALANCE SHEET DATA (END OF
  PERIOD):
  Total assets.........................  $115,361.5                $111,287.3   $40,404.3   $32,344.3   $23,440.7     $16,960.8
  Long-term debt.......................   40,657.4                   38,243.1     9,461.8     9,109.4     5,424.7       2,785.9
  Mandatorily redeemable preferred
    securities.........................      258.6                      260.0          --          --          --            --
  Shareholders' equity.................   33,212.0                   31,737.4    17,033.2    12,369.3     9,901.8       7,478.7


------------------------------


(1) Income from continuing operations for the six months ended March 31, 2002 includes an impairment charge of $2,412.8 million, restructuring and other unusual charges of $680.8 million, of which $257.1 million is included in cost of revenue, and a loss on the write-off of investments of $180.6 million. Income from continuing operations for the six months ended March 31, 2001 includes a charge for the write-off of in-process research and development of $184.3 million, restructuring, impairment and other unusual charges of $203.5 million, of which $71.4 million is included in cost of revenue, a loss on the write-down of an investment of $3.9 million, a net gain on the sale of businesses of $410.4 million and an unusual credit of $166.8 million. See Notes 6, 7 and 8 to the Consolidated Financial Statements contained in Tyco's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002, which is incorporated by reference in this document.



(2) In fiscal 2001, Tyco changed its revenue recognition accounting policy to conform with the requirements of Staff Accounting Bulletin No. 101 issued by the Staff of the Securities and Exchange Commission. As a result, Tyco recorded a cumulative effect adjustment of $653.7 million, net of tax. Pro forma amounts for the periods prior to Fiscal 2001 have not been presented since the effect of the change in accounting principle for these periods could not be reasonably determined. Tyco also recorded a cumulative effect adjustment of $29.7 million, net of tax, in accordance with the transition provisions of SFAS No. 133. Adjustments are more fully described in Note 18 to the Consolidated Financial Statements contained in Tyco's Annual Report on Form 10-K for the year ended September 30, 2001, which is incorporated by reference in this document.



(3) Income from continuing operations in the fiscal year ended September 30, 2001 includes a net charge of $418.5 million, of which $184.9 million is included in cost of revenue, for restructuring and other unusual charges, a charge for the write-off of in-process research and development of $184.3 million and charges of $120.1 million for the impairment of long-lived assets. See Notes 2, 16 and 21 to the Consolidated Financial Statements contained in Tyco's Annual Report on Form 10-K for the year ended September 30, 2001. Income from continuing operations for the fiscal year ended September 30, 2001 also includes a net gain on sale of businesses and investments of $276.6 million and a net gain on the sale of common shares of a subsidiary of $64.1 million.



(4) Income from continuing operations in the fiscal year ended September 30, 2000 includes a net charge of $176.3 million, of which $1.0 million is included in cost of revenue, for restructuring and other unusual charges, and charges of $99.0 million for the impairment of long-lived assets. See Notes 16 and 21 to the Consolidated Financial Statements contained in Tyco's Annual Report on Form 10-K for the year ended September 30, 2001. Income from continuing operations for the fiscal year ended September 30, 2000 also includes a one-time pre-tax gain of $1,760.0 million related to the sale by a subsidiary of its common shares. See Note 20 to the Consolidated Financial Statements contained in Tyco's Annual Report on Form 10-K for the year ended September 30, 2001.

(5) Income from continuing operations in the fiscal year ended September 30, 1999 is net of charges of $1,035.2 million for merger, restructuring and other unusual charges, of which $106.4 million is included in cost of revenue, and charges of $507.5 million for the impairment of long-lived assets related to the mergers with U.S. Surgical and AMP and AMP's profit improvement plan. See Notes 16 and 21 to the Consolidated Financial Statements contained in Tyco's Annual Report on Form 10-K for the year ended September 30, 2001.



(6) Income from continuing operations in the fiscal year ended September 30, 1998 is net of charges of $80.5 million related primarily to costs to exit certain businesses in U.S. Surgical's operations and restructuring charges of $12.0 million related to the continuing operations of U.S. Surgical. In addition, AMP recorded restructuring charges of $185.8 million in connection with its profit improvement plan and a credit of $21.4 million to restructuring charges representing a revision of estimates related to its 1996 restructuring activities.



(7) In September 1997, Tyco changed its fiscal year end from December 31 to September 30. Accordingly, the nine-month transition period ended September 30, 1997 is presented.



(8) In July 1997, a wholly-owned subsidiary of what was formerly called ADT Limited ("ADT") merged with Tyco International Ltd., a Massachusetts Corporation at the time ("Former Tyco"). Upon consummation of the merger, ADT (the continuing public company) changed its name to Tyco
    International Ltd. Former Tyco became a wholly-owned subsidiary of the Company and changed its name to Tyco International (US) Inc. ("Tyco US"). Income from continuing operations in the nine months ended September 30, 1997 is net of charges related to merger, restructuring and other non-recurring costs of $917.8 million and impairment of long-lived assets of $148.4 million related primarily to the mergers and integration of ADT, Former Tyco, Keystone, and Inbrand, and charges of $24.3 million for litigation and other related costs and $5.8 million for restructuring charges in U.S. Surgical's operations. The results for the nine months ended September 30, 1997 also include a charge of $361.0 million for the write-off of purchased in-process research and development related to the acquisition of the submarine systems business of AT&T Corp.



(9) Per share amounts have been retroactively restated to give effect to the mergers with Former Tyco, Keystone, Inbrand, U.S. Surgical and AMP; a
    0.48133 reverse stock split (1.92532 after giving effect to the subsequent stock splits) effected on July 2, 1997; and two-for-one stock splits on October 22, 1997 and October 21, 1999, both of which were effected in the form of a stock dividend.



(10) Tyco has paid a quarterly cash dividend of $0.0125 per common share since July 2, 1997, the date of the Former Tyco/ADT merger. Prior to the merger with ADT, Former Tyco had paid a quarterly cash dividend of $0.0125 per share of common stock since January 1992. ADT had not paid any dividends on its common shares since 1992. U.S. Surgical paid quarterly dividends of $0.04 per share in the year ended September 30, 1998 and the nine months ended September 30, 1997. AMP paid dividends of $0.27 per share in the first two quarters of the year ended September 30, 1999, $0.26 per share in the first quarter and $0.27 per share in the last three quarters of the year ended September 30, 1998, $0.26 per share in each of the three quarters of the nine months ended September 30, 1997. The payment of dividends by Tyco in the future will depend on business conditions, Tyco's financial condition and earnings and other factors.

           SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF MCGRATH


                                                 THREE MONTHS
                                                     ENDED
                                                   MARCH 31,                      YEAR ENDED DECEMBER 31,
                                              -------------------   ----------------------------------------------------
                                                2002       2001       2001       2000       1999       1998       1997
(IN MILLIONS, EXCEPT PER SHARE DATA)          --------   --------   --------   --------   --------   --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues..................................   $ 31.8     $ 36.3     $159.4     $164.2     $130.0     $135.4     $135.0
  (Loss) income from operations.............     (2.9)(1)    13.2      52.0       56.5       45.6       47.2       45.4
  Net (loss) income.........................     (2.4)       6.6       26.7       27.2       22.5       23.9       24.0
  Net (loss) income per common share:
  Basic.....................................    (0.19)      0.55       2.18       2.21       1.70       1.69       1.60
  Diluted...................................    (0.19)      0.54       2.14       2.19       1.68       1.67       1.58
CASH DIVIDENDS DECLARED PER COMMON SHARE....     0.16       0.16       0.64       0.56       0.48       0.40       0.32

CONSOLIDATED BALANCE SHEET DATA (END OF
  PERIOD):
  Total assets..............................   $336.3                $354.9     $357.2     $297.7     $278.7     $252.4
  Notes payable.............................     92.3                 104.1      126.9      110.3       97.0       82.0
  Shareholders' equity......................    129.4                 131.6      109.0       95.4      105.4       98.6


------------------------


(1) Effective January 1, 2002, McGrath prospectively revised the estimated residual value of its relocatable modular offices from 18% to 50% of original cost. The change in estimated residual value is based on actual used sales experience of older equipment and better reflects the future expected residual values of modular equipment. For the three months ended March 31, 2002, the effect of this change is a decrease in depreciation expense of $1.8 million and an increase in net income of $1.1 million or $0.09 per diluted share.



   In March 2002, the McGrath's RenTelco segment recorded a noncash impairment loss of $11.9 million as a result of ongoing and projected low demand for its rental products coupled with high inventory levels, specifically communications equipment. RenTelco's business activity levels are directly attributable to the continued broad-based weakness in the telecommunications industry. McGrath identified certain rental equipment of RenTelco with carrying values in excess of estimated future net cash flows. An impairment loss was recognized on any rental equipment identified in which the carrying value of the equipment exceeded its fair value. McGrath determines fair value based upon the condition of the equipment and the projected net cash flows from its sale considering current market conditions. McGrath plans to sell the rental equipment determined to be in excess of the required levels to meet projected customer demand within one year. The fair value of the related impaired equipment is valued at $11.6 million of which $7.7 million is classified as nondepreciable assets pending sale.



   See Notes 2 and 3 of the Consolidated Financial Statements contained in
    McGrath's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002, which is incorporated by reference in this document.

                       COMPARATIVE PER SHARE INFORMATION


                                                                            TYCO AND      MCGRATH
                                                     TYCO      MCGRATH       MCGRATH     EQUIVALENT
                                                  HISTORICAL  HISTORICAL    UNAUDITED    UNAUDITED
                                                     PER         PER        PRO FORMA       PRO
                                                    SHARE       SHARE     COMBINED PER   FORMA PER
                                                     DATA      DATA(1)    SHARE DATA(2)  SHARE DATA
                                                  ----------  ----------  -------------  ----------
AT OR FOR THE SIX MONTHS ENDED MARCH 31, 2002
Income from continuing operations per common
  share(4):
  Basic.........................................    $(0.23)     $ 0.20       $(0.23)       $(0.19)(3)
  Diluted.......................................     (0.23)       0.19        (0.23)        (0.19)(3)
Cash dividends per common share.................              See (5) below                  0.02
Book value per common share.....................     16.62       10.41        16.72         14.12(3)

AT OR FOR THE YEAR ENDED SEPTEMBER 30, 2001
Income from continuing operations per common
  share(4):
  Basic.........................................    $ 2.59      $ 2.25       $ 2.59        $ 2.19(3)
  Diluted.......................................      2.55        2.22         2.55          2.15(3)
Cash dividends per common share.................              See (5) below                  0.04(6)
Book value per common share.....................     16.40       10.34        16.49         13.92(3)


------------------------


(1) Tyco has a September 30 fiscal year end. McGrath has a December 31 year end. For purposes of the above comparative per share information, operating results for the six months ended March 31, 2002 have been combined using the results of Tyco and McGrath for such period, and the operating results for the fiscal year ended September 30, 2001 reflect the results of Tyco and McGrath for such period. For the book value per common share at March 31, 2002, the financial position at March 31, 2002 was used for both Tyco and McGrath, and at September 30, 2001, the financial position at September 30, 2001 was used for Tyco and McGrath.



(2) The Tyco and McGrath unaudited pro forma combined income and book value per common share are based on McGrath shareholders receiving 0.8444 of a Tyco common share for each McGrath common share held. This is based on a Tyco average share price of $23.30, which was the closing price per Tyco common share on the New York Stock Exchange on May 20, 2002, and assumes that Tyco Acquisition exercises its right to terminate the merger agreement because the Tyco average share price is less than $45.00 unless McGrath agrees to an exchange ratio of 0.8444 and McGrath so agrees. For a discussion of the determination of the actual exchange ratio, please see the answer to the question "What will I receive in the merger?" on page [ ] and "Merger Consideration" on page [ ].



(3) Calculated by multiplying the unaudited pro forma combined per share data by 0.8444.



(4) See Notes (1) and (2) to "Selected Consolidated Historical Financial Data of Tyco" on page [ ] for information on certain unusual items.



(5) See Note (10) to "Selected Consolidated Historical Financial Data of Tyco" on page [ ] and see "Selected Consolidated Historical Financial Data of McGrath" on page [ ] for information on cash dividends per common share.



(6) The McGrath equivalent unaudited pro forma cash dividends per common share were determined by multiplying Tyco's historical cash dividends per common share of $0.025 for the six months ended March 31, 2002 and $0.05 for the year ended September 30, 2001 by 0.8444. The payment of dividends by Tyco in the future will depend on business conditions, Tyco's financial condition and earnings and other factors.

                      COMPARATIVE MARKET VALUE INFORMATION

    The following table sets forth:


    - the closing prices per share and aggregate market value of Tyco common shares as quoted on the New York Stock Exchange and McGrath common shares as quoted on the Nasdaq National Market System, on December 19, 2001, the last trading day prior to the public announcement of the proposed merger, and on May 20, 2002.



    - the equivalent price per share and equivalent market value of McGrath common shares, based on the exchange ratio that would apply if the Tyco average share price during the pricing period were equal to the Tyco closing price on the New York Stock Exchange on December 19, 2001 and May 20, 2002.



                                                        TYCO           MCGRATH         MCGRATH
                                                     HISTORICAL       HISTORICAL    EQUIVALENT(1)
                                                  ----------------   ------------   -------------
On December 19, 2001
  Closing price per common share................  $          57.20   $      24.97   $      38.00
  Market value of common shares(2)..............  $114,188,727,510   $308,003,177   $468,727,302

On May 20, 2002
  Closing price per common share................  $          23.30   $      26.71   $      19.67
  Market value of common shares(2)..............  $ 46,527,248,732   $333,308,080   $245,457,504


------------------------


(1) The McGrath equivalent data for December 19, 2001 corresponds to an exchange ratio of 0.6643, and the McGrath equivalent data for May 20, 2002 corresponds to an exchange ratio of 0.8444, the ratio determined by dividing $38.00 by $45.00. The exchange ratio for the May 20, 2002 data assumes that, if the Tyco average common share price was equal to the May 20, 2002 closing price per Tyco common share on the New York Stock Exchange, McGrath would agree to the 0.8444 exchange ratio to prevent Tyco from terminating the merger agreement. The actual exchange ratio cannot be calculated until the close of trading on the fourth trading day immediately preceding the date of the McGrath special meeting. McGrath has made no decision as to whether it would agree to a lower exchange ratio if the average share price were less than the $45.00 floor price and Tyco Acquisition gave McGrath written notice of its intention to terminate the merger agreement. See "Merger Consideration" on page [ ] and item 8 of "Termination Rights" on page [ ].



(2) Market value based on 1,996,306,425 Tyco common shares and 12,334,929 McGrath common shares outstanding as of December 19, 2001 and 1,996,877,628 Tyco common shares and 12,478,775 shares of McGrath common shares outstanding as of May 17, 2002, excluding shares held in treasury or by subsidiaries, if any. The number of Tyco common shares outstanding as of December 19, 2001 and May 17, 2002 includes 3,826,801 and 3,252,864 shares, respectively, issuable upon exchange of exchangeable shares of CIT Exchangeco Inc.



    Market values are likely to differ from values based on the average share price. See the risk factor entitled "At current Tyco share prices of less than $45.00, it is likely that all McGrath shareholders will receive some of their merger consideration in Tyco shares and the value of the consideration will be less than $38.00 per McGrath share" on page [ ].

                        MCGRATH RENTCORP SPECIAL MEETING

PROXY STATEMENT/PROSPECTUS


    This proxy statement/prospectus is being furnished to McGrath shareholders in connection with the solicitation of proxies by the McGrath board of directors in connection with the proposed merger. This proxy statement/prospectus is first
being mailed to McGrath shareholders on or about [      ], 2002.


DATE, TIME AND PLACE


    The special meeting of McGrath shareholders will be held on [      ], 2002,
at [  ], local time, at 5700 Las Positas Road, Livermore, California.


PURPOSE OF THE MCGRATH SPECIAL MEETING


    At the special meeting, McGrath shareholders will consider and vote upon a proposal to approve the principal terms of the Agreement and Plan of Merger, dated as of December 20, 2001, between McGrath RentCorp and Tyco Acquisition Corp. 33, a Nevada corporation and a direct, wholly-owned subsidiary of Tyco International Ltd., a Bermuda company. Approval of the principal terms of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement. The merger agreement provides, among other things, that McGrath will be merged with Tyco Acquisition and each outstanding McGrath share will be converted into the right to receive $38.00 in cash, a fraction of a Tyco common share, or a combination of a prorated fraction of a Tyco common share and a prorated amount of cash. Subject to the limitations set forth in the merger agreement and described in this document, McGrath shareholders will have the right to elect to receive cash and/or Tyco shares for their McGrath shares. The obligations of Tyco Acquisition under the merger agreement are guaranteed by Tyco. McGrath is not proposing any matters other than the approval of the principal terms of the merger agreement at the McGrath special meeting.


RECORD DATE; VOTING RIGHTS; QUORUM; REQUIRED VOTE


    The McGrath board of directors has set the close of business on
[            ], 2002 as the record date for determining the holders of McGrath common shares who are entitled to receive notice of and to vote at the McGrath special meeting or at any adjournment of the special meeting.



    McGrath has one class of capital stock outstanding: common shares, no par value per share. Each holder of common shares is entitled to one vote for each share held. The holders of a majority of the McGrath common shares entitled to vote at the special meeting must be present at the special meeting, in person or by proxy, to constitute a quorum to transact business. Abstentions and shares referred to as "broker or nominee non-votes" that are represented at the special meeting--shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or other persons entitled to vote and for which the broker or nominee does not have discretionary voting power on a particular matter--are counted solely for purposes of determining the presence or absence of a quorum to transact business.



    The affirmative vote of a majority of the outstanding McGrath common shares entitled to vote is required to approve the principal terms of the merger
agreement. On the record date, [          ] McGrath common shares were
outstanding and were held by approximately [          ] holders of record.



    McGrath's executive officers and directors and their affiliates have voting power with respect to an aggregate of approximately 3,288,363 McGrath common shares, or approximately 26% of the outstanding McGrath shares as of the record date. Executive officers and directors of McGrath owning approximately 23% of the outstanding McGrath common shares have agreed to vote their shares for the approval of the principal terms of the merger agreement and have granted Tyco Acquisition a proxy with respect to the voting of such shares. The other directors and executive officers that hold McGrath common shares and that have not signed voting agreements have not yet decided how they will vote their McGrath shares.



    Because approval of the principal terms of the merger agreement requires the affirmative vote of a majority of the outstanding McGrath shares entitled to vote, a failure to vote or a vote to abstain generally will have the same effect as a vote cast against approval of the merger agreement. All shareholders are urged to attend the meeting in person or to vote by proxy. Shareholders who do not expect to attend the meeting are requested to vote by completing, signing and dating the enclosed proxy card and returning it promptly in the self-addressed envelope provided. Brokers who hold shares as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners, and a broker non-vote will have the same effect as a vote against approval of the merger agreement. However, abstention from voting or failure to vote will not be sufficient to constitute a vote against the merger for purposes of asserting dissenters' rights.


RECOMMENDATION OF THE BOARD OF DIRECTORS OF MCGRATH

    McGrath's board of directors has unanimously approved the merger agreement and the transactions contemplated thereby. The McGrath board of directors has determined that the merger is advisable and in the best interests of McGrath and its shareholders and unanimously recommends that you vote to approve the principal terms of the merger agreement. See "Recommendation of the Board of Directors of McGrath; Reasons of McGrath for the Merger" beginning on page [ ] and "Interests of Certain Persons in the Merger" beginning on page [ ].


PROXIES; CHANGE OR REVOCATION


    A white proxy card is enclosed for use by McGrath shareholders. McGrath's board of directors requests that shareholders sign and return the white proxy card in the plain white envelope. SHAREHOLDERS SHOULD NOT FORWARD ANY SHARE CERTIFICATES WITH THEIR PROXY CARDS. If you have questions or requests for assistance in completing and submitting proxy cards, please contact U.S. Stock Transfer Corp., McGrath's transfer agent, at the following address and telephone number:

                              1745 Gardena Avenue
                               Glendale, CA 91204
                                 (818) 502-1404


    All properly executed proxies that are not revoked will be voted at the special meeting as instructed on those proxies. A shareholder who executes and returns a proxy may change or revoke it at any time prior to the special meeting by delivering a later dated, signed proxy card to any of the persons named as proxies or to McGrath addressed to the Secretary or by attending the special meeting and voting in person. Shareholders may submit a proxy changing or revoking an earlier vote by facsimile. To change your vote by facsimile, you
must fax both sides of a later dated, signed proxy card to [(  )   -      ].
These procedures apply to shareholders that hold their McGrath shares of record. Shareholders who hold their McGrath shares through a bank, broker or other nominee should check with their nominee concerning available procedures for changing their vote. A proxy that has been properly delivered, but has otherwise been left blank, will be voted for the approval of the merger agreement, unless the proxy is revoked before the vote is taken.


    The McGrath board of directors is unaware of any other matters that may be presented for action at the McGrath special meeting. If any other matters should be presented, it is intended that shares represented by proxies in the enclosed form will be voted or not voted by the persons named in the proxies in their discretion, provided that no proxy that is voted against approval of the merger agreement will be voted in favor of any adjournment or postponement of the McGrath special meeting for the purpose of soliciting additional proxies.

ELECTION

    If you wish to make an election, you must forward your share certificate(s) with the blue election form. If you do not make an election, then, upon completion of the merger, share certificates should be delivered in accordance with the instructions set forth in a letter of transmittal, which will be sent to shareholders by the exchange agent promptly after the consummation of the merger. See "Making the Election" on page [ ].

    If you have questions or requests for assistance in completing and
submitting election forms and share certificates, contact [       ] at the
following address and telephone number: [       ].

SOLICITATION OF PROXIES


    Management of McGrath may use the services of its directors, officers and employees in soliciting proxies. These persons will not receive any additional compensation therefor, but will be reimbursed for their out-of-pocket expenses. McGrath will reimburse banks, brokers, nominees, custodians and fiduciaries for their expenses in forwarding copies of the proxy soliciting material to the beneficial owners of the shares held by such persons and in requesting authority for the execution of proxies. McGrath and Tyco will pay their respective expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. If the merger is not consummated, the parties will share equally in the printing expenses.

                                   THE MERGER

    This section, together with the following two sections entitled "The Merger Agreement" and "Shareholder Agreements", describes the material aspects of the proposed merger, including the merger agreement. These discussions are qualified in their entirety by reference to the merger agreement, which is attached as Annex A to this proxy statement/prospectus, and to the other agreements and documents that are discussed in this proxy statement/prospectus and that are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part. YOU SHOULD READ THE MERGER AGREEMENT IN ITS ENTIRETY AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

BACKGROUND OF THE MERGER


    In June 2001, Robert McGrath, the chief executive officer of McGrath, contacted representatives of several rental test equipment providers in connection with the planned launch of McGrath's eRentTestEquipment.com web site. One of the potential providers contacted was a division of CIT Group Inc. During discussions regarding eRentTestEquipment, representatives of CIT asked
Mr. McGrath if McGrath would be interested in a possible strategic transaction involving the acquisition of McGrath by CIT. Mr. McGrath replied that McGrath was not seeking any such transactions, but that if a proposal were made he would bring it to McGrath's board of directors for their consideration. No proposal was made at that time.



    From time to time after this conversation, representatives of CIT contacted Mr. McGrath and other representatives of McGrath seeking additional information about McGrath's business. On October 5, 2001, CIT and McGrath entered into a confidentiality agreement to protect confidential information that McGrath or its financial advisor might provide to Tyco. In exchange for McGrath's agreement to disclose confidential and proprietary information to CIT in connection with a possible transaction, CIT agreed to maintain the confidentiality of such information and to restrict discussions regarding the transaction to McGrath's senior executive officers. CIT also agreed not to disclose that McGrath had provided such information or that negotiations were taking place.



    On October 29, 2001, representatives of CIT met in San Francisco with
Mr. McGrath and Dennis Kakures, the president and chief operating officer of McGrath, and discussed the possibility of a strategic transaction involving the acquisition of McGrath by Tyco. The CIT representatives stated that in connection with such a transaction Tyco was considering a valuation of around $30.00 per McGrath share. Mr. McGrath told the CIT representatives that he believed a per share valuation of $40.00 would be more appropriate. A CIT representative indicated that Tyco may be willing to move above a $30.00 per share valuation of McGrath but the price would be below the $40.00 per share contemplated by Mr. McGrath. Following that meeting, on October 30, 2001, a small group of representatives of CIT, and on November 3, 2001, a larger group of CIT representatives, visited McGrath's Livermore facility to conduct additional due diligence.



    On November 15, 2001, Al Gamper, the president and chief executive officer of CIT, and other representatives of CIT met with Mr. McGrath, Mr. Kakures and Tom Sauer, the chief financial officer of McGrath, in San Francisco to discuss a possible strategic transaction between McGrath and Tyco. During this meeting, Mr. Gamper indicated that, subject to Tyco's due diligence review of McGrath, negotiation of definitive agreements and approval by Tyco's executive committee, Tyco potentially was interested in making an offer to acquire McGrath at an increased price of $36.00 to $38.00 per McGrath share. Mr. McGrath indicated that he still believed a price of about $40.00 per share would be more appropriate. Mr. Gamper refused to increase the potential range above $38.00, and Mr. McGrath said that he would discuss Tyco's potential interest with McGrath's board of directors. Mr. Gamper also stated that Tyco would not participate in a competitive bidding situation for McGrath.



    McGrath's board of directors met on November 16, 2001 to consider Tyco's potential interest. The board decided to retain special legal counsel and investment bankers to assist it in considering Tyco's potential interest and any offer that might be received. The board determined to retain Morrison & Foerster LLP as its special counsel. An attorney from Morrison & Foerster then joined the meeting and discussed with the board their duties as directors under applicable law and a potential process along which negotiations with Tyco might proceed. The board also directed Mr. McGrath to discuss the terms of a possible engagement of Deutsche Bank Securities Inc., formerly known as Deutsche Banc Alex. Brown Inc., as its financial advisor. After the meeting Mr. McGrath telephoned Mr. Gamper to inform him that McGrath had determined to retain special legal counsel and a financial advisor and that it was in the process of doing so in order to consider Tyco's potential interest.



    McGrath's board met with its legal and financial advisors on November 20, 2001 to discuss further Tyco's potential interest. At the meeting, DBSI discussed its preliminary financial views regarding a potential transaction and the process for negotiations with Tyco. The board asked DBSI to refine its analysis after completing a due diligence update on McGrath. Morrison & Foerster also discussed with the board their duties as directors under applicable law. Following the meeting, representatives of DBSI continued its due diligence on McGrath and contacted representatives of CIT to schedule due diligence meetings with respect to Tyco.



    On November 27, 2001, the McGrath board met again with its legal and financial advisors to discuss Tyco's potential interest. At the meeting, DBSI discussed its refined views on the potential transaction with the board. On November 28, 2001, McGrath formally engaged DBSI to act as its financial advisor in connection with a potential transaction with Tyco or with other third parties.



    On November 28 and 29, 2001, CIT representatives visited the offices of Morrison & Foerster to conduct a due diligence review of McGrath. In the course of their investigation, CIT's representatives reviewed documentation and conducted discussions with McGrath's management concerning McGrath's financial condition, facilities, operations and other matters. CIT's due diligence review of McGrath continued until the execution of the merger agreement.



    On December 6, 2001, a representative of CIT called DBSI to inform them that CIT was considering an offer of $38.00 per share. The DBSI representative indicated that a higher price, of $40.00 or more per share, would be more appropriate. However, on December 7, 2001, a representative of CIT informed DBSI that Tyco would not offer a higher price. Subsequently, on December 7, 2001, Mr. McGrath received from Mr. Gamper a letter confirming the interest of Tyco in pursuing an acquisition of McGrath, subject to confirmatory due diligence and the completion of a mutually satisfactory definitive agreement. The letter provided for confirmatory due diligence and a proposal for the basic structure of the transaction, including a fixed value purchase price of $38.00 per share, comprised of 50% cash and 50% Tyco common shares.



    McGrath's board met with its legal and financial advisors on December 8, 2001, to consider the Tyco letter. After discussion, the board directed
Mr. McGrath and DBSI to discuss with Tyco the possibility of an offer at a higher price. During telephone calls later that day with Mr. McGrath and representatives of DBSI, Mr. Gamper and other representatives of CIT stated that Tyco would not raise the price that it was considering.



    McGrath's board met again on December 9, 2001, to consider Tyco's reaction to their request for a higher offer price. Mr. Gamper joined the meeting briefly by telephone and explained Tyco's interest in the merger. In response to a question from a board member as to whether Tyco would consider increasing its $38.00 per share offer, Mr. Gamper stated that Tyco was not prepared to make an offer at a price higher than $38.00 per McGrath share. Mr. Gamper also stated that Tyco would withdraw its proposal if McGrath entertained other acquisition proposals. Following the meeting, at the direction of the board, Mr. McGrath sent Mr. Gamper a letter indicating a willingness to proceed with negotiations at a price of $38.00 per share, but stating that any merger agreement that might be executed between the parties should provide for the possibility of an increased share component, the opportunity for McGrath's board, if required by its fiduciary duties, to discuss alternative transactions with other interested parties and other provisions designed to reduce the risk that Tyco would not be obligated to complete the transaction.



    On December 11, 2001, Tyco's legal counsel provided to McGrath's special legal counsel a draft merger agreement, which provided for a tender offer for McGrath's shares followed by a back-end merger of McGrath and a Tyco subsidiary. On December 12 and 13, 2001, CIT's representatives conducted site visits and engaged in discussions with McGrath's management as part of their ongoing due diligence review of McGrath.



    Between December 11 and 19, 2001, outside legal counsel for Tyco and McGrath negotiated the terms of the merger agreement. Representatives of McGrath and Tyco and their respective counsel and advisors also discussed various other legal, financial and regulatory issues, including, the structure of the transaction, the treatment of McGrath's options and employee benefit plans, the identification of required regulatory filings and the tax treatment of the proposed transaction. In the course of negotiations, the parties modified the draft of the merger agreement to provide for approval of the transaction by shareholder vote rather than to provide for a tender offer. In addition, the parties revised certain of McGrath's representations to conform more closely to McGrath's business, modified provisions pertaining to employee benefits and severance plans and added the tax opinion condition. The parties also revised the conditions to Tyco's obligations to consummate the merger. During this period, Mr. McGrath continued to advise and update the other members of the McGrath board on the parties' discussions.


    On December 12, 2001, the executive committee of Tyco's board of directors approved the acquisition of McGrath on terms consistent with the terms of the merger agreement as finally negotiated.


    On December 19, 2001, the McGrath board met after the close of business at the offices of Morrison & Foerster to continue its discussions regarding the merger. During the meeting, the board reviewed the terms and conditions of the proposed merger agreement with its financial and legal advisors. Morrison & Foerster provided an update of the terms and conditions of the proposed merger agreement and discussed with the board their duties as directors under applicable law. DBSI presented its financial analyses and rendered to the board its oral opinion, subsequently confirmed in writing, that, as of that date and based upon and subject to the matters referred to in its opinion, the consideration to be received by McGrath shareholders in the merger was fair from a financial point of view to McGrath and to the holders of McGrath common shares. Following an extensive discussion, the McGrath board concluded that the proposed merger and merger agreement were advisable and in the best interests of McGrath and its shareholders. The McGrath board then approved the merger agreement by unanimous vote and resolved to recommend that the McGrath shareholders vote to approve the merger agreement.


    Early the next morning the parties executed the merger agreement. On December 20, 2001, before the opening of the U.S. financial markets, the parties issued a joint press release announcing the transaction.

FINANCIAL FORECAST


    McGrath does not, as a matter of course, make public forecasts or predictions as to future sales, earnings or other income statement data, except for rental revenue and earnings per share guidance for fiscal year 2001. However, as part of its preparation of its annual budget, McGrath's management prepares internal financial projections regarding its anticipated future operations. In the course of the discussions described in "Background of the Merger," McGrath provided certain of these internal projections, as updated by McGrath in August 2001, to DBSI and to Tyco.

    The internal financial projections prepared by McGrath's management reflected projected information, a summary of which for the years 2001 through 2003 is set forth below. The projections include McGrath's projected results through December 31, 2003.

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2001        2002        2003
                                                              ---------   ---------   ---------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                          AMOUNTS)
INCOME STATEMENT DATA:
Total Revenues..............................................  $162,246    $178,593    $199,340
Net Income..................................................    28,282      32,099      36,728
Earnings Per Share..........................................      2.31        2.60        2.97

    The above-referenced projections were not prepared with a view toward public disclosure, and investors should not rely on such projections. These projections are not included in this proxy statement/prospectus to influence your vote with respect to the merger or the merger agreement, but only because these projections were made available to Tyco. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of McGrath management. In particular, these projections may be affected by McGrath's ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions necessarily involve assumptions and judgments with respect to, among other things, future business, economic, competitive, regulatory and financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond McGrath's control. See "Forward-Looking Information" on page [ ]. Accordingly, actual results are likely to vary significantly from those set forth in these projections.

    In addition, these projections were not prepared with a view towards compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or generally accepted accounting principles. Neither McGrath's independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to these projections. These projections do not reflect any of the possible effects of the proposed merger or other changes in the future that might be deemed appropriate in light of circumstances then existing. None of McGrath, the McGrath board and McGrath's advisors, agents, representatives and independent consultants, and none of Tyco, Tyco's board, Tyco's executive committee and Tyco's advisors, agents, representatives and independent consultants, assumes any responsibility for the accuracy of these projections, nor do they assume any obligation to update or revise these projections. McGrath does not intend to make publicly available any update or other revisions to any of these projections to reflect circumstances existing after the date of preparation of these projections.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF MCGRATH; REASONS OF MCGRATH FOR THE
  MERGER

    AFTER CAREFUL CONSIDERATION, THE MCGRATH BOARD OF DIRECTORS DETERMINED THAT IT IS ADVISABLE AND IN THE BEST INTERESTS OF MCGRATH AND ITS SHAREHOLDERS TO ENTER INTO THE MERGER AGREEMENT. ACCORDINGLY, THE MCGRATH BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT MCGRATH SHAREHOLDERS VOTE FOR APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AGREEMENT.

    In determining that the merger is advisable to and in the best interests of McGrath and its shareholders, the McGrath board of directors considered a number of factors and potential benefits, including, without limitation, the following:


    - The amount of consideration to be received by McGrath shareholders in the merger relative to the earnings and cash flow of McGrath, historical market prices and trading patterns of

      McGrath shares, comparable precedent transactions and public market prices of companies in businesses comparable to McGrath's businesses;



    - The fact that the average of McGrath's closing prices for its common shares was $23.27 over the 360-day period ended December 19, 2001 (the trading date immediately prior to the announcement of the merger), $24.48 over the 180-day period ended December 19, 2001, $24.49 over the 90-day period ended December 19, 2001, $24.29 over the 60-day period ended December 19, 2001 and $25.18 over the 30-day period ended December 19, 2001;



    - The financial presentations by DBSI to the McGrath board in connection with the McGrath board's consideration of the merger, including DBSI's opinion delivered to the McGrath board that as of December 19, 2001, and based upon and subject to the assumptions, limitations and qualifications referred to in such opinion, the consideration to be received by McGrath shareholders in the merger was fair to McGrath and the McGrath shareholders from a financial point of view. The full text of the DBSI written opinion dated as of December 19, 2001 is attached as Annex B to this document. McGrath shareholders are urged to read this opinion carefully and in its entirety;


    - The judgment of the McGrath board, based on the extended arm's-length negotiations with Tyco, that the consideration offered by Tyco represented the highest price that Tyco would be willing to pay in acquiring McGrath;


    - The fact that McGrath shareholders will be able to elect to receive either cash or Tyco common shares, subject to the terms and limitations described in this proxy statement/prospectus, in exchange for their McGrath shares;


    - The qualification of the merger as a reorganization for U.S. federal income tax purposes, which in general will permit McGrath shareholders who receive Tyco common shares to receive such shares in a tax-free exchange under U.S. federal income tax laws;

    - The fact that the merger provides McGrath shareholders with the opportunity to exchange their McGrath shares without incurring the transaction costs typically associated with open market sales;

    - The experience of Tyco in structuring and closing transactions similar to the merger, which should benefit McGrath shareholders who retain Tyco shares after the merger;

    - The financial condition, results of operations and businesses of McGrath and Tyco, on both an historical and a prospective basis, and current industry, economic and market conditions. The McGrath board also considered the possible strategic growth opportunities that might be available to McGrath other than the merger;

    - The likelihood that the merger would be consummated, including the fact that the merger agreement does not condition Tyco Acquisition's obligations to consummate the merger on Tyco Acquisition's ability to obtain financing for the merger and that Tyco Acquisition has represented that it has available to it all the cash and Tyco common shares necessary to consummate the merger;

    - The fact that, after the merger, McGrath shareholders who receive Tyco common shares will be able to participate in the growth of the businesses conducted by both Tyco and McGrath and to benefit from the potential appreciation in the value of Tyco common shares;


    - The fact that, after the merger, McGrath shareholders who receive cash for their McGrath shares will not be subject to the risk of fluctuations in the price of Tyco common shares;



    - The significantly larger public float and trading volume of Tyco common shares compared to the public float and trading volume of McGrath shares, thus providing McGrath shareholders that receive Tyco shares in the merger with the opportunity to gain greater liquidity in their investment;


    - The review of, and discussions with, McGrath's senior management and legal and financial advisors regarding the business, financial, legal and accounting aspects of the merger, the results of due diligence review of publicly available information on Tyco in connection with the receipt of Tyco common shares and a review of the terms of, and conditions to, the merger;

    - The analysis and recommendation of McGrath's management that the merger agreement be approved;

    - The conclusion of the McGrath board that, after considering presentations by McGrath's legal and financial advisors, the terms, conditions, covenants and representations contained in the merger agreement, including the specified conditions to Tyco's obligation to close the merger and the ability of McGrath to consider proposed alternative business combinations under certain circumstances, are generally customary for transactions such as the merger;

    - The fact that the merger agreement permits the McGrath board to furnish information and enter into discussions and negotiations in connection with an unsolicited acquisition proposal if, after consulting financial advisors, the McGrath board reasonably believes that the proposal, if consummated, would be a superior proposal and, after consulting with legal advisors, the McGrath board of directors reasonably determines that it is, or is reasonably likely to be, required to do so in order to discharge properly its fiduciary duties, and further permits the McGrath board, under specified circumstances, to terminate the merger agreement in order to accept a superior proposal; and

    - The McGrath board's determination that the termination fee was reasonable taking into consideration the other terms of the transaction.

    In addition, the McGrath board of directors consulted with McGrath management and considered the following strategic factors:

    - SIZE AND SCALE. McGrath lacks the financial and operational resources that a combination with Tyco would provide. The combination would provide a stronger business position than McGrath would have on a stand-alone basis, improving customer penetration, distribution and other operations, advertising and corporate services. The post-merger combined businesses of McGrath and Tyco would provide McGrath greater opportunity for the development and commercial exploitation of McGrath's products by utilizing Tyco's broader geographic scope and customer base.

    - SYNERGIES. The McGrath board believes that, following the merger, additional cash flow and other short-term and long-term synergies can be generated by cost savings and incremental revenues. Through the elimination of duplication in corporate and administrative programs, greater efficiencies in operations and business processes are expected, as well as cost savings in purchasing, marketing and distribution of products.

    - OTHER BENEFITS. The McGrath board also believes that the merger will create other benefits. The combination of the two companies should accelerate the development of product and/or financial offerings and create opportunities for new efficiencies and should allow the combined company to enhance its skill base, competitiveness, marketability, product offerings and profitability.

    The McGrath board also considered and balanced against the potential benefits of the merger a number of potentially negative factors, including the following:


    - The risk that the merger would not be consummated, including the possibility that the condition of receipt of opinions to the effect that the merger would qualify as a reorganization for U.S. federal income tax purposes or other conditions to the merger might not be satisfied;


    - The circumstances under the merger agreement under which the termination fee becomes payable by McGrath;


    - The possibility that McGrath shareholders, in the aggregate, would elect to exchange for cash more than 50% of the outstanding McGrath shares and the possibility that McGrath shareholders, in the aggregate, would elect to exchange for Tyco common shares more than 75% of the outstanding McGrath shares, and consequently the consideration they receive might differ from their elections due to the application of the proration rules;



    - The risk that Tyco would have the right to terminate the merger agreement, or in the alternative McGrath would have to agree to a less favorable fixed exchange ratio, if the average share price of a Tyco common share is less than $45.00 per share during the pricing period prior to the McGrath special meeting, and that if McGrath agreed to the fixed exchange ratio McGrath shareholders could receive Tyco shares valued at less than $38.00 for each McGrath share;



    - The risk that the market value of the Tyco shares when the merger is consummated or when a McGrath shareholder actually receives the merger consideration may be lower than the Tyco average share price used to determine the exchange ratio;


    - The fact that McGrath shareholders will not share in any appreciation of the Tyco common shares that occurs before the exchange ratio is fixed prior to the special meeting;


    - The risks associated with integrating McGrath's existing operations with those of CIT, including the potential loss of key personnel of McGrath and difficulty in integrating corporate, accounting, financial reporting and management information systems of McGrath with those of CIT;


    - The fact that McGrath shareholders will not receive the full benefit of any future growth in the value of their equity that McGrath may have achieved as an independent company, and the potential disadvantage to McGrath shareholders in the event that Tyco does not perform as well in the future as McGrath may have performed as an independent company;

    - The fact that, under the terms of the merger agreement, prior to the consummation of the merger McGrath is required to obtain Tyco's consent before it can take specified actions;

    - The substantial management time and effort that will be required to consummate the merger and integrate the operations of the two companies;

    - The possibility that certain provisions of the merger agreement, including, among others, the non-solicitation and termination fee payment provisions, might have the effect of discouraging other persons potentially interested in merging with or acquiring McGrath from pursuing such an opportunity; and

    - Other matters described under "Risk Factors" beginning on page [  ].

    After detailed consideration of these factors, the McGrath board concluded that the potential benefits of the merger outweighed these considerations.


    As described above, the McGrath board considered the possibility that McGrath shareholders could receive Tyco shares valued at less than $38.00 and that the condition of favorable tax opinions with respect to the qualification of the merger as a reorganization might not be met. The McGrath board did not make any decision as to how to proceed in such circumstances. Any decision as to how to proceed in such circumstances will be made by the McGrath board, with the assistance of its legal and financial advisors, at the time the circumstance presents itself, taking into account the facts and circumstances at that time.


    The above discussion of the information and factors considered by the McGrath board is not exhaustive and does not include all factors considered by the McGrath board. Each member of the McGrath board also may have considered different factors. In view of the variety of factors considered in connection with its evaluation of the merger, the McGrath board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weights to the different factors. Rather, the McGrath board views its recommendation as being based on the totality of the information presented to, and considered by, it. The McGrath board considered all of these factors and determined that these factors, as a whole, supported the conclusions and recommendations described above. Based on the factors outlined above, the McGrath board determined that the merger is advisable and in the best interests of McGrath and its shareholders.

    THE MCGRATH BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF MCGRATH AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AGREEMENT.

    See "Background of the Merger" beginning on page [ ], "Opinion of Financial Advisor to McGrath" below, "Material U.S. Federal Income Tax and Bermuda Tax Consequences" beginning on page [ ] and "Comparative Per Share Prices and Dividends" beginning on page [ ].

OPINION OF FINANCIAL ADVISOR TO MCGRATH


    Deutsche Bank Securities Inc., formerly known as Deutsche Banc Alex. Brown Inc., referred to throughout this document as "DBSI", acted as financial advisor to McGrath in connection with the merger. At the December 19, 2001 meeting of the McGrath board of directors, DBSI delivered its written opinion, dated as of such date, to the McGrath board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by DBSI, the merger consideration was fair, from a financial point of view, to McGrath and to the holders of McGrath shares.



    THE FULL TEXT OF DBSI'S WRITTEN OPINION, DATED DECEMBER 19, 2001, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY DBSI IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. MCGRATH SHAREHOLDERS ARE URGED TO READ DBSI'S OPINION IN ITS ENTIRETY. THE SUMMARY OF DBSI'S OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF DBSI'S OPINION.



    In connection with DBSI's role as financial advisor to McGrath, and in arriving at its opinion, DBSI has, among other things,


    - reviewed publicly available financial information and other information concerning McGrath and Tyco and internal analyses and other information furnished to it by McGrath;

    - held discussions with members of the senior management of McGrath and Tyco regarding the businesses and prospects of their respective companies;


    - reviewed the reported prices and trading activity for both McGrath common shares and Tyco common shares;


    - compared financial and stock market information for McGrath and Tyco with similar information for selected companies whose securities are publicly traded;

    - reviewed the financial terms of selected recent business combinations which it deemed comparable in whole or in part;

    - reviewed the terms of the merger agreement and related documents; and

    - performed such other studies and analyses and considered such other factors as it deemed appropriate.


    In preparing its opinion, DBSI did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning McGrath or Tyco, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, DBSI assumed and relied upon the accuracy and completeness of all such information. DBSI did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of McGrath or Tyco. With respect to the financial forecasts and projections made available to DBSI and used in its analysis, DBSI assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of McGrath as to the matters covered thereby. In rendering its opinion, DBSI expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. DBSI's opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to DBSI as of, the date of such opinion.



    For purposes of rendering its opinion, DBSI assumed that, in all respects material to its analysis, the representations and warranties of McGrath and Tyco Acquisition contained in the merger agreement are true and correct, that McGrath, Tyco Acquisition and Tyco will each perform all of the covenants and agreements to be performed by it under the merger agreement and all conditions to the obligations of each of McGrath and Tyco Acquisition to consummate the merger will be satisfied without any waiver thereof, and that Tyco's guarantee of Tyco Acquisition's obligations is in full force and effect. In addition, DBSI has been advised by McGrath, and accordingly assumed for purposes of rendering its opinion, that the Tyco common shares received by McGrath shareholders as merger consideration will be treated as part of a tax-free reorganization.



    DBSI's opinion does not address the fairness, from a financial point of view, of the merger consideration in the event McGrath elects to prevent termination of the merger agreement by Tyco where the average share price of Tyco common shares used to determine the exchange ratio is below $45.00.



    In connection with DBSI's role as financial advisor to McGrath and in arriving at its opinion, DBSI was not asked or authorized by McGrath to solicit, and did not solicit, interest from any other person with respect to the acquisition of McGrath or any of its assets.



    Set forth below is a brief summary of financial analyses performed by DBSI in connection with its opinion and reviewed with the McGrath board of directors at its meeting on December 19, 2001.



    HISTORICAL STOCK PERFORMANCE. DBSI reviewed and analyzed historical market prices and trading volume for McGrath common shares for the past twelve months, noting its closing price on December 19, 2001 of $24.97 was below its high price over the last twelve months (LTM) of $27.49, significantly above its low price over the last twelve months of $16.63, and similar to most of the historical average closing prices of McGrath common shares as detailed below:



                                                                 MCGRATH
                                                            COMMON SHARE PRICE
                                                            ------------------
December 19, 2001.........................................        $24.97
30 day average............................................        $25.18
60 day average............................................        $24.29
90 day average............................................        $24.49
180 day average...........................................        $24.48
360 day average...........................................        $23.27

    DBSI observed that the consideration to be received by the McGrath shareholders in the merger, based on a valuation of $38.00 per McGrath share, was above the trading ranges for McGrath common shares in all periods considered by DBSI.



    DBSI also noted that McGrath common shares had relatively low trading volume, with an average daily volume over the 30 days preceding and including December 19, 2001 of approximately 9,893 shares and over the past 180 days of approximately 15,000 shares.



    DBSI reviewed and analyzed historical market prices and trading volume for Tyco common shares for the past twelve months, noting the current price is below its high price over the last twelve months of $62.80, significantly above its low price over the last twelve months of $40.80, and at a premium to several historical average closing prices of Tyco common shares as detailed below:



                                                                   TYCO
                                                            COMMON SHARE PRICE
                                                            ------------------
December 19, 2001.........................................        $57.20
30 day average............................................        $57.00
60 day average............................................        $52.57
90 day average............................................        $51.67
180 day average...........................................        $52.18
360 day average...........................................        $52.95



    DBSI also noted that Tyco common shares are highly liquid, having a relatively high trading volume with an average daily volume over the past 30 days of approximately 10.2 million shares and over the past 180 days of approximately 9.7 million shares.



    ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. DBSI compared some of the financial information and commonly used valuation measurements for McGrath and Tyco to corresponding information and measurements for a group of publicly traded equipment leasing/modular space and large industrial conglomerate companies that DBSI deemed to be comparable to the businesses of McGrath and Tyco, respectively. DBSI refers to these companies which are listed below as the McGrath comparable companies and the Tyco comparable companies.


   MCGRATH COMPARABLE COMPANIES             TYCO COMPARABLE COMPANIES
   ----------------------------             -------------------------
- Mobile Mini, Inc.                 - Danaher Corporation
- Modtech Holdings, Inc.            - Emerson Electric Corporation
- United Rentals, Inc.              - General Electric Company
- Electro Rent Corporation          - United Technologies Corporation
                                    - Honeywell, Inc.


    DBSI compared, among other things:


    - common equity market valuation;


    - common equity market value as adjusted for debt and cash, which DBSI refers to as enterprise value;


    - ratios of enterprise value to: revenues; earnings before interest expense, income taxes and depreciation and amortization, referred to as EBITDA; and earnings before interest expense and income taxes, referred to as EBIT;

    - common equity market value as a multiple of net income for the last twelve months, referred to as LTM;

    - common equity market price per share as a multiple of estimated calendar 2002 earnings per share, referred to as the P/E multiple; and

    - the P/E multiple as a percentage of each selected company's estimated long term earnings growth rate.


    To calculate the trading multiples for McGrath, Tyco and their comparable companies, DBSI used publicly available information concerning historical and projected financial performance, including published historical financial information and earnings estimates reported by the Institutional Brokers Estimate System, referred to as IBES, and First Call. IBES and First Call are data services that monitor and publish compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.



    DBSI compared the valuation multiples implied by the proposed transaction to the valuation multiples of McGrath's comparable companies based upon the following:



                                                                                  MCGRATH COMPARABLE
                                                    MCGRATH                           COMPANIES
                                                    --------            --------------------------------------
                                                     $38.00               LOW           MEDIAN          HIGH
                                                    --------            --------       --------       --------
ENTERPRISE VALUE AS A MULTIPLE OF:
LTM Revenues......................................     3.6x               0.7x           1.4x           6.3x
LTM EBITDA........................................     6.8x               2.2x           4.7x          14.7x
LTM EBIT..........................................    10.3x               5.8x           7.5x          17.9x

SHARE PRICE AS A MULTIPLE OF:
Calendar Year 2002E EPS...........................    14.8x               8.2x          14.5x          21.1x



    DBSI observed that the consideration to be received by the McGrath shareholders in the merger, based on a valuation of $38.00 per share, was within the ranges implied by this analysis.



    DBSI compared the current valuation multiples of Tyco to the valuation multiples of Tyco's comparable companies based upon the following:



                                                     TYCO                    TYCO COMPARABLE COMPANIES
                                                   --------            --------------------------------------
                                                    $57.20               LOW           MEDIAN          HIGH
                                                   --------            --------       --------       --------
ENTERPRISE VALUE AS A MULTIPLE OF:
LTM Revenues.....................................     4.6x                1.2x           1.8x           4.8x
LTM EBITDA.......................................    16.2x                7.3x           8.8x          16.1x
LTM EBIT.........................................    20.4x                9.4x          11.2x          19.9x
SHARE PRICE AS A MULTIPLE OF:
Calendar Year 2002E EPS..........................    15.0x               14.7x          20.2x          25.8x
CALENDAR YEAR 2002E P/E AS % OF GROWTH RATE......    79.8%              118.4%         160.9%         195.1%



    None of the companies utilized as a comparison were identical to McGrath or Tyco. Accordingly, DBSI believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in DBSI's opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.



    ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. DBSI reviewed the financial terms, to the extent publicly available, of eleven completed mergers and acquisition transactions since 1997 involving companies in the modular space and equipment rental industries, referred to as the selected transactions. DBSI calculated various financial multiples and premiums over market value based on publicly available information for each of the selected transactions and compared them to corresponding financial multiples and premiums over market value for the merger, based on the proposed value. The transactions reviewed were:



DATE ANNOUNCED              TARGET (PUBLIC/PRIVATE)          ACQUIROR (PUBLIC/PRIVATE)      CONSIDERATION
--------------          --------------------------------  --------------------------------  -------------
  07/31/01              XTRA Corp.                        Berkshire Hathaway
                        PUBLICLY-TRADED                   PUBLICLY-TRADED                     Cash
  08/23/00              Miller Building Systems           Coachmen Industries
                        PUBLICLY-TRADED                   PUBLICLY-TRADED                     Cash
  04/20/00              BET USA, Inc.                     Ashtead Group
                        PRIVATELY-HELD                    PUBLICLY-TRADED                     Cash
  01/14/00              Cort Business Services            Wesco Financial Corp.
                        PUBLICLY-TRADED                   PRIVATELY-HELD                      Cash
  06/28/99              Rental Service Corp.              Atlas Copco
                        PUBLICLY-TRADED                   PUBLICLY-TRADED                     Cash
  09/04/98              SpaceMaster                       Williams Scotsman
                        PRIVATELY-HELD                    PRIVATELY-HELD                      Cash
  08/04/98              Penhall International             Bruckman Rosser
                        PRIVATELY-HELD                    PRIVATELY-HELD                      Cash
  06/16/98              U.S. Rentals                      United Rentals
                        PUBLICLY-TRADED                   PUBLICLY-TRADED                     Stock
  11/14/97              TMS, division of GE Capital       Electro Rent
                        PRIVATELY-HELD                    PUBLICLY-TRADED                     Cash
  06/09/97              Prime Service                     Atlas Copco
                        PUBLICLY-TRADED                   PUBLICLY-TRADED                     Cash
  04/14/97              Williams Scotsman                 The Cypress Group / Keystone
                        PRIVATELY-HELD                    Inc.
                                                          PRIVATELY-HELD                      Cash



    DBSI calculated for each of the selected transactions the multiples of the enterprise value for each target company implied by the transaction to the target company's last twelve months' revenues, EBITDA and EBIT and the equity value for each target company implied by the transaction to the target company's last twelve months' net income, based on publicly available information for each of the selected transactions, and compared these multiples to the corresponding multiples for the merger, based on the proposed value. The following table summarizes the analysis:


                                                     MCGRATH                     SELECTED TRANSACTIONS
                                                     --------            --------------------------------------
                                                      $38.00               LOW           MEDIAN          HIGH
                                                     --------            --------       --------       --------
ENTERPRISE VALUE AS A MULTIPLE OF:
LTM Revenues.......................................    3.6x                0.4x           2.3x           3.3x
LTM EBITDA.........................................    6.8x                2.1x           6.1x          10.9x
LTM EBIT...........................................   10.3x                4.8x          11.8x          17.9x

EQUITY VALUE AS A MULTIPLE OF:
LTM Net Income.....................................   17.2x                6.4x          13.3x          22.4x


    DBSI observed that the consideration to be received by the McGrath shareholders in the merger, based on a valuation of $38.00 per share, was within the ranges implied by this analysis.



    All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the five year period during which the selected transactions occurred. Because the reasons for, and circumstances surrounding, each of the selected transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of McGrath and the companies involved in the selected transactions, DBSI believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in DBSI's opinion, concerning differences between the characteristics of the selected transactions and the merger that could affect the value of the subject companies and businesses and McGrath.



    PREMIUMS PAID ANALYSIS. DBSI reviewed the financial terms of the six selected transactions involving publicly traded targets. DBSI calculated for each of these transactions the premium or discount to the acquired company's per share market price one day prior to the announcement of the transaction and four weeks prior to the announcement of the transaction. The following table summarizes the analysis:


                                                              ONE DAY PRIOR   FOUR WEEKS PRIOR
                                                              -------------   ----------------
Low.........................................................       5.2%              0.3%
Median......................................................      15.6%             15.4%
High........................................................      67.2%             69.1%

Proposed transaction........................................      52.2%             48.1%


    DBSI also reviewed the financial terms of a broader group of 122 mergers and acquisition transactions involving publicly traded targets in which the transaction value was between $250 million and $750 million and which were completed since January 2000. DBSI calculated for each of these selected transactions the premium or discount to the acquired company's per share market price one day prior to the announcement of the transaction and four weeks prior to the announcement of the transaction. The following table summarizes the analysis:


                                                              ONE DAY PRIOR   FOUR WEEKS PRIOR
                                                              -------------   ----------------
Low.........................................................      (20.1%)           (21.6%)
Median......................................................       29.8%             49.3%
High........................................................      119.6%            132.8%

Proposed transaction........................................       52.2%             48.1%


    DBSI observed that the consideration to be received by the McGrath shareholders in the merger, based on a valuation of $38.00 per share, was within the ranges implied by this analysis.



    DISCOUNTED CASH FLOW ANALYSIS. DBSI performed a discounted cash flow analysis for McGrath. DBSI calculated the discounted cash flow values for McGrath as the sum of the net present values of (1) the estimated future free cash flow that McGrath will generate for the years 2002 through 2006, plus
(2) the value of McGrath at the end of such period. The estimated future cash flows were based on the financial projections for McGrath for the years 2002 through 2006 prepared by McGrath management. The terminal values of McGrath were calculated based on projected EBITDA for 2006 and a range of multiples of 6.5x to 7.5x in the case of McGrath's modular business and on projected EBIT for 2006 and a range of multiples of 6.5x to 7.5x in the case of McGrath's test and measurement business. DBSI used discount rates ranging from 11.0% to 13.0%. DBSI used such discount rates based on its judgment of the estimated weighted average cost of capital of McGrath, Mobile Mini, United Rentals and Electro Rent and used such multiples based, in part, on its review of the trading characteristics of the common stock of these companies. This analysis indicated a range of values of $33.95 to $42.52 per share, and a midpoint value of $38.08 per share. DBSI observed that the consideration to be received by the McGrath shareholders in the merger, based on a valuation of $38.00 per share, was within the ranges implied by this analysis.



    DBSI also performed a discounted cash flow analysis for Tyco. DBSI calculated the discounted cash flow values for Tyco as the recent value of CIT as indicated in publicly available equity research materials plus the sum of the net present values of (1) the estimated future free cash flow that Tyco's other industrial and service businesses will generate for the years 2002 through 2011, plus (2) the value of Tyco's other industrial and service businesses at the end of such period. The estimated future cash flows were based on the financial projections from publicly available research materials. The terminal values of Tyco were calculated based on projected free cash flow for 2011 and a range of perpetual free cash flow growth rates of 4.0% to 6.0%. DBSI used discount rates ranging from 10.0% to 12.0%. DBSI used such discount rates based on its judgment of the estimated weighted average cost of capital of Tyco, Danaher, Emerson Electric, General Electric, United Technologies and Honeywell. This analysis indicated a range of values of $54.62 to $107.73 per share, and a midpoint value of $72.44 per share.



    PRO FORMA COMBINED EARNINGS ANALYSIS. DBSI analyzed pro forma effects of the merger. Based on the analysis, DBSI computed the resulting accretion/dilution to Tyco's estimated EPS for the calendar year ending
December 31, 2002 assuming a mix of merger consideration consisting of 50% Tyco common shares/50% cash and a mix of merger consideration consisting of 75% Tyco common shares/25% cash. DBSI noted that based on a mix of merger consideration consisting of 50% Tyco common shares/50% cash, a $45.00--$61.00 range of market values for Tyco common shares and an assumed closing date of December 31, 2001, the merger would be between 0.07% and 0.14% accretive to Tyco's EPS for the calendar year ending December 31, 2002. DBSI noted that based on a mix of merger consideration consisting of 75% Tyco common shares/25% cash, a $45.00--$61.00 range of market values for Tyco common shares and an assumed closing date of December 31, 2001, the merger would be between 0.01% dilutive and 0.10% accretive to Tyco's EPS for the calendar year ending December 31, 2002. The analysis did not incorporate any potential revenue or cost savings synergies which could result from the merger. Shareholders should note that Tyco's fiscal year end is September 30.



    The foregoing summary describes all analyses and factors that DBSI deemed material in its presentation to the McGrath board of directors, but is not a comprehensive description of all analyses performed and factors considered by DBSI in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. DBSI believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, DBSI did not assign specific weights to any particular analyses and did not observe any specific factors that did not support its fairness determination.



    In conducting its analyses and arriving at its opinion, DBSI utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling DBSI to provide its opinion to the McGrath board of directors as to the fairness of the merger consideration and do not purport to be appraisals of the value of McGrath's and Tyco's businesses or securities, or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, DBSI made, and was provided by McGrath's management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond McGrath's and Tyco's control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of McGrath, Tyco or their respective advisors, neither McGrath nor DBSI nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.



    The terms of the merger were determined through negotiations between McGrath and Tyco and were approved by the McGrath board of directors. Although DBSI provided advice to McGrath during the course of these negotiations, the decision to enter into the merger was solely that of the McGrath board of directors. As described above, the opinion and presentation of DBSI to the McGrath board of directors were only one of a number of factors taken into consideration by the McGrath board of directors in making its determination to approve the merger. DBSI's opinion was provided to the McGrath board of directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any holder of McGrath common shares as to how to vote with respect to the merger.



    McGrath selected DBSI as financial advisor in connection with the merger based on DBSI's qualifications, expertise, reputation and experience in mergers and acquisitions. McGrath has retained DBSI pursuant to a letter agreement dated November 28, 2001. As compensation for DBSI's services in connection with the merger, a cash fee of $1.1 million has become payable for the retention of its financial advisory services and for rendering a fairness opinion. In addition, under the terms of the letter agreement, McGrath has agreed to pay an additional cash fee of $1.9 million if the merger is consummated. Regardless of whether the merger is consummated, McGrath has agreed to reimburse DBSI for reasonable fees and disbursements of DBSI's counsel and all of DBSI's reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of DBSI under the letter agreement. McGrath has also agreed to indemnify DBSI and related persons to the full extent lawful against liabilities, including liabilities under the federal securities laws arising out of its engagement or the merger.



    DBSI is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. DBSI is an affiliate of Deutsche Bank AG, which, together with its affiliates, is referred to as the DB Group. One or more members of the DB Group have, from time to time, provided investment banking services to McGrath, and investment banking, commercial banking (including extension of credit) and other financial services to Tyco or its affiliates, for which it has received compensation. During the last two years preceding the DBSI fairness opinion, DB Group received or earned the right to receive compensation of approximately $7.7 million from Tyco and received no compensation from McGrath. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Tyco and McGrath for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.



    THE FULL TEXT OF DBSI'S OPINION IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS.


REASONS OF TYCO FOR THE MERGER

    At a meeting held on December 12, 2001, the executive committee of Tyco's board of directors determined that the acquisition of McGrath was in keeping with its corporate strategy of complementing its internal growth with acquisitions that are likely to benefit from cost reductions and synergies when combined with Tyco's existing operations and that are expected to be immediately accretive to earnings per share.

    In reaching its decision to approve the merger, Tyco's executive committee considered the following material factors:


    - the expectation that McGrath's business could be readily integrated with CIT's equipment rental and finance group;


    - the quality and experience of McGrath's management and the historical success of its business strategy;

    - the prospects for the geographic expansion of McGrath's business, particularly its modular building business which is currently limited to California and Texas;

    - the expectation that, as part of CIT, McGrath will have the ability to deploy capital more efficiently and at lower cost than it is able to do currently;


    - the expectation that the merger, before restructuring and similar charges and assuming the realization of certain cost savings and synergies, would be immediately accretive to Tyco's earnings per share;

    - the prospect of utilization of McGrath's businesses as a platform for future acquisitions in the markets served by McGrath; and

    - Tyco's history of growth through acquisitions, including its substantial experience integrating acquired businesses with existing operations and thereby achieving synergies and cost savings.


    - the expectation that Tyco would realize a cost savings of approximately $8.6 million through a reduction in headcount, the consolidation and streamlining of operations and infrastructure, improved utilization and reduction of inventory and the closure of redundant facilities.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

GENERAL


    The executive officers and directors of McGrath, in their capacity as such, may be deemed to have interests in the merger that are in addition to or different from their interests as shareholders of McGrath generally. These include, among other things, provisions in the merger agreement relating to indemnification and the acceleration and/or payouts of benefits under certain agreements and employee benefit plans. McGrath's board of directors was aware of these interests and considered them, among other matters, in approving the merger and the merger agreement. As of May 20, 2002, the directors and executive officers of McGrath and their affiliates hold approximately 26% of the outstanding McGrath common shares.


AGREEMENTS WITH EXECUTIVES

    TRANSITIONAL SERVICES AGREEMENT WITH ROBERT P. MCGRATH AND CONFIDENTIALITY
     AND NON-COMPETITION AGREEMENTS WITH MR. MCGRATH AND JOAN M. MCGRATH

    Concurrent with the execution of the merger agreement, McGrath and Robert P. McGrath, the chairman and chief executive officer of McGrath, entered into a transitional services agreement. Additionally, at the same time, McGrath and Tyco Acquisition entered into confidentiality and non-competition agreements with Mr. McGrath and Joan M. McGrath, a director of McGrath and the wife of Mr. McGrath. These agreements will be effective upon the consummation of the merger.


    During the three-month term of the transitional services agreement, McGrath will pay Mr. McGrath at an annual rate of $430,000, the same amount as he received before the merger as base salary, and will provide Mr. McGrath with benefits that are comparable in the aggregate to those he received before the merger. After the expiration of the term, McGrath will provide Mr. McGrath with continued medical and health insurance coverage under COBRA and, subsequent to the expiration of COBRA benefits, through other arrangements up to three years, in either case at no cost to Mr. McGrath. Three months after the closing of the merger (or earlier under certain circumstances) McGrath will pay Mr. McGrath $1,000,000.


    The confidentiality and non-competition agreements subject Mr. and Mrs. McGrath to confidentiality restrictions and, for five years after the merger, certain non-competition, non-solicitation and non-defamation covenants concerning McGrath, Tyco and each of their affiliates.

    EMPLOYMENT AGREEMENT WITH DENNIS KAKURES


    Concurrent with the execution of the merger agreement, CIT entered into a three-year employment agreement with Dennis Kakures, the president and chief operating officer of McGrath, that will become effective upon the consummation of the merger. Under the agreement, after the merger, CIT will employ
Mr. Kakures as the president of CIT Rental Company. The agreement provides
Mr. Kakures with the following benefits: (1) an annual base salary of $335,000 (subject to salary adjustments), (2) a minimum bonus of $251,250 for the 2002 fiscal year, provided that Mr. Kakures remains employed with CIT or one of its affiliates on September 30, 2002, (3) the right to participate in those of CIT's executive bonus and incentive compensation plans for which an employee at his level is eligible, (4) options to purchase 50,000 Tyco common shares, at a purchase price equal to the fair market value of Tyco common shares at the effective time of the merger, that will vest on the third anniversary of the date of the grant, (5) a grant of 10,000 restricted Tyco common shares, which will vest in three equal increments following the completion of the 2002, 2003 and 2004 fiscal years, and (6) an additional grant of restricted Tyco common shares in replacement of Mr. Kakures' rights under McGrath's 2000 Long-Term Stock Bonus Plan, which would have entitled Mr. Kakures to restricted McGrath shares based upon the future achievement of certain performance goals. The additional restricted shares will vest on the first and second anniversary of the consummation of the merger.



    Additionally, the employment agreement provides that if Mr. Kakures terminates his employment for specified reasons or if CIT terminates him without cause during the employment term, he is entitled to (1) 24 months of severance payments, equal in the aggregate to two times his current base salary plus two times the average of the annual bonuses, if any, he receives from CIT or McGrath, as applicable, in the two years prior to his termination; (2) an amount equal to his pro-rata annual bonus, based on his target bonus, for that portion of the year of termination up to the termination date; and (3) accelerated vesting of the additional restricted shares.



    The employment agreement also subjects Mr. Kakures to confidentiality restrictions and, for two years after his termination of employment, certain non-competition, non-solicitation and non-disparagement covenants concerning CIT and its affiliates. If Mr. Kakures breaches any of these covenants, CIT will be relieved of its obligation to make any severance or other payments to Mr. Kakures.


MCGRATH SEVERANCE PLAN

    The merger agreement allows McGrath to adopt a severance plan for all of its employees, including executive officers, other than employees that have separate written contracts providing for payments and benefits conditioned upon termination of employment. McGrath plans to adopt such a severance plan prior to the consummation of the merger. The severance plan would provide eligible employees who are terminated without cause under specified circumstances within nine months following the consummation of the merger with the following benefits:

    - severance payments of up to a maximum of 24 months of base salary (or the greater of base salary plus incentive bonuses or base salary in the case of salespeople and regional business developers), generally based on an employee's length of service to McGrath and whether the employee is an officer, manager or supervisor;

    - unvested stock options granted to employees under McGrath RentCorp 1987 Incentive Stock Option Plan will become fully vested as of the date of the employee's termination; and

    - Tyco Acquisition will pay to continue the eligible employee's health benefits pursuant to their rights under COBRA for the same number of months as they are provided severance, but no more than 18 months.

    Even if adopted, the severance plan will not be effective if the merger is not consummated.

STOCK OPTIONS UNDER THE 1998 STOCK OPTION PLAN

    EMPLOYEES AND EXECUTIVES.

    Under the terms of the stock option agreements (except for the agreements entered into with McGrath's non-employee directors) evidencing options granted under the McGrath RentCorp 1998 Stock Option Plan, for all employees, including executives, holding such options, if the optionee's employment with McGrath is terminated involuntarily within 2 years following the consummation of the merger, the option will become fully vested and exercisable as of the date of such termination of employment.

    NON-EMPLOYEE DIRECTORS.


    Under the terms of the stock option agreements entered into with McGrath's non-employee directors under the McGrath RentCorp 1998 Stock Option Plan, upon consummation of the merger, each option automatically will become fully vested and exercisable. The non-employee directors of McGrath hold, in the aggregate, options to purchase approximately 62,000 McGrath shares. If the non-employee directors receive consideration of $38.00 for each of the McGrath shares underlying their options, such options will have an aggregate value, net of exercise prices, of $1,110,269. Based on the closing price of a Tyco share on
[     ], 2002 and assuming an exchange ratio of 0.8444, such options will have
an aggregate value, net of exercise prices, of $[     ]. With respect to 12,000
of these shares, the options are exercisable for ten years from the date of grant, even if the option recipient no longer is a director of McGrath, while the remaining options expire three months after the option recipient ceases to be a director.


INDEMNIFICATION OF MCGRATH DIRECTORS AND OFFICERS

    Under the merger agreement, for a period of not less than six years, Tyco Acquisition will provide McGrath's current directors and officers with an insurance and indemnification policy that provides for coverage for events occurring at or prior to the merger. This directors and officers insurance must be no less favorable than McGrath's existing insurance policy coverage, but Tyco Acquisition is not required to pay annual premiums that are more than 2.5 times the current annual insurance premium.

MATERIAL U.S. FEDERAL INCOME TAX AND BERMUDA TAX CONSEQUENCES

U.S. FEDERAL INCOME TAX CONSEQUENCES


    The following discussion is a summary of the material U.S. federal income tax consequences of the exchange of McGrath common shares for Tyco common shares and/or cash in the merger and the ownership of Tyco common shares. The discussion which follows is based on the U.S. Internal Revenue Code, Treasury Regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect.



    The discussion below, except where specifically noted, does not address the effects of any state, local or non-U.S. tax laws. In addition, the discussion below relates to persons who hold McGrath common shares and will hold Tyco common shares as capital assets. The tax treatment of a McGrath shareholder may vary depending upon such shareholder's particular situation, and certain shareholders may be subject to special rules not discussed below. Such shareholders would include, for example, partners of partnerships that hold McGrath common shares or will hold Tyco common shares, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, shareholders who hold McGrath common shares as part of a hedge, straddle, constructive sale or conversion transaction, and individuals who received McGrath common shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not address the tax consequences to any McGrath shareholder who will own 5% or more of either the total voting power or the total value of the outstanding Tyco common shares after the merger, determined taking into account ownership under the applicable attribution rules of the U.S. Internal Revenue Code and applicable Treasury Regulations.



    As used in this section, a "U.S. Holder" means a beneficial owner of McGrath common shares who exchanges McGrath common shares for Tyco common shares and/or cash in the merger and who is, for U.S. federal income tax purposes:


    - a citizen or resident of the U.S.;

    - a corporation, partnership or other entity, other than a trust, created or organized in or under the laws of the U.S. or any political subdivision thereof;

    - an estate whose income is subject to U.S. federal income tax regardless of its source; or

    - a trust

      (1) if, in general, a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions or

      (2) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.


    As used in this section, a "non-U.S. Holder" is a holder of McGrath common shares who exchanges McGrath common shares for Tyco common shares and/or cash in the merger and who is not a U.S. Holder.


1.  CONSEQUENCES OF THE MERGER


    a. Reorganization treatment



    Consummation of the merger is conditioned upon the receipt by Tyco of the opinion of PricewaterhouseCoopers LLP and by McGrath of the opinion of Morrison & Foerster LLP, each of which will be rendered as of the time the merger becomes effective, that the merger will constitute a reorganization for U.S. federal income tax purposes. The tax opinions will be based on, among other things, facts existing as of the consummation of the merger, certain representations as to factual matters made by Tyco, Tyco Acquisition and McGrath and the assumption that the merger is consummated in accordance with the terms of the merger agreement. Such representations or assumption, if incorrect in material respects, could jeopardize the conclusions reached in the opinions. No ruling has been or will be obtained from the U.S. Internal Revenue Service with respect to the merger. The opinions of the tax advisors are not binding on the U.S. Internal Revenue Service or the courts, and no assurance can be given that the U.S. Internal Revenue Service would not be able to successfully challenge the conclusions expressed in such opinions.



    For the merger to qualify as a reorganization for U.S. federal income tax purposes, among other requirements, the Tyco common shares delivered in the merger must represent a substantial portion of the overall consideration received by McGrath shareholders. If the value of the Tyco common shares received by McGrath shareholders constitutes less than 40% of the overall merger consideration, the Tyco common shares may not represent a substantial portion of the overall merger consideration for U.S. federal income tax purposes. The value of the Tyco common shares received in the merger relative to the overall value of the merger consideration will depend on the percentage of the McGrath shares exchanged for cash and the percentage exchanged for Tyco shares, the exchange ratio and the value of a Tyco share at the effective time of the merger.



    The closing price of a Tyco common share on [      ], 2002 was $[  ]. If
this were the price of a Tyco share at the time McGrath shareholders make their election, which would correspond to $[ ] in value for each McGrath share exchanged for Tyco shares at an exchange ratio of 0.8444, the parties anticipate that a substantial majority of McGrath shareholders would elect to receive cash for their shares. In such event, as a result of proration, 50% of the McGrath shares would be exchanged for cash. Assuming that 50% of the McGrath shares are exchanged for cash and Tyco does not agree to an exchange ratio that is higher than 0.8444, then the value of a Tyco common share on the effective date must be approximately $30.00 or higher for the value of the Tyco common shares received by McGrath shareholders to constitute at least 40% of the overall merger consideration. If a tax opinion cannot be delivered because the Tyco common shares do not represent a substantial portion of the overall merger consideration, then with McGrath's consent, the percentage of McGrath shares exchanged for Tyco common shares will be increased so that the tax opinions can be delivered. If the share portion of the consideration is not increased, McGrath may elect to require Tyco to proceed with the acquisition of McGrath on a taxable basis.



    Both PricewaterhouseCoopers LLP and Morrison & Foerster LLP are of the opinion that, based on, among other things, facts existing as of the date hereof, certain representations made as of the date hereof by Tyco, Tyco Acquisition and McGrath and the assumptions that the value of the Tyco common shares at the date the merger becomes effective constitutes a substantial portion of the overall merger consideration received by McGrath shareholders, and that, if necessary, McGrath will elect to increase the Tyco share portion of the overall merger consideration to permit the tax opinions to be issued, and that the merger is consummated in accordance with the terms of the merger agreement, the merger will qualify as a reorganization. The remainder of this section 1.a assumes that the merger will qualify as a reorganization. Section 1.b below discusses the consequences of the merger to McGrath shareholders if the merger is consummated on a taxable basis.


    RECEIPT ONLY OF CASH


    In general, a McGrath shareholder who receives only cash in exchange for its McGrath common shares in the merger, including as a result of exercising dissenters' rights, will recognize capital gain or loss equal to the difference between the amount of cash received and such shareholder's adjusted tax basis in the McGrath common shares surrendered, except to the extent the shareholder actually or constructively owns Tyco common shares and, as a result, the receipt of cash is treated as a distribution of a dividend for U.S. federal income tax purposes. See generally "Possible characterization of gain recognized as ordinary dividend income" below. Such capital gain or loss will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is more than one year.


    RECEIPT ONLY OF TYCO COMMON SHARES


    A McGrath shareholder who receives only Tyco common shares in the merger will not recognize any gain or loss upon such exchange, except to the extent cash is received in lieu of a fractional Tyco common share, which will be taxed as discussed below. The aggregate adjusted tax basis of Tyco common shares received in such exchange, including any fractional interest in a Tyco common share for which cash is received, will be equal to the aggregate adjusted tax basis of the McGrath common shares surrendered therefor. The holding period of the Tyco common shares will include the holding period of the McGrath common shares surrendered therefor.

    RECEIPT OF TYCO COMMON SHARES AND CASH


    A McGrath shareholder who receives a combination of a prorated amount of cash and a prorated fraction of a Tyco common share in the merger will recognize gain, if any, with respect to the shares so exchanged but only to the extent of the lesser of (a) the amount of gain realized with respect to the McGrath common shares and (b) the amount of cash received, other than cash received in lieu of a fractional share, which is discussed below. The amount of gain realized with respect to the exchanged McGrath common shares will equal the excess, if any, of the cash, including cash received in lieu of a fractional share, and the fair market value of the Tyco common shares received over such shareholder's adjusted tax basis in the McGrath common shares exchanged therefor. No loss will be recognized by a McGrath shareholder who receives a combination of cash and Tyco common shares in the merger, except in connection with cash received in lieu of a fractional share as discussed below. The determination of gain, which is recognized, or loss, which is not, is to be made on a share by share basis. That is, each McGrath share, or block of shares acquired at the same price, will be treated as exchanged for a pro rata portion of cash and Tyco common shares.


    Any gain recognized will be treated as capital gain unless, as discussed below, the receipt of the cash has the effect of the distribution of a dividend for U.S. federal income tax purposes. See generally "Possible characterization of gain recognized as ordinary dividend income" below. Any capital gain will be long-term capital gain if, as of the date of the exchange, the holding period for such shares is more than one year.


    The adjusted tax basis of the Tyco common shares received in such exchange, including any fractional interest in a Tyco common share for which cash is received, generally will be equal to the tax basis of the McGrath common shares surrendered therefor, decreased by the amount of cash received and increased by the amount of gain or dividend income recognized, if any. The holding period of the Tyco common shares received will include the holding period of the McGrath common shares exchanged therefor. As a result of these "substitute" basis rules, in general, any inherent gain or loss with respect to McGrath common shares that is not recognized in the exchange will be reflected as the difference between the basis and the value of the Tyco common shares received therefor.


    POSSIBLE CHARACTERIZATION OF GAIN RECOGNIZED AS ORDINARY DIVIDEND INCOME

    If a McGrath shareholder receives cash in connection with the merger and the receipt of such cash has the effect of the distribution of a dividend, any gain recognized by such shareholder will be treated as ordinary dividend income to the extent of such shareholder's ratable share of the accumulated earnings and profits of McGrath, though it is possible that the relevant accumulated earnings and profits for these purposes are those of Tyco, not McGrath.


    In determining whether the receipt of cash by a McGrath shareholder pursuant to the merger has the effect of a distribution of a dividend, a McGrath shareholder will be treated as if the portion of the McGrath common shares exchanged for cash in the merger had instead been exchanged for Tyco common shares, followed immediately by a redemption of such hypothetical shares by Tyco for cash, referred to in this document as the "hypothetical redemption". Under that analysis, any gain recognized by a McGrath shareholder will be capital gain rather than dividend income if the hypothetical redemption is "not essentially equivalent to a dividend" or is "substantially disproportionate" with respect to such shareholder, taking into account in each case the shareholder's actual and constructive ownership of Tyco common shares.


    The hypothetical redemption would be "not essentially equivalent to a dividend" with respect to a McGrath shareholder if, based on all the facts and circumstances, it results in a "meaningful reduction" in such shareholder's percentage ownership of Tyco common shares. The United States Internal Revenue Service has indicated in a published ruling that a shareholder in a publicly-held corporation whose relative stock interest in the corporation is minimal and who exercises no control over corporate affairs is generally treated as having had a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the shareholder's actual and constructive ownership before and after the hypothetical redemption. In that ruling, a reduction from .0001118% to .0001081% was held to be a meaningful reduction.

    The hypothetical redemption transaction would be "substantially disproportionate," and therefore would not have the effect of a distribution of a dividend, with respect to a McGrath shareholder, if the percentage of Tyco common shares actually and constructively owned by such shareholder immediately after the hypothetical redemption is less than 80% of the percentage of Tyco common shares actually, hypothetically and constructively owned by such shareholder immediately after both the actual and deemed receipt of the Tyco common shares but before the hypothetical redemption.


    Because the application of the above described tests depends upon each shareholder's particular circumstances, McGrath shareholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their McGrath common shares will be treated as a dividend and with respect to the consequences thereof, including the eligibility of McGrath shareholders that are corporations for a dividends-received-deduction and treatment of the dividend as an "extraordinary dividend" under section 1059 of the U.S. Internal Revenue Code.


    CASH RECEIVED IN LIEU OF A FRACTIONAL TYCO COMMON SHARE

    A McGrath shareholder who receives cash in lieu of a fractional Tyco common share will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Tyco. Such a deemed redemption will be treated as a sale of the fractional share, provided that it either is "not essentially equivalent to a dividend" or is "substantially disproportionate" with respect to the McGrath shareholder, as discussed in the preceding section. If the deemed redemption is treated as a sale of a fractional share, a McGrath shareholder will recognize gain or loss equal to the difference between the amount of cash received and the portion of the basis of the Tyco common shares allocable to such fractional share interest. Such gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is more than one year.


    PRORATION RULES



    If a McGrath shareholder who makes an effective share election for all of such shareholder's McGrath common shares receives cash as a result of the proration rules, the U.S. federal income tax consequences will be those described above for a shareholder who receives a combination of shares and cash in the merger. Similarly, if a McGrath shareholder who makes an effective cash election for all of such shareholder's McGrath common shares receives Tyco common shares as a result of the proration rules, the tax consequences will be those described above for a shareholder who receives a combination of cash and shares in the merger. The actual U.S. federal income tax consequences to each McGrath shareholder of making a cash election or share election will not be ascertainable at the time the election is made because shareholders of McGrath will not know at such time if, or to what extent, the proration rules and the increase in the maximum Tyco share amount with McGrath's consent described above on page [ ] under the caption "Reorganization treatment" will apply.



    NON-U.S. HOLDERS



    Non-U.S. Holders who receive cash in the merger will not be subject to U.S. income or withholding tax except as set forth in paragraph 2.b below, applied with respect to McGrath common shares, or unless the receipt of the cash is taxable as a dividend, as discussed above, in which case such amount may be subject to tax at a 30% rate, or at such lower rate set forth in an applicable treaty.

    b. Taxable acquisition



    If, as discussed above, one or both tax opinions is not rendered and McGrath elects to require Tyco to proceed with the acquisition of McGrath on a taxable basis, McGrath shareholders will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of the Tyco common shares received and their adjusted tax bases in the McGrath common shares exchanged. The gain or loss will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is more than one year. The basis of the Tyco common shares received will be equal to their fair market value at the effective time and the holding period of such shares will begin on the day following the time the merger becomes effective. Non-U.S. Holders will not be subject to U.S. income or withholding tax with respect to any such gain except as set forth in paragraph 2.b below, applied with respect to McGrath common shares.



    c. Consequences to McGrath, Tyco and Tyco Acquisition


    No income, gain or loss will be recognized by McGrath, Tyco or Tyco Acquisition as a result of the merger and the transfer to McGrath shareholders of the Tyco common shares provided by Tyco to Tyco Acquisition pursuant to the merger, whether the merger is consummated as a reorganization or whether McGrath elects, pursuant to the merger agreement, to require Tyco to proceed with the acquisition of McGrath on a taxable basis.

2.  OWNERSHIP OF TYCO COMMON SHARES

    a.  U.S. Holders

    DISTRIBUTIONS

    Distributions made to U.S. Holders of Tyco common shares will be treated as dividends and taxable as ordinary income to the extent that such distributions are made out of Tyco's current or accumulated earnings and profits as determined for U.S. federal income tax purposes, with any excess being treated as a tax-free return of capital which reduces such U.S. Holder's tax basis in the Tyco common shares to the extent thereof, and thereafter as capital gain from the sale or exchange of property. The U.S. federal income tax treatment described in the immediately preceding sentence applies whether or not such distributions are treated as a return of capital for non-tax purposes. Amounts taxable as dividends generally will be treated as foreign source "passive" income for foreign tax credit purposes. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution by Tyco. U.S. Holders of Tyco common shares that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions by Tyco, because Tyco is a foreign corporation.

    DISPOSITION

    Gain or loss recognized by a U.S. Holder of Tyco common shares on the sale, exchange or other taxable disposition of Tyco common shares will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized on such sale, exchange or other disposition and such U.S. Holder's adjusted tax basis in the Tyco common shares surrendered. Such gain or loss will be long term capital gain or loss if such U.S. Holder's holding period for its Tyco common shares is more than one year at the time of disposition. Any gain or loss so recognized generally will be U.S. source.

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    b.  Non-U.S. Holders

    DISTRIBUTIONS AND DISPOSITION

    In general, and subject to the discussion below under "Information Reporting and Backup Withholding," a non-U.S. Holder will not be subject to U.S. federal income or withholding tax on income from distributions with respect to, or gain upon the disposition of, Tyco common shares, unless either (1) the income or gain is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the U.S. or (2) in the case of gain realized by an individual non-U.S. Holder upon a disposition of Tyco common shares, the non-U.S. Holder is present in the U.S. for 183 days or more in the taxable year of the sale and certain other conditions are met.

    In the event that clause (1) in the preceding paragraph applies, such income or gain generally will be subject to regular U.S. federal income tax in the same manner as if such income or gain, as the case may be, were realized by a U.S. Holder. In addition, if such non-U.S. Holder is a non-U.S. corporation, such income or gain may be subject to a branch profits tax at a rate of 30%, although a lower rate may be provided by an applicable income tax treaty. In the event that clause (2), but not clause (1), in the preceding paragraph applies, the gain generally will be subject to tax at a rate of 30%, or such lower rate as may be provided by an applicable income tax treaty.

3.  INFORMATION REPORTING AND BACKUP WITHHOLDING

    Certain U.S. Holders may be subject to information reporting with respect to the receipt of cash in the merger and with respect to payments of dividends on, and the proceeds of the disposition of, Tyco common shares. U.S. Holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding. U.S. Holders should consult their tax advisors regarding the imposition of backup withholding and information reporting with respect to the receipt of cash in the merger and with respect to distributions on, and dispositions of, Tyco common shares.


    If the McGrath common shares are held by a non-U.S. Holder through a non-U.S., and non-U.S. related, broker or financial institution, information reporting and backup withholding generally would not be required with respect to the receipt of cash in the merger. If the Tyco common shares are held by a non-U.S. Holder through a non-U.S., and non-U.S. related, broker or financial institution, information reporting and backup withholding generally would not be required with respect to distributions on and dispositions of Tyco common shares. Information reporting, and possibly backup withholding, may apply if the McGrath common shares or Tyco common shares are held by a non-U.S. Holder through a U.S., or U.S. related, broker or financial institution and the non-U.S. Holder fails to provide appropriate information. Non-U.S. Holders should consult their tax advisors regarding the imposition of backup withholding and information reporting with respect to the receipt of cash in the merger and with respect to distributions on and dispositions of Tyco common shares.


BERMUDA TAX CONSEQUENCES


    In the opinion of Appleby, Spurling & Kempe, attorneys in Bermuda for Tyco, there will be no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of the delivery of Tyco common shares and/or cash to McGrath shareholders in exchange for McGrath common shares pursuant to the merger. In addition, as of the date hereof, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of capital gains realized on a disposition of Tyco common shares or in respect of distributions by Tyco with respect to Tyco common shares. Furthermore, Tyco has received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 an undertaking that, in the event of there being enacted in Bermuda any legislation imposing any tax computed on profits or income, including any dividend or capital gains withholding tax, or computed on any capital assets, gain or appreciation or any tax in the nature of an estate or inheritance tax or duty, the imposition of such tax shall not be applicable to Tyco or any of its operations, nor to its common shares nor to obligations of Tyco until the year 2016. This undertaking applies to Tyco common shares. It does not, however, prevent the application of Bermuda taxes to persons ordinarily resident in Bermuda.


    THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AGREEMENT. MCGRATH SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE MERGER TO THEM.

ACCOUNTING TREATMENT

    The merger will be treated as a purchase for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of McGrath will be recorded in Tyco's consolidated financial statements at their estimated fair market value at the date of the merger, with the remaining purchase price reflected as goodwill.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

    Each of Tyco Acquisition and McGrath have agreed to use, and Tyco Acquisition has committed to cause Tyco to use, its reasonable best efforts to obtain all regulatory approvals required in order to consummate the merger. Tyco, Tyco Acquisition and McGrath have either filed, or intend to file promptly after the date of this proxy statement/prospectus, applications and notifications to obtain the required regulatory approvals. Tyco and McGrath cannot provide any assurances that the required regulatory approvals will be obtained and, if obtained, Tyco and McGrath cannot provide assurances as to the date of any of these approvals or the absence of any litigation challenging them. Tyco and McGrath are not aware of any other material governmental approvals or actions that are required prior to consummation of the merger other than those described below.

ANTITRUST MATTERS


    The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits Tyco and McGrath from completing the merger until certain information and materials have been furnished to the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting periods have expired or been terminated. Tyco and McGrath filed their Premerger Notification and Report Form pursuant to the HSR Act with the FTC and the Antitrust Division of the U.S. Department of Justice and were granted early termination of the applicable waiting period as of January 24, 2002. Even though the waiting period has been terminated, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or compel a divestiture of the shares being acquired or substantial assets of Tyco or McGrath.


    Neither Tyco nor McGrath believes that the consummation of the merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that no governmental agency will challenge the merger on antitrust grounds. State antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or to impose conditions on the merger.

U.S. FEDERAL SECURITIES LAW CONSEQUENCES

    McGrath shareholders who receive Tyco common shares in the merger can freely transfer such shares, except that persons who are deemed to be "affiliates," as such term is defined under the Securities Act, of McGrath prior to the merger may only sell shares they receive in the merger in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. Individuals or entities that control, are controlled by, or are under common control with, McGrath, including directors and certain officers of McGrath, are considered to be affiliates.

    In general, under Rule 145, for one year following the consummation of the merger, McGrath affiliates will be subject to the following restrictions on the public sale of Tyco common shares acquired in the merger:

    - a McGrath affiliate, together with certain related persons, may sell only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act;

    - the number of Tyco common shares a McGrath affiliate may sell, together with certain related persons and certain persons acting in concert, within any three-month period may not exceed the greater of 1% of the outstanding Tyco common shares or the average weekly trading volume of such shares during the four calendar weeks preceding such sale; and

    - a McGrath affiliate may sell only if Tyco remains current with its informational filings with the SEC under the Exchange Act.

    After the end of one year from the consummation of the merger, a McGrath affiliate may sell Tyco common shares received in the merger without limitations on the manner of sale or volume, provided that Tyco is current with its Exchange Act informational filings and such McGrath affiliate is not then an affiliate of Tyco. Two years after the consummation of the merger, an affiliate of McGrath may sell such Tyco common shares without any restrictions, so long as such affiliate was not an affiliate of Tyco for at least three months prior to such sale.

DIVIDENDS

    Although the payment of dividends by Tyco in the future will depend on business conditions, Tyco's financial condition and earnings and other factors, Tyco expects to declare regularly scheduled dividends consistent with its past practices. The merger agreement restricts McGrath and Tyco from declaring, setting aside, making or paying any dividend or other distribution in respect of their respective capital stock, other than their respective regularly scheduled dividend consistent with past practice, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the consummation of the merger.

STOCK EXCHANGE LISTING

    It is a condition to the merger that the New York Stock Exchange authorize for listing the Tyco common shares to be delivered in connection with the merger. Tyco Acquisition has agreed to cause Tyco to use its best efforts to cause the Tyco common shares to be listed on the NYSE prior to completion of the merger.

DISSENTERS' RIGHTS


    McGrath's shareholders may exercise dissenters' rights under Chapter 13 of the California Corporations Code in connection with the merger. Any McGrath common shares as to which dissenters' rights are properly exercised may, in circumstances specified in Chapter 13, be converted into the right to receive such consideration as may be determined to be due with respect to such dissenting shares pursuant to the laws of the State of California. The following summary of the provisions of Chapter 13 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Chapter 13, a copy of which is attached hereto as Annex C.


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    The California Corporations Code states that, generally, there are no dissenters' rights in connection with securities that are listed on the Nasdaq National Market System. McGrath's shares are listed on the Nasdaq National Market System and therefore, McGrath's common shares is not, generally, subject to dissenters' rights. However, the California Corporations Code also provides that dissenters' rights will exist even for securities listed on the Nasdaq National Market in the event that demands for payment, as described below, are filed with respect to five percent or more of the outstanding shares of that class.



    If the principal terms of the merger agreement are approved by the required vote of the shareholders and the merger is not abandoned or terminated, any holder of McGrath common shares outstanding as of the record date may, by complying with the provisions of Chapter 13 of the California Corporations Code, demand that McGrath purchase for cash at fair market value the shares owned by such holder which were voted against the merger. The fair market value will be determined as of the day before the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation in consequence of the proposed merger. HOWEVER, MCGRATH WILL BE UNDER NO OBLIGATION TO PURCHASE SUCH SHARES UNLESS IT RECEIVES VALID DISSENTING DEMANDS WITH RESPECT TO FIVE PERCENT OR MORE OF THE OUTSTANDING COMMON SHARES.



    The dissenting shareholder wishing to be eligible to have McGrath purchase his or her McGrath shares must:


    - prior to the date of the McGrath special meeting, make a written demand upon McGrath or its transfer agent to require McGrath to purchase such dissenting shareholders' shares, setting forth in his or her demand his or her name and address, and the number and class of shares which he or she demands that McGrath purchase and a statement as to what he or she believes the fair market value of such shares to have been, based upon the standard set forth above;

    - vote against the merger with respect to any of the shares he or she wishes to be dissenting shares; and


    - submit for endorsement, within 30 days after the date on which notice of the approval of merger was mailed to the shareholder, at the principal office of McGrath or at the office of the transfer agent for McGrath common shares, the certificates representing any shares in regard to which demand for purchase is being made, with a statement regarding which of the shares are dissenting shares.


    FAILURE TO EXECUTE A PROXY WITH RESPECT TO APPROVAL OF THE MERGER WILL NOT BE SUFFICIENT TO CONSTITUTE THE DEMAND DESCRIBED ABOVE. In addition, the dissenting shareholder may not withdraw his or her demand for purchase of dissenting shares without McGrath's consent.


    If McGrath has received demands with respect to five percent or more of the outstanding shares, then within 10 days after the date of the approval of the merger, McGrath will mail to each shareholder who has made such a demand and voted against the merger a notice of approval of the merger together with a statement of the price determined by McGrath to represent the fair market value of dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise dissenters' rights under the California Corporations Code. The statement of the price of the shares will constitute an offer by McGrath to purchase at the price stated therein any dissenting shares.


    If McGrath and the dissenting shareholder agree that the shares are "dissenting shares" and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price plus interest at the legal rate on judgments from the date of the agreement. Subject to the provisions of the California Corporations Code, payment of the fair market value of the dissenting shares will be made within 30 days after the agreement or after satisfaction of any statutory or contractual condition to the merger, whichever is later, and upon surrender of the certificates therefor.

    If McGrath denies that the shares are dissenting shares or if McGrath and the dissenting shareholder fail to agree upon the fair market value of the shares, then the dissenting shareholder, within six months after the date on which notice of approval of the merger is mailed to such shareholder, and not thereafter, may file a complaint in California superior court, requesting the court to determine whether the shares are dissenting shares, or the fair market value of the dissenting shares, or both, or may intervene in any pending action for the appraisal of any McGrath shares. If a complaint is not filed within six months, the shares will lose their status as dissenting shares. If the eligibility of the shares is at issue, the court will first decide this issue. If the fair market value of the shares is in dispute, the court will determine, or will appoint one or more impartial appraisers to assist in the determination of, the fair market value. The costs of the action will be assessed or apportioned as the court considers equitable, but if the appraisal exceeds the price offered to the shareholder, McGrath will be required to pay such costs including, in the discretion of the court, attorneys' fees, expert witnesses' fees and interest if the value awarded by the court for the shares is more than 125% of the price offered by McGrath to the shareholder.


    Any demands, notices, certificates or other documents required to be delivered to McGrath described herein may be sent by mail to:

                                McGrath RentCorp
                             5700 Las Positas Road
                              Livermore, CA 94550
                         Attn: Chief Executive Officer

    Failure to comply fully with these procedures will cause the shareholder to lose his or her dissenters' rights.

    IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF CALIFORNIA LAW, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER SHOULD CONSULT THEIR LEGAL ADVISORS. THIS DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY CHAPTER 13 WHICH IS ATTACHED AS ANNEX C AND INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS.

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                              THE MERGER AGREEMENT

GENERAL

    This section describes the material provisions of the merger agreement and Tyco's guarantee of Tyco Acquisition's obligations under the merger agreement. This description is not complete, and shareholders are encouraged to read the full text of the merger agreement which is attached as Annex A to this document. In addition, important information about the merger agreement and the merger is provided in the previous section entitled "The Merger" beginning on page [ ].

THE MERGER


    At the effective time of the merger, upon the terms and subject to the conditions of the merger agreement and the applicable provisions of the California General Corporation Law and Nevada General Corporation Law, McGrath will be merged with Tyco Acquisition and the surviving corporation will be a wholly-owned subsidiary of Tyco.


EFFECTIVE TIME


    Unless the merger agreement is terminated as described below, as promptly as practicable (and in any event within two business days) after the satisfaction or waiver of the closing conditions set forth in the merger agreement, Tyco Acquisition and McGrath will file merger documentation with the Secretaries of State of the states of California and Nevada, as prescribed by the California General Corporation Law and the Nevada General Corporation Law. The effect of these filings will be to merge McGrath with Tyco Acquisition, and the surviving corporation will be a wholly-owned subsidiary of Tyco.


MERGER CONSIDERATION

GENERAL


    In exchange for each McGrath common share in the merger, McGrath shareholders will receive $38.00 in cash, a fraction of a Tyco common share or a combination of a prorated amount of cash and a prorated fraction of a Tyco common share. The fraction of a Tyco common share will be determined based on Tyco's average share price calculated for the five consecutive trading days ending on the fourth trading day prior to and not including the date of the special meeting. If the Tyco average share price is $45.00 or more, the fraction will be $38.00 divided by the average share price, and will have a value of $38.00 based on the Tyco average share price.



    If Tyco's average share price used to calculate the exchange ratio is below $45.00, there are several alternatives:



    - Tyco Acquisition notifies McGrath that it is terminating the merger agreement unless McGrath agrees to an exchange ratio of 0.8444 and McGrath so agrees. In this case and subject to the proration rules discussed below, each McGrath share for which a share election has been made will be exchanged for 0.8444 of a Tyco share, which will have a value of less than $38.00, and each McGrath share for which a cash election has been made will be exchanged for $38.00 in cash.



    - Tyco Acquisition notifies McGrath that it is terminating the merger agreement unless McGrath agrees to an exchange ratio of 0.8444, and McGrath and Tyco Acquisition negotiate an exchange ratio that is higher than 0.8444 but lower than $38.00 divided by the average share price. In this case and subject to the proration rules discussed below, each McGrath share for which a share election has been made will be exchanged for a fraction of a Tyco share equal to the exchange


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      ratio, which will have a value of less than $38.00, and each McGrath share for which a cash election has been made will be exchanged for $38.00 in cash.



    - Tyco Acquisition does not notify McGrath that it is terminating the merger agreement unless McGrath agrees to an exchange ratio of 0.8444. In this case and subject to the proration rules discussed below, each McGrath share for which a share election has been made will be exchanged for a fraction of a Tyco share equal to the exchange ratio, which will have a value of $38.00, and each McGrath share for which a cash election has been made will be exchanged for $38.00 in cash.



    - Tyco Acquisition notifies McGrath that it is terminating the merger agreement unless McGrath agrees to an exchange ratio of 0.8444 and McGrath does not so agree. In this case, the merger agreement will be terminated, and the merger will not occur.



    See item number 8 of "Termination; Fees and Expenses" below for a discussion of Tyco Acquisition's right to terminate the merger agreement and the resulting implications in the event Tyco's average share price is below $45.00. See also the risk factor entitled "At current Tyco share prices of less than $45.00, it is likely that all McGrath shareholders will receive some of their merger consideration in Tyco shares and the value of the consideration will be less than $38.00 per McGrath share." on page [ ].



    McGrath shareholders may elect to receive their merger consideration in the form of cash or Tyco common shares. However, not more than 50% of the McGrath shares outstanding at the consummation of the merger will be exchanged for cash and, except as described below, not more than 75% of the McGrath shares outstanding at the consummation of the merger will be exchanged for Tyco common shares.


    The aggregate merger consideration will be apportioned between cash and Tyco shares in the following manner:

    (a) If McGrath shareholders that make elections, in the aggregate, elect to exchange at least 50% but no more than 75% of the outstanding McGrath shares for Tyco shares, then each McGrath share for which a share election has been made will be exchanged for a fraction of a Tyco share equal to the exchange ratio, and all other McGrath shares will be exchanged for $38.00 in cash;


    (b) If McGrath shareholders that make elections, in the aggregate, elect to exchange more than 75% of the outstanding McGrath shares for Tyco common shares, then each McGrath share for which a share election has been made will be exchanged for a combination of a prorated amount of cash and a prorated fraction of a Tyco share in accordance with the proration rules described below, and all other McGrath shares will be exchanged for $38.00 in cash;


    (c) If McGrath shareholders that make elections, in the aggregate, elect to exchange less than 50% of the outstanding McGrath shares for Tyco common shares, then each McGrath share for which a share election has been made will be exchanged for a fraction of a Tyco share equal to the exchange ratio, and:


       - if McGrath shareholders that make elections, in the aggregate, elect to exchange no more than 50% of the outstanding McGrath shares for cash, then the McGrath shares for which a cash election has been made will be exchanged for $38.00 in cash, and the McGrath shares as to which no election has been made will be exchanged for a combination of cash and Tyco shares in accordance with the proration rules described below, or



       - if McGrath shareholders that make elections, in the aggregate, elect to exchange more than 50% of the outstanding McGrath shares for cash, then the McGrath shares for which a cash election has been made will be exchanged for a combination of a prorated amount of cash


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         and a prorated fraction of a Tyco share in accordance with the proration rules described below, and McGrath shares as to which no election has been made will be exchanged for Tyco shares pursuant to the exchange ratio.



If the tax opinion condition discussed under "Conditions to the Merger" on page [ ] is not satisfied and McGrath consents, the percentage of McGrath shares exchanged for Tyco shares will be increased as necessary to satisfy the tax opinion condition. As a result, McGrath shareholders could receive more Tyco shares and less cash in the aggregate than otherwise specified by their election, which includes the possibility that more than 75% of the outstanding McGrath shares could be exchanged for Tyco shares. See "Consequences of the Merger" on page [ ]


THE PRORATION RULES


    The proration rules that will govern the allocation of the cash and share consideration in the merger are discussed below. We provide two sets of examples of the application of the proration rules. In the first example set, we assume a Tyco average share price of $45.00 and an exchange ratio of 0.8444. In this example, the value of the cash consideration and the share consideration, valued at the average share price, are both $38.00, and we present three cases of proration assuming differing preferences of cash and share consideration among the McGrath shareholders. In the second example set, we assume an average share price of $25.00 and McGrath's agreement to an exchange ratio of 0.8444. In this example set, the value of the share consideration is less than the value of the cash consideration, and we assume that all McGrath shareholders will elect to receive the cash consideration. We also describe the potential effects that the values used in this example set may have on the tax-free treatment of the Tyco shares received by McGrath shareholders in the merger.



EXAMPLE SET I



    In this example set, assume the following:


    (a) there are 12,000,000 McGrath shares outstanding at the time of the merger;


    (b) the average share price for a Tyco common share is $45.00;



    (c) the exchange ratio is $38.00 DIVIDED BY $45.00 = 0.8444; and


    (d) the tax opinion condition is satisfied.

CASE 1: MCGRATH SHAREHOLDERS, IN THE AGGREGATE, ELECT TO EXCHANGE MORE THAN 50% OF THE OUTSTANDING MCGRATH SHARES FOR CASH.

    In this case, Tyco will calculate a proration factor for the McGrath shares for which a cash election has been made. This proration factor will equal
(x) 50% of the outstanding McGrath shares, which is the maximum number of McGrath shares that can be exchanged for cash pursuant to the merger agreement, divided by (y) the number of McGrath shares for which a valid cash election has been made. As a result:

    - Each McGrath share for which a share election will be exchanged for a fraction of a Tyco share equal to the exchange ratio;

    - Each McGrath share for which no election has been made will be exchanged for a fraction of a Tyco share equal to the exchange ratio; and

    - Each McGrath share for which a cash election has been made will be exchanged for:

      1.  cash equal to $38.00 multiplied by the proration factor; and


      2. a fraction of a Tyco share having a value based on the Tyco average share price equal to $38.00 less the amount of the cash referred to in clause 1.


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    EXAMPLE:

       Assume for this case that a cash election has been made with respect to 60% of the McGrath shares. The cash proration factor will be:

       (50% X 12,000,000) DIVIDED BY (60% X 12,000,000) = 0.8333.


       Each McGrath share for which a share election has been made or for which no election has been made will be exchanged for a fraction of a Tyco share equal to the exchange ratio of 0.8444 of a Tyco share. Each McGrath share for which a cash election has been made will be exchanged for:


       - cash in the amount of $38.00 X 0.8333 = $31.67, and


       - a fraction of a Tyco share equal to (x) $38.00 - $31.67 = $6.33
        DIVIDED BY (y) $45.00, the Tyco average share price, or 0.1407 of a Tyco share.


CASE 2: MCGRATH SHAREHOLDERS, IN THE AGGREGATE, ELECT TO EXCHANGE MORE THAN 75% OF THE OUTSTANDING MCGRATH SHARES FOR TYCO COMMON SHARES.

    In this case, Tyco will calculate a proration factor for the McGrath shares for which a share election has been made. This proration factor will equal
(x) 75% of the outstanding McGrath shares, which is the maximum number of McGrath shares that can be exchanged for Tyco shares pursuant to the merger agreement, divided by (y) the number of McGrath shares for which a valid share election has been made. As a result:

    - Each McGrath share for which a cash election has been made will be exchanged for cash in the amount of $38.00;

    - Each McGrath share for which no election has been made will be exchanged for cash in the amount of $38.00; and

    - Each McGrath share for which a share election has been made will be exchanged for:


      1. a fraction of a Tyco share equal to the exchange ratio multiplied by the proration factor; and



      2. cash equal to $38.00 less the value, based on the Tyco average share price, of the fraction of a Tyco common share referred to in clause 1.


    EXAMPLE:

       Assume for this case that a share election has been made with respect to 90% of the McGrath shares. The Tyco share proration factor will be:

       (75% X 12,000,000) DIVIDED BY (90% X 12,000,000) = 0.8333.

       Each McGrath share for which a cash election has been made or for which no election has been made will be exchanged for $38.00 in cash. Each McGrath share for which a share election has been made will be exchanged for:


       - 0.8444 X 0.8333 = 0.7037 of a Tyco share, and



       - cash equal to (x) $38.00 LESS (y) $45.00, the Tyco average share price, X 0.7037 = $6.33.



    In the two cases above, the election form permits a shareholder that owns, alone or together with his or her affiliates, McGrath shares in more than one name or account, to specify how to allocate the cash paid and the Tyco shares issued in the merger among the various accounts of the shareholder and, with their consent, his or her affiliates.


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CASE 3: MCGRATH SHAREHOLDERS, IN THE AGGREGATE, ELECT TO EXCHANGE LESS THAN 50%
OF THE OUTSTANDING MCGRATH SHARES FOR CASH AND LESS THAN 50% OF THE OUTSTANDING MCGRATH SHARES FOR TYCO COMMON SHARES.

    In this case, Tyco will calculate a proration factor for the McGrath shares for which no election has been made. This proration factor will equal (x) the difference between 50% of the outstanding McGrath shares, which is the minimum number of McGrath shares that must be exchanged for Tyco shares pursuant to the merger agreement, and the number of McGrath shares as to which a valid share election has been made, divided by (y) the number of McGrath shares as to which no election has been made. As a result:

    - Each McGrath share for which a cash election has been made will be exchanged for cash in the amount of $38.00;

    - Each McGrath share for which a share election has been made will be exchanged for a fraction of a Tyco share equal to the exchange ratio;

    - Each McGrath share for which no election has been made will be exchanged for:


      1. a fraction of a Tyco share equal to the exchange ratio multiplied by the proration factor; and



      2. cash equal to $38.00 less the value, based on the Tyco average share price, of the fraction of a Tyco common share referred to in clause 1.


    EXAMPLE:

       Assume for this case that a cash election has been made with respect to 40% of the McGrath shares, a share election has been with respect to 40% of the McGrath shares and no election has been made with respect to 20% of the McGrath shares. The non-electing share proration factor will be:

       ((50% X 12,000,000) - (40% X 12,000,000)) DIVIDED BY (20% X 12,000,000) =
       0.5.

       - Each McGrath share for which a cash election has been made will be exchanged for $38.00.


       - Each McGrath share for which a share election has been made will be exchanged for a fraction of a Tyco share equal to the exchange ratio of
         0.8444 of a Tyco share.


       - Each share for which no election has been made will be exchanged for:


           - 0.8444 X 0.5  = 0.4222 of a Tyco share; and



           - cash equal to (x) $38.00 LESS (y) $45.00, the average share price, X 0.4222 = $19.00.


    The table in the Summary under the caption "Merger Consideration" on page
[ ] provides examples for the allocation of the merger consideration assuming different values for the Tyco average share price and other assumptions that are described there.


    EXAMPLE SET II



    In this example set assume the following:



    (a) there are 12,000,000 McGrath shares outstanding at the time of the merger;



    (b) the average share price for a Tyco common share is $25.00;



    (c) the exchange ratio would be $38.00 divided by $25.00 or 1.5200, but Tyco's subsidiary has exercised its right to terminate the merger agreement unless McGrath agrees to an exchange ratio of 0.8444;



    (d) McGrath agrees to an exchange ratio of 0.8444.


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    Based on the Tyco average share price, the value of the share consideration deliverable for each McGrath share is $25.00 MULTIPLIED BY 0.8444 or $21.11. We therefore assume that all shareholders will elect to receive the cash consideration of $38.00 for each McGrath share. Since no more than 50% of the McGrath shares will be exchanged for cash in the merger, the cash proration factor will be 50%.



    Accordingly, each McGrath share will be exchanged for $19.00 in cash and a fraction of a Tyco share equal to 0.5 MULTIPLIED BY 0.8444 or 0.4222 (having a value, based on the Tyco average share price, of $10.55). The value of the merger consideration based on the Tyco average share price of $25.00 is $19.00 PLUS $10.55 or $29.55.



    Assuming the Tyco average share price of $25.00 is the price of a Tyco share at the time of the merger, the $10.55 value of the Tyco share portion of the per share merger consideration would represent less than 40% of the total value of the per share merger consideration of $29.55. As discussed under "U.S. Federal Income Tax Consequences" on page [ ], in this scenario the tax opinion condition to closing the merger described in "Conditions to the Merger" on page [ ] would not be satisfied and the Tyco shares received by McGrath shareholders in the merger may not qualify for tax-free treatment. If this were the case, McGrath would have three options:



    - terminate the merger agreement;



    - waive the tax opinion condition; if the merger does not qualify as a reorganization for U.S. federal income tax purposes, the Tyco shares received in the merger will not qualify for tax-free treatment; or



    - require Tyco to increase the percentage of McGrath shares that will be exchanged for Tyco shares to preserve the tax-free treatment of the Tyco shares in the merger. This would increase the percentage of the McGrath shares exchanged for Tyco shares to approximately 54.5%, which would increase the percentage of the total value of the merger consideration represented by the value of Tyco shares to 40%. The value of the merger consideration received by McGrath shareholders based on a Tyco share price of $25.00, would thereby be reduced from $29.55 per McGrath share to $28.79 per McGrath share. See the risk factor entitled "At current Tyco share prices of less than $45.00, it is likely that all McGrath shareholders will receive some of their merger consideration in Tyco shares and the value of the consideration will be less than $38.00 per McGrath share" on page [ ].



    Please note that the McGrath board has not determined whether it would accept a fixed exchange ratio at any price for Tyco shares. For further discussion on this matter, please see "Termination of the Merger Agreement" on page [ ].


ADJUSTMENTS TO EXCHANGE RATIO

    If, prior to the consummation of the merger, any change in the outstanding shares of capital stock of Tyco or McGrath occurs, by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares or any stock dividend, the exchange ratio and any other amounts payable in the merger or the merger agreement will be adjusted appropriately. If, prior to the consummation of the merger, McGrath pays any cash or non-cash dividend or distribution not subject to the preceding sentence (other than quarterly cash dividends of up to $0.16 per share), Tyco Acquisition can either appropriately adjust the exchange ratio and any other amounts payable in the merger or require that such dividend or distribution be remitted to the exchange agent as a condition to a shareholder's receipt of the merger consideration.

FRACTIONAL TYCO SHARES

    A McGrath shareholder will not receive a fraction of a Tyco share in the merger. A McGrath shareholder who would otherwise have been entitled to a fraction of a Tyco share (after aggregation of

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all shares) will instead receive a cash payment (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by Tyco's average share price.

MAKING THE ELECTION


    EXCHANGE AGENT. Tyco Acquisition has selected Mellon Investor Services LLC, which is the transfer agent for Tyco, to serve as the exchange agent for purposes of effecting the election and proration rules.



    ELECTION FORM. An election form and transmittal letter is included with this document. The election form must be used to make the election to receive cash or Tyco shares as merger consideration. To make an election, McGrath shareholders should:


    1. submit to the exchange agent, using the blue striped envelope provided with this proxy statement/prospectus, a properly completed and signed blue election form accompanied by the certificates representing the McGrath shares for which the election is being made; or

    2. in the case of McGrath shareholders whose shares are held in book-entry form, instruct the broker, dealer, bank or other financial institution that holds the shares to make an election on their behalf by:

       - transferring their McGrath shares to an account established by the exchange agent for this purpose at the Depository Trust Company, and

       - transmitting a message through DTC to the exchange agent setting forth the shareholder's election and otherwise agreeing to be bound by the terms of the election form.


    Shareholders of record that want to make an election, but are unable to furnish the exchange agent with their share certificates prior to the election deadline referred to below, should use the guaranteed delivery procedures set forth in the election form. Delivery of the certificates must be guaranteed by an Eligible Guarantor Institution, generally a bank, broker, dealer, material securities exchange and certain other financial institutions. In addition, the certificates representing McGrath shares must be delivered to the exchange agent within three business days of submitting the election form and transmittal letter.


    The election form is also a transmittal letter, so that shareholders who have delivered an election form with their McGrath shares to the exchange agent will not have to take any further action after the merger to receive their merger consideration.

    If a McGrath shareholder delivers his election form to the exchange agent after the election deadline or the election form does not comply with the required procedures, the shareholder will not be regarded as having made an election. See "Non-Electing Shares" below. McGrath shareholders should read the election form for a more complete discussion of the election procedures.

    ELECTION DEADLINE. The deadline for McGrath shareholders to make their elections is 5:00 p.m., New York City time, on the date that the merger is effective. Tyco and McGrath expect the merger to be consummated on the day that the McGrath shareholders vote to approve the principal terms of the merger agreement. Accordingly, McGrath shareholders who wish to make an election should make sure that their election is received by the exchange agent no later than 5:00 p.m., New York City time, on the date of the McGrath special meeting. If your shares are held in book-entry form, your broker or financial institution must complete the procedures described above prior to the election deadline.

    If the merger is not consummated by [            ], 2002, Tyco and McGrath
will issue a press release at least five business days before consummating the merger. The press release will inform shareholders of the last date for submitting and/or changing their election forms.

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    CHANGES AND REVOCATION.  Any shareholder may change his or her election prior to the election deadline:

    - by submitting to the exchange agent a properly completed and signed revised election form; or

    - in the case of shareholders whose shares are held in book-entry form, by causing a new message with revised election information to be transmitted through DTC to the exchange agent.

    Any holder of McGrath shares may revoke his or her election at any time prior to the election deadline:

    - by written notice to the exchange agent, or

    - in the case of shareholders whose shares are held in book-entry form, by causing a new message to be transmitted through DTC to the exchange agent withdrawing the shares previously deposited and specifying the name and number of the account at DTC to be credited.

    As soon as practicable after the election deadline, the exchange agent will determine the number of McGrath shares for which a share election has been made, a cash election has been made or no election has been made, and will notify Tyco Acquisition of its determination. Promptly after such notification, Tyco will issue a press release announcing the allocation of the merger consideration.

    GENERAL. McGrath shareholders with a preference as to the form of consideration they wish to receive for their McGrath shares should make an election. None of Tyco, Tyco Acquisition, McGrath or the McGrath board of directors makes any recommendation whether shareholders should make an election or what election they should make. Each holder of McGrath shares must make his or her own decision whether to make an election and, if so, what election to make.

    The election forms may be submitted until 5:00 p.m. New York City time on the date that the merger is effective, and it may take a period of time before the exchange agent can verify the election forms and tabulate the election results. Consequently, the payment of the merger consideration to McGrath shareholders will begin some time after the merger is consummated.

NON-ELECTING SHARES


    MERGER CONSIDERATION. McGrath shares for which an election form is not submitted prior to the election deadline will be deemed shares for which no election has been made. If Tyco Acquisition or the exchange agent determines that any election was not properly made, such election will have no force and effect, and the shares with respect to which such election was made will be deemed shares for which no election has been made. Neither Tyco Acquisition nor the exchange agent have any obligation to inform any McGrath shareholder of any defect in the making of an election. If a shareholder submits his or her election form with his or her share certificates and the election form is defective, the certificates will be held by the exchange agent and exchanged for the merger consideration applicable to shares for which no election has been made after the merger is consummated. The shareholder will not need to complete and deliver to the exchange agent a separate letter of transmittal after the merger as described below. Tyco Acquisition and the exchange agent reserve the right to waive defects in an election form, including late delivery. However, waiver of defects is in their sole discretion.



    EXCHANGE OF NON-ELECTING MCGRATH SHARES. As soon as reasonably practicable after the consummation of the merger, Tyco Acquisition will cause the exchange agent to mail to the holders of record of shares for which no election has been made a letter of transmittal and instructions on surrendering their certificates for McGrath common shares in exchange for the merger reconsideration they are entitled to receive.


                                       71
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    Holders of certificates previously representing McGrath shares will not be paid dividends or distributions on any Tyco common shares they are entitled to receive as merger consideration and will not be paid cash in lieu of a fractional Tyco share, until the McGrath share certificates are surrendered for exchange. When the certificates are surrendered, any unpaid dividends declared by Tyco after the consummation of the merger and any cash in lieu of a fractional Tyco share will be paid without interest.


    The exchange agent will deliver the merger consideration in exchange for lost, stolen or destroyed certificates if the owner of such certificates signs an affidavit of loss, theft or destruction, as appropriate. Tyco Acquisition may also, in its discretion, require the holder of such lost, stolen or destroyed certificates to deliver a bond in a reasonable sum as indemnity against any claim that might be made against Tyco, Tyco Acquisition or the exchange agent with respect to alleged lost, stolen or destroyed certificates.

TREATMENT OF MCGRATH EQUITY-BASED AWARDS


    STOCK OPTIONS. The merger agreement provides that each option or right to purchase McGrath shares issued to employees and directors of McGrath and outstanding at the time the merger is completed will constitute an option to acquire the number of Tyco shares, rounded to the nearest whole number, determined by multiplying the number of McGrath shares subject to such option by the exchange ratio, except that options that qualify as "incentive stock options" under section 422 of the Internal Revenue Code always will be rounded down to the nearest whole number. The exercise price per share of each assumed option will be equal to the original exercise price per share of such option divided by the exchange ratio, rounded to the nearest whole cent, except that incentive stock options always will be rounded up to the nearest whole cent.



    RESTRICTED SHARES. At the time the merger is completed, each share of unvested McGrath restricted shares whether or not vested at the time of the merger will be exchanged for a fraction of a Tyco common share, cash or a combination of a prorated amount of cash and a prorated fraction of a Tyco common share, pursuant to the general election and proration rules. The form of consideration will be determined in accordance with the election of the holder or as otherwise specified in the allocation procedures described above. All cash or Tyco shares exchanged for McGrath restricted shares that are not vested upon consummation of the merger will be subject to the same restrictions, terms and conditions as the McGrath restricted shares.



    ESOP. At the time the merger is completed, each McGrath common share in the McGrath RentCorp Employee Stock Ownership Plan will be exchanged for $38.00 in cash, a fraction of a Tyco common share, or a combination of a prorated amount of cash and a prorated fraction of a Tyco common share. The ESOP trustees at the direction of the ESOP administrator will have the right to elect to receive cash and/or Tyco shares for the McGrath shares in the ESOP, subject to the general election and proration rules as described in this proxy statement/prospectus.


    GENERAL. Tyco Acquisition will cause Tyco to take all corporate action necessary to reserve for issuance as of or as soon as administratively practicable after the consummation of the merger a sufficient number of Tyco common shares for delivery upon exercise of the McGrath stock options, or upon the exchange of McGrath restricted shares, and to deliver to holders of McGrath stock options upon the exercise of such options, and to holders of restricted shares upon the exchange of McGrath restricted shares, Tyco common shares registered pursuant to the Securities Act and listed on the New York Stock Exchange.

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CANCELLATION


    Each McGrath share held in McGrath's treasury and each share owned by Tyco immediately prior to the effective time of the merger will be cancelled and retired without payment of any consideration.



REPRESENTATIONS AND WARRANTIES



    McGrath and Tyco Acquisition have made various customary representations and warranties in the merger agreement about themselves and their respective subsidiaries, as well as, in the case of Tyco Acquisition, Tyco and its other subsidiaries. Tyco has unconditionally guaranteed Tyco Acquisition's representations and warranties. Many of these representations are substantially reciprocal, while others are made solely by McGrath or Tyco Acquisition, as the case may be. The representations and warranties address the following topics.



    SUBSTANTIALLY RECIPROCAL REPRESENTATIONS AND WARRANTIES:



    - due organization, valid existence and good standing;



    - capitalization;



    - corporate authority to enter into the contemplated transactions;



    - absence of conflicts between the merger agreement and organizational documents and third party agreements;



    - required consents and filings with government entities;



    - compliance with laws and the absence of governmental investigations;



    - reports filed with the SEC;



    - financial statements;



    - absence of certain changes or events;



    - undisclosed liabilities;



    - litigation;



    - information supplied for use in this proxy statement/prospectus; and



    - broker's or finder's fees.



    MCGRATH REPRESENTATIONS AND WARRANTIES:



    - absence of conflict with organizational documents in general;



    - full disclosure of material agreements;



    - validity and enforceability of modular building and electronic test equipment lease and rental agreements and McGrath's credit review policies with respect to such agreements;



    - permits necessary for the operation of McGrath's business;



    - employee benefit matters;



    - employment and labor matters;



    - restrictions on business activities;



    - title to properties;



    - taxes;


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    - environmental matters;



    - intellectual property;



    - interested party transactions;



    - insurance;



    - product liability; and



    - compliance with the Foreign Corrupt Practices Act.



    TYCO ACQUISITION REPRESENTATIONS AND WARRANTIES:



    - ownership, purpose of formation and prior activities of Tyco Acquisition; and



    - the availability to Tyco of the cash and Tyco common shares necessary to exchange for the McGrath shares in the merger.



    The representations and warranties in the merger agreement do not survive the effective time of the merger.


CONDUCT OF BUSINESS BY MCGRATH

    McGrath has agreed that, prior to the consummation of the merger or the termination of the merger agreement, unless Tyco Acquisition otherwise agrees in writing, McGrath will conduct its business, and will cause its subsidiaries to conduct their businesses, only in the ordinary course of business and in a manner consistent with past practice. McGrath will also use reasonable commercial efforts to preserve substantially intact the business organization of McGrath and its subsidiaries, to keep available the services of the present officers, employees and consultants of McGrath and its subsidiaries and to preserve the present relationships of McGrath and its subsidiaries with customers, suppliers and other persons with which McGrath or any of its subsidiaries has significant business relations. In particular, subject to certain exceptions, McGrath has agreed that neither it nor any of its subsidiaries, without the prior written consent of Tyco Acquisition, will:

     1. amend or otherwise change McGrath's Articles of Incorporation or Bylaws;


     2. issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest in McGrath or any of its subsidiaries or affiliates, except for the issuance of McGrath common shares issuable upon the exercise of stock options outstanding on the date of the merger agreement or pursuant to the existing contractual obligations under McGrath's Long-Term Stock Bonus Plan and McGrath's 2000 Long-Term Stock Bonus Plan;


     3. sell, pledge, dispose of or encumber any assets of McGrath or any of its subsidiaries, other than (i) sales of assets in the ordinary course of business and in a manner consistent with past practice,
        (ii) dispositions of obsolete or worthless assets and (iii) sales of immaterial assets not in excess of $2 million in the aggregate;


     4. - declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock, other than (i) dividends that are not cross-border dividends paid by a wholly-owned subsidiary of McGrath to its parent, and (ii) quarterly cash dividends of up to $0.16 per McGrath common share, consistent with past practice,


       - split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock,

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       - amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its or its subsidiaries' securities, except (i) under the terms of certain existing securities or agreements (ii) to the extent necessary to comply with tax withholding obligations in connection with the exercise of stock options and (iii) or as contemplated by the merger agreement,

       - settle, pay or discharge any claim, suit or other action brought or threatened against McGrath with respect to or arising out of a shareholder equity interest in McGrath, or

       - make any cross-border capital contributions to a subsidiary;

     5. - make any acquisitions,

       - incur any indebtedness for borrowed money other than (i) after providing Tyco Acquisition with prior notice of borrowings or reborrowings, under McGrath's or any of its subsidiaries' existing committed or uncommitted credit facilities and (ii) other borrowings not in excess of $1 million in the aggregate,


       - issue any debt securities or assume, guarantee or endorse or otherwise become responsible for, the obligations of any person, or make any loans or advances, other than in the ordinary course of business consistent with past practice, but not loans and advances to employees of McGrath to fund the exercise price of McGrath stock options or otherwise to purchase McGrath common shares, except rights of employees to receive such loans or advances as such rights exist on the date of the merger agreement,


       - authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $35 million over the 12 months from the date of the merger agreement, or

       - enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the above;

     6. - increase the compensation or severance payable or to become payable to its directors, officers, employees or consultants, except for increases in salary, wages or bonuses of employees including in connection with promotions, in accordance with past practices,

       - grant any severance or termination pay to, except for obligations existing on the date of the merger agreement or in accordance with past practice, or enter into or amend any employment or severance agreement with, any current or prospective employee, other than newly hired employees and promotions in the ordinary course of business whose annual salary does not exceed $100,000 and whose severance benefits do not exceed one times annual salary, or

       - establish, adopt, enter into or amend any collective bargaining agreement, benefit plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries, except as may be required by law or existing agreement or as would not result in a material increase in the cost of maintaining such bargaining agreement, benefit plan, trust, fund, policy or arrangement, except that McGrath may adopt a severance plan as provided under the merger agreement;

     7. change accounting policies or procedures, except as required by a change in GAAP occurring after the date of the merger agreement;

     8. make any tax election or settle or compromise any U.S. federal, state, local or non-U.S. tax liability;

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     9. pay, discharge or satisfy any claims, liabilities or obligations out of the ordinary course of business in excess of $2 million in the aggregate;

    10. enter into, modify or renew any contract, agreement or arrangement, whether or not in writing, for the licensing of its technology; or

    11. take, or agree in writing or otherwise to take, any of the actions described in (1) through (10) above or any action which would reasonably be expected to make any of the representations or warranties of McGrath contained in the merger agreement untrue or incorrect or prevent McGrath from performing or cause McGrath not to perform its covenants under the merger agreement.

CONDUCT OF BUSINESS OF TYCO

    Tyco Acquisition has agreed that, prior to the consummation of the merger or the termination of the merger agreement, unless McGrath otherwise agrees in writing, it will take all action necessary to cause Tyco to conduct its business and to cause Tyco's subsidiaries to conduct their businesses in the ordinary course of business and consistent with past practice, including actions taken by Tyco or its subsidiaries in contemplation of the consummation of the merger or other business acquisitions or dispositions otherwise in compliance with the merger agreement, and will not, without the prior written consent of McGrath:

    1.  amend or otherwise change Tyco's Memorandum of Association or Bye-Laws;

    2. make or agree to make any acquisition of any business or assets or any disposition of assets which would materially delay or prevent the consummation of the merger and the other transactions contemplated by the merger agreement;

    3. declare, set aside, make or pay any dividend or other distribution on any of its capital stock, other than the regular quarterly cash dividends of up to $0.0125 per share and other than a dividend by a wholly-owned subsidiary of Tyco to its parent;

    4. change accounting policies or procedures except as required by a change in GAAP occurring after the date of the merger agreement; or

    5.  take, or agree in writing or otherwise to take, actions described in
       (1) through (4) above or any action which would reasonably be expected to make any of the representations or warranties of Tyco Acquisition contained in the merger agreement untrue or incorrect or prevent Tyco Acquisition from performing or cause Tyco Acquisition not to perform its covenants under the merger agreement.

NO SOLICITATION

    McGrath has agreed that it will not solicit or knowingly encourage the initiation of any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock or similar transactions involving McGrath or any of its subsidiaries that if consummated would constitute an "Alternative Transaction." An Alternative Transaction means:

    - any transaction pursuant to which any third party acquires more than 25% of the outstanding shares of any class of McGrath's equity securities, whether from McGrath or pursuant to a tender offer or exchange offer or otherwise,

    - a merger or other business combination involving McGrath pursuant to which any third party acquires more than 25% of the outstanding equity securities of McGrath or the entity surviving such merger or business combination,

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    - any transaction pursuant to which any third party acquires or would acquire control of more than 25% of the fair market value of all of the assets of McGrath and its subsidiaries, taken as a whole, immediately prior to such transaction, or

    - any other consolidation, business combination, recapitalization or similar transaction involving McGrath, other than transactions contemplated by the merger agreement.

    Any inquiry or proposal by a third party to effect an Alternative Transaction is referred to as an "Acquisition Proposal."

    If McGrath's board of directors, following consultation with independent legal counsel, reasonably determines in good faith that such action is or is reasonably likely to be required to discharge properly its fiduciary duties, McGrath's board of directors, after notice to Tyco Acquisition, is permitted to:

    - furnish information to a third party which has made, but was not solicited to make in violation of the merger agreement, a BONA FIDE Acquisition Proposal that McGrath's board of directors concludes in good faith after consulting with a nationally recognized investment banking firm would, if consummated, reasonably be expected to constitute a "Superior Proposal," which is defined below, and

    - consider and negotiate a BONA FIDE Acquisition Proposal that McGrath's board of directors concludes in good faith after consulting with a nationally recognized investment banking firm is a Superior Proposal not solicited in violation of the merger agreement.

    A "Superior Proposal" is any proposal made by a third party to acquire, directly or indirectly, for cash and/or securities, all of McGrath's equity securities entitled to vote generally in the election of directors, or all or substantially all of McGrath's assets, other than any assets that are not material to McGrath and its subsidiaries, taken as a whole. This proposal must be on terms which McGrath's board of directors reasonably believes, after consultation with a nationally recognized financial advisor, to be more favorable from a financial point of view to McGrath shareholders than the merger and the transactions contemplated by the merger agreement, taking into account at the time of determination any changes to the financial terms of the merger then proposed to McGrath by Tyco Acquisition. A Superior Proposal may be subject to a diligence review and other customary conditions.

    Neither McGrath nor McGrath's board of directors may withdraw or modify, or propose to withdraw or modify, in a manner adverse to Tyco Acquisition, the approval by the McGrath's board of directors of the offer, merger agreement and the merger, except to the extent that McGrath's board of directors reasonably determines in good faith and after consultation with independent legal counsel that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties.

    In addition, unless the merger agreement has been terminated in accordance with its terms, McGrath and McGrath's board of directors may not enter into any agreement (other than a confidentiality agreement) with respect to, or otherwise approve or recommend, or propose to approve or recommend, any Acquisition Proposal or Alternative Transaction.

    The merger agreement expressly provides that the foregoing covenants do not prohibit McGrath from taking and disclosing to its shareholders a position regarding an Alternative Transaction or Acquisition Proposal required by the Exchange Act or from making any disclosure to its shareholders required by applicable law, rule or regulation or by the Nasdaq National Market System.

    McGrath has agreed:

    - to immediately cease and cause to be terminated any existing discussions or negotiations with any third party that were ongoing at the time of the execution of the merger agreement;

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    - not to release any third party from the confidentiality and standstill provisions of any agreement to which McGrath is a party, except for a release from standstill provisions in connection with a Superior Proposal that does not violate the no-solicitation provisions of the merger agreement;

    - to notify Tyco Acquisition orally and in writing within 24 hours after receipt of, or modification or amendment to, any Acquisition Proposal or any request for nonpublic information relating to McGrath or any of its subsidiaries in connection with an Acquisition Proposal and to disclose to Tyco Acquisition the terms of all Acquisition Proposals and the identity of the person making all Acquisition Proposals; and

    - to promptly notify Tyco Acquisition orally and in writing if it enters into negotiations concerning any Acquisition Proposal.

    McGrath will ensure that the officers and directors of McGrath and its subsidiaries and any investment banker or other advisor or representative retained by McGrath are aware of the no-solicitation restrictions described above.

CERTAIN OTHER COVENANTS

CONSENTS; APPROVALS

    Each of McGrath and Tyco Acquisition will use its reasonable best efforts, and Tyco Acquisition will cause Tyco to use its reasonable best efforts, to obtain, and to cooperate with each other in order to obtain, all consents, waivers, approvals, authorizations or orders. Each of McGrath and Tyco Acquisition will make all filings required in connection with the authorization, execution and delivery of the merger agreement and the consummation by them of the transactions contemplated thereby.

AGREEMENTS WITH RESPECT TO AFFILIATES

    McGrath will identify to Tyco Acquisition all persons who are anticipated to be "affiliates" of McGrath for purposes of Rule 145 under the Securities Act at the time of the meeting of the McGrath shareholders. McGrath will use its reasonable best efforts to cause each person identified as an "affiliate" to deliver to Tyco Acquisition a written agreement that he or she will only dispose of Tyco common shares in compliance with the securities laws.

INDEMNIFICATION AND INSURANCE

    For six years following the consummation of the merger, the articles of incorporation and by-laws of the surviving corporation will contain the same indemnification provisions as currently set forth in McGrath's Articles of Incorporation and Bylaws and these provisions will not be amended, modified or otherwise repealed in any manner that would adversely affect the rights thereunder of individuals who were directors, officers, employees or agents of McGrath at or prior to the consummation of the merger unless otherwise required by law.

    After the consummation of the merger, the surviving corporation will, to the fullest extent permitted under applicable law or under its articles of incorporation or by-laws, indemnify and hold harmless each present and former director, officer or employee of McGrath or any of its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by the merger agreement or otherwise with respect to any acts or omissions occurring at or prior to the consummation of the merger, to the same extent as provided in McGrath's Articles of Incorporation or Bylaws or any applicable contract or agreement as in effect on the date of the merger agreement, in each case for a period of six years following the consummation of the merger.

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    Following the merger, the surviving corporation will honor and fulfill in all respects McGrath's obligations under the indemnification agreements and employment agreements with McGrath's officers and directors existing at or before the consummation of the merger and not executed in violation of the terms of the merger agreement.

    In addition, the surviving corporation will provide, for a period of not less than six years after the consummation of the merger, McGrath's current directors and officers with an insurance and indemnification policy that provides coverage for events occurring at or prior to the consummation of the merger that is no less favorable than McGrath's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the surviving corporation will not be required to pay an annual insurance premium in excess of 250% of the annual premium currently paid by McGrath for such insurance, but in such case will purchase as much coverage as possible for such amount.

    These provisions are not intended in any way to limit the rights of the indemnified persons under McGrath's Articles of Incorporation and Bylaws or any agreements permitted under the merger agreement, which rights are intended to survive the merger and to be binding on the surviving corporation and its successors and assigns.

NOTIFICATION OF CERTAIN MATTERS

    Each of Tyco Acquisition and McGrath will give the other prompt notice of the occurrence or nonoccurrence of any event which would reasonably be expected to cause any representation or warranty made by such party in the merger agreement to be materially untrue or inaccurate, or any failure of McGrath or Tyco Acquisition, as the case may be, materially to comply with or satisfy any covenant, condition or agreement contained in the merger agreement.

FURTHER ACTION/TAX TREATMENT

    The parties to the merger agreement will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the merger agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to each of their obligations under the merger agreement. This covenant does not include McGrath's or Tyco's obligation to agree to divest, abandon, license, hold separate or take similar action with respect to any assets of Tyco or McGrath which is not material to McGrath or to the equipment rental and finance group of Tyco, as applicable.

    In addition, Tyco Acquisition and McGrath will, and Tyco Acquisition will cause Tyco to, use its reasonable best efforts to cause the merger to qualify as a reorganization under the provisions of Section 368(a) of the U.S. Internal Revenue Code, as specified in the merger agreement, and will not, either before or after the consummation of the merger, take any actions or fail to take any actions which might reasonably be expected to prevent the merger from so qualifying. McGrath will take all action necessary so that the requisite tax clearance certificate of the State of California Franchise Tax Board, if required, will be filed on a timely basis prior to the consummation of the merger. In connection therewith, Tyco Acquisition agrees to execute appropriate certificates with respect to the assumption or payment of McGrath's taxes after the consummation of the merger.

PUBLIC ANNOUNCEMENTS

    Tyco Acquisition and McGrath will not issue any press release or make any written public statement with respect to the merger or the merger agreement and the transactions that it contemplates without the prior consent of the other party, which consent will not be unreasonably

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withheld. A party is permitted to make disclosures without the consent of the other party as required by law or the rules and regulations of the New York Stock Exchange or the Nasdaq National Market System, if the disclosing party has used all reasonable efforts to consult with the other party.

TYCO COMMON SHARES


    Tyco Acquisition will take all actions necessary so that Tyco will issue to Tyco Acquisition the Tyco common shares to be delivered to McGrath shareholders in the merger. Tyco has also guaranteed to use its best efforts to list on the New York Stock Exchange the Tyco common shares to be delivered in the merger.


EMPLOYEE MATTERS

    During the period from the effective time through June 30, 2002, the surviving corporation will provide each person who was an employee of McGrath or any of its subsidiaries at the effective time of the merger with salary and employee benefits that are comparable in the aggregate to those provided to such employee immediately prior to the effective time, provided, however, that, subject to applicable law, contractual restrictions and the merger agreement, the surviving corporation has the right to amend any employee plans, including any retiree welfare benefit plans or pension benefit plans, in effect as of the effective time. During this same period, the surviving corporation will maintain the severance plan that McGrath is permitted to establish pursuant to the merger agreement without amendment or modification adverse to any McGrath employee.

    After this period, subject to certain exceptions, the surviving corporation will provide these employees with benefits that are comparable in the aggregate to those provided to similarly situated employees of subsidiaries of Tyco. The surviving corporation will recognize service accrued by McGrath employees prior to the effective time for all purposes, except for benefit accruals under defined benefit pension plans, will waive pre-existing condition limitations under any group health plan, to the extent pre-existing condition limitations did not apply to a pre-existing limitation under McGrath's group health plans, and will give credit for amounts paid prior to the effective time for purposes of applying deductibles, co-payments and out-of-pocket maximums.

    From and after the effective time, the surviving corporation will honor in accordance with their terms all benefits and obligations under the McGrath employee benefit plans and all agreements with employees and consultants of McGrath, each as in effect on the date of the merger agreement or as amended pursuant to the merger agreement.


    McGrath will amend its 401(k) plans and any other employee benefit plan, where necessary, to preclude any additional purchases of McGrath common shares after the effective time and will communicate this amendment to the participants in such plans.


    These provisions may not be enforced against the surviving corporation by any employee of McGrath or any other person. They do not prevent the surviving corporation or any other subsidiary of Tyco from amending or modifying any employee benefit plan, program or arrangement in any respect or terminating or modifying the terms and conditions of employment or other service of any person.

CONDITIONS TO THE MERGER

CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER

    The obligations of the parties to consummate the merger are subject to the satisfaction at or prior to the effective time of the following conditions:

    1. EFFECTIVENESS OF REGISTRATION STATEMENT. The registration statement of which this document is a part has become effective under the Securities Act and the SEC has not issued any stop order

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       suspending the effectiveness of the registration statement, nor has the
       SEC initiated or threatened any proceedings for that purpose or in respect of this document;

    2. SHAREHOLDER ADOPTION. The requisite number of McGrath shareholders have approved the principal terms of the merger agreement;

    3. ANTITRUST. All waiting periods applicable to the consummation of the merger under the HSR Act have expired or been terminated, and all necessary clearances and approvals for the merger under any non-U.S. antitrust laws have been obtained, other than for clearances or approvals under any non-U.S. antitrust laws which, if not obtained, would not be reasonably expected to have a material adverse effect on McGrath, Tyco or Tyco's equipment rental and finance group;

    4. GOVERNMENTAL ACTIONS. No injunction or other order, decree, judgment or ruling by a governmental entity of competent jurisdiction is in effect nor has an action by a governmental entity been instituted, pending or threatened that seeks to

       - restrain or prohibit the consummation of the merger;

       - prohibit or restrict the ownership or operation by Tyco Acquisition or any of its affiliates or subsidiaries of any material portion of McGrath's business or assets, or ownership or operation by Tyco or any of its subsidiaries of any material portion of Tyco's equipment rental and finance group, or substantially deprive Tyco Acquisition and/or its affiliates or subsidiaries of the benefit of ownership of McGrath's business or assets, or compel Tyco Acquisition or any of its affiliates or subsidiaries to dispose of or hold separate any material portion of McGrath's business or assets or any material portion of Tyco's equipment rental and finance group, or which would substantially deprive Tyco Acquisition and/or its affiliates or subsidiaries of the benefit of ownership of McGrath's business or assets;


       - impose material limitations on Tyco Acquisition's ability effectively to acquire or to hold or to exercise full rights of ownership of McGrath common shares;


       - impose any material limitations on the ability of Tyco Acquisition and/or its affiliates or subsidiaries effectively to control in any material respect the business and operations of McGrath;

       - materially restrict any future business activity by Tyco or any of its affiliates relating to Tyco's equipment rental and finance group;

       - impose any liability that would have a material adverse effect on McGrath;

    as a result of the merger or the transactions contemplated by the merger agreement, unless the governmental action, other than action which seeks to restrain or prohibit the merger, arises out of a breach by Tyco of its covenants described in clause 2 of "Conduct of Business of Tyco" on page
    [  ];

    5. ILLEGALITY. No statute, rule, regulation or order is enacted, entered, enforced or deemed applicable to the merger which makes the consummation of the merger illegal; and

    6. TAX OPINIONS. McGrath and Tyco Acquisition have received the respective written opinions of Morrison & Foerster LLP and of PricewaterhouseCoopers LLP, tax advisors to McGrath and Tyco, respectively, in form and substance reasonably satisfactory to each of them, with respect to:

       - the merger constituting a reorganization within the meaning of
         Section 368(a) of the U.S. Internal Revenue Code that generally is not subject to Section 367(a)(1) of the U.S. Internal Revenue Code; and

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       - that each of Tyco, Tyco Acquisition and McGrath will be party to the reorganization within the meaning of Section 368(b) of the U.S. Internal Revenue Code.

ADDITIONAL CONDITIONS TO OBLIGATION OF TYCO ACQUISITION

    The obligation of Tyco Acquisition to effect the merger is also subject to the following conditions:

    1. REPRESENTATIONS AND WARRANTIES. Except as set forth in the merger agreement and applying the principles set forth in the merger agreement for the determination of whether a representation or warranty has become untrue, the representations and warranties of McGrath in the merger agreement must be true and correct in all respects, on and as of the date of the consummation of the merger, with the same force and effect as if made on and as of the date of the consummation of the merger, and Tyco Acquisition has received a certificate to such effect signed by the chief executive officer, president or chief financial officer of McGrath;

    2. AGREEMENTS AND COVENANTS. McGrath has performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the date of the consummation of the merger, and Tyco Acquisition has received a certificate to such effect signed by the chief executive officer, president or chief financial officer of McGrath; and

    3. CONSENTS OBTAINED. McGrath has obtained all material consents, waivers, approvals, authorizations or orders required to be obtained, and has made all filings required to be made, by McGrath for the authorization, execution and delivery of the merger agreement and the consummation by it of the transactions contemplated by the merger agreement, except where the failure to do so would not reasonably be expected, individually or in the aggregate with all other such failures, to have a material adverse effect on McGrath, Tyco Acquisition or Tyco.

ADDITIONAL CONDITIONS TO OBLIGATION OF MCGRATH

    The obligation of McGrath to effect the merger is also subject to the following conditions:

    1. REPRESENTATIONS AND WARRANTIES. Except as set forth in the merger agreement and applying the principles set forth in the merger agreement for the determination of whether a representation or warranty has become untrue, the representations and warranties of Tyco Acquisition in the merger agreement must be true and correct in all respects, on and as of the date of the consummation of the merger, with the same force and effect as if made on and as of the date of the consummation of the merger, and McGrath has received a certificate to such effect signed by the president, a vice president or chief financial officer of Tyco Acquisition;

    2. AGREEMENTS AND COVENANTS. Tyco Acquisition has performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the consummation of the merger, and McGrath has received a certificate to such effect signed by the president, a vice president or chief financial officer of Tyco Acquisition;

    3. CONSENTS OBTAINED. Tyco Acquisition and Tyco have obtained all material consents, waivers, approvals, authorizations or orders required to be obtained, and have made all filings required to be made, by either of them for the authorization, execution and delivery of the merger agreement and the guarantee and the consummation by them of the transactions contemplated by the merger agreement and the guarantee, except where the failure to do so would not reasonably be expected, individually or in the aggregate with all other such failures, to have a material adverse effect on McGrath, Tyco Acquisition or Tyco; and

    4. LISTING. The New York Stock Exchange has authorized for listing the Tyco common shares to be delivered by Tyco Acquisition in connection with the merger.

FAILURE TO DELIVER TAX OPINIONS

    In the event that:

    - PricewaterhouseCoopers LLP notifies Tyco Acquisition that it cannot render the Tyco Acquisition tax opinion, or

    - Morrison & Foerster LLP notifies McGrath that it cannot render the McGrath tax opinion,

McGrath, within three business days of receipt of such notice, may elect to require Tyco Acquisition to proceed with the acquisition of McGrath on a taxable basis. In such event, the condition of receiving tax opinions shall be deemed waived. Tyco Acquisition and McGrath will then take all necessary steps to effectuate a merger of a wholly-owned direct or indirect subsidiary of Tyco with and into McGrath, with McGrath being the surviving corporation, in accordance with the provisions of the California General Corporation Law and any other applicable jurisdiction. Except as may be necessary to reflect the change in the structure of the merger and the jurisdiction of the Tyco subsidiary participating in the merger, the terms of the merger agreement will govern the merger.

TERMINATION; FEES AND EXPENSES

    TERMINATION RIGHTS

    The merger agreement may be terminated at any time prior to the consummation of the merger, notwithstanding approval of the merger agreement by the McGrath shareholders:

    1. by mutual written consent duly authorized by the boards of directors of Tyco Acquisition and McGrath;

    2. by either Tyco Acquisition or McGrath, if the merger has not been consummated on or prior to June 30, 2002 (other than for the reasons set forth in paragraph 4 below); provided, however, that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to be consummated on or prior to June 30, 2002;

    3. by either Tyco Acquisition or McGrath, if a court of competent jurisdiction or any governmental, regulatory, or administrative agency or commission has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

    4. by either Tyco Acquisition or McGrath, if McGrath shareholders do not approve the principal terms of the merger agreement at the McGrath special meeting or have not approved the principal terms of the merger agreement on or prior to June 30, 2002; provided, however, that this right to terminate the merger agreement is not available to McGrath if McGrath fails to call the McGrath special meeting or fails to solicit proxies from the McGrath shareholders in favor of the merger as required by the merger agreement;

    5. by Tyco Acquisition, if, whether or not permitted to do so by the merger agreement, the board of directors of McGrath or McGrath:

       - withdraws, modifies or changes its approval or recommendation of the merger agreement or the terms of the merger in a manner adverse to Tyco Acquisition,

       - approves or recommends to the McGrath shareholders an Acquisition Proposal or Alternative Transaction,

       - approves or recommends that the shareholders of McGrath tender their shares in any tender offer or exchange offer that is an Alternative Transaction,

       - fails either (i) to include in this proxy statement/prospectus the recommendation of the McGrath board of directors in favor of the approval of the terms of the merger or (ii) to solicit from McGrath's shareholders proxies in favor of approval of the merger agreement and to take all other reasonable action necessary or advisable to secure the vote or consent of McGrath's shareholders in favor of such approval, or

       - takes any public position or makes any disclosures to McGrath's shareholders required by applicable law, rule or regulation or by the Nasdaq National Market System having the effect of any of the foregoing;

    6.  by Tyco Acquisition or McGrath:

       - if any representation or warranty of the other party set forth in the merger agreement was untrue when made or has become untrue; or

       - upon a material breach by the other party of any covenant or agreement set forth in the merger agreement;

       such that, in either case, the conditions to the terminating party's obligation to complete the merger described above under "Conditions to the Merger" would not be satisfied; provided that, if such misrepresentation or breach is curable prior to June 30, 2002 and the party in breach exercises its reasonable best efforts to cure the same, the merger agreement may not be terminated under this clause while such party continues to exercise such efforts.

    The merger agreement contains principles for the determination of whether a representation or warranty has become untrue for purposes of paragraph 6 above. Some representations and warranties are deemed untrue if they fail to be true and correct in all material respects and all other representations and warranties are deemed untrue only if they fail to be true and correct in all respects, except where their failure to be true and correct would not reasonably be expected to have a material adverse effect on McGrath or Tyco, as the case may be.

    "Material adverse effect" is defined in the merger agreement as any change, effect or circumstance that (i) is materially adverse to the business, assets, including intangible assets, financial condition or results of operations of McGrath and its subsidiaries or Tyco and its subsidiaries, as the case may be, in each case taken as a whole; excluding the effects of changes to the extent arising from or related to (A) the United States or global economy or capital markets generally, (B) general changes in conditions in the industries in which McGrath or Tyco, as the case may be, conduct business, including as a result of acts of war or terrorism or other hostilities or threat of war or terrorism or
(C) the merger agreement, the transactions contemplated thereby or the announcement thereof, including any effects on personnel, customers and suppliers or (ii) materially adversely affects the ability of McGrath or Tyco Acquisition and Tyco, as the case may be, timely to perform the obligations or consummate the transactions contemplated by the merger agreement and, in the case of Tyco, the guarantee.

    7.  by McGrath, in order to accept a Superior Proposal, if:

       - McGrath's board of directors has authorized McGrath, subject to complying with the terms of the merger agreement, to enter into a definitive agreement with respect to a Superior Proposal and McGrath has notified Tyco Acquisition in writing that it intends to enter into such an agreement, attaching such agreement or a summary of the material terms,

       - Tyco has not made, within two full business days of receipt of McGrath's written notification of its intention to enter into a definitive agreement with respect to a Superior Proposal, a written offer that McGrath's board of directors determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to McGrath shareholders as the Superior Proposal,

       - prior to such termination, McGrath has paid or caused to be paid to Tyco Acquisition in immediately available funds the fees and expenses required to be paid pursuant to the merger agreement, and

       - the principal terms of the merger agreement shall not have been approved at the McGrath special meeting; or

    8. by Tyco Acquisition if the average of the daily volume-weighted averages of the per share selling prices of a Tyco common share on the New York Stock Exchange for each of the five consecutive trading days ending on the fourth trading day prior to and not including the date of the McGrath special meeting, is less than $45.00, provided that:

       - Tyco Acquisition has given McGrath notice of its intention to terminate for the reason set forth in this paragraph prior to 5:00 p.m., New York City time, on the third trading day immediately preceding and not including the date of the McGrath special meeting, and

       - McGrath has not, by 5:00 p.m., New York City time, on the second trading day immediately preceding and not including the date of the McGrath special meeting, delivered a notice to Tyco Acquisition agreeing that the exchange ratio will equal 0.8444. If McGrath delivers such notice with respect to the exchange ratio, the merger agreement will not be terminated and the exchange ratio for all purposes of the merger agreement will equal 0.8444 or, if the parties agree in their respective sole and absolute discretion, a higher number.

FEES AND EXPENSES

    Except as set forth below, each of the parties to the merger agreement will pay its own fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, whether or not the merger is consummated. However, if the merger is not consummated, Tyco Acquisition and McGrath will share equally (i) all SEC filing fees and printing expenses incurred in connection with the printing and filing of this document, including any related preliminary materials, and any amendments or supplements, and (ii) conveyance and similar taxes required to be paid by McGrath pursuant to the merger agreement prior to the consummation of the merger.

    McGrath will pay Tyco a fee of $17.5 million, and will pay the actual, documented and reasonable out-of-pocket expenses of Tyco and Tyco Acquisition relating to the transactions contemplated by the merger agreement, including reasonable fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors, of up to $1 million, upon the first to occur of any of the following events:

    1. the termination of the merger agreement by Tyco Acquisition or McGrath due to the McGrath shareholders not approving the principal terms of the merger agreement at the McGrath special meeting, if

       - Tyco Acquisition has made no misrepresentation and is not in breach of the merger agreement such that McGrath would be permitted to terminate the merger agreement; and

       - either:

           - prior to such termination, there shall be outstanding a BONA FIDE Acquisition Proposal which has been made directly to the shareholders of McGrath or has otherwise become publicly known or there shall be outstanding an announcement by any credible third party of a BONA FIDE intention to make an Acquisition Proposal, in each case whether or not conditional and whether or not such proposal shall have been rejected by the McGrath board of directors; or

           - McGrath or any third party publicly announces an Alternative Transaction within nine months following the date of termination of the merger agreement; and

       - in either case, such transaction is at any time thereafter consummated on substantially the terms previously announced or on terms more favorable to McGrath shareholders;

    2. termination of the merger agreement by Tyco Acquisition under the circumstances described in paragraph 5 under "Termination Rights" above; or

    3. the termination of the merger agreement by McGrath due to the acceptance by McGrath's board of directors of a Superior Proposal under the circumstances described in paragraph 7 under "Termination Rights" above.

    If Tyco Acquisition terminates the merger agreement because McGrath has materially breached a covenant or agreement, as described in paragraph 6 under "Termination Rights" above, McGrath must pay Tyco and Tyco Acquisition their respective expenses relating to the transactions contemplated by the merger agreement in an amount not to exceed $1 million. In addition, McGrath must pay Tyco a fee of $17.5 million if such breach is willful and either:

    - prior to such termination, there shall be outstanding a BONA FIDE Acquisition Proposal which has been made directly to the shareholders of McGrath or has otherwise become publicly known or there shall be outstanding an announcement by any credible third party of a BONA FIDE intention to make an Acquisition Proposal, in each case whether or not conditional and whether or not such proposal shall have been rejected by the McGrath board of directors, or

    - McGrath or any third party publicly announces an Alternative Transaction within nine months following the date of termination of the merger agreement; and

in either case, such transaction is at any time thereafter consummated on substantially the terms previously announced or on terms that are more favorable to McGrath shareholders.

    If McGrath terminates the merger agreement because Tyco Acquisition or Tyco has materially breached a covenant or agreement, as described in paragraph 6 under "Conditions to Termination" above, Tyco or Tyco Acquisition must pay McGrath its expenses relating to the transactions contemplated by the merger agreement in an amount not to exceed $1 million.

    If Tyco Acquisition terminates the merger agreement because a representation or warranty of McGrath was untrue when made, as described in paragraph 6 under "Termination Rights" above, McGrath must pay Tyco and Tyco Acquisition their respective expenses relating to the transactions contemplated by the merger agreement in an amount not to exceed $1 million. If McGrath terminates the merger agreement because a representation or warranty that Tyco Acquisition made was untrue when made, as described in paragraph 6 under "Termination Rights" above, Tyco Acquisition must pay McGrath its expenses relating to the transactions contemplated by the merger agreement in an amount not to exceed
$1 million.

    The fee and/or expenses described above are payable within one business day after a demand for payment following the occurrence of the event requiring such payment. However, in no event will McGrath or Tyco Acquisition be required to pay such fee and/or expenses if, immediately prior to the termination of the merger agreement, the entity entitled to receive the fee or expenses was in material breach of its obligations under the merger agreement. None of the provisions described in this section are intended to relieve any party from liability for any willful breach or willful misrepresentation.

    For purposes of this section, the definition of Alternative Transaction set forth under "No Solicitation" above is modified by replacing "25%," as it appears in such definition, with "40%".

    The fee payable under certain circumstances by McGrath to Tyco is intended, among other things, to compensate Tyco and Tyco Acquisition for their respective costs, including lost opportunity costs, if certain actions or inactions by McGrath or its shareholders lead to the abandonment of the merger. This may have the effect of increasing the likelihood that the offer and merger will be consummated in accordance with the terms of the merger agreement. The fee may also have the effect of discouraging other persons from making an offer to acquire all of or a significant interest in McGrath by increasing the cost of any such acquisition.

AMENDMENT AND WAIVER; PARTIES IN INTEREST

    The parties to the merger agreement may amend the merger agreement in writing by action taken by or on behalf of their respective boards of directors at any time prior to the consummation of the merger. However, after approval of the merger agreement by the McGrath shareholders, the merger agreement cannot be amended without shareholder approval, if shareholder approval of such amendment is required by law.


    At any time prior to the consummation of the merger, any party to the merger agreement may extend the time for the performance of any of the obligations or other acts by the other, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, or waive compliance with any of the agreements or conditions contained in the merger agreement. Any such extension or waiver will be valid only if set forth in writing by the party or parties granting such extension or waiver. If, prior to the date of the special meeting, the parties agree to amend the merger agreement or any party provides an extension or waiver of any provision of the merger agreement to the other party, a press release describing the terms of any amendment, extension or waiver will be issued promptly.



    The parties do not intend to waive the conditions to the merger that relate to the effectiveness of the registration statement of which this proxy statement/prospectus is a part, the shareholder approval of the merger agreement, the legality of the merger under applicable law or the listing of the Tyco common shares on the New York Stock Exchange. For a summary of these provisions, please see "Conditions to the Merger" on page [ ].


    The merger agreement is binding upon and inures solely to the benefit of its parties, and nothing in the merger agreement, express or implied, confers upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement, including, without limitation, by way of subrogation, except as stated in the following sentences. Certain indemnification, employment and insurance obligations of Tyco Acquisition and McGrath following the consummation of the merger are intended for the benefit of certain specified officers and directors of McGrath and may be enforced by such individuals. In addition, Tyco may enforce the fee and expenses provisions described under "Fee and Expenses" beginning on page [ ].

GUARANTEE

    Tyco has fully and unconditionally guaranteed the representations, warranties, covenants, agreements and other obligations of Tyco Acquisition under the merger agreement.

                             SHAREHOLDER AGREEMENTS


    Tyco Acquisition has entered into shareholder agreements, dated as of December 20, 2001, with certain McGrath shareholders, including the chairman and chief executive officer and five other executive officers or directors of McGrath, owning in the aggregate approximately 23% of the outstanding McGrath common shares. The following summary discusses all material provisions of the agreements. The complete text of the form of the shareholder agreements is filed as an exhibit to the registration statement of which this document is a part.



    Pursuant to the shareholder agreements, the shareholders have agreed, among other things, to vote McGrath common shares held by them in favor of the merger and to grant Tyco Acquisition a proxy with respect to the voting of such shares. The shareholders have also agreed to vote their McGrath common shares against any Acquisition Proposal or any other merger or amendment to McGrath's Articles of Incorporation of Bylaws involving McGrath or any of its subsidiaries which would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of McGrath under or with respect to, the merger, merger agreement or any of the other transactions contemplated thereby. The shareholders have also agreed to restrictions on transfer of their shares of McGrath common shares, certain no-solicitation provisions and the attachment of their obligations under the shareholder agreements to any additional shares of McGrath they may acquire. If the merger agreement is terminated, the shareholder agreements will also terminate.

                   COMPARATIVE PER SHARE PRICES AND DIVIDENDS

TYCO

    Tyco common shares are listed and traded on the New York Stock Exchange, the London Stock Exchange and the Bermuda Stock Exchange. The following table sets forth the high and low sales prices per Tyco common share on the New York Stock Exchange, as reported by Bloomberg Financial Markets, and the dividends paid on such shares for the quarterly periods presented below. The prices and dividends for Tyco common shares have been restated to reflect a two-for-one stock split distributed on October 21, 1999, which was effected in the form of a stock dividend. Tyco's fiscal year end is September 30, and the information below is presented on a fiscal year basis.


                                                                     TYCO COMMON SHARES            DIVIDEND PER
                                                             -----------------------------------      COMMON
                                                                   HIGH               LOW             SHARE
                                                             ----------------   ----------------   ------------
FISCAL 2000:
First Quarter..............................................  $        53.8750   $        23.0625      $0.0125
Second Quarter.............................................           53.2500            32.0000       0.0125
Third Quarter..............................................           51.3750            41.0000       0.0125
Fourth Quarter.............................................           59.1875            45.5625       0.0125

FISCAL 2001:
First Quarter..............................................  $        58.8750   $        44.5000      $0.0125
Second Quarter.............................................           63.2100            41.4000       0.0125
Third Quarter..............................................           59.3000            40.1500       0.0125
Fourth Quarter.............................................           55.2900            39.2400       0.0125

FISCAL 2002:
First Quarter..............................................  $        60.0900   $        44.7000      $0.0125
Second Quarter.............................................           58.8000            22.0000       0.0125
Third Quarter (through May 20, 2002).......................           32.6000            15.2500           --



    See "Comparative Market Value Information" on page [ ] for recent Tyco common share price information. Shareholders are urged to obtain current market quotations. See also the risk factor entitled "At current Tyco share prices of less than $45.00, it is likely that all McGrath shareholders will receive some of their merger consideration in Tyco shares and that the value of the consideration will be less than $38.00 per McGrath share" on page [ ].



    Under the terms of the merger agreement, other than its regularly scheduled quarterly dividend of $0.0125 per Tyco common share, Tyco is not permitted to declare, set aside, make or pay any dividend or distribution in respect of its capital stock from the date of the merger agreement until the earlier of the termination of the merger agreement and the consummation of the merger. The payment of dividends by Tyco in the future will be determined by Tyco's board of directors and will depend on business conditions, Tyco's financial condition and earnings and other factors.

MCGRATH


    McGrath's common shares are listed and traded on the Nasdaq National Market System. The following table sets forth the high and low sales prices per McGrath common share on the Nasdaq National Market System, as reported by Bloomberg Financial Markets, and the dividends paid on such shares for the quarterly periods presented below. McGrath's fiscal year end is December 31, and the information below is presented on a calendar year basis.



                                                            MCGRATH COMMON SHARE    DIVIDEND PER
                                                            ---------------------      COMMON
                                                              HIGH         LOW         SHARE
                                                            ---------   ---------   ------------
2000:
First Quarter.............................................  $ 17.875    $ 14.875        $0.14
Second Quarter............................................    18.125      14.000         0.14
Third Quarter.............................................    19.875      15.000         0.14
Fourth Quarter............................................    19.875      15.000         0.14

2001:
First Quarter.............................................  $ 22.500    $ 17.625        $0.16
Second Quarter............................................    27.500      21.625         0.16
Third Quarter.............................................    26.700      20.220         0.16
Fourth Quarter............................................    37.690      20.010         0.16

2002:
First Quarter.............................................  $ 37.920    $ 27.900        $0.16
Second Quarter (through May 20, 2002).....................    31.150      24.930           --


    See "Comparative Market Value Information" on page [ ] for recent McGrath common stock price information. Shareholders are urged to obtain current market quotations.


    Under the terms of the merger agreement, other than its regularly scheduled quarterly dividends of up to $0.16 per McGrath common share, McGrath is not permitted to declare, set aside, make or pay any dividend or distribution in respect of its capital stock from the date of the merger agreement until the earlier of the termination of the merger agreement and the consummation of the merger. If the merger is not consummated, the payment of dividends by McGrath in the future will be determined by McGrath's board of directors and will depend on business conditions, McGrath's financial condition and earnings and other factors.

    COMPARISON OF RIGHTS OF SHAREHOLDERS OF MCGRATH AND SHAREHOLDERS OF TYCO


    McGrath is a California corporation, and the rights of McGrath's shareholders are governed by McGrath's Articles of Incorporation, its Bylaws and the California General Corporation Law (the "CGCL"). Upon consummation of the merger, McGrath shareholders who receive Tyco common shares in exchange for their McGrath common shares will become shareholders of Tyco. The rights of the holders of Tyco common shares are governed by Tyco's Memorandum of Association, its Bye-laws and Bermuda law.



    The following is a summary of the material differences between the rights of a McGrath shareholder and the rights of a Tyco shareholder arising from differences between the company laws of Bermuda and the CGCL and the organization documents and governing instruments of the two companies. This summary is not intended to be complete.



    Copies of Tyco's Memorandum of Association and Bye-laws and McGrath's Articles of Incorporation and Bylaws have been filed with the SEC and will be sent to shareholders of McGrath upon request. In addition, copies of the CGCL and the corporate laws of Bermuda will be sent to shareholders of McGrath upon request. See "Where You Can Find More Information" on page [ ].



                     CGCL AND CURRENT                                            BERMUDA LAW AND CURRENT
           ORGANIZATIONAL DOCUMENTS OF MCGRATH                                GOVERNING INSTRUMENTS OF TYCO
----------------------------------------------------------      ----------------------------------------------------------
                                                AUTHORIZED CAPITAL SHARES

-          40,000,000 common shares                             -          2,500,000,000 common shares

                                                                -          125,000,000 preference shares

                                             SPECIAL MEETINGS OF SHAREHOLDERS

-          Under McGrath's Bylaws and the CGCL, holders of      -          Tyco shareholders holding at least 10% of the
           not less than 10% of all the shares entitled to                 paid- up capital of Tyco entitled to vote may
           vote at a meeting may call a special meeting of                 require Tyco to call a special general meeting.
           the shareholders to be held at such time and                    The Bermuda Supreme Court has a residual power
           place, upon such notice and for the transaction                 to order a meeting to be held if it is
           of such business as may be designated in such                   impracticable to call or conduct a meeting of
           order.                                                          Tyco in accordance with the Tyco Bye-laws or
                                                                           Bermuda law.

-          In addition, under the CGCL, if an annual            -          Under Bermuda law, if an annual general meeting
           meeting for election of directors is not held                   is not held within three months of the due date
           on the date designated therefor, the directors                  or any required number of directors is not
           will cause the meeting to be held as soon as                    elected at such meeting, the Registrar of
           thereafter convenient. If there is a failure to                 Companies, any creditor or shareholder may
           hold an annual meeting for a period of 60 days                  apply to the Bermuda Supreme Court for the
           after the date designated therefor, or if no                    winding up of the company. On such application,
           date has been designated for a period of 15                     the Court may order the company to be wound up
           months after the organization of the                            or sanction the holding of a general meeting to
           corporation or after its last annual meeting,                   put the affairs of the company in order.
           the superior court may, upon the application of
           any shareholder, after notice to the
           corporation giving it an opportunity to be
           heard, summarily order the meeting or the
           election or both, to be held at such time and
           place, upon such notice, and with a record date
           for the determination of shareholders entitled
           to vote and for the transaction of business as
           may be designated in such order.

-          McGrath's Bylaws and the CGCL provide that           -          The Tyco Bye-laws provide that the Tyco board
           special meetings of the shareholders may also                   of directors may call a special general meeting
           be called by the board, the chairman of the                     of Tyco shareholders whenever it judges it
           board or the president.                                         necessary.

                                                          QUORUM

-          Under McGrath's Bylaws and the CGCL, the             -          The presence, in person or by proxy, of any two
           presence in person or by proxy of the holders                   Tyco shareholders at a shareholders meeting
           of a majority of shares entitled to vote at a                   generally constitutes a quorum.
           meeting of the shareholders constitutes a
           quorum at such meeting.

                                                      VOTING RIGHTS

-          Under McGrath's Bylaws and the CGCL, each            -          Any proposal at a general meeting may be
           McGrath common share is entitled to one vote on                 decided by a show of hands of the shareholders
           all matters submitted to McGrath shareholders.                  present in person unless a poll is demanded.
                                                                           Where a poll is demanded, a shareholder is
                                                                           entitled to one vote for each Tyco common share
                                                                           held by the shareholder.

                                                                -          The Tyco Bye-laws provide that a Tyco
                                                                           shareholder will lose voting rights:
                                                                           (1)  for the period the shareholder fails to
                                                                           comply with a notice from Tyco requesting
                                                                           specified information regarding such person's
                                                                           interest in Tyco shares, plus an additional 90
                                                                           days;
                                                                           (2)  if such shareholder fails after notice by
                                                                           Tyco to make a takeover offer in accordance
                                                                           with the City Code on Takeovers and Mergers
                                                                           issued by the Panel on Takeovers and Mergers in
                                                                           the United Kingdom as applied by or in
                                                                           accordance with the Tyco Bye-laws;
                                                                           (3)  upon notice by the Tyco board of
                                                                           directors, for a period of 180 days if such
                                                                           shareholder acquires 3% or more of Tyco's
                                                                           issued share capital of any class and fails to
                                                                           notify Tyco of such acquisition within two
                                                                           days; or
                                                                           (4)  upon notice by the Tyco board of
                                                                           directors, for a period of 180 days if such
                                                                           shareholder holds 3% or more of Tyco's issued
                                                                           share capital of any class and fails to notify
                                                                           Tyco of a change in the shareholder's interests
                                                                           amounting to 1% or more of the share capital of
                                                                           any class.

                                              NOTICE OF SHAREHOLDER MEETINGS

-          Under the CGCL and the McGrath Bylaws, written       -          Under Bermuda law and the Tyco Bye-laws, at
           notice of shareholders meetings must be given                   least 5 days' notice must be given of any
           to holders of record not more than 60 or less                   shareholders meeting.
           than 10 days prior to an annual or special
           meeting.
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
                                          SHAREHOLDER NOMINATIONS AND PROPOSALS

-          Subject to the U.S. securities laws, any             -          Any Tyco shareholder may nominate a director
           McGrath shareholder may submit proposals by                     for election by notice to Tyco. To be timely,
           notice to McGrath.                                              such a notice must be given to the secretary of
                                                                           Tyco not less than six and not more than 28
                                                                           clear days before the date of the relevant
                                                                           general meeting. Under Bermuda law, only Tyco
                                                                           shareholders holding not less than 5% of the
                                                                           total voting rights or 100 or more shareholders
                                                                           in number may require a proposal be submitted
                                                                           to an annual general meeting. Generally, to be
                                                                           timely, notice of such a proposal must be
                                                                           received by Tyco not less than six weeks before
                                                                           the annual general meeting. The Tyco Board can
                                                                           waive these requirements regarding shareholder
                                                                           proposals, and the staff of the SEC has taken
                                                                           the position that the SEC's proxy rules may
                                                                           require Tyco to include in its proxy materials
                                                                           proposals of shareholders who do not satisfy
                                                                           these requirements.

                                              SHAREHOLDER PREEMPTIVE RIGHTS

-          Under the CGCL, no shareholder shall have any        -          Bermuda law does not confer preemptive rights
           preemptive rights to purchase additional                        on shareholders, in respect of the issue of
           securities of the corporation unless the                        additional securities of a Bermuda company, but
           articles of incorporation expressly grant these                 would permit such rights to be conferred by a
           rights. McGrath's Articles of Incorporation do                  company's bye-laws. The Tyco Bye-laws do not
           not provide for preemptive rights for McGrath's                 provide for any such preemptive rights.
           shareholders.

                                                    DERIVATIVE ACTIONS

-          According to the CGCL, a shareholder may             -          Tyco shareholders may not generally initiate an
           initiate an action for wrongdoing against the                   action for a wrongdoing to the company. In
           corporation if the shareholder was a                            certain limited circumstances, however, Tyco
           shareholder of record at the time of the                        shareholders may proceed in a derivative
           transaction or any part thereof, the                            action.
           shareholder has attempted to secure such action
           by the board or there is a good reason that
           such an attempt would have been futile and, in
           some cases, the shareholder has posted a bond.

                                                                -          The Bermuda courts would ordinarily follow
                                                                           English precedent, which permits a shareholder
                                                                           to commence a derivative action only if:
                                                                           (1)  the act complained of is alleged to be
                                                                                beyond the corporate power of the company
                                                                                or to be illegal;
                                                                           (2)  the act complained of is alleged to
                                                                           constitute a fraud against the minority
                                                                                shareholders by the majority shareholders
                                                                                who have used their controlling position
                                                                                to prevent the company from taking action
                                                                                against the wrongdoers;
                                                                           (3)  an act requires approval by a greater
                                                                                percentage of the company's shareholders
                                                                                than actually approved it; or
                                                                           (4)  there is an absolute necessity to waive
                                                                           the general rule that a shareholder may not
                                                                                bring a derivative action so that the
                                                                                company's memorandum of association or
                                                                                bye-laws are not violated.
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
                                                                -          Under Bermuda law, a shareholder who complains
                                                                           that the affairs of a company are being or have
                                                                           been conducted in a manner oppressive or
                                                                           prejudicial to some of the shareholders,
                                                                           including himself, may petition the court for
                                                                           relief, and the court has wide discretion to
                                                                           grant relief if it is satisfied that the
                                                                           complaint is so justified and that:
                                                                           (1)  to wind up the company would unfairly
                                                                                prejudice those shareholders, but
                                                                           (2)  the facts otherwise would justify a
                                                                           winding up order on just and equitable grounds.
                                                                -          Traditionally, such relief has been granted in
                                                                           relatively limited circumstances.

                                                    BOARD OF DIRECTORS
-          McGrath's Bylaws provide that McGrath's board        -          The Tyco Bye-laws provide that the number of
           of directors will consist of no fewer than four                 directors may be determined by the shareholders
           and no more than seven directors and the number                 in a general meeting, provided that there are
           of directors is set at six, unless changed                      at least two directors.
           within the specified limits, by an amendment to
           the By-laws duly adopted by either the McGrath
           board of directors or the shareholders.
-          The CGCL permits a classified board of               -          Bermuda law would permit a classified Board of
           directors, but the McGrath Bylaws do not                        Directors, but the Tyco Bye-laws do not provide
           provide for one.                                                for one.
-          The McGrath Bylaws do not require that a             -          The Tyco Bye-laws require that a director be a
           McGrath director be a shareholder.                              shareholder.

                                                   REMOVAL OF DIRECTORS
-          The CGCL provides for removal of a director for      -          A director of Tyco may be removed from office,
           cause by resolution of the other directors. The                 with or without cause, by the shareholders at a
           CGCL also provides for removal of a director                    general meeting or by written resolution signed
           without cause if removal is approved by a                       by all the other directors. The Tyco Bye-laws
           majority of outstanding shares entitled to                      authorize the Tyco Board of Directors to fill
           vote, subject to certain limitations. The CGCL                  any vacancy in the Tyco Board of Directors and
           also permits removal of a director by a court                   authorize the remaining Directors to act
           upon the suit of shareholders holding at least                  notwithstanding any vacancy. A director so
           ten percent of the number of outstanding shares                 appointed holds office until the next annual
           of any class for fraudulent or dishonest acts                   general meeting.
           or gross abuse of authority or discretion. Any
           vacancy occurring in the McGrath board of
           directors may be filled until the next
           succeeding annual meeting of shareholders by
           the affirmative vote of a majority of the
           remaining directors though less than a quorum
           of the board of directors; except in the case
           of a vacancy occurring through the removal of a
           director by the vote or written consent of the
           shareholders or by court order, in which case
           the vacancy may be filled only by the vote of a
           majority of the shares entitled to vote
           represented at a duly held meeting of the
           shareholders, or by written consent of holders
           of a majority of the outstanding shares
           entitled to vote. The shareholders may elect a
           director or directors at any time to fill any
           vacancy or vacancies not filled by the
           directors, but any such election by written
           consent requires the consent of a majority of
           the outstanding shares entitled to vote.
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
                                        AMENDMENTS TO CHARTER DOCUMENTS AND BYLAWS
-          The CGCL provides that, unless otherwise             -          Under Bermuda law, a company may alter its
           specified in a corporation's articles of                        memorandum of association by resolution passed
           incorporation and except for certain amendments                 at a general meeting of shareholders of which
           such as stock splits, an amendment to the                       due notice has been given and, where required,
           articles of incorporation requires the approval                 with the consent of the Minister of Finance.
           of the board of directors and the affirmative                   Such a resolution requires an affirmative vote
           vote of a majority of the outstanding shares                    of a majority of the votes cast and need not be
           entitled to vote.                                               recommended by the Board of Directors.
                                                                -          Holders of at least 20% of any class of the
                                                                           company's share capital may apply to the
                                                                           Bermuda Supreme Court to annul any alteration.
                                                                           Upon such application, the alteration will not
                                                                           have effect until it is confirmed by the Court.
-          McGrath's Bylaws may be altered, amended or          -          The Tyco Bye-laws may only be amended by the
           repealed or new Bylaws may be adopted by the                    Tyco Board and such amendment becomes effective
           vote or written consent of holders of a                         only after confirmation by the Tyco
           majority of the outstanding shares entitled to                  shareholders.
           vote. Subject to these rights of McGrath
           shareholders, the board of directors may adopt,
           amend or repeal Bylaws, except the board may
           adopt a Bylaw or amendment of a Bylaw changing
           the authorized number of directors only for the
           purpose of fixing the exact number of directors
           within the limits specified in the Bylaws.
                                                                -          The Tyco Bye-laws provide that, if Tyco has two
                                                                           or more classes of shares, the rights attached
                                                                           to any class of shares, unless otherwise
                                                                           provided by the terms of such class, may be
                                                                           varied either by the consent in writing of the
                                                                           holders of three-fourths of the shares of the
                                                                           class, or by a resolution passed at a separate
                                                                           meeting of the holders of such class of shares
                                                                           by holders of three-fourths of the shares of
                                                                           such class voting at such separate meeting.
                                                                           Certain procedural rules of such a separate
                                                                           meeting differ from the rules of a Tyco general
                                                                           meeting.
                                                                -          Pursuant to Bermuda law, holders of at least
                                                                           10% of a class of shares in a company in which
                                                                           the share capital is divided into different
                                                                           classes may apply to the Bermuda Supreme Court
                                                                           to annul any variation in the rights attached
                                                                           to the class of shares. Upon such application,
                                                                           the variation will not have effect until it is
                                                                           confirmed by the Court.
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
                                                     SHARE PURCHASES
-          The CGCL does not, in general, permit a              -          Generally, Tyco may purchase its shares for
           corporation to repurchase its shares unless:                    cancellation, unless, on the date on which the
           either (i) the amount of the retained earnings                  purchase is to be effected, there are
           of the corporation immediately prior to the                     reasonable grounds for believing that Tyco is,
           repurchase equals or exceeds the amount of the                  or after the purchase would be, unable to pay
           proposed repurchase, or (ii) if following the                   its liabilities as they become due and subject
           repurchase, both (x) the sum of assets of the                   to certain statutory requirements as to the
           corporation would be at least equal to one and                  funds from which payment in respect of such
           one quarter times its liabilities and (y) the                   purchase may be made.
           current assets of the corporation would be at
           least equal to its current liabilities or, if
           the average of the earnings of the corporation
           before taxes on income and before interest
           expense for the two preceding fiscal years was
           less than the average of the interest expense
           of the corporation for those fiscal years, the
           current assets of the corporation would be at
           least equal to one and one quarter times its
           current liabilities.
                                                                -          A subsidiary of Tyco also may purchase Tyco
                                                                           shares. Tyco shares owned by a subsidiary of
                                                                           Tyco may be voted on all matters on which
                                                                           shareholders are entitled to vote and are
                                                                           counted for quorum purposes.
-          The CGCL provides that a corporation may             -          Bermuda law permits Tyco to constitute and
           provide for classes or series of shares to be                   issue preference shares which are redeemable at
           redeemable in its articles of incorporation.                    the option of either the company or the holder.
           McGrath's articles do not provide for
           redeemable shares.

                             SALE, LEASE OR EXCHANGE OF ASSETS, MERGERS, SHARE ACQUISITIONS,
                                       BUSINESS COMBINATIONS AND RELATED PROVISIONS
-          Under the CGCL, a corporation may sell, lease        -          Under Bermuda law, a company's shareholders are
           convey, exchange transfer, or otherwise dispose                 not generally required to approve a sale, lease
           of all or substantially all of its assets when                  or exchange of all or substantially all of a
           the principal terms are approved by the board                   company's property and assets. Bermuda law does
           and, unless the transaction is in the usual and                 require, however, that shareholders approve
           regular course of its business, approved by the                 certain forms of mergers and reconstructions. A
           majority of outstanding shares entitled to                      compromise or arrangement in connection with a
           vote. If the acquiring party is in control of                   scheme for the reconstruction of the company on
           or under common control with the disposing                      terms which include the transfer of all or part
           corporation, the principal terms of the sale                    of the undertaking or the property of the
           must be approved by at least ninety percent of                  company to another company requires the
           the voting power of the disposing corporation                   approval of a majority in number representing
           unless the disposition is to a domestic or                      three-fourths in value of the shareholders or
           foreign corporation or other business entity in                 class of shareholders, as the case may be,
           consideration of the nonredeemable common                       present and voting either in person or by proxy
           shares or nonredeemable equity securities of                    at the meeting, and the sanction of the Bermuda
           the acquiring party or its parent, except where                 Supreme Court.
           an approval of the fairness of the transaction
           has been obtained from state authorities.
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
-          The CGCL requires that the principal terms of a      -          Pursuant to Bermuda law, an amalgamation of two
           reorganization shall be approved by a majority                  or more companies requires Board approval and
           of outstanding shares entitled to vote on the                   the approval of the shareholders of each
           reorganization. However, no approval is                         company by a three-fourths majority vote unless
           required of holders of preferred shares of a                    the Bye-laws otherwise provide. Tyco's Bye-laws
           corporation that is the surviving corporation,                  contain no contrary provision. For purposes of
           acquiring corporation or parent party in the                    approval of an amalgamation, all shares,
           reorganization, where the rights, preferences,                  whether or not otherwise entitled to vote,
           privileges and restrictions granted to or                       carry the right to vote. A separate vote of a
           imposed upon that class of shares is not                        class of shares is required if the rights of
           changed. Also, no shareholder approval is                       such class would be altered by virtue of the
           required if the corporation, or its                             amalgamation.
           shareholders immediately before the merger, or
           both, shall own immediately after the
           reorganization more than five-sixths of the
           voting power of the surviving or acquiring
           corporation or parent party. Despite these
           exceptions, shareholder approval of the
           principal terms will be required where the
           reorganization would result in an amendment to
           the articles that otherwise requires
           shareholder approval.
-          Where an interested party proposes a tender          -          The Tyco Bye-laws permit the Tyco Board to make
           offer, merger or reorganization, an affirmative                 applicable to Tyco certain rules of the City
           opinion as to the fairness of the consideration                 Code on Takeovers and Mergers issued by the
           of the transaction must be delivered to the                     Panel on Takeovers and Mergers in the United
           board of directors or to the shareholders. In                   Kingdom.
           addition, the CGCL requires that shareholders
           be informed of any later proposals for a tender
           offer or reorganization.
-          Under the CGCL, in a merger, each share of the       -          The City Code on Takeovers and Mergers requires
           same class or series of any constituent                         any person or group acting in concert which
           corporation (other than the cancellation of                     acquires shares that, together with shares
           shares held by a constituent corporation or its                 previously owned by it, have 30% or more of the
           parent or a wholly owned subsidiary of either                   voting power of a company, to make an offer to
           in another constituent corporation) shall,                      purchase all equity shares of the company and
           unless all shareholders of the class or series                  any of the company's voting non-equity capital
           consent, be treated equally with respect to any                 shares of the type held by such person or
           distribution of cash, rights, securities, or                    group. The offer price must not be less than
           other property. Except in a short-form merger,                  the highest price paid in the preceding 12
           and in the merger of a corporation into its                     months for shares of the same class by such
           subsidiary in which it owns at least                            person or anyone in such group and must be made
           90 percent of the outstanding shares of each                    in cash or include a cash alternative.
           class, the nonredeemable common shares or
           nonredeemable equity securities of a
           constituent corporation may be converted only
           into nonredeemable common shares of the
           surviving party or a parent party if a
           constituent corporation or its parent owns,
           directly or indirectly, prior to the merger
           shares of another constituent corporation
           representing more than 50 percent of the voting
           power of the voting power of the other
           constituent corporation prior to the merger,
           unless all of the shareholders of the class
           consent.
                                                                -          If a person or group owns 30% or more of the
                                                                           Tyco shares, and the Tyco Board determines that
                                                                           an offer under the City Code is not expedient
                                                                           or the person or group is required to make such
                                                                           an offer but fails to do so, the Tyco Board may
                                                                           by notice require such a person or group to
                                                                           make an offer which:
                                                                           (1)  includes all shares of every class of
                                                                           share capital of Tyco and, if the Tyco Board so
                                                                                requires, all securities of Tyco
                                                                                convertible into Tyco shares;
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
                                                                           (2)  is in cash or includes a cash alternative;
                                                                           (3)  is made within 30 days of the Tyco Board's
                                                                                notice;
                                                                           (4)  remains open for at least 14 days after
                                                                           the offer becomes unconditional;
                                                                           (5)  requires payment to be made within 21 days
                                                                                after the offer becomes unconditional; and
                                                                           (6)  is at a price not less than the highest
                                                                           price paid in the preceding 12 months for
                                                                                shares of the same class by the person or
                                                                                any member of the group, or if the price
                                                                                is unavailable or inappropriate, then at a
                                                                                price fixed by the Tyco Board. The
                                                                                purchase price for convertible securities
                                                                                must be on terms the Tyco Board considers
                                                                                fair and reasonable.
                                                                -          The Rules Governing Substantial Acquisitions of
                                                                           Shares issued by the Takeover Panel provide,
                                                                           subject to certain exceptions, that a person or
                                                                           group acting in concert may not acquire in a
                                                                           period of seven days shares representing 10% of
                                                                           more of the voting shares of a company if those
                                                                           shares, when aggregated with shares of the
                                                                           company already held by the person or group,
                                                                           would carry more than 15%, but less than 30%,
                                                                           of the total voting rights of the company. The
                                                                           Tyco Board may require compliance with these
                                                                           rules and may require any person or group to
                                                                           dispose of any Tyco shares acquired in
                                                                           violation of these rules.
                                                                -          Under the Tyco Bye-laws, any person who
                                                                           acquires an interest in 3% or more of the
                                                                           issued share capital of any class of Tyco is
                                                                           required to notify Tyco of that interest and of
                                                                           any change in that person's interest amounting
                                                                           to 1% or more of the issued capital of any
                                                                           class. Any such notification must be made
                                                                           within two business days after the relevant
                                                                           event. In determining the percentage interest
                                                                           of any person for these and similar purposes,
                                                                           interests of persons acting in concert may be
                                                                           aggregated.
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
                                 REQUIRED PURCHASE AND SALE OF SHARES; SHORT FORM MERGER

-          Under the CGCL, a parent company may effect a        -          Pursuant to Bermuda law, if a scheme or
           merger with its subsidiary without shareholder                  contract involving the transfer of shares or
           approval if the parent company owns at least                    any class of shares in a Bermuda company to
           90% of each class of the outstanding shares of                  another company has, within four months after
           the subsidiary. At least 20 days before the                     the making of the offer in this regard by the
           effective date of the merger, the parent                        transferee company, been approved by the
           company must give notice to each shareholder of                 holders of not less than 90% in value of the
           the subsidiary that the merger will become                      shares or class of shares for which the offer
           effective on or after a specified date. Where                   was made, then within two months after the date
           the subsidiary is not wholly-owned by the                       of such approval being obtained, the transferee
           parent, the shareholders of the subsidiary have                 company may give notice to any dissenting
           dissenters' rights with respect to the merger.                  shareholder that it desires to acquire his or
                                                                           her shares. Such transferee company will then
                                                                           be entitled and bound to acquire such shares on
                                                                           the terms on which shareholders that approved
                                                                           such scheme or contract transferred their
                                                                           shares, unless the Bermuda Supreme Court orders
                                                                           otherwise upon application by the dissenting
                                                                           shareholder.

                                                                -          Under Bermuda law, within one month of the
                                                                           transfer of 90% in value of a Bermuda company's
                                                                           shares or any class of shares to another
                                                                           company under a scheme or contract, the
                                                                           transferee company is required to notify the
                                                                           holders of the remaining shares of such
                                                                           transfer. Within three months of the giving of
                                                                           such notice, any remaining holder of shares may
                                                                           require the transferee company to acquire his
                                                                           or her shares on the same terms as provided for
                                                                           in the scheme or contract, or upon such terms
                                                                           as may be agreed, or upon such terms as the
                                                                           Bermuda Supreme Court may determine upon
                                                                           application of the transferee company or the
                                                                           shareholder.

                                                                -          Under Bermuda law, a holder or holders of not
                                                                           less than 95% of the shares of any class of
                                                                           shares in a Bermuda company may give notice to
                                                                           the remaining shareholders or class of
                                                                           shareholders of the intention to acquire their
                                                                           shares, on the terms set out in the notice.
                                                                           Bermuda law provides that when such notice is
                                                                           given the acquiring holder or holders shall be
                                                                           entitled and bound to acquire the shares of the
                                                                           remaining shareholders on the terms set out in
                                                                           the notice, unless the remaining shareholders
                                                                           exercise statutory appraisal rights.

                                                                -          Under Bermuda law, an amalgamation is only
                                                                           permitted without a shareholder vote when it is
                                                                           between a parent company and its wholly-owned
                                                                           subsidiary or between two or more wholly-owned
                                                                           subsidiaries.
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
                                                    DISSENTERS' RIGHTS

-          The CGCL provides that if shareholder approval       -          Under Bermuda law, a properly dissenting
           is required for a merger or reorganization,                     shareholder who did not vote in favor of an
           each shareholder who was entitled to vote in                    amalgamation and who is not satisfied that he
           favor of the reorganization may require the                     or she has been offered fair value for his or
           corporation to purchase for cash the shares                     her shares may apply to the court to appraise
           owned by such shareholder at the fair market                    the fair value of his or her shares. If the
           value. However, holders of shares listed on any                 court appraised value is greater than the value
           national securities exchange certified by the                   received or to be received in the amalgamation,
           California Commissioner of Corporations, listed                 the company must pay the court appraised value
           on the Nasdaq National Market System or listed                  to the dissenting shareholder within one month
           on the list of OTC margin stocks issued by the                  of the appraisal, unless it decides to
           Board of Governors of the Federal Reserve                       terminate the amalgamation.
           System will not be entitled to
           dissenters' rights unless either there exists        -          Bermuda law additionally provides a right of
           with respect to such shares any restrictions on                 appraisal as discussed under "Required Purchase
           transfer imposed by the corporation or by any                   and Sale of Shares; Short-Form Merger" above.
           law or regulation, or demands for payments are
           made with respect to five percent or more of
           the outstanding shares of that class.

                                         SHAREHOLDER CONSENT IN LIEU OF MEETINGS

-          The CGCL and the McGrath Bylaws provide that         -          Pursuant to Bermuda law, action by written
           any shareholder action required or permitted to                 consent of shareholders is permitted where the
           be taken at a meeting of shareholders, other                    written resolution is signed by all of the
           than the annual election of directors, may be                   shareholders, or all the shareholders of the
           taken without a meeting upon the written                        relevant class of shares, who would be entitled
           consent of shareholders who would have been                     to attend and vote at a meeting, with the
           entitled to cast the minimum number of votes                    exception of a resolution to remove an auditor
           which would be necessary to authorize such                      or a director before the expiration of his or
           action at a meeting at which all shareholders                   her term of office.
           entitled to vote were present and voting. Under
           the McGrath Bylaws, in the case of the election
           of directors, such a consent shall be effective
           only if signed by the holders of all
           outstanding shares entitled to vote for the
           election of directors, subject to certain
           qualifications.

                                              FIDUCIARY DUTIES OF DIRECTORS

-          Under the CGCL, a director shall perform his or      -          Directors of a Bermuda company have fiduciary
           her duties in good faith, in a manner such                      duties to the company. Pursuant to Bermuda law,
           director believes to be in the best interests                   every director and officer of a company must,
           of the corporation and its shareholders and                     in exercising his or her powers and discharging
           with such care, including reasonable inquiry,                   his or her duties, act honestly and in good
           as an ordinarily prudent person in a like                       faith with a view to the best interests of the
           position would use under similar circumstances.                 company and exercise the care, diligence and
                                                                           skill that a reasonably prudent person would
                                                                           exercise in comparable circumstances. Bermuda
                                                                           law and the Tyco Bye-laws also generally
                                                                           require a director who is interested in any
                                                                           material contract with the company to disclose
                                                                           the nature of that interest. The Tyco Bye-laws
                                                                           also preclude a director from voting on any
                                                                           such contract, subject to certain limited
                                                                           exceptions.
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
                                        INDEMNIFICATION OF OFFICERS AND DIRECTORS

-          The CGCL permits indemnification for the             -          Bermuda law permits a company to indemnify its
           expenses of a corporate agent (director,                        officers and employees with respect to any loss
           officer, employee or in another capacity, a                     arising or liability attaching to such person
           person serving at the request of the                            by virtue of any rule of law concerning any
           corporation another corporation or other form                   negligence, default, breach of duty, or breach
           of business enterprise) incurred in connection                  of trust of which the officer or employee may
           with a proceeding. If a corporate agent is                      be guilty in relation to the company or any of
           successful on the merits in defense of a                        its subsidiaries, provided that the company may
           proceeding involving a derivative action or a                   not indemnify an officer or employee against
           third party action, indemnification of the                      any liability arising out of his or her fraud
           corporate agent is mandated by the CGCL. A                      or dishonesty. The Tyco Bye-laws provide that
           corporate agent may only be indemnified by the                  every director, secretary and other officer of
           corporation upon a finding that the agent has                   Tyco shall be indemnified by Tyco by reason of
           met certain standards of conduct.
-          The McGrath Articles of Incorporation provide                   any contract entered into, or any act or thing
           that McGrath will indemnify its directors for                   done, by such officer in the discharge of his
           monetary damages to the fullest extent                          or her duties, to the extent permitted by
           permitted under California law. The Articles                    Bermuda law. Bermuda law also permits a company
           authorize the corporation to provide                            to indemnify an officer against liability
           indemnification of agents through by-law                        incurred in defending any civil or criminal
           provisions, agreements with agents, vote of                     proceedings in which judgment is given in his
           shareholders or disinterested directors or                      or her favour or in which he or she is
           otherwise, in excess of indemnification                         acquitted, or when the Bermuda Supreme Court
           otherwise permitted under the CGCL, subject to                  grants relief to such officer. The Court may
           the limits imposed by the CGCL for                              relieve an officer from liability for
           indemnification for actions for breach of duty                  negligence, default, breach of duty or breach
           to the corporation and its shareholders.                        of trust if it appears to the Court that such
                                                                           officer has acted honestly and reasonably and,
                                                                           in all the circumstances, ought fairly to be
                                                                           excused.
-          McGrath's Bylaws provide that the corporation
           may indemnify McGrath agents against judgments,
           fines, settlements and other amounts actually
           and reasonably incurred in connection with any
           proceeding against such agent arising by reason
           of the fact any such person is or was an agent
           of the corporation, provided that there is the
           necessary shareholder approval, approval by the
           disinterested vote of the board or
           authorization by a written agreement between
           the corporation and the agent to be indemnified
           entered into prior to assertion of the claim
           giving rise to indemnity thereunder by the
           corporation with any director of the
           corporation or with such other agent as the
           board approves.

- McGrath has entered into indemnification agreements with its officers and directors.

                                                    DIRECTOR LIABILITY

-          McGrath's Articles of Incorporation eliminate        -          Bermuda law permits a company to exempt an
           the liability of each director of McGrath for                   officer from loss or liability in circumstances
           monetary damages to the fullest extent                          where it is permissible for the company to
           permitted by California law.                                    indemnify such officer, as indicated above. The
                                                                           Tyco Bye-laws exclude the liability of any
                                                                           officer of Tyco for any error of judgement,
                                                                           omission, default or oversight in relation to
                                                                           the execution of his or her duties, except in
                                                                           respect of willful negligence, willful default,
                                                                           fraud or dishonesty.

                                                        DIVIDENDS

-          The CGCL does not, in general, permit a              -          Bermuda law provides that a company may not
           corporation to make dividends unless: either                    declare a dividend, or make a distribution out
           (i) the amount of the retained earnings of the                  of contributed surplus, if there are reasonable
           corporation immediately prior to the                            grounds for believing that the company is, or
           distribution equals or exceeds the amount of                    after such payment would be, unable to pay its
           the proposed distribution, or (ii) if following                 liabilities as they become due, or if the
           the distribution, both (x) the sum of assets of                 realizable value of the company's assets would
           the corporation would be at least equal to one                  thereby be less than the aggregate of its
           and one quarter times its liabilities and                       liabilities and its issued share capital and
           (y) the current assets of the corporation                       share premium accounts. Under the Tyco Bye-
           would be at least equal to its current                          laws, dividends may only be paid out of profits
           liabilities or, if the average of the earnings                  available for the purpose. The Tyco Bye-laws
           of the corporation before taxes on income and                   provide that the Tyco Board of Directors may
           before interest expense for the two preceding                   from time to time declare dividends.
           fiscal years was less than the average of the
           interest expense of the corporation for those
           fiscal years, the current assets of the
           corporation would be at least equal to one and
           one quarter times its current liabilities.

                                 LEGAL MATTERS

    The validity of the Tyco common shares to be issued to McGrath shareholders in connection with the merger will be passed upon by Appleby Spurling & Kempe, Hamilton, Bermuda, special counsel to Tyco. Certain other legal matters in connection with the merger will be passed upon for Tyco by Kramer Levin Naftalis & Frankel LLP, New York, New York and by Appleby Spurling & Kempe. Michael L. Jones, secretary of Tyco, is a partner of Appleby Spurling & Kempe. Certain U.S. federal income tax matters in connection with the merger will be passed upon for McGrath by Morrison & Foerster LLP, San Francisco, California.

                                    EXPERTS


    The consolidated financial statements and financial statement schedule incorporated in this document by reference to the Annual Report on Form 10-K of Tyco for the year ended September 30, 2001, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Tyco's changes in accounting as described in Note 18 of the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



    The audited consolidated financial statements incorporated in this document by reference from the Annual Report on Form 10-K of McGrath for the year ended December 31, 2001 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of said firm and upon the authority of said firm as experts in accounting and auditing. Reference is made to this report, which includes an explanatory paragraph with respect to a change in the Company's method of accounting for rental revenues whereby all rental revenues are recognized ratably over the month on a daily basis as discussed in Note 2 of the audited consolidated financial statements.


                          FUTURE SHAREHOLDER PROPOSALS

    McGrath does not currently expect to hold a 2002 Annual Meeting of Shareholders, unless the merger agreement is terminated. The general deadline for proposals of McGrath shareholders to be included in the proxy statement to be mailed to all McGrath shareholders entitled to vote at the 2002 Annual Meeting of Shareholders has passed. However, if the merger agreement is terminated and the 2002 Annual Meeting is held more than 30 days before or after May 30, 2002, shareholder proposals to be addressed at the meeting by a shareholder will be timely if received within a reasonable time before McGrath begins to print and mail its proxy materials.

                      WHERE YOU CAN FIND MORE INFORMATION



    Tyco and McGrath file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at, or obtain copies of this information by mail at prescribed rates from, the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.



    The filings of Tyco and McGrath with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.



    You can also inspect reports, proxy statements and other information about Tyco at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and you can inspect reports, proxy statements and other information about McGrath at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.



    Tyco filed a registration statement on Form S-4 to register with the SEC the Tyco common shares to be delivered to McGrath shareholders pursuant to the merger. This document is a part of that registration statement and constitutes a prospectus of Tyco, in addition to being a proxy statement of McGrath for the special meeting of McGrath shareholders. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You may obtain copies of the Form S-4 and the exhibits and any amendments to the Form S-4 in the manner described above.



    The SEC allows Tyco and McGrath to "incorporate by reference" information into this document, which means that Tyco and/or McGrath can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained in any subsequent filing or directly in this document. This document incorporates by reference the documents set forth below that Tyco and McGrath have previously filed with the SEC. These documents contain important information about Tyco and McGrath and their finances.



TYCO SEC FILINGS (FILE NO. 001-13836)                             PERIOD
-------------------------------------          ---------------------------------------------
Annual Report on Form 10-K                     Fiscal year ended September 30, 2001

Quarterly Reports on Forms 10-Q                Quarterly periods ended December 31, 2001 and
                                                 March 31, 2002

Current Reports on Forms 8-K                   Filed on January 24, 2002; February 6, 2002;
                                                 February 8, 2002; February 26, 2002;
                                                 March 5, 2002 and May 1, 2002

The description of Tyco common shares as set   Filed on March 1, 1999
  forth in its Registration Statement on
  Form 8-A/A



MCGRATH SEC FILINGS (FILE NO. 000-13292)                          PERIOD
----------------------------------------       ---------------------------------------------
Annual Report on Form 10-K                     Fiscal year ended December 31, 2001

Quarterly Report on Form 10-Q                  Quarterly period ended March 31, 2002

The description of McGrath common shares as    Filed on March 15, 1985
  set forth in its Registration Statement on
  Form 8-A

    All documents filed by Tyco and McGrath with the SEC pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document to the date that the offering of Tyco common shares through this document is completed will also be deemed to be incorporated herein by reference. In addition, Tyco and McGrath are incorporating by reference all documents that they file pursuant to Section 13(a), 13(c), 14 or 15(d) after the date of the initial registration statement and prior to the date of effectiveness of the registration statement. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included in any subsequent filing or in this document.



    Tyco has supplied all information contained or incorporated by reference in this document relating to Tyco, and McGrath has supplied all such information relating to McGrath.



    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT WHEN DECIDING HOW TO VOTE ON THE MERGER. NEITHER TYCO NOR MCGRATH HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT WHICH IS CONTAINED IN THIS DOCUMENT OR IN ANY OF THE MATERIALS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS
DOCUMENT. THIS DOCUMENT IS DATED [          ], 2002. YOU SHOULD NOT ASSUME THAT
THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THIS DATE, AND NEITHER THE MAILING OF THIS DOCUMENT NOR THE DELIVERY OF TYCO COMMON SHARES IN CONNECTION WITH THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT OR THE SOLICITATION OF PROXIES IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS DOCUMENT DOES NOT EXTEND TO YOU.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                           TYCO ACQUISITION CORP. 33

                                      AND

                                MCGRATH RENTCORP

                                   INCLUDING

                                   GUARANTEE

                                       OF

                            TYCO INTERNATIONAL LTD.

                         DATED AS OF DECEMBER 20, 2001

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                      --------
ARTICLE I  THE MERGER...............................................................     A-5
  SECTION 1.01.         The Merger..................................................     A-5
  SECTION 1.02.         Effective Time..............................................     A-5
  SECTION 1.03.         Effect of the Merger........................................     A-5
  SECTION 1.04.         Articles of Incorporation; By-laws..........................     A-5
  SECTION 1.05.         Directors and Officers......................................     A-5
  SECTION 1.06.         Effect on Securities........................................     A-6
  SECTION 1.07.         Exchange of Shares..........................................    A-10
  SECTION 1.08.         No Further Ownership Rights in the Company Common Stock.....    A-12
  SECTION 1.09.         Tax Consequences............................................    A-12
  SECTION 1.10.         Taking of Necessary Action; Further Action..................    A-12
  SECTION 1.11.         Dissenters' Rights..........................................    A-12

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................    A-13
  SECTION 2.01.         Organization and Qualification; Subsidiaries................    A-13
  SECTION 2.02.         Articles of Incorporation and By-laws.......................    A-13
  SECTION 2.03.         Capitalization..............................................    A-13
  SECTION 2.04.         Authority Relative to this Agreement........................    A-14
  SECTION 2.05.         No Conflict.................................................    A-15
  SECTION 2.06.         Material Contracts..........................................    A-15
  SECTION 2.07.         Governmental Approvals......................................    A-16
  SECTION 2.08.         Compliance; Permits.........................................    A-16
  SECTION 2.09.         SEC Filings; Financial Statements; Regulatory Filings.......    A-17
  SECTION 2.10.         Absence of Certain Changes or Events........................    A-18
  SECTION 2.11.         No Undisclosed Liabilities..................................    A-18
  SECTION 2.12.         Absence of Litigation.......................................    A-18
  SECTION 2.13.         Company Employee Plans; Employment Agreements...............    A-18
  SECTION 2.14.         Employment and Labor Matters................................    A-22
  SECTION 2.15.         Registration Statement; Proxy Statement/Prospectus..........    A-22
  SECTION 2.16.         Restrictions on Business Activities.........................    A-23
  SECTION 2.17.         Title to Property...........................................    A-23
  SECTION 2.18.         Taxes.......................................................    A-23
  SECTION 2.19.         Environmental Matters.......................................    A-24
  SECTION 2.20.         Intellectual Property.......................................    A-26
  SECTION 2.21.         Interested Party Transactions...............................    A-27
  SECTION 2.22.         Insurance...................................................    A-28
  SECTION 2.23.         Product Liability and Recalls...............................    A-28
  SECTION 2.24.         Absence of Questionable Payments............................    A-28
  SECTION 2.25.         Brokers.....................................................    A-28
  SECTION 2.26.         Opinion of Company Financial Advisor........................    A-28

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF ACQUIROR.............................    A-29
  SECTION 3.01.         Organization and Qualification; Subsidiaries................    A-29
  SECTION 3.02.         Capitalization..............................................    A-29
  SECTION 3.03.         Authority Relative to this Agreement........................    A-30
  SECTION 3.04.         No Conflict.................................................    A-30
  SECTION 3.05.         Governmental Approvals......................................    A-31
  SECTION 3.06.         Compliance..................................................    A-31

                                                                                        PAGE
                                                                                      --------
  SECTION 3.07.         SEC Filings; Financial Statements...........................    A-31
  SECTION 3.08.         Absence of Certain Changes or Events........................    A-32
  SECTION 3.09.         Absence of Litigation.......................................    A-32
  SECTION 3.10.         Registration Statement; Proxy Statement/Prospectus..........    A-32
  SECTION 3.11.         Brokers.....................................................    A-33
  SECTION 3.12.         Ownership of Acquiror; No Prior Activities..................    A-33
  SECTION 3.13.         No Undisclosed Liabilities..................................    A-33
  SECTION 3.14.         Financing...................................................    A-33

ARTICLE IV  CONDUCT OF BUSINESS PENDING THE MERGER..................................    A-33
  SECTION 4.01.         Conduct of Business by the Company Pending the Merger.......    A-33
  SECTION 4.02.         No Solicitation.............................................    A-36
  SECTION 4.03.         Conduct of Business by Guarantor Pending the Merger.........    A-38

ARTICLE V  ADDITIONAL AGREEMENTS....................................................    A-38
  SECTION 5.01.         Proxy Statement/Prospectus; Registration Statement..........    A-38
  SECTION 5.02.         Company Shareholders Meeting................................    A-40
  SECTION 5.03.         Access to Information; Confidentiality......................    A-40
  SECTION 5.04.         Consents; Approvals.........................................    A-40
  SECTION 5.05.         Agreements with Respect to Affiliates.......................    A-41
  SECTION 5.06.         Indemnification and Insurance...............................    A-41
  SECTION 5.07.         Notification of Certain Matters.............................    A-42
  SECTION 5.08.         Further Action/Tax Treatment................................    A-42
  SECTION 5.09.         Public Announcements........................................    A-43
  SECTION 5.10.         Guarantor Common Shares.....................................    A-43
  SECTION 5.11.         Conveyance Taxes; FIRPTA Certificate........................    A-43
  SECTION 5.12.         Stock Incentive Plans; Restricted Shares; Other Programs....    A-44
  SECTION 5.13.         Employee Matters............................................    A-44
  SECTION 5.14.         Accountants' Letters........................................    A-45
  SECTION 5.15.         Compliance with State Property Transfer Statutes............    A-45

ARTICLE VI  CONDITIONS TO THE MERGER................................................    A-46

  SECTION 6.01.         Conditions to Obligation of Each Party to Effect the            A-46
                          Merger....................................................
  SECTION 6.02.         Additional Conditions to Obligations of Acquiror............    A-47
  SECTION 6.03.         Additional Conditions to Obligation of the Company..........    A-47
  SECTION 6.04.         Failure to Deliver Tax Opinions.............................    A-48

ARTICLE VII  TERMINATION............................................................    A-48
  SECTION 7.01.         Termination.................................................    A-48
  SECTION 7.02.         Effect of Termination.......................................    A-50
  SECTION 7.03.         Fees and Expenses...........................................    A-50

ARTICLE VIII  GENERAL PROVISIONS....................................................    A-52
  SECTION 8.01.         Effectiveness of Representations, Warranties and                A-52
                          Agreements................................................
  SECTION 8.02.         Notices.....................................................    A-52
  SECTION 8.03.         Certain Definitions.........................................    A-53
  SECTION 8.04.         Amendment...................................................    A-55
  SECTION 8.05.         Waiver......................................................    A-55
  SECTION 8.06.         Headings....................................................    A-55
  SECTION 8.07.         Severability................................................    A-55
  SECTION 8.08.         Entire Agreement............................................    A-55
  SECTION 8.09.         Assignment..................................................    A-55

                                                                                        PAGE
                                                                                      --------
  SECTION 8.10.         Parties in Interest.........................................    A-55
  SECTION 8.11.         Failure or Indulgence Not Waiver; Remedies Cumulative.......    A-55
  SECTION 8.12.         Governing Law; Jurisdiction.................................    A-56
  SECTION 8.13.         Counterparts................................................    A-56
  SECTION 8.14.         Waiver of Jury Trial........................................    A-56
  SECTION 8.15.         Performance of Guarantee....................................    A-56
  SECTION 8.16.         Enforcement.................................................    A-56

GUARANTEE...........................................................................    A-57

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of December 20, 2001 (this "Agreement"), by and between TYCO ACQUISITION CORP. 33 ("Acquiror"), a Nevada corporation and a direct, wholly-owned subsidiary of TYCO INTERNATIONAL LTD. ("Guarantor"), a Bermuda company, and MCGRATH RENTCORP, a California corporation (the "Company").

                              W I T N E S S E T H:

    WHEREAS, the respective Boards of Directors of Acquiror and the Company and the Executive Committee of Guarantor's Board of Directors have approved this Agreement, and declared that it is advisable that Acquiror acquire all of the outstanding shares ("Shares") of common stock, without par value ("Company Common Stock"), of the Company through a merger of the Company with and into Acquiror (the "Merger") pursuant to and upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Nevada General Corporation Law (the "NGCL") and the California General Corporation Law (the "CGCL");

    WHEREAS, Acquiror and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code"), and that the transactions contemplated by this Agreement be undertaken pursuant to such plan. For accounting purposes, the Merger is intended to be accounted for as a "purchase" under United States generally accepted accounting principles ("GAAP");

    WHEREAS, pursuant to the Merger, each Share shall be converted into the right to receive the Merger Consideration, pursuant to and upon the terms and subject to the conditions set forth herein;

    WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, Guarantor has agreed fully and unconditionally to guarantee all the representations, warranties, covenants, agreements and other obligations of Acquiror in this Agreement (the "Guarantee"); and

    WHEREAS, the Company and Acquiror desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the transactions contemplated hereby.

    NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

DEFINITIONS:

    "Acquiror" is defined in the preamble.

    "Acquiror Common Stock" is defined in Section 1.06(d).

    "Acquiror Tax Opinion" is defined in Section 6.01(f).

    "Acquisition Proposal" is defined in Section 4.02(a).

    "Adjusted Option" is defined in Section 5.12(a).

    "Affiliate Plan" is defined in Section 2.13(a).

    "affiliates" is defined in Section 8.03(a).

    "Agent's Message" is defined in Section 1.06(a)(vii).

    "Agreement" is defined in the preamble.

    "Alternative Transaction" is defined in Section 4.02(a).

    "Articles of Merger" is defined in Section 1.02.

    "ATOP" is defined in Section 1.06(a)(vii).

    "Average Share Price" is defined in Section 1.06(a)(i).

    "Benefits Continuation Period" is defined in Section 5.13(a).

    "business day" is defined in Section 8.03(b).

    "Cash Deficiency Ratio" is defined in Section 1.06(a)(i).

    "Cash Electing Shares" is defined in Section 1.06(a)(i).

    "Cash Proration Factor" is defined in Section 1.06(a)(i).

    "Cash Share Number" is defined in Section 1.06(a)(i).

    "CERCLA" is defined in Section 2.19(f)(ii).

    "Certificate of Merger" is defined in Section 1.02.

    "Certificates" is defined in Section 1.06(f).

    "CGCL" is defined in the recitals.

    "COBRA" is defined in Section 2.13(b).

    "Code" is defined in the recitals.

    "Company" is defined in the preamble.

    "Company Affiliate Letter" is defined in Section 5.05.

    "Company Charter Documents" is defined in Section 2.02.

    "Company Common Stock" is defined in the recitals.

    "Company Disclosure Schedule" is defined in Section 2.01.

    "Company Employee" is defined in Section 5.13(a).

    "Company Employee Plans" is defined in Section 2.13(a).

    "Company Financial Advisor" is defined in Section 2.25.

    "Company Intellectual Property Assets" is defined in Section 2.20(a).

    "Company Permits" is defined in Section 2.08(c).

    "Company Restricted Shares" is defined in Section 1.06(c).

    "Company SEC Documents" is defined in Section 8.03(c).

    "Company Shareholders Meeting" is defined in Section 2.04(b).

    "Company Stock Option Plans" is defined in Section 1.06(c).

    "Company Stock Options" is defined in Section 1.06(c).

    "Company Tax Opinion" is defined in Section 6.01(f).

    "Confidentiality Agreement" is defined in Section 5.03.

    "Contracts and Other Agreements" is defined in Section 2.05.

    "control" is defined in Section 8.03(d).

    "Covered Persons" is defined in Section 5.06(c).

    "D&O Insurance" is defined in Section 5.06(d).

    "Daily Share Price" is defined in Section 1.06(a)(i).

    "DOL" is defined in Section 2.13(a).

    "dollars" is defined in Section 8.03(e).

    "DTC" is defined in Section 1.06(a)(vii).

    "Effective Time" is defined in Section 1.02.

    "Election" is defined in Section 1.06(a)(vii).

    "Election Deadline" is defined in Section 1.06(a)(viii).

    "Election Form Record Date" is defined in Section 1.06(a)(vii).

    "Environmental Claim" is defined in Section 2.19(f)(i).

    "Environmental Laws" is defined in Section 2.19(f)(ii).

    "ERISA" is defined in Section 2.13(a).

    "Exchange Act" is defined in Section 8.03(f).

    "Exchange Agent" is defined in Section 1.07(a).

    "Exchange Fund" is defined in Section 1.07(b).

    "Exchange Ratio" is defined in Section 1.06(a)(i).

    "Expenses" is defined in Section 7.03(b).

    "Fee" is defined in Section 7.03(b).

    "Form of Election" is defined in Section 1.06(a)(vii).

    "GAAP" is defined in the recitals.

    "Governmental Entity" is defined in Section 2.07.

    "Guarantee" is defined in the recitals.

    "Guarantor" is defined in the preamble.

    "Guarantor Charter Documents" is defined in Section 3.01(a).

    "Guarantor Common Shares" is defined in Section 3.02(a).

    "Guarantor Preference Shares" is defined in Section 3.02(a).

    "Guarantor SEC Documents" is defined in Section 8.03(g).

    "HSR Act" is defined in Section 2.07.

    "Indemnified Parties" is defined in Section 5.06(b).

    "Intellectual Property Assets" is defined in Section 2.20(a).

    "IRS" is defined in Section 2.13(b).

    "ISO" is defined in Section 2.13(c).

    "knowledge" is defined in Section 8.03(h).

    "Legal Requirements" is defined in Section 2.05

    "M&F" is defined in Section 4.02(a).

    "Material Adverse Effect" is defined in Section 8.03(i).

    "Material Contracts" is defined in Section 2.06(b).

    "Materials of Environmental Concern" is defined in Section 2.19(f)(iii).

    "Merger" is defined in the recitals.

    "Merger Consideration" is defined in Section 1.07(c).

    "NASDAQ" means the Nasdaq Stock Market.

    "New Acquiror" is defined in Section 6.04.

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    "New Merger" is defined in Section 6.04.

    "NGCL" is defined in the recitals.

    "Non-Competition Agreement" is defined in Section 2.13(g).

    "Non-Electing Shares" is defined in Section 1.06(a)(i).

    "Non-U.S. Monopoly Laws" is defined in Section 2.07.

    "NYSE" is defined in Section 8.03(j).

    "Orders" is defined in Section 2.12.

    "OSHA" is defined in Section 2.19(f)(ii).

    "Outstanding Shares" is defined in Section 1.06(a)(i).

    "PCBs" is defined in Section 2.19(d).

    "Per Share Amount" is defined in Section 1.06(a)(i).

    "person" is defined in Section 8.03(k).

    "Post-1998 Company SEC Documents" is defined in Section 2.09(a).

    "Post-1998 Guarantor SEC Documents" is defined in Section 3.07(a).

    "Proxy Statement/Prospectus" is defined in Section 2.15(a)(ii).

    "RCRA" is defined in Section 2.19(f)(ii).

    "Registration Statement" is defined in Section 3.10(a)(i).

    "Rental Agreements" is defined in Section 2.06(c).

    "Rental Property" is defined in Section 2.06(c).

    "Rule 145" is defined in Section 5.05.

    "SEC" is defined in Section 8.03(l).

    "Securities Act" is defined in Section 8.03(m).

    "Shares" is defined in the recitals.

    "Stock Deficiency Ratio" is defined in Section 1.06(a)(i).

    "Stock Electing Shares" is defined in Section 1.06(a)(i).

    "Stock Proration Factor" is defined in Section 1.06(a)(i).

    "Stock Share Number" is defined in Section 1.06(a)(i).

    "subsidiary" or "subsidiaries" is defined in Section 8.03(n).

    "Subsidiary Documents" is defined in Section 2.02.

    "Superior Proposal" is defined in Section 4.02(a).

    "Surviving Corporation" is defined in Section 1.01.

    "Tax" is defined in Section 2.18(b).

    "Tax Opinion Condition" is defined in Section 6.04.

    "Tax Return" is defined in Section 2.18(b).

    "Terminating Breach" is defined in Section 7.01(h).

    "Terminating Change" is defined in Section 7.01(g).

    "Terminating Misrepresentation" is defined in Section 7.01(f).

    "Third Party" is defined in Section 4.02(a).

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    "Third Party Intellectual Property Assets" is defined in Section 2.20(c).

    "TSCA" is defined in Section 2.19(f)(ii).

    "2001 Company Balance Sheet" is defined in Section 2.11.

    "2001 Guarantor Balance Sheet" is defined in Section 3.13.

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.01. THE MERGER. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, the NGCL and the CGCL, the Company shall be merged with and into Acquiror, the separate corporate existence of the Company shall cease, and Acquiror shall continue as the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation").

    SECTION 1.02. EFFECTIVE TIME. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.01, as promptly as practicable (and in any event within two business days) after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by
(i) filing articles of merger with the Secretary of State of the State of Nevada in such appropriate form as determined by the parties, as contemplated by the NGCL (the "ARTICLES OF MERGER") and (ii) filing an agreement or certificate of merger with the Secretary of State of the State of California in such appropriate form as determined by the parties, as contemplated by the CGCL (the "CERTIFICATE OF MERGER"), each, together with any required related certificates in such forms as required by, and executed in accordance with, the relevant provisions of the NGCL and the CGCL, respectively. The Merger shall become effective at the time of the later to occur of such filings or at such later time as may be agreed upon in writing by the Company and Acquiror, specified in the Articles of Merger and the Certificate of Merger (the "EFFECTIVE TIME"). Prior to such filings, a closing shall take place at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York, unless another time or place is agreed to in writing by the parties hereto, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.

    SECTION 1.03. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger, the Certificate of Merger and the applicable provisions of the NGCL and the CGCL. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises of Acquiror and the Company, and shall be subject to all debts, liabilities and duties of Acquiror and the Company.

    SECTION 1.04. ARTICLES OF INCORPORATION; BY-LAWS. (a) At the Effective Time, the Articles of Incorporation of Acquiror, which shall comply with
Section 5.06, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the NGCL and such Articles of Incorporation, except that the name of the Surviving Corporation shall be changed to "McGrath RentCorp".

    (b) At the Effective Time, the By-laws of Acquiror, which shall comply with
Section 5.06, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with the NGCL and such By-laws.

    SECTION 1.05. DIRECTORS AND OFFICERS. The directors of Acquiror immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

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    SECTION 1.06.  EFFECT ON SECURITIES.  (a) CONVERSION OF THE COMPANY COMMON
STOCK.

        (i) DEFINITIONS. As used in this Agreement, the following terms shall have the meanings specified below:

        "AVERAGE SHARE PRICE" means the average of the Daily Share Prices for the five consecutive trading days ending on the fourth trading day prior to and not including the date of the Company Shareholders Meeting.

        "CASH DEFICIENCY RATIO" means a fraction (x) whose numerator is the positive difference between the Cash Share Number and the number of Cash Electing Shares and (y) whose denominator is the number of Non-Electing Shares.

        "CASH ELECTING SHARES" means the Shares as to which a valid election has been made to receive cash.

        "CASH PRORATION FACTOR" means (x) the Cash Share Number divided by
    (y) the number of Cash Electing Shares.

        "CASH SHARE NUMBER" is equal to (x) the number of Outstanding Shares less (y) the Stock Share Number.

        "DAILY SHARE PRICE" for any trading day means the volume-weighted average of the per share selling prices on the NYSE of the Guarantor Common Shares for that day, as reported by Bloomberg Financial Markets (or if such service is unavailable, a service providing similar information selected by Acquiror and the Company).

        "EXCHANGE RATIO" means the Per Share Amount divided by the Average Share Price, subject to adjustment as provided in Sections 1.06(e) and 7.01(j).

        "NON-ELECTING SHARES" means all Outstanding Shares as to which a valid election to receive either cash or Guarantor Common Shares has not been made.

        "OUTSTANDING SHARES" means Shares outstanding at the Effective Time.

        "PER SHARE AMOUNT" means $38.00.

        "STOCK DEFICIENCY RATIO" means a fraction (x) whose numerator equals the positive difference between the Stock Share Number and the number of Stock Electing Shares and (y) whose denominator is the number of Non-Electing Shares.

        "STOCK ELECTING SHARES" means the Shares as to which a valid election has been made to receive Guarantor Common Shares.

        "STOCK PRORATION FACTOR" means (x) the Stock Share Number divided by
    (y) the number of Stock Electing Shares.

        "STOCK SHARE NUMBER" means (i) if the number of Stock Electing Shares is less than 50% of the Outstanding Shares, 50% of the Outstanding Shares;
    (ii) if the number of Stock Electing Shares is 50% or greater of the Outstanding Shares but less than or equal to 75% of the Outstanding Shares, the number of Stock Electing Shares; and (iii) if the number of Stock Electing Shares is greater than 75% of the Outstanding Shares, 75% of the Outstanding Shares; PROVIDED, HOWEVER, if as a result of the immediately preceding clauses (i)-(iii) the Tax Opinion Condition will not be satisfied, then, if the Company so consents, the Stock Share Number shall be increased to equal the minimum number of Shares as is necessary so that the Stock Share Number will not prevent the satisfaction of the Tax Opinion Condition.

        (ii) GENERAL. At and as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Acquiror, except as otherwise provided in this Section 1.06, each Share issued and outstanding immediately prior to the Effective Time, other than any Shares to be canceled pursuant to Section 1.06(b) and other than Shares as to which dissenters' rights are exercised pursuant to Section 1.11, will be canceled and extinguished and automatically converted (subject to Sections 1.06(e) and (f)) into the right to receive, without any interest thereon, upon surrender of the certificate representing such Shares in the manner provided in Section 1.07 (if not previously surrendered pursuant to Section 1.06(a)(vii)), a fraction of a Guarantor Common Share, cash or a combination of a fraction of a Guarantor Common Share and cash as hereinafter provided.

       (iii) ELECTIONS. Subject to Sections 1.06(a)(iv), (v) and (vi) below, each holder of Company Common Stock shall be entitled, with respect to each Share held by such holder, to elect to receive either:

           (1) cash equal to the Per Share Amount; or

           (2) a fraction of a Guarantor Common Share equal to the Exchange
               Ratio.

    Notwithstanding the foregoing, each holder's elections, pursuant to this
Section 1.06, shall be considered at the request of the holder and, to the extent practicable, based on the aggregate number of Shares beneficially owned by such holder and its affiliates, not solely on a per share basis. In furtherance thereof, to the extent practicable, in the event a holder's election for cash and Guarantor Common Shares cannot be complied with because the Cash Electing Shares exceeds the Cash Share Number or the Stock Electing Shares exceeds the Stock Share Number as provided in Sections 1.06(a)(iv) and (v), each holder that beneficially owns Shares in more than one name or account and/or whose affiliates own Shares may specify how to allocate the cash paid and Guarantor Common Shares delivered to such holder in the Merger among the various accounts that such holder beneficially owns and, with the requisite consent of such holder's affiliates, among the accounts beneficially owned by such holder and its affiliates.

    (iv) EXCESS OF CASH ELECTING SHARES. If the number of Cash Electing Shares exceeds the Cash Share Number:

       (1) each Stock Electing Share shall be converted into a fraction of a Guarantor Common Share equal to the Exchange Ratio;

       (2) each Cash Electing Share shall be converted into the right to receive
           (I) cash equal to the Per Share Amount multiplied by the Cash Proration Factor and (II) a fraction of a Guarantor Common Share equal to (x) the Exchange Ratio multiplied by (y) one minus the Cash Proration Factor; and

       (3) each Non-Electing Share shall be converted into the right to receive a fraction of a Guarantor Common Share equal to the Exchange Ratio.

    (v) EXCESS OF STOCK ELECTING SHARES. If the number of Stock Electing Shares exceeds the Stock Share Number:

       (1) each Cash Electing Share shall be converted into the right to receive cash equal to the Per Share Amount;

       (2) each Stock Electing Share shall be converted into the right to receive (I) a fraction of a Guarantor Common Share equal to (x) the Exchange Ratio multiplied by (y) the Stock Proration Factor and
           (II) cash equal to (x) the Per Share Amount multiplied by (y) one minus the Stock Proration Factor; and

       (3) each Non-Electing Share shall be converted into the right to receive cash equal to the Per Share Amount.

    (vi) NO EXCESS OF CASH ELECTING OR STOCK ELECTING SHARES. In the event that neither Section 1.06(a)(iv) nor 1.06(a)(v) above is applicable:

       (1) each Cash Electing Share shall be converted into the right to receive cash equal to the Per Share Amount;

       (2) each Stock Electing Share shall be converted into the right to receive a fraction of a Guarantor Common Share equal to the Exchange Ratio; and

       (3) each Non-Electing Share shall be converted into the right to receive
           (I) cash in the amount of (x) the Per Share Amount multiplied by
           (y) the Cash Deficiency Ratio and (II) a fraction of a Guarantor Common Share equal to (x) the Exchange Ratio multiplied by (y) the Stock Deficiency Ratio.

   (vii) EXERCISE OF ELECTION. All elections in accordance with this
         Section 1.06 shall be made on a form designed for that purpose and mutually acceptable to the Company and Acquiror (a "FORM OF ELECTION") and mailed to holders of record of the Company Common Stock as of the record date for the Company Shareholders Meeting or such other date as Acquiror and the Company mutually agree (the "ELECTION FORM RECORD DATE") or, in the case of Shares held in book-entry form, through transmission of an Agent's Message. To the extent practicable, the Form of Election shall permit each holder that beneficially owns Shares, and/or whose affiliates beneficially own Shares, in more than one name or account, in the event that the Cash Electing Shares exceeds the Cash Share Number or the Stock Electing Shares exceeds the Stock Share Number as provided in Sections 1.06(a)(iv) and (v), to specify how to allocate the cash paid and Guarantor Common Shares issued in the Merger among the various accounts that such holder of Shares beneficially owns and, with the requisite consent of such holder's affiliates, among the accounts beneficially owned by such holder and its affiliates. Acquiror and the Company shall make available one or more Forms of Election as may be reasonably requested by all persons who become holders (or beneficial owners) of the Company Common Stock between the Election Form Record Date and the close of business on the day prior to the Election Deadline. Elections shall be made by submitting to the Exchange Agent in accordance with this
         Section 1.06(a)(vii) either (A) a properly completed and signed
         Form of Election accompanied by the certificates representing the Shares as to which the valid election is being made (or an appropriate guarantee of delivery by an Eligible Guarantor Institution, as that term is defined in Rule 17Ad-15 promulgated pursuant to the Exchange
         Act) or (B) in the case of Shares held in book-entry form, by the transfer of such shares to an account established by the Exchange Agent for this purpose at the Depository Trust Company ("DTC") and the timely receipt by the Exchange Agent of an Agent's Message transmitted through DTC's Automated Tender Offer Program ("ATOP") (either of (A) or (B), an "ELECTION"). The term "AGENT'S MESSAGE" means a message transmitted by DTC and received by the Exchange Agent and forming part of the confirmation of a book-entry transfer which states that DTC has received an express acknowledgment from a participant transmitting the Shares, sets forth the election being made with respect to such shares and states that such participant has agreed to be bound by the terms of the Form of Election with respect to such Shares. Acquiror will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to reasonably determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election, or, in the case of Shares held in book-entry form, whether an Agent's Message has properly been received or whether any modifications of the procedures set forth in this Section 1.06 are necessary to comply with the requirements of DTC. The decision of Acquiror (or the Exchange Agent) in such matters shall be conclusive and binding on the holders of Shares.

  (viii) ELECTION DEADLINE. An Election must be received by the Exchange Agent by 5:00 p.m. New York City time on the day of the Effective Time (such time hereinafter referred to as the "ELECTION DEADLINE") in order to be effective. Any holder of Shares who has made an Election may at any time prior to the Election Deadline change such holder's election by submitting a revised Form of Election, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline or, in the case of Shares held in book-entry form, by causing there to be transmitted and received by the Exchange Agent prior to the Election Deadline a properly transmitted "REQUEST MESSAGE" through ATOP. Any holder of Shares may at any time prior to the Election Deadline revoke its election and withdraw its certificates representing Shares deposited with the Exchange Agent by written notice to the Exchange Agent received prior to the Election Deadline or, in the case of Shares held in book-entry form, withdraw its Shares transferred to the Exchange Agent by a properly transmitted Request Message through ATOP prior to the Election Deadline specifying the name and number of the account at DTC to be credited.

    As soon as practicable after the Election Deadline, the Exchange Agent shall determine the number of Cash Electing Shares, Stock Electing Shares and Non-Electing Shares, and shall notify Acquiror of its determination (a copy of which Acquiror shall promptly provide to the Company). Promptly after such notification, Acquiror shall cause Guarantor to issue a press release announcing such determination.

    (ix) DEEMED NON-ELECTION. For the purposes hereof, Shares with respect to which a holder does not submit a valid Election prior to the Election Deadline shall be deemed to be Non-Electing Shares. If Acquiror or the Exchange Agent shall determine that any purported election was not properly made, such purported election shall be deemed to be of no force and effect, and the Shares with respect to which such purported election was made shall, for purposes hereof, be deemed to be Non-Electing Shares. Neither Acquiror nor the Exchange Agent shall have any obligation to inform any holder of Shares of any defect in the making of an election.

    (x) RETURN OF COMPANY COMMON STOCK. In the event that this Agreement is terminated without the Merger having been consummated, Acquiror shall instruct the Exchange Agent to return all Shares submitted or transferred to the Exchange Agent pursuant to Section 1.06(a)(vii).

    (b) CANCELLATION OF THE COMPANY-OWNED AND ACQUIROR-OWNED STOCK. Each Share held by the Company or any subsidiary of the Company or owned by Guarantor or Acquiror immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

    (c) STOCK INCENTIVE PLANS. At the Effective Time, (i) all options or rights ("COMPANY STOCK OPTIONS") to purchase Company Common Stock then outstanding, whether under (A) the Company's 1987 Incentive Stock Option Plan, (B) the Company's 1998 Stock Option Plan, or (C) any other stock option plan or agreement of the Company (collectively, the "COMPANY STOCK OPTION PLANS"), and
(ii) all Shares subject to forfeiture granted under the Company's Long-Term Stock Bonus Plan, the Company's 2000 Long-Term Stock Bonus Plan or any other plan or agreement of the Company (the "COMPANY RESTRICTED SHARES") that are outstanding, shall be treated in accordance with Section 5.12 of this Agreement.

    (d) CAPITAL STOCK OF ACQUIROR. Each share of common stock, par value $0.01 per share, of Acquiror (the "ACQUIROR COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall constitute one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Acquiror Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

    (e) ADJUSTMENTS TO CONSIDERATION. If, notwithstanding the provisions of
Section 4.01, during the period between the date of this Agreement and the Effective Time:

    (i) there shall occur any change in the outstanding shares of capital stock of Guarantor or the Company by reason of any reclassification, recapitalization, redenomination of capital stock, stock split, reverse stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Per Share Amount, the Exchange Ratio, the Merger Consideration and any other amounts payable or to be delivered pursuant to the Merger or otherwise pursuant to this Agreement (including for purposes of Section 7.01(j)) shall be appropriately adjusted; or

    (ii) the Company shall pay any cash dividend, non-cash dividend or other distribution on, or issue any rights with respect to, the Shares (other than as provided in clause (i) above and except for quarterly cash dividends of up to $0.16 per Share), then (x) as a condition to the payment by Acquiror of the Merger Consideration, such dividend, right or distribution shall (1) be received and held by the holders of Shares for the account of Acquiror and will be required to be promptly remitted and transferred by each such holder to the Exchange Agent accompanied by appropriate documentation of transfer, or (2) at the direction of Acquiror, be exercised for the benefit of Acquiror, in which case the proceeds of such exercise will promptly be remitted to Acquiror; or (y) the Merger Consideration and any other amounts payable or to be delivered pursuant to the Merger or otherwise pursuant to this Agreement (including for purposes of Section 7.01(j)) shall be appropriately adjusted. Pending the remittance referred to in clause (x) above, Acquiror, subject to applicable law, shall be entitled to all rights and privileges as owner of any such cash dividend, non-cash dividend, distribution or right and may withhold the entire Merger Consideration or deduct from the amount or value thereof, as determined by Acquiror in its sole discretion.

    (f) FRACTIONAL SHARES. No certificate or scrip representing fractional Guarantor Common Shares will be issued in the Merger upon the surrender for exchange of a certificate which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES"). In lieu of any such fractional Guarantor Common Shares, each holder of Certificates who would otherwise have been entitled to a fraction of a Guarantor Common Share in exchange for such Certificate (after taking into account all Certificates delivered by such holder) pursuant to this Section shall receive from the Exchange Agent, as applicable, a cash payment in lieu of such fractional Guarantor Common Share, determined by multiplying (A) the fractional share interest to which such holder would otherwise be entitled by (B) the Average Share Price.

    SECTION 1.07. EXCHANGE OF SHARES. (a) EXCHANGE AGENT. Acquiror shall select a bank or trust company reasonably acceptable to the Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

    (b) EXCHANGE FUND. As necessary from time to time following the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article I, (i) certificates evidencing the Guarantor Common Shares issuable pursuant to Section 1.06(a), (ii) the cash payable pursuant to
Section 1.06(a) and (iii) cash payable in lieu of fractional shares pursuant to
Section 1.06(f) (such certificates for Guarantor Common Shares, together with any dividends or distributions with respect thereto, and cash are hereinafter referred to as the "EXCHANGE FUND").

    (c) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, Acquiror shall cause the Exchange Agent to mail to each holder of record of Certificates who has not validly submitted (or has submitted and withdrawn) such holder's Certificates to the Exchange Agent in accordance with
Section 1.06(a)(vii) (other than Certificates representing Shares as to which dissenters' rights are exercised pursuant to Section 1.11) (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as Acquiror may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Guarantor Common Shares and/or cash, as provided in
Section 1.06(a), and cash in lieu of any fractional shares, as provided in
Section 1.06(f). A holder that has validly submitted and not withdrawn Shares as provided in Section 1.06(a)(vii) or that surrenders Certificates for cancellation, together with a duly executed letter of transmittal and other required documents, to the Exchange Agent as provided in this Section 1.07(c), shall be entitled to receive in exchange therefor solely (A) that number of whole Guarantor Common Shares, if any, into which their

Shares were converted at the Effective Time pursuant to Section 1.06(a), and/or
(B) the cash that such holders have the right to receive pursuant to
Section 1.06(a) in respect thereof, together with any cash in respect of fractional shares as provided in Section 1.06(f) (such Guarantor Common Shares, and/or cash, as provided in Section 1.06(a), and cash in lieu of any fractional shares, as provided in Section 1.06(f), being referred to, collectively, as the "MERGER CONSIDERATION"). The holder of Shares upon their exchange, in whole or in part, for Guarantor Common Shares shall also receive any dividends or other distributions declared or made with a record date after the Effective Time with respect to such Guarantor Common Shares.

    Certificates surrendered pursuant to Section 1.06(a)(vii) shall be cancelled as of the Effective Time and Certificates surrendered pursuant to this
Section 1.07(c) shall be cancelled forthwith following their surrender. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the applicable Merger Consideration with respect to the Shares formerly represented thereby and any dividends or distributions payable pursuant to
Section 1.07(d). No interest will be paid or accrued on any cash or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the applicable Merger Consideration with respect to the Shares formerly represented thereby may be issued or paid to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

    Any Guarantor Common Shares comprising Merger Consideration or a portion thereof may be delivered in uncertificated form pursuant to Guarantor's direct registration system.

    The exchange of Shares held directly or indirectly, by or through participants in the DTC shall be made in accordance with the customary procedures of the DTC and such participants.

    (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made with respect to the Guarantor Common Shares with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the Guarantor Common Shares to which such holders are entitled until the holders of record of such Certificates shall surrender such Certificates in accordance with Section 1.07(c). Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver, without interest, the Merger Consideration in respect thereof and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to any Guarantor Common Shares included therein, and, at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender with respect to such Guarantor Common Shares.

    (e) REQUIRED WITHHOLDING. The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration payable or otherwise deliverable pursuant to this Agreement, and from any dividends or distributions payable pursuant to
Section 1.07(d), to any holder or former holder of Shares such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

    (f) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, the Exchange Agent shall issue and/or pay the Merger Consideration in exchange for such lost, stolen or destroyed Certificates and any dividends or distributions payable, as provided in this Section 1.07; PROVIDED, HOWEVER, that Acquiror may, in its discretion and as a condition precedent to the delivery of such Merger Consideration and distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Guarantor, Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    (g) NO LIABILITY. Notwithstanding anything to the contrary in this
Section 1.07, neither the Exchange Agent, Guarantor, Acquiror, the Surviving Corporation nor their respective affiliates shall be liable to a holder or former holder of Shares for any Merger Consideration properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (h) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Certificates who have not theretofore complied with the provisions of this
Section 1.07 shall thereafter look only to Acquiror for payment of the Merger Consideration and any dividends or other distributions with respect to the Guarantor Common Shares to which they are entitled pursuant to Section 1.07(d), in each case, without any interest thereon.

    SECTION 1.08. NO FURTHER OWNERSHIP RIGHTS IN THE COMPANY COMMON STOCK. The Merger Consideration issued and/or paid upon the surrender of Shares in accordance with Sections 1.06 and 1.07 shall be deemed to have been issued and/or paid upon the surrender of Shares in full satisfaction of all rights pertaining to Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this
Article I.

    SECTION 1.09. TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of
Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

    SECTION 1.10. TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Acquiror and the Company will take, and cause their affiliates to take, all such reasonable and lawful actions as may be necessary or appropriate in order to effectuate the Merger and the other transactions contemplated by this Agreement in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquiror, the officers and directors of the Company, Acquiror and the Surviving Corporation will take all such lawful and necessary action in the name of the Company or Acquiror.

    SECTION 1.11. DISSENTERS' RIGHTS. Notwithstanding any other provision of this Agreement to the contrary, if holders of Shares are entitled under the CGCL to dissenters' rights with respect to the Merger, Shares outstanding immediately prior to the Effective Time and held by a holder who has demanded appraisal for such Shares in accordance with the CGCL shall not be converted into a right to receive from Acquiror the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his or her right to appraisal, such Shares shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive the Merger Consideration as a holder of Non-Electing Shares, without any interest thereon.

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                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Acquiror as follows:

        SECTION 2.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Company and its subsidiaries is duly organized, validly existing and, to the extent the concept of good standing exists in the applicable jurisdiction, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. A list of the Company's subsidiaries, together with the jurisdiction of organization of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock owned by the Company or another subsidiary of the Company is contained in Section 2.01 of the written disclosure schedule previously delivered by the Company to Acquiror (the "COMPANY DISCLOSURE SCHEDULE"). Except as set forth in Section 2.01 of the Company Disclosure Schedule or the Company SEC Documents, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than its wholly-owned subsidiaries), (i) with respect to which interest the Company or a subsidiary has invested (and currently owns) or is required to invest $500,000 or more, or (ii) which is a publicly-traded entity unless such interest is held for investment by the Company or its subsidiary and comprises less than five percent of the outstanding stock of such entity.

        SECTION 2.02. ARTICLES OF INCORPORATION AND BY-LAWS. The Company has heretofore made available to Acquiror complete and correct copies of its Articles of Incorporation and By-laws (the "COMPANY CHARTER DOCUMENTS"), and the articles of incorporation (and by-laws or equivalent organizational documents, if any) of each of the Company's subsidiaries (the "SUBSIDIARY DOCUMENTS"). All such Company Charter Documents and Subsidiary Documents are in full force and effect, except in the case of Subsidiary Documents where the failure to be in force and effect would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or By-laws or equivalent organizational documents, except for violations of the documents of subsidiaries which do not and are not reasonably likely to materially interfere with the operations of such entity.

        SECTION 2.03. CAPITALIZATION. (a) The authorized share capital of the Company consists of 40,000,000 shares of Company Common Stock. As of December 17, 2001, (i) 12,334,929 Shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and none of which has been issued in violation of preemptive or similar rights, (ii) no Shares were held by subsidiaries of the Company, (iii) 1,473,325 Shares were available for future grants pursuant to the Company Stock Option Plans, and
    (iv) 628,493 Shares were subject to outstanding, unexercised options under the Company Stock Option Plans. The Company does not hold any Shares as treasury shares. Except as set forth in Section 2.03 of the Company Disclosure Schedule, no change in such capitalization has occurred since December 17, 2001, except for changes resulting from the exercise or termination of Company Stock Options which were outstanding and exercisable as of December 17, 2001 (or were outstanding as of December 17, 2001 and became exercisable in accordance with their terms thereafter), forfeiture of restricted stock or transactions permitted by
    Section 4.01. Except as set forth in this Section 2.03 or in Section 2.03 of the Company Disclosure Schedule or the Company SEC Documents and except for this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on the Company relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of preemptive or similar rights.

        (b) Except as set forth in Section 2.03 of the Company Disclosure Schedule or the Company SEC Documents, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company Common Stock or the capital stock of any subsidiary. Except as set forth in Section 2.03 of the Company Disclosure Schedule or the Company SEC Documents, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of obligations of subsidiaries and intercompany book entry transactions, in either case entered into in the ordinary course of business. Except as set forth in Sections 2.01 or 2.03 of the Company Disclosure Schedule, (i) all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and (ii) all such shares (other than directors' qualifying shares and a de minimis number of shares owned by employees of such subsidiaries) are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's voting rights, charges or other encumbrances of any nature whatsoever. Except as set forth in this Section 2.03, Section 2.03 of the Company Disclosure Schedule or the Company SEC Documents and except for this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on the Company's subsidiaries relating to the issued or unissued capital stock of the Company's subsidiaries or obligating the Company's subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company's subsidiaries.

        SECTION 2.04. AUTHORITY RELATIVE TO THIS AGREEMENT. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, upon the approval of the principal terms of this Agreement by the Company's shareholders in accordance with the CGCL and the Company's Charter Documents, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than the requisite approval of the principal terms of this Agreement by the Company's shareholders. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Guarantor and Acquiror of this Agreement and the Guarantee hereof, as applicable, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

        (b) As of the date hereof, the Board of Directors of the Company has by unanimous vote (i) determined that it is advisable and in the best interest of the Company's shareholders for the

    Company to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement, (ii) approved this Agreement and the transactions contemplated hereby in accordance with the applicable provisions of the CGCL and the Company Charter Documents, and
    (iii) recommended the approval of the principal terms of this Agreement by the Company's shareholders and directed that the terms of the Merger and this Agreement be submitted for consideration by the Company's shareholders at a meeting of the shareholders of the Company called for such purposes (the "COMPANY SHAREHOLDERS MEETING").

        SECTION 2.05. NO CONFLICT. Neither the execution and delivery of this Agreement nor the performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Company Charter Documents,
    (ii) except as set forth in Section 2.05 of the Company Disclosure Schedule, conflict with or result in any breach of any provision of any Subsidiary Documents or require any consent, approval or notice under or conflict with or result in a violation or breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of, or cause any, termination, amendment, redemption, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, credit facility, contract, agreement, lease, license, permit, franchise or other instrument or obligation (collectively, "CONTRACTS AND OTHER AGREEMENTS") to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, or (iii) assuming compliance with the matters referred to in Section 2.07, violate any order, judgment, writ, injunction, determination, award, decree, law, statute, rule or regulation (collectively, "LEGAL REQUIREMENTS") applicable to the Company or any of its subsidiaries or any material portion of their properties or assets, except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        SECTION 2.06. MATERIAL CONTRACTS. (a) Subject to the following sentence, Section 2.06 of the Company Disclosure Schedule includes, as of the date hereof, a list of (i) other than intercompany agreements, all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, guaranties, standby letters of credit, equipment leases or lease purchase agreements, each in an amount equal to or exceeding $1 million to which the Company or any of its subsidiaries is a party or by which any of them is bound; (ii) all written or oral contracts, agreements, commitments or other understandings or arrangements to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in the case of any such contract, agreement, commitment, or other understanding or arrangement, individual payments or receipts by the Company or any of its subsidiaries of less than $2 million over the term of such contract, commitment, agreement, or other understanding or arrangement; (iii) all partnership or joint venture agreements of the Company and its subsidiaries; and (iv) all agreements which are required to be filed as "material contracts" with the SEC pursuant to the requirements of the Exchange Act but which have not been so filed with the SEC. With regard to agreements for the purchase or sale of raw materials or inventory or for the provision of services in the ordinary course of business and licensing or royalty arrangements, the threshold referred to in clause (ii) of the preceding sentence shall be measured on an annual basis.

        (b) The Company has heretofore made available to Acquiror true, correct and complete copies of all of the following contracts and agreements (and all material amendments, modifications and supplements thereto) to which the Company or any of its subsidiaries is a party or by which any of its properties or assets are bound as of the date hereof: (i) the contracts and agreements listed in
    Section 2.06 of the Company Disclosure Schedule; (ii) any contracts or agreements listed in Section 2.16 of the Company Disclosure Schedule; and
    (iii) commitments and agreements to enter into any of the foregoing (collectively, the "MATERIAL CONTRACTS").

        (c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as set forth in Section 2.06 of the Company Disclosure Schedule in all material respects, (i) the Company maintains accurate, current and complete records of all agreements in effect and for the prior three (3) years ("RENTAL AGREEMENTS") pursuant to which the Company leases or rents modular buildings and accessories and electronic testing equipment ("RENTAL PROPERTY"); (ii) the Rental Agreements have been made in the ordinary course of business in accordance with industry practice; (iii) the Rental Agreements are in writing and are duly executed by the parties, are valid and adequate to evidence the rights and obligations of the parties, and are enforceable in accordance with their terms; (iv) the Rental Agreements comply with all laws and regulations relating thereto; (v) the Company or its subsidiaries either holds valid title to the Rental Property or a perfected first priority security interest therein, subject, however, to customary exceptions for materialmen's, mechanic's or similar liens or liens on property taxes not yet due, in each case as would not materially interfere with enforcement of the rights of the Company with respect thereto; and (vi) the Company's policies and standards for credit review and approval in respect of the Rental Agreements are in accord with industry practice and have been for the past three (3) years consistently applied.

        SECTION 2.07.  GOVERNMENTAL APPROVALS.  Except as set forth in
    Section 2.07 of the Company Disclosure Schedule, no consent, approval or authorization of or declaration or filing with or notification to any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (each, a "GOVERNMENTAL ENTITY") on the part of the Company or any of its subsidiaries that has not been obtained or made is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of California and the Articles of Merger with the Secretary of State of the State of Nevada, (b) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"), (c) filings and consents under any applicable non-United States laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade ("NON-U.S. MONOPOLY LAWS"), (d) any applicable requirements of the Securities Act, the Exchange Act, any applicable state securities laws and NASDAQ, (e) any environmental, health and safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and (f) where the failure to obtain such consents, approvals or authorizations, or to make such declarations, filings or notifications, would not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of the transactions contemplated hereby, or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement, or would not otherwise reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        SECTION 2.08.  COMPLIANCE; PERMITS.  (a) Except as set forth in
    Section 2.08(a) of the Company Disclosure Schedule or in the Company SEC Documents, neither the Company nor any of its subsidiaries is in conflict with, or in breach, default or violation of, (i) its certificate of incorporation or by-laws (or analogous organizational documents), (ii) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, (iii) any note, bond, debenture, indenture, credit agreement or facility, commercial paper facility, sale-leaseback arrangement or financing lease pursuant to which the Company or any of its subsidiaries has or may incur indebtedness for borrowed money or any security, pledge, mortgage or trust agreement or arrangement in respect thereof or (iv) any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, breaches, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        (b) Except as set forth in Section 2.08(b) of the Company Disclosure Schedule, no investigation by any Governmental Entity with respect to the Company or its subsidiaries is pending or, to the knowledge of the Company, threatened, except for such investigations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or are disclosed in the Company SEC Documents.

        (c) Except as set forth in Section 2.08(c) of the Company Disclosure Schedule or the Company SEC Documents, the Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Entities needed for the operation of the business of the Company and/or its subsidiaries as it is now being conducted (collectively, the "COMPANY PERMITS"), except where the failure to hold such Company Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except as set forth in Section 2.08(c) of the Company Disclosure Schedule and in the Company SEC Documents or where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        SECTION 2.09.  SEC FILINGS; FINANCIAL STATEMENTS; REGULATORY
    FILINGS. (a) The Company and its subsidiaries have filed all reports, schedules, forms, statements and other documents (including all exhibits thereto) required to be filed with the SEC since December 31, 1998 (the "POST-1998 COMPANY SEC DOCUMENTS"). Except as set forth in Section 2.09 of the Company Disclosure Schedule or the Company SEC Documents and taking into account any amendments and supplements filed prior to the date of this Agreement, such Post-1998 Company SEC Documents (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light and at the time of the circumstances under which they were made, not misleading. Except as set forth in Section 2.09 of the Company Disclosure Schedule, since December 31, 1998, none of the Company's subsidiaries is or has been required to file periodic reports pursuant to the Exchange Act with the SEC.

        (b) Each of the consolidated financial statements (including in each case, any related notes thereto) contained in the Post-1998 Company SEC Documents was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Company SEC Documents), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements (i) should be read in conjunction with the consolidated financial statements contained in the applicable immediately preceding year-end report on Form 10-K, and (ii) were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

        SECTION 2.10. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Section 2.10 of the Company Disclosure Schedule or in the Company SEC Documents, or as a result of a transaction permitted by Section 4.01, since December 31, 2000 the Company and its subsidiaries have conducted their respective businesses in the ordinary course, and there has not occurred: (i) any changes, effects or circumstances constituting, or which would reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Company Charter Documents; (iii) any material changes to any Company Employee Plans or other employee benefit arrangements or agreements, including the establishment of any new such plans, arrangements or agreements or any amendment that extends the extension of coverage under any such plans, arrangements or agreements to new groups of employees or other individuals not previously covered, (iv) any material restructuring or material reorganization of the Company or any of its subsidiaries, (v) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (vi) any material change by the Company in its accounting methods, principles or practices (other than as required by GAAP subsequent to the date hereof); (vii) other than in the ordinary course of business, any sale of a material amount of assets of the Company; (viii) any declaration, setting aside or payment of any dividend (other than the Company's regular quarterly cash dividend) or other distribution with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock; or (ix) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock.

        SECTION 2.11.  NO UNDISCLOSED LIABILITIES.  Except as set forth in
    Section 2.11 of the Company Disclosure Schedule or the Company SEC Documents, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities
    (i) in the aggregate adequately provided for or disclosed in the Company's unaudited balance sheet (including any related notes thereto) as of September 30, 2001 included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 (the "2001 COMPANY BALANCE SHEET"),
    (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on the 2001 Company Balance Sheet, (iii) incurred since September 30, 2001 in the ordinary course of business, (iv) incurred in connection with this Agreement or the Merger of the other transactions contemplated hereby, or (v) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        SECTION 2.12.  ABSENCE OF LITIGATION.  Except as set forth in
    Section 2.12 of the Company Disclosure Schedule or the Company SEC Documents or arising out of the transactions contemplated by this Agreement, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or Governmental Entity, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth in Section 2.12 of the Company Disclosure Schedule or in the Company SEC Documents, as of the date hereof, neither the Company nor any of its subsidiaries is subject to any order, judgment, injunction or decree (collectively, "ORDERS") of any court or Governmental Entity.

        SECTION 2.13.  COMPANY EMPLOYEE PLANS; EMPLOYMENT
    AGREEMENTS. (a) "COMPANY EMPLOYEE PLANS" shall mean all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (including those which contain

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    change of control provisions or pending change of control provisions), and any employment, executive compensation or severance agreements (including those which contain change of control provisions or pending change of control provisions), as amended, modified or supplemented, that is currently or was previously maintained or contributed to by the Company or a subsidiary of the Company for the benefit of any former or current employee, officer, director or consultant (or any of their beneficiaries) of the Company or a subsidiary of the Company. The term "AFFILIATE PLAN" shall mean any other such plan, program, arrangement or agreement with respect to which the Company or any subsidiary of the Company has or would reasonably be expected to have any liability, either as a member of a controlled group of corporations or trades or businesses, as defined under Sections 414(b), (c),
    (m) or (o) of the Code, and comparable provisions of ERISA, or by contractual arrangement. Section 2.13(a) of the Company Disclosure
    Schedule lists each material Company Employee Plan and each material Affiliate Plan. With respect to each plan included in Section 2.13(a) of the Company Disclosure Schedule, the Company shall indicate whether such plan includes an explicit change in control provision. With respect to each Company Employee Plan or Affiliate Plan listed in Section 2.13(a) of the Company Disclosure Schedule, the Company has provided or made available to
    Acquiror: (i) each such written Company Employee Plan (or a written description in English of (x) any Company Employee Plan which is not written and (y) any Company Employee Plan that provides equity-based benefits or that covers 50 or more participants and is written in a language other than English) and any related trust agreement, insurance and other contract (including a policy), if any, the most recently prepared summary plan description, if any, summary of material modifications the substance of which is not already incorporated in the corresponding summary plan description or Company Employee Plan document, if any, and written, and, to the knowledge of the Company after due inquiry, oral, communications distributed to plan participants that could reasonably be expected to materially modify the terms of any Company Employee Plan, whether through information actually conveyed in the communication or a failure to convey information; (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing; (iii) the latest reports, if any, which have been filed with the Department of Labor ("DOL") to satisfy the alternative method of compliance for pension plans for certain selected employees pursuant to DOL regulation Section 2520.104-23; and (iv) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination).

        (b) Except as set forth in Section 2.13(b) of the Company Disclosure Schedule (i) none of the Company Employee Plans or Affiliate Plans promises or provides medical or other welfare benefits to any director, officer, employee or consultant (or any of their beneficiaries) after their service with the Company or its subsidiary or affiliate terminates, other than as required by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (hereinafter, "COBRA"), or any similar state laws and no liability for such benefits has been transferred from a Company Employee Plan or Affiliate Plan to another plan; (ii) none of the Company Employee Plans or Affiliate Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA, no Company Employee Plan or Affiliate Plan has incurred any withdrawal liability that remains unsatisfied and the Merger is not reasonably likely to result in the assessment of any withdrawal liability;
    (iii) neither the Company, any of its subsidiaries, nor, to the knowledge of the Company, any other party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has engaged in a transaction with respect to any Company Employee Plan or Affiliate Plan which could reasonably be expected to subject the Company or any subsidiary, directly or indirectly, to a tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (iv) with respect to the Company Employee Plans and Affiliate

    Plans, neither the Company or any of its subsidiaries, nor any executive of the Company or one of its subsidiaries as fiduciary of the Company Employee Plans or Affiliate Plans or, to the knowledge of the Company, any other fiduciary of any Company Employee Plan or Affiliate Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, except for such breaches as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
    (v) all Company Employee Plans and all Affiliate Plans have been established and maintained in accordance with their terms and have been operated in compliance with the requirements of applicable law (including to the extent applicable, the notification and other requirements of COBRA, the Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of 1998), except for such failures as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and may, by their terms, be amended and/or terminated at any time; (vi) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (the "IRS") or is established using a prototype plan which is itself the subject of a favorable letter from the IRS, and nothing has occurred which could reasonably be expected to result in the disqualification of any such plan;
    (vii) all contributions required to be made with respect to any Company Employee Plan (whether pursuant to the terms of such plan, Section 412 of the Code, any collective bargaining agreement, or otherwise) have been made on or before their due dates (including any extensions thereof), except to the extent any failures to have made such a contribution on or before its due date could not reasonably be expected, individually or in the aggregate, to result in a current or future liability that could reasonably be expected to have a Material Adverse Effect; (viii) none among the Company or any subsidiary thereof maintains or has ever maintained, a Company Employee Plan subject to Title IV or Section 203 of ERISA or Section 412 of the Code, no Affiliate Plan is subject to any of such sections of ERISA and the Code and no facts exist under which the Company could incur any liability under Title IV of ERISA; and (ix) other than routine claims for benefits made in the ordinary course of the operation of the Company Employee Plans or, to the knowledge of the Company, Affiliate Plans, there are no pending, nor to the Company's knowledge, any threatened, claims, investigations or causes of action with respect to any Company Employee Plan or to the knowledge of the Company, an Affiliate Plan, whether made by a participant or beneficiary of such a plan, a governmental agency or otherwise, against the Company or any subsidiary of the Company, any Company director, officer or employee, any Company Employee Plan, or Affiliate Plan or any fiduciary of a Company Employee Plan or Affiliate Plan that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        (c) Section 2.13.(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, consultant, officer or director of the Company or any of its subsidiaries who, as of the date hereof, holds (i) any option to purchase Shares from the Company or commitments from the Company for future options, together with the number of Shares subject to such option, the exercise price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; (ii) any Shares that are unvested or subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by the Company upon any termination of the shareholder's employment, directorship or other relationship with the Company or any of its subsidiaries or which shares are subject to performance-based vesting; and
    (iii) any other award or right (including share units or stock appreciation rights), directly or indirectly, to receive Shares (or any other unit of Company equity) or any amount payable by reference to Shares (or any other

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    unit of Company equity), together with the number of Shares (or any other unit of Company equity) subject to such right.

        (d) To the extent not already included and appropriately labeled in
    Section 2.13(a) of the Company Disclosure Schedule, Section 2.13(d) of the Company Disclosure Schedule sets forth a true and complete (i) list of all material outstanding agreements with any individual consultants who provide services to the Company or any of its subsidiaries; (ii) list of all outstanding material agreements with respect to the services of individual independent contractors or individual leased employees who provide services to the Company or any of its subsidiaries; (iii) list of all material outstanding agreements with companies or organizations that employ individuals who provide on-site consulting, contracting or leased services to the Company or any of its subsidiaries; and (iv) description of any situation in which a material portion of the workforce of a component of the Company or its subsidiaries, whether such component is a subsidiary, unit, work location, line of business or otherwise, is composed of non common law employees, whether consultants, independent contractors or otherwise, which description shall include, if applicable, representative samples of agreements with such non-common law employees.

        (e) Except as set forth in Section 2.13(e) of the Company Disclosure Schedule and except as provided in this Agreement, the consummation of the Merger will not, either alone or in combination with another event,
    (i) result in any payment (including severance payments, bonus payments or otherwise) becoming due pursuant to any Company Employee Plan to any current or former director, officer, employee or consultant of the Company,
    (ii) result in any increase in the amount of compensation or benefits payable pursuant to any Company Employee Plan in respect of any director, officer, employee or consultant of the Company, or (iii) accelerate the vesting or timing of payment of any benefits or compensation payable pursuant to any Company Employee Plan in respect of any director, officer, employee or consultant of the Company.

        (f) There are no complaints, charges or claims filed against the Company or any of its subsidiaries or, to the knowledge of the Company, threatened to be brought by or filed with any Governmental Entity based on, arising out of, in connection with or otherwise relating to the classification of any individual by the Company as an independent contractor or "leased employee" (within the meaning of Section 414(n) of the Code) rather than as an employee, and no conditions exist under which the Company or any of its subsidiaries is reasonably likely to incur any such liability that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        (g) The Company shall indicate on Section 2.13(g) of the Company Disclosure Schedule: (i) with respect to each of the Company's executive officers, whether such employee has entered into an agreement or a provision of an agreement prohibiting or restricting such employee from accepting employment or otherwise engaging in activity that is in competition with the business of the Company or its subsidiaries (other than with respect to the use of confidential information or trade secrets) after the termination of such individual's employment with the Company (a "NON-COMPETITION AGREEMENT"); and (ii) a description of those classes of employees that are required to execute a Non-Competition Agreement. No employee is entitled to any benefits that include a gross-up with respect to excise taxes pursuant to Section 4999 of the Code.

        (h) No Company Employee Plan is a "multiple employer plan" as described in Section 3(40) of ERISA or Section 413(c) of the Code.

        (i) No Company Employee Plan covers any persons who are neither U.S. citizens nor U.S. residents.

        SECTION 2.14.  EMPLOYMENT AND LABOR MATTERS.  Except as set forth in
    Section 2.14 of the Company Disclosure Schedule or the Company SEC
    Documents:

           (a) Each of the Company and its subsidiaries is in compliance, and has not failed to be in compliance as a result of which it would reasonably be expected now or in the future to have liability, with all applicable U.S. and non-U.S. laws, agreements and contracts relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) of the Company or any of its subsidiaries including all such U.S. and non-U.S. laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers' compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current, and prospective employees, independent contractors and leased employees, and has timely prepared and filed all appropriate forms (including Immigration and Naturalization Service Form I-9) required by any relevant Governmental Entity, except where the failure to be or have been in compliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

           (b) Neither the Company nor any of its subsidiaries is a party to any U.S. or non-U.S. collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any employees of the Company or any of its subsidiaries.

           (c) Neither the Company nor any of its subsidiaries is in breach of any collective bargaining agreement or labor union contract, nor are there any strikes, slowdowns, work stoppages, lockouts, or, to the knowledge of the Company, threats thereof, by or with respect to any employees of the Company or any of its subsidiaries which breach, strike, slowdown, work stoppage, lockout or threat would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        SECTION 2.15.  REGISTRATION STATEMENT; PROXY
    STATEMENT/PROSPECTUS. (a) Subject to the accuracy of the representations of Acquiror in Section 3.10:

        (i) the information supplied by the Company in writing specifically for inclusion in the Registration Statement shall not at the time the Registration Statement (including any amendments or supplements thereto) is filed with the SEC or is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and

        (ii) the information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the shareholders of the Company in connection with the Shareholders Meeting (such proxy statement/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT/PROSPECTUS") will not, on the date the Proxy Statement/ Prospectus (or any amendment thereof or supplement thereto) is first filed with the SEC or mailed to shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements included therein not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading.

        (b) If at any time prior to the vote of shareholders at the Company Shareholders Meeting any event or circumstance relating to the Company, any of its affiliates, officers or directors is discovered by the Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company will promptly inform Acquiror.

        (c) The Proxy Statement/Prospectus shall comply in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act.

        (d) Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Guarantor or Acquiror or any of their respective affiliates which is included or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy
    Statement/Prospectus.

        SECTION 2.16. RESTRICTIONS ON BUSINESS ACTIVITIES. Except for this Agreement or as set forth in Section 2.16 of the Company Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company or any of its subsidiaries as currently conducted by the Company or such subsidiary (or as it would be conducted absent such prohibition or impairment), or restricting any transactions (including payment of dividends and distributions) between the Company and its subsidiaries, except for any prohibition or impairment as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        SECTION 2.17. TITLE TO PROPERTY. (a) The Company has made available all existing title reports in its possession, if any, with respect to all of its owned real property to Acquiror. Except as set forth in Sections 2.17 and 2.20(b) of the Company Disclosure Schedule or the Company SEC Documents, each of the Company and its subsidiaries has good title to all of its owned real properties and other owned assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially interfere with the present use of the property affected thereby or which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and except for liens which secure indebtedness reflected in the 2001 Company Balance Sheet; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and to the knowledge of the Company, there is not, under any of such leases, any default or event of default (or event which with notice or lapse of time, or both, would constitute a material default or event of default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        (b) Except as set forth in Sections 2.17(b) of the Company Disclosure Schedule, all tangible assets owned or used by the Company and its subsidiaries in the operation of their respective businesses are in good operating condition and in a good state of maintenance and repair (excluding ordinary wear and tear) and are adequate for such businesses as currently conducted, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        SECTION 2.18. TAXES. Except as set forth in Section 2.18 of the Company Disclosure Schedule:

           (a) The Company and each of its subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all Tax Returns required to be filed by it, and has timely paid, collected or withheld, or caused to be timely paid, collected or withheld, all amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 2001 Company Balance Sheet have been established or which are being contested in good faith. There are no claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in any Tax. There are no pending or, to the knowledge of the Company, threatened audits or investigations for or relating to any liability in respect of any Taxes, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of its subsidiaries. To the knowledge of the Company, no claim has ever been made by any Governmental Entity in a jurisdiction where any of the Company and its subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction which has not been resolved. Neither the Company nor any of its subsidiaries has executed any waivers or extensions (in each case, that are still in effect) of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company or any of its subsidiaries for any extension of time within which to file any Tax Return or within which to pay any amounts of Taxes shown to be due on any Tax Return. There are no outstanding rulings of, or requests for rulings with, any Governmental Entity addressed to the Company or any of its subsidiaries that are, or if issued, would be, binding on the Company or any of its subsidiaries with respect to any Tax. There are no material elections regarding Taxes affecting the Company or any of its subsidiaries. To the best knowledge of the Company, there are no liens for amounts of Taxes on the assets of the Company or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable. There are no outstanding powers of attorney enabling any party to represent the Company or any of its subsidiaries with respect to Taxes. Other than with respect to liability as between the Company and its subsidiaries, neither the Company nor any of its subsidiaries is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any person with respect to any amounts of Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes and except for provisions in agreements for the divestiture of subsidiaries, assets or business lines of the Company or its subsidiaries that require the Company or its subsidiaries (as applicable) to indemnify a purchaser or purchaser group for amounts of Taxes of the Company or its subsidiaries (as applicable) in the nature of sales or similar Taxes incurred as a consequence of any such divestiture transactions), or is a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of its subsidiaries with respect to any amounts of Taxes. The Company is not, and has not been, a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of its subsidiaries has participated in an international boycott as defined in Section 999 of the Code.

           (b) For purposes of this Agreement, the term "TAX" shall mean any United States federal, national, state, provincial, local or other jurisdictional income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, estimated, alternative, or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Entity, together with any interest or penalty imposed thereon. The term "TAX RETURN" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Entity with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

        SECTION 2.19.  ENVIRONMENTAL MATTERS.  (a) Except as set forth in
    Section 2.19(a) of the Company Disclosure Schedule or in the Company SEC Documents or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the operations and properties of the Company and its subsidiaries are and at all times have been in compliance with the Environmental Laws.

        (b) Except as set forth in Section 2.19(b) of the Company Disclosure Schedule or in the Company SEC Documents or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no Environmental Claims, including claims based on "arranger liability," pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries.

        (c) Except as set forth in Section 2.19(c) of the Company Disclosure Schedule or in the Company SEC Documents, there are no past or present actions, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that are reasonably likely to form the basis of any Environmental Claim against the Company or any of its subsidiaries, except for such Environmental Claims that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        (d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) there are no off-site locations where the Company or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern which have been listed on the National Priority List, CERCLIS, or state Superfund site list, and the Company and its subsidiaries have not been notified that any of them is a potentially responsible party at any such location;
    (ii) there are no underground storage tanks located on property owned or leased by the Company or any of its subsidiaries; (iii) there is no friable asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries; and (iv) there are no polychlorinated biphenyls ("PCBS") or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries.

        (e) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth in
    Section 2.19(e) of the Company Disclosure Schedule or in the Company SEC Documents, all Company Permits that the Company and each of its subsidiaries is required to have obtained under Environmental Laws have been obtained and are maintained by the Company, were duly issued by the appropriate Governmental Entity, are in full force and effect and are not subject to appeal. The Company has not received notice, or otherwise has no knowledge, that any Company Permit has been or will be, rescinded, terminated, limited, or amended, which rescission, termination, limitation or amendment would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. No additional capital expenditures will be required by the Company for purposes of compliance with the terms or conditions of any Company Permits or Company Permit renewals, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require the assignment or transfer of any Company Permit, except for
    (i) Company Permits, the non-assignability or non-transferability of which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (ii) those Company Permits that may be assigned or transferred on or prior to the Effective Time without causing any such Company Permit to be rescinded, terminated or limited in any material respect.

        (f) For purposes of this SECTION 2.19:

       (i) "ENVIRONMENTAL CLAIM" means any claim, action, cause of action, investigation or notice (in each case in writing or, if not in writing, to the knowledge of the Company) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release or threat of release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its subsidiaries.

       (ii) "ENVIRONMENTAL LAWS" means, as they exist on the date hereof, all applicable United States federal, state, local and non-U.S. laws, regulations, codes and ordinances, relating to pollution or protection of human health (as relating to the environment or the workplace) and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., Toxic Substances Control Act ("TSCA"), 15 U.S.C.
             Section 2601 et seq., Occupational Safety and Health Act ("OSHA"), 29 U.S.C. Section 651 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., each as may have been amended or supplemented, and any applicable environmental transfer statutes or laws.

       (iii) "MATERIALS OF ENVIRONMENTAL CONCERN" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or wastes, in each case regulated under any Environmental Law.

       (iv) "SUBSIDIARY" includes, in addition to current subsidiaries of the Company, any person or entity whose liability for any Environmental Claim the Company or any of its current subsidiaries has retained or assumed or for which liability is imposed on the Company or any current subsidiary under any Environmental Law, but only to the extent and in respect of such retained, assumed or imposed liability.

        SECTION 2.20. INTELLECTUAL PROPERTY. (a) As used herein, the term "INTELLECTUAL PROPERTY ASSETS" means all worldwide intellectual property rights, including patents, trademarks, service marks, copyrights, and registrations and applications therefor, licenses, trade names, Internet domain names, know-how, trade secrets, computer software programs and development tools and proprietary information, technologies and processes, and all documentation and media describing or relating to the above, in any format, whether hard copy or machine-readable only. As used herein, "COMPANY INTELLECTUAL PROPERTY ASSETS" means the Intellectual Property Assets used or owned by the Company or any of its subsidiaries.

        (b) Except as set forth in Section 2.20(b) of the Company Disclosure Schedule, the Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all the Company Intellectual Property Assets that are used in and are material to the business of the Company and its subsidiaries as currently conducted, without infringing or violating the rights of others, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        (c) Except as set forth in Section 2.20(c) of the Company Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no claims (i) are currently pending or, to the Company's knowledge, are threatened against the Company by any person with respect to the Company Intellectual Property Assets, or
    (ii) are currently pending or, to the Company's knowledge, threatened against the Company by any person with respect to the Intellectual Property Assets of a third party ("THIRD PARTY INTELLECTUAL PROPERTY

    ASSETS") to the extent arising out of any use, reproduction or distribution of, or of products or methods covered by, such Third Party Intellectual Property Assets by or through the Company or any of its subsidiaries.

        (d) Except as set forth in Section 2.20(d) of the Company Disclosure Schedule, there are no valid grounds for any bona fide claim to the effect that the manufacture, offer for sale, sale, licensing or use of any product, system or method either (i) now used, offered for sale, sold or licensed or,
    (ii) to the Company's knowledge, as of the date hereof, scheduled for commercialization prior to the first anniversary of the date hereof, in each case by or for the Company or any of its subsidiaries, infringes on any Third Party Intellectual Property Assets, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        (e) Section 2.20.(e) of the Company Disclosure Schedule sets forth a list of (i) all patents and patent applications owned by the Company and/or each of its subsidiaries worldwide; (ii) all material trademark and service mark registrations and all trademark and service mark applications;
    (iii) all material common law trademarks, material trade dress and material slogans; (iv) all material trade names owned or used by the Company and/or each of its subsidiaries worldwide; (v) all material copyright registrations and copyright applications owned or filed by the Company and/or each of its subsidiaries worldwide; (vi) all Internet domain name registrations owned by the Company and/or its subsidiaries worldwide; and (vii) all licenses owned by the Company and/or each of its subsidiaries in which the Company and/or each of its subsidiaries is (A) a licensor with respect to any of the patents, trademarks, service marks, trade names, Internet domain names, or copyrights listed in Section 2.20(e) of the Company Disclosure Schedule or
    (B) a licensee of any other person's patents, trade names, trademarks, service marks or copyrights material to the Company, except for any licenses of software programs that are commercially available "off the shelf".
    Section 2.20(e) of the Company Disclosure Schedule includes but is not necessarily limited to each Company Intellectual Property Asset where the failure to own or license such Company Intellectual Property Asset would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth in Section 2.20(e) of the Company Disclosure Schedule, the Company and/or each of its subsidiaries has made all necessary filings and recordations to protect and maintain its interest in the patents, patent applications, trademark and service mark registrations, trademark and service mark applications, Internet domain names, copyright registrations and copyright applications and licenses set forth in Section 2.20(e) of the Company Disclosure Schedule, except where the failure to so protect or maintain would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        (f) Except as set forth in Section 2.20(f) of the Company Disclosure Schedule or in the Company SEC Documents, in all material respects, to the Company's knowledge: (i) each patent, trademark or service mark registration and copyright registration listed in Section 2.20(e) of the Company Disclosure Schedule is valid and subsisting and (ii) each license of the Company Intellectual Property Assets listed in Section 2.20(e) of the Company Disclosure Schedule is valid, subsisting and enforceable.

        (g) Except as set forth in Section 2.20(g) of the Company Disclosure Schedule, to the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the material Company's Intellectual Property Assets by any third party, including any employee, former employee, independent contractor or consultant of the Company or any of its subsidiaries.

        SECTION 2.21.  INTERESTED PARTY TRANSACTIONS.  Except as set forth in
    Section 2.21 of the Company Disclosure Schedule or the Company SEC Documents or for events as to which the amounts involved do not, in the aggregate, exceed $250,000, since the Company's proxy statement dated April 26, 2001, no event has occurred that would be required to be reported as a Certain

    Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        SECTION 2.22. INSURANCE. Except as set forth in Section 2.22 of the Company Disclosure Schedule or the Company SEC Documents, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company are with reputable insurance carriers, and the Company reasonably believes such insurances provide adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets and are in character and amount appropriate for the businesses currently conducted by the Company, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        SECTION 2.23. PRODUCT LIABILITY AND RECALLS. (a) Except as set forth in Section 2.23(a) of the Company Disclosure Schedule or the Company SEC Documents, there is no claim pending, or to the Company's knowledge, threatened against the Company or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        (b) Except as set forth in Section 2.23(b) of the Company Disclosure Schedule or the Company SEC Documents, there is no pending or, to the knowledge of the Company, threatened recall or investigation of any product sold by the Company, which recall or investigation would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        SECTION 2.24. ABSENCE OF QUESTIONABLE PAYMENTS. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in material violation of Section 30A of the Exchange Act. Neither the Company nor any of its subsidiaries nor, to the Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

        SECTION 2.25. BROKERS. Except for Deutsche Banc Alex. Brown Inc. (the "COMPANY FINANCIAL ADVISOR"), the Company has not retained any investment banker, financial advisor, broker or finder in connection with the transactions contemplated hereby, or incurred any liability, nor has any officer or director of the Company incurred any liability for which the Company is liable, for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby. The Company has heretofore made available to Acquiror a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

        SECTION 2.26. OPINION OF COMPANY FINANCIAL ADVISOR. The Board of Directors of the Company has been advised by the Company Financial Advisor to the effect that in its opinion, as of the date thereof, the consideration to be received by the Company's shareholders in the Merger is fair from a financial point of view to such holders.

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                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

    Acquiror hereby represents and warrants to the Company as follows:

    SECTION 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. (a) Each of Guarantor and Acquiror is duly incorporated, validly existing and, to the extent the concept of good standing exists in the applicable jurisdiction, in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease and operate and to carry on its business as now conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect. Each of Guarantor and Acquiror is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities make such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Acquiror has heretofore made available to the Company true and complete copies of Guarantor's Memorandum of Association and Bye-Laws, as amended to date (the "GUARANTOR CHARTER DOCUMENTS").

    (b) Each subsidiary of Guarantor is an entity duly organized, validly existing and in good standing (to the extent the concept of good standing exists in the applicable jurisdiction) under the laws of its jurisdiction of organization, has the requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, lease and operate and to carry on its business as now conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each subsidiary of Guarantor is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

    SECTION 3.02. CAPITALIZATION. (a) The authorized capital stock of Guarantor consists of 2,500,000,000 common shares, par value $0.20 per share ("GUARANTOR COMMON SHARES") and 125,000,000 Preference Shares, par value $1.00 per share ("GUARANTOR PREFERENCE SHARES"). As of December 11, 2001 (i) 1,979,729,748 Guarantor Common Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and none of which have been issued in violation of preemptive or similar rights, (ii) one Guarantor Preference Share has been designated as a Super Voting Preference Share and is validly issued, fully paid and non-assessable and not issued in violation of preemptive or similar rights, and (iii) no more than 25,000,000 Guarantor Common Shares and no Guarantor Preference Shares were held by subsidiaries of Guarantor. As of December 11, 2001, no more than 240,000,000 Guarantor Common Shares were reserved for issuance upon exercise of stock options issued under Guarantor's stock option plans.

    (b) Except (i) as set forth in Section 3.02(a), (ii) for changes since December 11, 2001 resulting from the exercise of stock options, (iii) for securities of Guarantor or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Guarantor set forth in the Guarantor SEC Documents and the conversion or exchange thereof, (iv) for other rights to acquire immaterial (individually and in the aggregate) amounts of the Guarantor Common Shares and changes resulting from the exercise thereof,
(v) for changes resulting from the grant of stock based compensation to directors or employees or (vi) for changes resulting from the issuance of stock or other securities in connection with a merger or other acquisition or business combination, an underwritten public offering or an offering pursuant to Rule 144A under the Securities Act approved by Guarantor's Board of Directors and not undertaken in violation of Section 4.03(b), and securities issuable on conversion

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
thereof or in exchange therefor, there are no outstanding (x) shares of capital stock or voting securities of Guarantor, (y) securities of Guarantor convertible into or exchangeable for shares of capital stock or voting securities of Guarantor or (z) options or other rights to acquire from Guarantor or other obligations of Guarantor to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Guarantor. Except as set forth in the Guarantor SEC Documents, there are no outstanding obligations of Guarantor or any of its subsidiaries to repurchase, redeem or otherwise acquire any of its equity securities other than in accordance with their terms.

    (c) The Guarantor Common Shares to be delivered as Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable, and the issuance thereof is not subject to any preemptive or other similar right.

    SECTION 3.03. AUTHORITY RELATIVE TO THIS AGREEMENT. (a) The execution, delivery and performance by Acquiror of this Agreement, the execution, delivery and performance by Guarantor of the Guarantee and the consummation by Acquiror and Guarantor of the transactions contemplated hereby and thereby, as applicable, are within the respective corporate powers of Guarantor and Acquiror and have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of Acquiror, enforceable against Acquiror in accordance with its terms. The Guarantee has been duly and validly executed and delivered by Guarantor and constitutes a valid and binding agreement of Guarantor enforceable against it in accordance with its terms.

    (b) At a meeting duly called and held, or by written consent in lieu of meeting, the Board of Directors of Acquiror has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Acquiror, and (ii) approved this Agreement and the transactions contemplated hereby. At a meeting duly called and held, the Executive Committee of Guarantor's Board of Directors has approved the Guarantee and the transactions contemplated thereby and the issuance of the Guarantor Common Shares to be delivered to the Company shareholders in connection with the Merger.

    SECTION 3.04. NO CONFLICT. The execution and delivery by Acquiror of this Agreement and the execution and delivery by Guarantor of the Guarantee, the performance of this Agreement and the Guarantee by Acquiror and Guarantor and the consummation by Acquiror and Guarantor of the Merger and other transactions contemplated hereby and thereby, as applicable, will not (i) conflict with or result in any breach of any provision of the Guarantor Charter Documents,
(ii) conflict with or result in any breach of any provision of the articles of incorporation or by-laws of Acquiror or require any consent, approval or notice under or conflict with or result in a violation or breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Guarantor's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of, or cause any, termination, amendment, redemption, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of Guarantor or any of its subsidiaries pursuant to any Contracts and Other Agreements to which Guarantor or any of its subsidiaries is a party or by which Guarantor or any of its subsidiaries or its or any of their respective properties is bound or affected or (iii) assuming compliance with the matters referred to in
Section 3.05, violate any Legal Requirements applicable to Guarantor or any of its subsidiaries or any material portion of their properties or assets, except, in the case of clause (ii) or (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 3.05. GOVERNMENTAL APPROVALS. No consent, approval or authorization of or declaration or filing with or notification to any Governmental Entity on the part of Guarantor or any of its subsidiaries that has not been obtained or made, is required in connection with the execution or delivery by Acquiror of this Agreement, the execution or delivery by Guarantor of the Guarantee or the consummation by Guarantor and Acquiror of the Merger and the other transactions contemplated hereby and thereby, as applicable, other than (i) the filing of a Certificate of Merger with respect to the Merger with the Secretary of State of the State of California and the Articles of Merger with the Secretary of State of the State of Nevada, (ii) compliance with any applicable requirements of the HSR Act and applicable Non-U.S. Monopoly Laws,
(iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any applicable state securities laws, NASDAQ, the NYSE, the London Stock Exchange and the Bermuda Stock Exchange, (iv) compliance with any environmental, health and safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, or (v) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect or materially impair the ability of Acquiror to consummate the Merger and the other transactions contemplated by this Agreement or the ability of Guarantor to fulfill its obligations under the Guarantee.

    SECTION 3.06. COMPLIANCE. (a) Except as set forth in the Guarantor SEC Documents, neither Guarantor nor any of its subsidiaries is in conflict with, or in breach, default or violation of, (i) its Memorandum of Association or Bye-laws (or analogous organizational documents), (ii) any law, rule, regulation, order, judgment or decree applicable to Guarantor or any of its subsidiaries or by which its or any of their respective properties is bound or affected, (iii) any note, bond, debenture, indenture, credit agreement or facility, commercial paper facility, sale-leaseback arrangement or financing lease pursuant to which Guarantor or any of its subsidiaries has or may incur indebtedness for borrowed money or any security, pledge, mortgage or trust agreement or arrangement in respect thereof or (iv) any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Guarantor or any of its subsidiaries is a party or by which Guarantor or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (b) No investigation by any Governmental Entity with respect to Guarantor or its subsidiaries is pending or, to the knowledge of Guarantor, threatened, except as disclosed in the Guarantor SEC Documents and except for such investigations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 3.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) Guarantor has filed with the SEC all reports, schedules, forms, statements and other documents (including all exhibits thereto) required to be filed with the SEC since September 30, 1998 (the "POST-1998 GUARANTOR SEC DOCUMENTS"). Except as set forth in the Guarantor SEC Documents and taking into account any amendments and supplements filed prior to the date of this Agreement, such Post-1998 Guarantor SEC Documents, (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of and at the time of the circumstances under which they were made, not misleading. Except for Tyco Capital Corporation and Tycom Ltd., none of Guarantor's subsidiaries is required to file with the SEC periodic reports pursuant to the Exchange Act.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Post-1998 Guarantor SEC Documents were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Post-1998 Guarantor SEC Documents), and each fairly presents in all material respects, the consolidated financial position of Guarantor and its consolidated subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that for purposes of the foregoing representation, the unaudited interim financial statements
(i) should be read in conjunction with the Guarantor's consolidated financial statements contained in the applicable immediately preceding year-end report on Form 10-K, and (ii) were or are subject to normal and recurring year end adjustments which were not or are not expected to be material in amount.

    SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Guarantor SEC Documents, since September 30, 2000, the business of Guarantor and its subsidiaries has been conducted in the ordinary course and there has not occurred: (i) any changes, effects or circumstances, including any damage to, destruction or loss of any asset of Guarantor (whether or not covered by insurance) constituting, or which would reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect (without regard to such insurance); (ii) any amendments or changes in the Guarantor Charter Documents, except as necessary to designate Guarantor's Super Voting Preference Share; or (iii) any material change by Guarantor in its accounting methods, principles or practices (other than as required by GAAP).

    SECTION 3.09. ABSENCE OF LITIGATION. Except as set forth in the Guarantor SEC Documents or arising out of the transactions contemplated by this Agreement, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Guarantor, threatened against Guarantor or any of its subsidiaries, or any properties or rights of Guarantor or any of its subsidiaries, before any court, arbitrator or Governmental Entity, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 3.10. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. (a) Subject to the accuracy of the representations of the Company in Section 2.15:

    (i) the registration statement on Form S-4 (or on such other form as shall be appropriate) (as it may be amended, the "REGISTRATION STATEMENT"), pursuant to which the Guarantor Common Shares to be delivered to the shareholders of the Company by Acquiror in connection with the Merger will be registered with the SEC, shall not, at the respective times the Registration Statement (including any amendments or supplements thereto) is filed with the SEC or is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements included therein not misleading; and

    (ii) the information supplied by Guarantor or Acquiror in writing specifically for inclusion in the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is filed with the SEC or first mailed to shareholders or, at the time of the Company Shareholder Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading.

    (b) If at any time prior to the vote of shareholders at the Company Shareholders Meeting any event or circumstance relating to Acquiror or any of its affiliates, officers or directors is discovered by

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Acquiror or any of its affiliates which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Acquiror will promptly inform the Company.

    (c) The Registration Statement and the Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act.

    (d) Notwithstanding the foregoing, Acquiror makes no representation or warranty with respect to any information supplied by the Company which is included or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement/ Prospectus.

    SECTION 3.11. BROKERS. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Acquiror or Guarantor who might be entitled to any fee or commission from Acquiror, Guarantor or any of their respective affiliates in connection with the transactions contemplated by this Agreement.

    SECTION 3.12. OWNERSHIP OF ACQUIROR; NO PRIOR ACTIVITIES. (a) Acquiror was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Guarantor owns directly all of the outstanding capital stock of Acquiror.

    (b) Except for obligations or liabilities incurred by Acquiror in connection with its incorporation or organization, this Agreement and any other agreements, arrangements or transactions contemplated by this Agreement, Acquiror has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

    SECTION 3.13. NO UNDISCLOSED LIABILITIES. Except as set forth in the Guarantor SEC Documents, neither Guarantor nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities
(a) in the aggregate adequately provided for in Guarantor's unaudited balance sheet (including any related notes thereto) as of June 30, 2001 included in Guarantor's Quarterly Report on Form 10-Q for the fiscal period ended June 30, 2001 (the "2001 GUARANTOR BALANCE SHEET"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 2001 Guarantor Balance Sheet, (c) incurred since June 30, 2001 in the ordinary course of business, (d) incurred in connection with this Agreement or the Merger or the other transactions contemplated hereby, or (e) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 3.14. FINANCING. Acquiror and Guarantor have, and prior to the Effective Time will have, available to them all cash and Guarantor Common Shares necessary to purchase and/or exchange all of the Shares in accordance with the terms of the Merger.

                                   ARTICLE IV
                     CONDUCT OF BUSINESS PENDING THE MERGER

    SECTION 4.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Acquiror shall otherwise agree in writing, and except as set forth in Section 4.01 of the Company Disclosure Schedule, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do (other than in internal management deliberations and deliberations with its advisors or representatives of Acquiror or Guarantor), any of the following without the prior written consent of Acquiror, which, in the case of clauses (c), (d)(iv), (e)(iv), (f), (h), (i) or
(j) will not be unreasonably withheld or delayed:

        (a)  amend or otherwise change the Company Charter Documents;

        (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of Shares issuable pursuant to Company Stock Options outstanding on the date hereof or pursuant to the existing contractual obligations under Company's Long-Term Stock Bonus Plan and the Company's 2000 Long-Term Stock Bonus Plan);

        (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice,
    (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $2 million in the aggregate);

        (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary of the Company may declare and pay a dividend to its parent that is not a cross-border dividend and except that the Company may declare and pay prior to the Effective Time quarterly cash dividends of up to $0.16 per Share, consistent with past practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) except (A) as required by the terms of any security or agreement as in effect on the date hereof and set forth in Sections 2.13(c) or 4.01 of the Company Disclosure Schedule, (B) to the extent necessary to effect withholding to meet minimum tax withholding obligations in connection with the exercise of any Company Stock Option, or (C) as contemplated by this Agreement, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including Shares, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do (other than in internal management deliberations and deliberations with its advisors or representatives of Acquiror or Guarantor) any of the foregoing, (iv) settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of a shareholder equity interest in the Company, or (v) make any cross-border capital contributions to a subsidiary.

        (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof other than those listed on Section 4.01 of the Company Disclosure Schedule; (ii) incur any indebtedness for borrowed money, except for (A) after providing Acquiror with prior notice of any such borrowing or reborrowing, borrowings and reborrowings under the Company's or any of its subsidiaries' existing committed or uncommitted credit facilities listed in the Company SEC Documents or on Section 4.01 of the

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    Company Disclosure Schedule in an amount not to exceed the maximum amount available under such credit facilities on the date hereof and (B) other borrowings not in excess of $1 million in the aggregate; (iii) issue any debt securities or assume, guarantee (other than guarantees of the Company's subsidiaries entered into in the ordinary course of business and except as required by any agreement in effect on the date hereof and identified in
    Section 4.01 of the Company Disclosure Schedule) or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice (but not loans or advances to employees of the Company to fund the exercise price of Company Stock Options or otherwise to purchase Shares, except pursuant to rights of employees to receive such loans or advances as such rights exist on the date hereof); (iv) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $35 million over the next 12-month period; or
    (v) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this
    Section 4.01(e);

        (f) except as set forth in Section 4.01 of the Company Disclosure Schedule, as required by law or as provided in an existing obligation of the Company, (i) increase the compensation or severance payable or to become payable to its directors, officers, employees or consultants, except for increases in salary, wages or bonuses of employees of the Company or its subsidiaries, including in connection with promotions, in accordance with past practices; (ii) grant any severance or termination pay to (except to make payments required to be made under obligations existing on the date hereof in accordance with the terms of such obligations or in accordance with past practice), or enter into or amend any employment or severance agreement with, any current or prospective employee of the Company or any of its subsidiaries, except for new hire employees and promotions in the ordinary course of business whose annual salary does not exceed $100,000 and whose severance benefits do not exceed one times annual salary; or
    (iii) establish, adopt, enter into or amend any collective bargaining agreement, Company Employee Plan, including any plan that provides for the payment of bonuses or incentive compensation, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries, except, in each case, as may be required by law or existing agreement or as would not result in a material increase in the cost of maintaining such collective bargaining agreement, Company Employee Plan, trust, fund, policy or arrangement, except that notwithstanding anything herein to the contrary the Company may adopt a severance plan in a form attached to Section 4.01(f) of the Company Disclosure Schedule;

        (g) take any action to change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by a change in GAAP occurring after the date hereof;

        (h) make any Tax election or settle or compromise any United States federal, state, local or non-U.S. Tax liability;

        (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $2 million in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Documents or incurred in the ordinary course of business and consistent with past practice or incurred in connection with this Agreement and the transactions contemplated hereby;

        (j) enter into, modify or renew any contract, agreement or arrangement, whether or not in writing, for the licensing of its technology; or

        (k) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (j) above, or any action which would reasonably be expected to make any of the

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    representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

    Additionally, the Company shall use its commercially reasonable efforts to obtain any and all written consents of customers which, pursuant to the terms of any contracts, agreements or arrangements with such customers, are required to prevent the termination of such contracts, agreements or arrangements in connection with, or as a result of, the transactions contemplated by this Agreement, except if and insofar as the failure to obtain such consents would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 4.02. NO SOLICITATION. (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit or knowingly encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving the Company or any subsidiaries of the Company that if consummated would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL"). Nothing contained in this Agreement shall prevent the Board of Directors of the Company from
(i) furnishing information to a third party which has made a bona fide Acquisition Proposal that the Board of Directors of the Company concludes in good faith after consulting with a nationally recognized investment banking firm would, if consummated, reasonably be expected to constitute a Superior Proposal not solicited in violation of this Agreement, PROVIDED that such third party has executed an agreement with confidentiality provisions substantially similar to those then in effect between the Company and a subsidiary of Guarantor or
(ii) subject to compliance with the other terms of this Section 4.02, including Sections 4.02(c) and (d), considering and negotiating a bona fide Acquisition Proposal that the Board of Directors of the Company concludes in good faith after consulting with a nationally recognized investment banking firm would, if consummated, constitute a Superior Proposal not solicited in violation of this Agreement; PROVIDED, HOWEVER, that, as to each of clauses (i) and (ii), the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be Morrison & Foerster LLP ("M&F")) that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties.

    For purposes of this Agreement, "ALTERNATIVE TRANSACTION" means any of
(i) a transaction pursuant to which any person (or group of persons) other than Acquiror or its affiliates (a "THIRD PARTY") acquires or would acquire more than 25% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires or would acquire more than 25% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company's subsidiaries) of the Company, or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 25% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company, other than the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

    For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any proposal made by a Third Party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity

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securities of the Company entitled to vote generally in the election of directors or all or substantially all of the assets of the Company (other than any assets that are not material to the Company and its subsidiaries, taken as a whole), on terms which the Board of Directors of the Company reasonably believes (after consultation with a financial advisor of nationally recognized reputation, which may be the Company Financial Advisor) to be more favorable from a financial point of view to its shareholders than the Merger and the transactions contemplated by this Agreement taking into account at the time of determination any changes to the financial terms of this Agreement then proposed to the Company by Acquiror; PROVIDED, HOWEVER, that a Superior Proposal may be subject to a due diligence review of confidential information and to other customary conditions.

    (b) The Company shall notify Acquiror promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or any subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Acquiror shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of the Company or any subsidiary, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.02(a). The Company shall keep Acquiror fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such Acquisition Proposal, indication or request. The Company shall also promptly notify Acquiror, orally and in writing, if it enters into negotiations concerning any Acquisition Proposal.

    (c) (i) Notwithstanding anything contained herein to the contrary, to the extent the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be M&F) that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties (and, with respect to the approval, recommendation or entering into of any Acquisition Proposal, it may take such contrary action only after the second full business day following Acquiror's receipt of written notice of the Board of Directors' intention to do so), the Company and the Board of Directors of the Company shall be entitled to withdraw or modify, or propose to withdraw or modify, in a manner adverse to Acquiror or any other manner, the approval by such Board of Directors of this Agreement or the Merger.

    (d) The Company and the Board of Directors of the Company shall not enter into any agreement (other than a confidentiality agreement entered into not in violation of Section 4.02(a)) with respect to, or otherwise approve or recommend, or propose to approve or recommend, any Acquisition Proposal or Alternative Transaction, unless this Agreement has been terminated in accordance with its terms.

    (e) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any disclosure to its shareholders required by applicable law, rule or regulation or by NASDAQ.

    (f) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Acquiror) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party, except for a release from standstill provisions in connection with the making of a Superior Proposal that does not violate the provisions of this Section 4.02.

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
    (g) The Company shall ensure that the officers and directors of the Company and the Company's subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.02. It is understood that any violation of the restrictions set forth in this Section 4.02 by any officer or director of the Company or the Company subsidiaries, by any investment banker, attorney or other advisor or representative of the Company retained in connection with this Agreement and the transactions contemplated hereby or by any other advisor or representative of the Company at the direction or with the consent of the Company shall be deemed to be a breach of this Section 4.02 by the Company.

    SECTION 4.03. CONDUCT OF BUSINESS BY GUARANTOR PENDING THE MERGER. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Acquiror covenants and agrees that, unless the Company shall otherwise agree in writing, Acquiror shall take all action necessary so that (i) Guarantor shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and consistent with past practice, including actions taken by Guarantor or its subsidiaries in contemplation of consummation of the Merger or other business acquisitions or dispositions otherwise in compliance with this Agreement, and (ii) Guarantor shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

    (a)  amend or otherwise change the Guarantor Charter Documents;

    (b) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, or dispose of any assets, which, in any such case, would materially delay or prevent the consummation of the Merger and the other transactions contemplated by this Agreement;

    (c) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Guarantor may declare and pay a dividend to its parent, and except that Guarantor may declare and pay quarterly cash dividends on the Guarantor Common Shares of $0.0125 per share consistent with past practice;

    (d) take any action to change its accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by a change in GAAP occurring after the date hereof; or

    (e) take or agree in writing or otherwise to take any of the actions described in Sections 4.03(a) through (d) above or any action which would reasonably be expected to make any of the representations or warranties of Acquiror contained in this Agreement untrue or incorrect or prevent Acquiror from performing or cause Acquiror not to perform its covenants hereunder.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    SECTION 5.01. PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. (a) As promptly as reasonably practicable after the execution of this Agreement, the Company shall, and Acquiror shall cause Guarantor to prepare and file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement/Prospectus and, if the parties so agree at the time, the Registration Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Guarantor of all information required to be contained therein, the Company shall, and Acquiror shall cause Guarantor to, file with the SEC the definitive Proxy Statement/Prospectus and the Registration Statement (or, if the Registration Statement has been previously filed, an amendment thereto) relating to approval of the principal terms of this Agreement by the Company's shareholders, and to the delivery of the Guarantor Common Shares to the Company's shareholders pursuant to this Agreement, and shall use all reasonable efforts to cause the Registration Statement to become effective, and the Company shall mail the Proxy Statement/Prospectus to its shareholders, as soon thereafter as reasonably practicable. Acquiror shall also cause Guarantor to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under the applicable state securities laws in connection with the delivery of Guarantor Common Shares to the Company's shareholders in connection with the Merger, and the Company shall furnish to Guarantor all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement/ Prospectus.

    The Company shall, and Acquiror shall cause Guarantor to, (i) notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any other filings or for additional information and
(ii) supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any other filing. Neither Guarantor nor the Company will file any amendment or supplement to, or any correspondence to the SEC or its staff with respect to, the Registration Statement or the Proxy Statement/Prospectus, without providing the other party a reasonable opportunity to review and comment thereon.

    Acquiror will advise the Company, promptly after Guarantor receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Guarantor Common Shares to be delivered in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Acquiror, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information.

    If at any time prior to the vote of shareholders at the Company Shareholders Meeting any information relating to the Company or Acquiror, or any of their respective affiliates, officers or directors, should be discovered by the Company or Acquiror which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement, the Proxy Statement/Prospectus or any other filing, the Company will, or Acquiror will cause Guarantor to, as the case may be, promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials and/or mailing to shareholders of Company, such amendment or supplement.

    (b) Acquiror shall cause Guarantor to include as an exhibit to the Registration Statement tax opinions of PricewaterhouseCoopers LLP delivered to Acquiror and M&F delivered to the Company, in form and substance reasonably satisfactory to Acquiror and to the Company, on the basis of customary facts, representations, warranties and covenants of Guarantor, Acquiror and the Company and assumptions set forth in such opinions to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code that is not subject to
Section 367(a)(1) of the Code pursuant to Treasury Regulation
Section 1.367(a)-3(c) (other than with respect to Company shareholders who are or will be "five-percent transferee shareholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) and do not enter into five-year gain recognition agreements in the form provided in Treasury Regulation
Section 1.367(a)-8), and that each of Guarantor, Acquiror and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

    (c) The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of approval of the principal terms of this Agreement by the Company's shareholders. Notwithstanding anything to the contrary set forth in this Section 5.01 or Section 5.02, the Company shall not be obligated to take the action set forth in the preceding sentence of this
Section 5.01(c) or to take the actions set forth in Section 5.02(a) to the extent that the Board of Directors of the Company determines (after due consultation with independent counsel, which may be M&F) that such action is, or is reasonably likely to be, inconsistent with the proper discharge of its fiduciary duties.

    SECTION 5.02. COMPANY SHAREHOLDERS MEETING. (a) The Company shall establish a record date for, duly call, give notice of, convene and hold the Company Shareholders Meeting as promptly as practicable for the purpose of voting upon the approval of the principal terms of this Agreement, and the Company shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's shareholders and to hold the Company Shareholders Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Company shall solicit from its shareholders proxies in favor of approval of the principal terms of this Agreement and shall take all other reasonable action necessary or advisable to secure the vote or consent of shareholders in favor of such approval.

    (b) Acquiror agrees to vote and to cause Guarantor to vote all Shares beneficially owned by Acquiror, Guarantor or any of their subsidiaries in favor of approval of the principal terms of this Agreement and to take such other actions to effectuate as promptly as practicable the Merger in accordance with
Section 92A.190 of the NGCL and Section 1201 of the CGCL, on the terms and subject to the conditions set forth in this Agreement.

    SECTION 5.03. ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice and subject to restrictions contained in confidentiality agreements (from which such party shall use reasonable efforts to be released), the Company shall (and shall cause its subsidiaries to) and Acquiror shall cause Guarantor and its subsidiaries to (i) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access during reasonable hours, during the period after the execution and delivery of this Agreement and prior to the Effective Time, to the properties, books, contracts, commitments and records of the Company or Guarantor, as applicable, and, (ii) during such period, furnish promptly to the other all information concerning the business, properties and personnel of the Company or Guarantor, as applicable, as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Company's or Guarantor's, as applicable, business, properties and personnel as either Acquiror or the Company may reasonably request. Such information shall be kept confidential in accordance with the terms of the confidentiality agreement, dated October 5, 2001 (the "CONFIDENTIALITY AGREEMENT"), between a subsidiary of Guarantor and the Company. Acquiror shall, and shall cause Guarantor to, comply with the Confidentiality Agreement as if it were the subsidiary of Guarantor party thereto, and the Company shall comply with the Confidentiality Agreement, MUTATIS MUTANDIS, as if such Confidentiality Agreement were executed by the Company in favor of Guarantor.

    SECTION 5.04. CONSENTS; APPROVALS. The Company and Acquiror shall each use its reasonable best efforts (and Acquiror shall cause Guarantor to use its reasonable best efforts) to obtain and to cooperate with each other in order to obtain as promptly as practicable all consents, waivers, approvals, authorizations or orders (including all United States and non-U.S. governmental and regulatory rulings and approvals), and the Company and Acquiror shall make (and Acquiror shall cause Guarantor to make) as promptly as practicable all filings (including all filings with United States and non-U.S. governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Acquiror and the consummation by them of the transactions contemplated hereby. The Company and Acquiror shall promptly furnish (and Acquiror shall cause Guarantor to furnish) all information required to be included in the Proxy Statement/ Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or non-U.S. governmental body in connection with the transactions contemplated by this Agreement. The Company shall, and Acquiror shall cause Guarantor to, cause all documents that it is responsible for filing with the SEC or other regulatory authorities under Section 5.01 and this Section 5.04 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

    SECTION 5.05. AGREEMENTS WITH RESPECT TO AFFILIATES. The Company shall deliver to Acquiror, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "COMPANY AFFILIATE LETTER") identifying all persons who are anticipated to be "affiliates" of the Company at the time of the Company Shareholders Meeting for purposes of Rule 145 under the Securities Act ("RULE 145"). The Company shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the Company Affiliate Letter to deliver to Acquiror, prior to the Effective Time, a written agreement restricting the sales of Guarantor securities by such affiliates in accordance with the restrictions on affiliates under Rule 145, in a form mutually agreeable to the Company and Acquiror.

    SECTION 5.06. INDEMNIFICATION AND INSURANCE. (a) The Articles of Incorporation and By-laws of the Surviving Corporation shall contain all the provisions with respect to indemnification set forth in the Company Charter Documents on the date hereof, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law and then only to the minimum extent required by such law.

    (b) The Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Articles of Incorporation or By-laws, indemnify and hold harmless each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative,
(x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company Charter Documents or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received; PROVIDED that the Indemnified Parties shall be required to reimburse the Surviving Corporation for such payments in the circumstances and to the extent required by the Company Charter Documents, any applicable contract or agreement or applicable law; and (iii) the Surviving Corporation will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and PROVIDED, FURTHER, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Party with respect to whom such a conflict exists (or group of such Indemnified Parties who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

    (c) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements and employment agreements (the employee parties under such agreements being referred to as the "COVERED PERSONS") with the Company's directors and officers existing at or before the Effective Time and not executed in violation of the terms of this Agreement.

    (d) In addition, the Surviving Corporation shall provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O INSURANCE") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

    (e) This Section 5.06 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation, the Indemnified Parties and the Covered Persons, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties and the Covered Persons.

    (f) Nothing contained in this Section 5.06 is intended to limit in any manner and at any time rights that any Indemnified Party may have under and in accordance with all provisions of the Company Charter Documents, including, but not limited to, rights under the respective article of the Company's Articles of Incorporation and the respective article of the Company's By-laws in each case dealing with indemnification, or any contract or agreement in effect on the date hereof or whose execution following the date hereof is permitted by the terms of this Agreement, which rights shall survive the Effective Time and shall be binding on the Surviving Corporation and all successors and assigns of the Surviving Corporation, in accordance with their respective terms.

    SECTION 5.07. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty made by it in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company or Acquiror, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and PROVIDED FURTHER that failure to give such notice shall not be treated as a breach of covenant for purposes of Sections 6.02(b), 6.03(b) or 7.01(h) unless the failure to give such notice results in material prejudice to the other party.

    SECTION 5.08. FURTHER ACTION/TAX TREATMENT. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its

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obligations under this Agreement. The foregoing covenant shall not include,
(i) the obligation by the Company to, or (ii) the obligation by Guarantor to, and/or to permit the Company to, agree to divest, abandon, license, hold separate or take similar action with respect to any assets (tangible or intangible) which are, in the aggregate, material to the Company or to the Equipment Rental and Finance Group of Guarantor, as applicable.

    (b)  Notwithstanding anything herein to the contrary, subject to
Section 6.04, each of Acquiror and the Company shall, and Acquiror shall cause Guarantor to, use its reasonable best efforts to cause the Merger to qualify, and will not (either before or after the Merger) take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code that is not subject to Section 367(a)(1) of the Code pursuant to Treasury Regulation Section 1.367(a)-3(c) (other than with respect to Company shareholders who are or will be "five-percent transferee shareholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) and do not enter into five-year gain recognition agreements in the form provided in Treasury Regulation Section 1.367(a)-8). Acquiror shall, and shall cause Guarantor to, report, to the extent required by the Code or the regulations thereunder, the Merger for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Each of Acquiror and the Company shall make, and shall cause their affiliates (including Guarantor) to make, such representations, warranties and covenants as shall be requested reasonably in the circumstances by PricewaterhouseCoopers LLP and M&F in order for such firms to render their opinions referred to in Sections 5.01(b) and 6.01(f).

    (c) Without limiting any of the foregoing, the Company shall take all action necessary so that the requisite tax clearance certificate of the State of California Franchise Tax Board, if required, shall be filed on a timely basis prior to the filing of the Certificate of Merger as contemplated by this Agreement, and in connection therewith Acquiror agrees to execute appropriate certificates with respect to the assumption or payment of the Company's taxes after the Effective Time. At or prior to the Effective Time, Acquiror shall qualify to do business in the State of California.

    SECTION 5.09. PUBLIC ANNOUNCEMENTS. Acquiror and the Company shall consult with each other before issuing any press release or making any written public statement with respect to the Merger or this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that either party may, without the prior consent of the other, issue such press release or make such public statement as may upon the advice of counsel be required by law (including
Rules 165 and 425 under the Securities Act and Rule 14a-12 under the Exchange
Act) or the rules and regulations of the NYSE or NASDAQ, if it has used all reasonable efforts to consult with the other party.

    SECTION 5.10. GUARANTOR COMMON SHARES. (a) Acquiror shall take all action necessary so that Guarantor shall transfer to Acquiror the Guarantor Common Shares to be delivered by Acquiror to the holders of Company Common Stock in the Merger.

    (b) Acquiror will take all action necessary so that Guarantor will use its best efforts to cause the Guarantor Common Shares to be delivered by Acquiror to the holders of Company Common Stock in the Merger to be listed, upon official notice of issuance, on the NYSE prior to the Effective Time.

    SECTION 5.11. CONVEYANCE TAXES; FIRPTA CERTIFICATE. Acquiror and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time, and the Company shall be responsible for the payment of all such taxes and fees. Prior to the Effective Time, the Company shall deliver to Acquiror a certificate, in the form and manner prescribed by Treasury Regulations
Section 1.897-2(h) and

1.1445-2(c)(3), that the Shares are not U.S. real property interests within the meaning of such regulations.

    SECTION 5.12.  STOCK INCENTIVE PLANS; RESTRICTED SHARES; OTHER
PROGRAMS. (a) At the Effective Time, Acquiror shall, and shall cause its affiliates to, take all necessary action to provide that each outstanding Company Stock Option shall continue to have, and be subject to, the same terms and conditions set forth in the relevant Company Stock Option Plan and applicable award agreement immediately prior to the Effective Time; except that,
(i) each Company Stock Option will be exercisable for that number of whole Guarantor Common Shares equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such the Company Stock Option, immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of Guarantor Common Shares, and (ii) the per share exercise price for the Guarantor Common Shares issuable upon exercise of such Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of the Company Common Stock at which such Company Stock option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent (each such Company Stock Option, as modified, an "ADJUSTED OPTION"); PROVIDED, HOWEVER, that to the extent that any Company Stock Option qualified as an ISO pursuant to
Section 422 of the Code immediately prior to the Effective Time, the provisions of this Section 5.12 shall be applied in good faith to comply with Sections 422 and 424(a) of the Code. As soon as practicable after the Effective Time, Acquiror shall deliver to each holder of an outstanding Company Stock Option an appropriate notice setting forth such holder's rights pursuant thereto.

    (b) At the Effective Time, each Company Restricted Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a fraction of a Guarantor Common Share, cash or a combination of a fraction of a Guarantor Common Share and cash as provided in Section 1.06 hereof. All cash and Guarantor Common Shares issued in exchange for Company Restricted Shares shall be subject to the same restrictions, terms and conditions, and, in the case of Guarantor Common Shares, may bear a legend setting forth such restrictions, as such Company Restricted Shares.

    (c)  Acquiror will cause Guarantor to take all corporate action necessary to
(i) reserve for issuance as of or as soon as administratively practicable after the Effective Time a sufficient number of Guarantor Common Shares for delivery upon exercise of the Adjusted Options, or upon the exchange of Company Restricted Shares, and to (ii) deliver to holders of Adjusted Options upon the exercise of such options, and to holders of Company Restricted Shares, Guarantor Common Shares registered pursuant to the Securities Act and listed on the NYSE.

    (d) Any Company Employee Plan that provides for benefits that are measured by the value of the Company Common Stock but do not entail the granting of Shares shall be amended as of the Effective Time to provide a different measure of such benefits thereunder providing substantially similar opportunity for appreciation.

    SECTION 5.13.  EMPLOYEE MATTERS.  (a) From the Effective Time through
June 30, 2002 (the "BENEFITS CONTINUATION PERIOD"), the Surviving Corporation shall provide each person who, as of the Effective Time, is an employee of the Company or any subsidiary of the Company (a "COMPANY EMPLOYEE") with salary and employee benefits that are comparable in the aggregate to those provided to such Company Employee immediately prior to the Effective Time, PROVIDED, HOWEVER, subject to applicable law, contractual restrictions and the last sentence of this Section 5.13(a), that the Surviving Corporation shall have the right to amend any Company Employee Plans, including any retiree welfare benefit plans or pension benefit plans, in effect as of the Effective Time. During the Benefits Continuation Period, Acquiror shall cause the Surviving Corporation to maintain the severance plan referenced in Section 4.01(f) herein without amendment or modification adverse to any Company Employee.

    (b) After the Benefits Continuation Period, the Surviving Corporation shall provide the Company Employees with employee benefits that are comparable in the aggregate to those provided to similarly situated employees of subsidiaries of Guarantor. For the avoidance of doubt, it is understood that the Surviving Corporation shall have no obligation to provide Company Employees with post-termination welfare or pension benefits, except to the extent required by applicable law or contractual agreement.

    (c)  With respect to the benefits provided pursuant to this Section 5.13,
(i) service accrued by Company Employees during employment with the Company and its subsidiaries (including any predecessor entity) prior to the Effective Time shall be recognized for all purposes, except for benefit accruals with respect to defined benefit pension plans, (ii) any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the applicable Company Employee Plan) under any group health plan shall be waived with respect to such Company Employees and their eligible dependents, and (iii) Company Employees shall be given credit for amounts paid under a Company Employee Plan during the applicable period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the employee welfare plans in which any Company Employee becomes entitled to participate.

    (d) From and after the Effective Time, the Surviving Corporation shall honor in accordance with their terms all benefits and obligations under the Company Employee Plans, including each employment, retirement, severance and change in control agreement, plan or arrangement, each as in effect on the date of this Agreement (or as amended as contemplated hereby or with the prior written consent of Acquiror); PROVIDED, HOWEVER, that except as otherwise expressly provided herein, nothing herein shall prevent the Surviving Corporation or any other subsidiary of Guarantor from amending or modifying any employee benefit plan, program or arrangement in any respect in accordance with its terms or, subject to the terms of the Company Employee Plans (as so amended or modified, if applicable), terminating or modifying the terms and conditions of employment or other service of any particular employee or any other person, except in any such case as precluded by law or the terms of a Company Employee Plan.

    (e) It is expressly agreed that the provisions of this Section 5.13 are not intended to be for the benefit of or otherwise enforceable by any third party, including any Company Employees.

    (f) The Company shall amend its 401(k) savings plan and any other Company Employee Plan which permits participants to elect to invest in stock of the Company, where necessary, to preclude any additional purchases of stock of the Company, as of a date no later than two (2) days prior to the Effective Time, and the Company shall communicate this amendment to the participants in such plans.

    SECTION 5.14. ACCOUNTANTS' LETTERS. Upon reasonable notice from the other, the Company shall use its best efforts to cause Arthur Andersen LLP to deliver to Acquiror, and Acquiror shall use its best efforts to cause PricewaterhouseCoopers to deliver to the Company, a letter covering such matters as are reasonably requested by Acquiror or the Company, as the case may be, and as are customarily addressed in accountants' "comfort letters."

    SECTION 5.15. COMPLIANCE WITH STATE PROPERTY TRANSFER STATUTES. The Company agrees that it shall use its reasonable commercial efforts to comply promptly with all requirements of applicable state property transfer laws as may be required by the relevant state agency and shall take all action necessary to cause the transactions contemplated hereby to be effected in compliance with applicable state property transfer laws. The Company, after consultation with Acquiror, shall determine which actions must be taken prior to or after the Effective Time to comply with applicable state property transfer laws. The Company agrees to provide Acquiror with any documents required to be submitted to the relevant state agency prior to submission, and the Company shall not take any action to comply with applicable state property transfer laws without Acquiror's prior consent, which consent shall not be unreasonably withheld or delayed. Acquiror shall provide, and shall take all action necessary such that Guarantor shall provide, to the Company any assistance reasonably requested by the Company with respect to such compliance.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    SECTION 6.01.  CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) EFFECTIVENESS OF THE REGISTRATION STATEMENT. The SEC shall have declared the Registration Statement effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

        (b) SHAREHOLDER APPROVAL. The principal terms of this Agreement shall have been approved by the requisite vote of the shareholders of the Company;

        (c) ANTITRUST. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all clearances and approvals required to be obtained in respect of the Merger prior to the Effective Time under any Non-U.S. Monopoly Laws shall have been obtained, except where the failure to have obtained any such clearances or approvals with respect to any Non-U.S. Monopoly Laws would not reasonably be expected to have a Material Adverse Effect on the Company, Guarantor or Guarantor's Equipment Rental and Finance Group;

        (d) GOVERNMENTAL ACTIONS. There shall not be (i) in effect an injunction or other order, decree, judgment or ruling by a Governmental Entity of competent jurisdiction which (A) restrains or prohibits the consummation of the Merger, (B) (1) prohibits or restricts the ownership or operation by Acquiror (or any of its affiliates or subsidiaries) of any material portion of the Company's business or assets, or (2) prohibits or restricts the ownership or operation by Guarantor (or any of its affiliates or subsidiaries) of any material portion of Guarantor's Equipment Rental and Finance Group, or substantially deprives Acquiror and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, or compels Acquiror (or any of its affiliates or subsidiaries) to dispose of or hold separate any material portion of the Company's business or assets, or any material portion of Guarantor's Equipment Rental and Finance Group, or which would substantially deprive Acquiror and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, (C) imposes material limitations on the ability of Acquiror effectively to acquire or to hold or to exercise full rights of ownership of the Shares, pursuant to the Merger, (D) imposes any material limitations on the ability of Acquiror and/or its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company, (E) as a result of the Merger would materially restrict any future business activity by Guarantor (or any of its affiliates) relating to the Equipment Rental and Finance Group, including by requiring the prior consent of any person or entity (including any Governmental Entity) to future transactions by Guarantor (or any of its affiliates), or (F) imposes any liability as a result of the Merger or the other transactions contemplated by this Agreement which, if borne by the Company, would have a Material Adverse Effect on the Company, other than in the case of clauses
    (B) through (F), arising by reason of a breach by Acquiror of
    Section 4.03(b), or (ii) instituted, pending or threatened an action by a Governmental Entity seeking to restrain or prohibit the consummation of the Merger or to impose any other restriction, prohibition, obligation or limitation referred to in the foregoing clause (i);

        (e) ILLEGALITY. No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

        (f) TAX OPINIONS. The Company shall have received a written opinion of M&F (the "COMPANY TAX OPINION"), and Acquiror shall have received a written opinion of PricewaterhouseCoopers LLP (the "ACQUIROR TAX OPINION"), in form and substance reasonably satisfactory to each of them, delivered as of the date of the Effective Time and on the basis of customary representations, warranties and covenants of Guarantor, Acquiror and the Company and assumptions set forth in such opinions, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code that is not subject to Section 367(a)(1) of the Code (other than with respect to Company shareholders who are or will be "five-percent transferee shareholders" within the meaning of Treasury
    Regulation Section 1.367(a)-3(c)(5)(ii) and do not enter into five-year gain recognition agreements in the form provided in Treasury
    Regulation Section 1.367(a)-8)), and that each of Guarantor, Acquiror and the Company will be a party to the reorganization within the meaning of
    Section 368(b) of the Code.

    SECTION 6.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIROR. The obligations of Acquiror to effect the Merger are also subject to the following conditions:

        (a)  REPRESENTATIONS AND WARRANTIES.  Applying the principles of clauses
    (w), (x) and (y) of the final paragraph of Section 7.01, the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), and Acquiror shall have received a certificate of the Company to such effect signed by the Chief Executive Officer, President or Chief Financial Officer of the Company;

        (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Acquiror shall have received a certificate to such effect signed by the Chief Executive Officer, President or Chief Financial Officer of the Company; and

        (c) CONSENTS OBTAINED. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect on the Company, Acquiror or Guarantor.

    SECTION 6.03. ADDITIONAL CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the following conditions:

        (a)  REPRESENTATIONS AND WARRANTIES.  Applying the principles of clauses
    (w), (x) and (y) of the final paragraph of Section 7.01, the representations and warranties of Acquiror contained in this Agreement shall be true and correct on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), and the Company shall have received a certificate to such effect signed by the President, a Vice President or Chief Financial Officer of Acquiror;

        (b) AGREEMENTS AND COVENANTS. Acquiror shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate of Acquiror to such effect signed by the President, a Vice President or Chief Financial Officer of Acquiror;

        (c) CONSENTS OBTAINED. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Acquiror or Guarantor for the authorization, execution and delivery of this Agreement and the Guarantee, as applicable, and the consummation by them of the transactions contemplated hereby and thereby shall have been obtained and made by Acquiror or Guarantor, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect on the Company, Acquiror or Guarantor; and

        (d) LISTING. The Guarantor Common Shares to be delivered by Acquiror in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

    SECTION 6.04. FAILURE TO DELIVER TAX OPINIONS. In the event that PricewaterhouseCoopers LLP notifies Acquiror in writing that it cannot render the Acquiror Tax Opinion (as reasonably determined by PricewaterhouseCoopers LLP and concurred in by M&F), or M&F notifies the Company in writing that it cannot render the Company Tax Opinion (as reasonably determined by M&F and concurred in by PricewaterhouseCoopers LLP), the Company, within three business days of receipt of such notice from M&F or a copy of such PricewaterhouseCoopers LLP notice, may provide Acquiror with written notice that it elects to proceed to consummate this Agreement notwithstanding the failure to satisfy the condition set forth in Section 6.01(f) (the "TAX OPINION CONDITION"). In such event, and any other provision of this Agreement notwithstanding, the Tax Opinion Condition shall be deemed waived by the parties to this Agreement, and Acquiror and the Company shall take all steps necessary to effectuate a merger (the "NEW MERGER") of a wholly-owned direct or indirect subsidiary of Guarantor ("NEW ACQUIROR") with and into the Company, with the Company being the Surviving Corporation, in accordance with the provisions of the CGCL and any other applicable jurisdiction. Except as may be necessary to reflect the change in the transaction structure to the New Merger and the jurisdiction of New Acquiror, the terms of this Agreement, including the provisions of Section 1.06, shall govern the New Merger, and the references in this Agreement to Acquiror, the Surviving Corporation and the Merger shall be deemed references, mutatis mutandis, to New Acquiror, the Company and the New Merger, respectively. The waiver of the Tax Opinion Condition, in accordance with and in the circumstances contemplated by this Section, shall not constitute a waiver of any other condition to the Merger or any other provisions of this Agreement.

                                  ARTICLE VII
                                  TERMINATION

    SECTION 7.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

        (a) by mutual written consent duly authorized by the Boards of Directors of Acquiror and the Company; or

        (b) by either Acquiror or the Company if the Merger shall not have been consummated on or prior to June 30, 2002 (other than for the reasons set forth in clause (d) below); PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date; or

        (c) by either Acquiror or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

        (d) by either Acquiror or the Company (i) if the requisite vote of the shareholders of the Company shall not have been obtained on or prior to June 30, 2002, or (ii) if the shareholders of the Company shall not have approved the principal terms of this Agreement at the Company Shareholders Meeting; provided, however, that the Company may not terminate pursuant to this Section 7.01(d) if the Company has not complied with its obligations under Section 5.02; or

        (e) by Acquiror, if, whether or not permitted to do so by this Agreement, the Board of Directors of the Company or the Company shall
    (x) (i) withdraw, modify or change its approval or recommendation of this Agreement or the terms of the Merger in a manner adverse to Acquiror,
    (ii) approve or recommend to the shareholders of the Company an Acquisition Proposal or Alternative Transaction, (iii) approve or recommend that the shareholders of the Company tender their shares in any tender or exchange offer that is an Alternative Transaction, or (iv) fail to include the recommendation of the Board of Directors of the Company in favor of approval of the terms of the Merger pursuant to Section 5.01(c) or fail to take the action required by the second sentence of Section 5.02(a); or (y) take any position or make any disclosures to the Company's shareholders permitted pursuant to Section 4.02(e) which has the effect of any of the foregoing; or

        (f) by Acquiror or the Company, if any representation or warranty of the Company or Acquiror, respectively, set forth in this Agreement shall be untrue when made, such that the conditions set forth in Sections 6.02(a) or 6.03(a), as the case may be, would not be satisfied (a "TERMINATING MISREPRESENTATION"); PROVIDED that, if such Terminating Misrepresentation is curable prior to June 30, 2002 by the Company or Acquiror, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Acquiror, as the case may be, continues to exercise such reasonable best efforts, neither Acquiror nor the Company, respectively, may terminate this Agreement under this Section 7.01(f); or

        (g) by Acquiror, if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.02(a) would not be satisfied, or by the Company, if any representation or warranty of Acquiror shall have become untrue such that the condition set forth in
    Section 6.03(a) would not be satisfied (in either case, a "TERMINATING CHANGE"), in either case other than by reason of a Terminating Breach (as hereinafter defined); PROVIDED that if any such Terminating Change is curable prior to June 30, 2002 by the Company or Acquiror, as the case may be, through the exercise of its reasonable best efforts, and for so long as the Company or Acquiror, as the case may be, continues to exercise such reasonable best efforts, neither Acquiror nor the Company, respectively, may terminate this Agreement under this Section 7.01(g); or

        (h) by Acquiror or the Company, upon a breach of any covenant or agreement on the part of the Company or Acquiror, respectively, set forth in this Agreement such that the conditions set forth in Sections 6.02(b) or 6.03(b), as the case may be, would not be satisfied (a "TERMINATING BREACH"); PROVIDED that, except for any breach of the Company's obligations under Section 4.02, if such Terminating Breach is curable prior to June 30, 2002 by the Company or Acquiror, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Acquiror, as the case may be, continues to exercise such reasonable best efforts, neither Acquiror nor the Company, respectively, may terminate this Agreement under this Section 7.01(h); or

        (i) by the Company, if (w) the Board of Directors of the Company shall have authorized the Company, subject to complying with the terms of this Agreement, including Section 4.02, to enter into a definitive agreement with respect to a Superior Proposal and the Company shall have notified Acquiror in writing that it intends to enter into such an agreement, attaching such agreement or a summary of the material terms thereof, (x) Acquiror shall not have made, within two full business days (disregarding any partial business days) of receipt of the Company's written notification of its intention to enter into a definitive agreement with respect to a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal, (y) the Company prior to such termination pursuant to this clause (i) shall have paid to Acquiror in immediately available funds the Fee and the Expenses required to be paid pursuant to Section 7.03(b), and (z) the principal terms of this Agreement shall not theretofore have been approved at the Company Shareholders Meeting; or

        (j) by Acquiror, if the Average Share Price is less than $45.00, PROVIDED that (i) Acquiror shall have given the Company notice of its intention to terminate pursuant to this Section 7.01(j) prior to 5:00 p.m. New York City time on the third trading day immediately preceding and not including the date of the Company Shareholders Meeting and (ii) the Company shall not, by 5:00 p.m. New York City time on the second trading day immediately preceding and not including the date of Company Shareholders Meeting, have delivered a notice to Acquiror agreeing that the Exchange Ratio shall equal 0.8444; PROVIDED FURTHER that if the Company shall deliver the notice referred to in the preceding clause (ii), this Agreement shall not be terminated under this Section 7.01(j) and the Exchange Ratio for all purposes of this Agreement shall equal 0.8444 or, if the parties shall so agree in their respective sole and absolute discretion, a higher number.

       For purposes of Section 7.01(f) and 7.01(g) and Sections 6.02(a) and 6.03(a):

           (w) all representations and warranties shall be interpreted without giving effect to the words "materially" or "material" or to any qualification based on such terms or based on the defined term "Material Adverse Effect";

           (x) any representation and warranty (other than those contained in Sections 2.03, 2.04, 2.15, 2.25, 2.26, 3.02, 3.03, 3.10, 3.11, 3.12 and
       3.14) shall be deemed untrue only if such representation and warranty shall fail to be true and correct in all respects except (A) as a result of acts or omissions required or permitted under this Agreement or
       (B) where the failure of such representations and warranties to be true and correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company or Guarantor, as the case may be; and

           (y) any representation and warranty contained in Section 2.03, 2.04, 2.15, 2.25, 2.26, 3.02, 3.03, 3.10, 3.11, 3.12 and 3.14 shall be deemed untrue only if such representation and warranty shall fail to be true and correct in all material respects.

    SECTION 7.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders except that the Company or Acquiror may have liability or obligations as set forth in Section 7.03 and as set forth in or contemplated by Section 8.01 hereof. Notwithstanding the foregoing, nothing herein shall relieve the Company or Acquiror from liability for any willful breach hereof or willful misrepresentation herein (it being understood that (x) the provisions of Section 7.03 do not constitute a sole or exclusive remedy for such willful breach or misrepresentation and (y) the mere existence of a Material Adverse Effect, by itself, shall not constitute such a willful breach).

    SECTION 7.03.  FEES AND EXPENSES.  (a) Except as set forth in this
Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that if the Merger is not consummated, Acquiror and the Company shall share equally
(i) all

SEC filing fees and printing expenses incurred in connection with the printing and filing of the Proxy Statement/Prospectus (including financial statements and exhibits and any preliminary materials related thereto) and any amendments or supplements thereto and (ii) conveyance and similar taxes required to be paid by the Company prior to the Effective Time pursuant to Section 5.11.

    (b) The Company shall pay Guarantor a fee of $17.5 million (the "FEE"), and shall pay Acquiror's and Guarantor's respective actual, documented and reasonable out-of-pocket expenses, relating to the transactions contemplated by this Agreement (including, reasonable fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) ("EXPENSES," as applicable to Acquiror, Guarantor or the Company), such payment of Expenses not to exceed $1 million, upon the first to occur of any of the following events:

       (i) the termination of this Agreement by Acquiror or the Company pursuant to Section 7.01(d)(ii); PROVIDED that (i) there shall not have been a Terminating Misrepresentation, Terminating Change or Terminating Breach on the part of Acquiror and (ii) (A) prior to such termination, (1) there shall be outstanding a bona fide Acquisition Proposal which has been made directly to the shareholders of the Company or has otherwise become publicly known or (2) there shall be outstanding an announcement by any credible third party of a bona fide intention to make an Acquisition Proposal (in each case whether or not conditional and whether or not such proposal shall have been rejected by the Board of Directors of the Company) or (B) an Alternative Transaction shall be publicly announced by the Company or any third party within nine (9) months following the date of termination of this Agreement, and such transaction, in the case of clause (A) or (B), shall at any time thereafter be consummated on substantially the terms theretofore announced (or on terms that are more favorable to the shareholders of the Company).

       (ii) the termination of this Agreement by Acquiror pursuant to
           Section 7.01(e); or

       (iii) the termination of this Agreement by the Company pursuant to
           Section 7.01(i).

    (c) Upon a termination of this Agreement by Acquiror or the Company, as the case may be, pursuant to Section 7.01(h), the Company shall pay to Guarantor and Acquiror or Guarantor or Acquiror shall pay the Company, as the case may be, their respective Expenses relating to the transactions contemplated by this Agreement, but in no event more than $1 million. In addition, if termination is by Acquiror, the Company shall pay Guarantor the Fee if the Terminating Breach is willful and either (A) prior to such termination, (1) there shall be outstanding a bona fide Acquisition Proposal which has been made directly to the shareholders of the Company or has otherwise become publicly known or (2) there shall be outstanding an announcement by any credible third party of a bona fide intention to make an Acquisition Proposal (in each case whether or not conditional and whether or not such proposal shall have been rejected by the Board of Directors of the Company) or (B) an Alternative Transaction shall be publicly announced by the Company or any third party within nine (9) months following the date of termination of this Agreement, and such transaction, in the case of clause (A) or (B), shall at any time thereafter be consummated on substantially the terms theretofore announced (or on terms that are more favorable to the shareholders of the Company).

    (d) Upon a termination of this Agreement by Acquiror pursuant to
Section 7.01(f), the Company shall pay to Guarantor and Acquiror their respective Expenses relating to the transactions contemplated by this Agreement, but in no event more than $1 million. Upon a termination of this Agreement by the Company pursuant to Section 7.01(f), Acquiror shall pay to the Company its Expenses relating to the transactions contemplated by this Agreement, but in no event more than $1 million.

    (e) The Fee and/or Expenses payable pursuant to Section 7.03(b), 7.03(c) or 7.03(d) shall be paid within one business day after a demand for payment following the first to occur of any of the events described in Section 7.03(b), 7.03(c) or 7.03(d) as applicable; PROVIDED that in no event shall the Company or Acquiror, as the case may be, be required to pay such Fee and/or Expenses to the entities entitled thereto if, immediately prior to the termination of this Agreement, the other entity entitled to receive such Fee and/or Expenses was in material breach of its obligations under this Agreement.

    (f) For purposes of this Section 7.03, the definition of Alternative Transaction set forth in Section 4.02(a) shall be modified to replace "25%," as it appears in such definition, with "40%".

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    SECTION 8.01.  EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. (a) Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, except that the agreements in this Agreement which contemplate performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 7.02 and 7.03 and this
Article VIII shall survive termination indefinitely. The Confidentiality Agreement and the last two sentences of Section 5.03 shall survive termination of this Agreement in accordance with the terms of the Confidentiality Agreement.

    (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant; PROVIDED that such relevance is reasonably apparent. Disclosure of any matter in the Company Disclosure Schedule shall not be deemed an admission that such matter is material or is required to be disclosed.

    SECTION 8.02. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

    If to Acquiror:

       Tyco Acquisition Corp. 33
       c/o Tyco International (US) Inc.
       One Tyco Park
       Exeter, NH 03833
       Attn: President
       Telecopy: (603) 778-7700
       Confirm: (603) 778-9700

    With a copy (which shall not constitute notice) to:

       Tyco International (US) Inc.
       One Tyco Park
       Exeter, NH 03833
       Attn: General Counsel
       Telecopy: (603) 778-7700
       Confirm: (603) 778-9700

    and

       Kramer Levin Naftalis & Frankel LLP
       919 Third Avenue
       New York, NY 10022
       Attn: Abbe L. Dienstag, Esq.
       Telecopy: (212) 715-8000
       Confirm: (212) 715-9100

    If to the Company:

       McGrath RentCorp
       5700 Las Positas Road
       Livermore, CA 94550
       Attn: Chief Executive Officer
       Telecopy: (925) 453-3200
       Confirm: (925) 606-9200

    With a copy (which shall not constitute notice) to:

       Morrison & Foerster LLP
       425 Market Street
       San Francisco, CA 94105
       Attn: Bruce A. Mann, Esq.
       Telecopy: (415) 268-7522
       Confirm: (415) 268-7000

    SECTION 8.03. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

        (a) "affiliates", with respect to any person, means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

        (b) "business day" means any day other than a day on which banks in New York City are required or authorized to be closed;

        (c) "Company SEC Documents" means the reports, schedules, forms, statements and other documents filed by the Company with the SEC since December 31, 2000 and prior to the date of this Agreement pursuant to
    Section 13(a), 14(a), 14(c) or 15(d) of the Exchange Act;

        (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

        (e) "dollars" or "$" means United States dollars;

        (f) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the SEC's rules and regulations promulgated thereunder;

        (g) "Guarantor SEC Documents" means the reports, schedules, forms, statements and other documents filed by Guarantor with the SEC since September 30, 2000 and prior to the date of this Agreement pursuant to
    Section 13(a), 14(a) 14(c) or 15(d) of the Exchange Act;

        (h) "knowledge" means, with respect to any matter in question, that the executive officers, or any employee having primary or substantial oversight responsibility for the matter of the Company, Acquiror or Guarantor, as the case may be, have or at any time had actual knowledge of such matter;

        (i) "Material Adverse Effect," when used in connection with the Company or any of its subsidiaries or Guarantor or any of its subsidiaries, as the case may be, means any change, effect or circumstance that (i) is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries or Guarantor and its subsidiaries, as the case may be, in each case taken as a whole, excluding the effects of changes to the extent arising from or related to (A) the United States or global economy or capital markets generally, (B) general changes in conditions in the industries in which the Company or Guarantor, as the case may be, conducts business (including as a result of acts of war or terrorism or other hostilities or threat of war or terrorism) or (C) this Agreement, the transactions contemplated hereby or the announcement hereof or thereof, including any effects on personnel, customers and suppliers or (ii) materially adversely affects the ability of the Company or Acquiror and Guarantor, as the case may be, timely to perform the obligations or consummate the transactions contemplated by this Agreement and, in the case of Guarantor, the Guarantee;

        (j) "NYSE" means the New York Stock Exchange;

        (k) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

        (l) "SEC" means the Securities and Exchange Commission;

        (m) "Securities Act" means the Securities Act of 1933, as amended, and the SEC's rules and regulations promulgated thereunder; and

        (n) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Acquiror, Guarantor or any other person means any corporation, partnership, limited liability company, joint venture or other legal entity of which the Company, the Surviving Corporation, Acquiror, Guarantor or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    When reference is made in this Agreement to the Company, Acquiror or Guarantor, such reference shall include their respective subsidiaries, as and to the extent the context so requires, whether or not explicitly stated in this Agreement.

    In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) "it" or "its" or words denoting any gender include all genders,
(iii) the word "including" shall mean "including without limitation" and
(iv) any reference herein to a Section, Article or Schedule refers to a Section or Article of or a Schedule to this Agreement, unless otherwise stated.

    Any representation or warranty as to the enforceability of any agreement or commitment is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

    SECTION 8.04. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after approval of the principal terms of this Agreement by the shareholders of the Company, no amendment may be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended, except by an instrument in writing signed by the parties hereto.

    SECTION 8.05. WAIVER. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    SECTION 8.06. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 8.07. SEVERABILITY. (a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    (b) The Company and Acquiror agree that the Fee provided in Section 7.03(b) is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of the Fee exceeds the maximum amount permitted by law, then the amount of the Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

    SECTION 8.08. ENTIRE AGREEMENT. This Agreement and Guarantor's guarantee hereof constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matters hereof and thereof, except as otherwise expressly provided herein or therein.

    SECTION 8.09. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of Acquiror hereunder may be assigned to Guarantor or any direct or indirect wholly-owned subsidiary of Guarantor, PROVIDED that no such assignment shall relieve the assigning party of its obligations hereunder.

    SECTION 8.10. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation, other than Section 5.06 (which is intended to be for the benefit of the Indemnified Parties and Covered Persons and may be enforced by such Indemnified Parties and Covered Persons) and
Section 7.03 (which contains provisions intended to be for the benefit of Guarantor and may be enforced by Guarantor) and other than the right of the shareholders of the Company to receive the Merger Consideration if, but only if, the Merger is consummated and not otherwise (regardless of the reason for the Merger not being consummated).

    SECTION 8.11. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

    SECTION 8.12. GOVERNING LAW; JURISDICTION. (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York, except to the extent that the CGCL applies and, to that extent, by the internal laws of the State of California or to the extent the NGCL applies and, to the extent, by the internal laws of the State of Nevada.

    (b) Each of the parties hereto submits to the jurisdiction of the courts of the State of New York and the federal courts of the United States located in the City of New York, Borough of Manhattan, with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

    SECTION 8.13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts (by facsimile or original signature), each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    SECTION 8.14. WAIVER OF JURY TRIAL. EACH OF ACQUIROR AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

    SECTION 8.15. PERFORMANCE OF GUARANTEE. Unless otherwise previously performed, Acquiror shall cause Guarantor to perform all of its obligations under the Guarantee.

    SECTION 8.16.  ENFORCEMENT.   The parties agree that irreparable damage
would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

    IN WITNESS WHEREOF, Acquiror and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                                       TYCO ACQUISITION CORP. 33

                                                       By:  /s/ MARK D. FOLEY
                                                            -----------------------------------------
                                                            Name: Mark D. Foley
                                                            Title:  Vice President

                                                       MCGRATH RENTCORP

                                                       By:  /s/ ROBERT P. MCGRATH
                                                            -----------------------------------------
                                                            Name: Robert P. McGrath
                                                            Title:  Chief Executive Officer

                                   GUARANTEE

    Tyco International Ltd. ("Guarantor") irrevocably guarantees each and every representation, warranty, covenant, agreement and other obligation of Acquiror and/or any of its permitted assigns (and where any such representation or warranty is made to the knowledge of Acquiror, such representation or warranty shall be deemed made to the knowledge of Guarantor), and the full and timely performance of their respective obligations under the provisions of the foregoing Agreement between Tyco Acquisition Corp. 33 and McGrath RentCorp. This is a guarantee of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Acquiror's obligations or liabilities (other than in accordance with the terms of the Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee, as well as any provision requiring or contemplating performance by Guarantor.

    Guarantor hereby waives, for the benefit of the Company, (i) any right to require the Company, as a condition of payment or performance by Guarantor, to proceed against Acquiror or pursue any other remedy whatsoever and (ii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Acquiror.

    Without limiting in any way the foregoing guarantee, Guarantor covenants and agrees to take all actions to enable Acquiror to adhere to each provision of the Agreement which requires an act or omission on the part of Guarantor or any of its subsidiaries to enable Acquiror to comply with its obligations under the Agreement.

    The provisions of Article VIII of the Agreement are incorporated herein, MUTATIS MUTANDIS, except that notices and other communications hereunder to Guarantor shall be delivered to Tyco International Ltd., The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, Attn: Chief Corporate Counsel and Chief Financial Officer, Telecopy No. (441) 295-9647, Confirm No.
(441) 292-8674 (with a copy as provided therefor in Section 8.02).

    All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

    We understand that the Company is relying on this guarantee in entering into the Agreement and may enforce this guarantee as if Guarantor were a party thereto.

                                                       TYCO INTERNATIONAL LTD.

                                                       By:   /s/ MARK H. SWARTZ
                                                             ---------------------------------------
                                                             Name:  Mark H. Swartz
                                                             Title: Executive Vice President and
                                                                    Chief Financial Officer

                                                                         ANNEX B

December 19, 2001
Board of Directors
McGrath RentCorp
5700 Las Positas Road
Livermore, CA 94550

Ladies and Gentlemen:


    Deutsche Banc Alex. Brown Inc. ("DBAB") has acted as financial advisor to McGrath RentCorp (the "Company") in connection with the proposed acquisition of the Company by Tyco International Ltd. ("Tyco") pursuant to the Agreement and Plan of Merger, to be dated as of December 20, 2001 (the "Merger Agreement"), among the Company, Tyco and Tyco Acquisition Corp. 33, a direct wholly-owned subsidiary of Tyco ("Tyco 33"). The Merger Agreement provides, among other things, for the merger of the Company with and into Tyco 33 (the "Transaction"), as a result of which the Company will become a wholly-owned subsidiary of Tyco. As more fully set forth in the Merger Agreement, as a result of the Transaction, each share of the common stock, no par value per share, of the Company ("Company Common Stock") not held by the Company, Tyco 33 or Tyco will be converted into the right to receive consideration having a value equivalent to $38.00 and consisting of cash, a fraction (to be determined pursuant to a formula set forth in the Merger Agreement (the "Exchange Ratio")) of a share of the common stock, par value $0.20 per share, of Tyco ("Tyco Common Stock"), or a combination of a fraction of a share of Tyco Common Stock and cash (the "Consideration"), subject to the right of each holder of Company Common Stock to elect the form of the Consideration to be received by such holder and the proration provisions of the Merger Agreement. Pursuant to the Merger Agreement, Tyco will guarantee the obligations of Tyco 33 under the Merger Agreement (the "Tyco Guarantee"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.



    You have requested DBAB's opinion, as investment bankers, as to the fairness, from a financial point of view, to the Company and the holders of Company Common Stock of the Consideration.



    In connection with DBAB's role as financial advisor to the Company, and in arriving at its opinion, DBAB has reviewed certain publicly available financial and other information concerning the Company and Tyco and certain internal analyses and other information furnished to it by the Company. DBAB has also held discussions with members of the senior management of the Company and Tyco regarding the businesses and prospects of their respective companies. In addition, DBAB has (i) reviewed the reported prices and trading activity for Company Common Stock and Tyco Common Stock, (ii) compared certain financial and stock market information for the Company and Tyco with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.



    DBAB has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or Tyco, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, DBAB has assumed and relied upon the accuracy and completeness of all such information and DBAB has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company or Tyco. With respect to the financial forecasts and projections made available to DBAB and used in its analyses, DBAB has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, DBAB expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. DBAB's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.



    For purposes of rendering its opinion, DBAB has assumed that, in all respects material to its analysis, the representations and warranties of Tyco 33 and the Company contained in the Merger Agreement are true and correct, Tyco, Tyco 33 and the Company will each perform all of the covenants and agreements to be performed by it under the Merger Agreement, all conditions to the obligations of each of Tyco 33 and the Company to consummate the Transaction will be satisfied without any waiver thereof, and that the Tyco Guarantee is in full force and effect. In addition, you have informed DBAB, and accordingly for purposes of rendering its opinion DBAB has assumed, that the Transaction will be tax-free to the Company and its stockholders.



    Pursuant to the terms of the Merger Agreement, Tyco 33 may terminate the Merger Agreement if the weighted average price of a share of Tyco Common Stock during the specified valuation period is less than $45.00, provided that the Company's Board of Directors may prevent such termination by agreeing that the Exchange Ratio shall equal 0.8444 for all purposes of the Merger Agreement. DBAB's opinion does not address the fairness, from a financial point of view, of the Consideration in the event the Company's Board of Directors elects to prevent termination of the Merger Agreement under such circumstances.



    This opinion is addressed to, and for the use and benefit of, the Board of Directors of the Company and is not a recommendation to the stockholders of the Company to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, to the Company and the holders of Company Common Stock of the Consideration, and DBAB expresses no opinion as to the merits of the underlying decision by the Company to engage in the Transaction.



    In connection with rendering this opinion, DBAB was not asked or authorized by the Company to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets.



    DBAB will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking services to the Company, and investment banking, commercial banking (including extension of credit) and other financial services to Tyco or its affiliates, for which it has received compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Tyco and the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.



    Based upon and subject to the foregoing, it is DBAB's opinion as investment bankers that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Company and the holders of Company Common Stock.


                                          Very truly yours,

                                          /s/ DEUTSCHE BANC ALEX. BROWN INC.

                                                                         ANNEX C

      CHAPTER 13 OF THE GENERAL CORPORATION LAW OF THE STATE OF CALIFORNIA

                               DISSENTERS' RIGHTS

1300.  RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING
  SHAREHOLDER" DEFINED.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the National Market System of The Nasdaq Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to five percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
    (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the record holder of dissenting shares and includes a transferee of record.

1301.  DEMAND FOR PURCHASE.

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302.  ENDORSEMENT OF SHARES.

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.  AGREED PRICE--TIME FOR PAYMENT.

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.  APPRAISERS' REPORT--PAYMENT--COSTS.

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).

1306.  DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.  DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.  CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.  TERMINATION OF DISSENTING SHAREHOLDER STATUS.

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision
    (i) of Section 1110 was mailed to the shareholder.

        (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310.  SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.  EXEMPT SHARES.

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.  ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Bye-law 102 of the Tyco Bye-laws provides, in part, that Tyco shall indemnify its directors and other officers for all costs, losses and expenses which they may incur in the performance of their duties as director or officer, provided that such indemnification is not otherwise prohibited under the Companies Act 1981 of Bermuda. Section 98 of the Companies Act 1981 prohibits such indemnification against any liability arising out of the fraud or dishonesty of the director or officer. However, such section permits Tyco to indemnify a director or officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or when other similar relief is granted to him.

    The Registrant maintains $250,000,000 of insurance to reimburse the directors and officers of Tyco and its subsidiaries for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of the Registrant or any subsidiary thereof. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by the Registrant pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

ITEM 21.  EXHIBITS


         2.1            Agreement and Plan of Merger, dated as of December 20, 2001, by and between Tyco Acquisition Corp. 33 and McGrath
                        RentCorp, including Guarantee of Tyco International Ltd.
                        (included as Annex A to the proxy statement/prospectus which forms a part of this Registration Statement)*

         5 Form of Opinion of Appleby Spurling & Kempe regarding the validity of the Tyco common shares registered hereunder

         8.1            Form of Tax Opinion of PricewaterhouseCoopers LLP

         8.2            Form of Tax Opinion of Morrison & Foerster LLP

         8.3            Form of Tax Opinion of Appleby Spurling & Kempe

        23.1            Consent of PricewaterhouseCoopers LLP

        23.2            Consent of Arthur Andersen LLP (San Francisco, CA)

        23.3            Consent of Appleby Spurling & Kempe (to be contained in
                        Exhibit 5 and Exhibit 8.3)

        23.4            Consent of PricewaterhouseCoopers LLP (to be contained in
                        Exhibit 8.1)

        23.5            Consent of Morrison & Foerster LLP (to be contained in
                        Exhibit 8.2)

        24.1            Power of Attorney*

        99.1            Form of Proxy Card of McGrath RentCorp

        99.2            Form of Election Form

        99.3            Form of Shareholder Agreement, dated as of December 20,
                        2001, by and between Tyco Acquisition Corp. 33, McGrath
                        RentCorp and certain shareholders of McGrath RentCorp.
                        (incorporated by reference to Exhibit 99.2 to McGrath
                        RentCorp's Current Report on Form 8-K filed on
                        December 26, 2001)

        99.4            Consent of Deutsche Bank Securities Inc. (formerly known as
                        Deutsche Banc Alex. Brown Inc.)

        99.5            Transitional Services Agreement, dated as of December 20,
                        2001, by and among McGrath RentCorp and Robert P. McGrath

        99.6            Employment Agreement, dated as of December 20, 2001, between
                        Dennis Kakures and CIT Group Inc. (formerly Tyco Capital
                        Corporation)

        99.7 Confidentiality and Non-Competition Agreement, dated as of December 20, 2001, by and among, McGrath RentCorp, Tyco
                        Acquisition Corp. 33 and Joan M. McGrath

        99.8 Confidentiality and Non-Competition Agreement, dated as of December 20, 2001, by and among, McGrath RentCorp, Tyco
                        Acquisition Corp. 33 and Robert P. McGrath


------------------------


*   Previously filed.


ITEM 22.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of a prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act, if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

        (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The Registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of

Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Exeter, State of New Hampshire, on the 21st day of May, 2002.


                                                       TYCO INTERNATIONAL LTD.

                                                       By:              /s/ MARK H. SWARTZ
                                                            -----------------------------------------
                                                                          Mark H. Swartz
                                                                   EXECUTIVE VICE PRESIDENT AND
                                                                     CHIEF FINANCIAL OFFICER
                                                               (PRINCIPAL FINANCIAL AND ACCOUNTING
                                                                             OFFICER)


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed by the following persons on May 21, 2002 in the capacities indicated below.


                        NAME                                               TITLE
                        ----                                               -----
                          *                            Chairman of the Board, President, Chief
     -------------------------------------------       Executive Officer and Director (Principal
                 L. Dennis Kozlowski                   Executive Officer)

                          *
     -------------------------------------------       Director
                 Lord Ashcroft KCMG

                          *
     -------------------------------------------       Director
                  Joshua M. Berman

                          *
     -------------------------------------------       Director
                  Richard S. Bodman

                          *
     -------------------------------------------       Director
                    John F. Fort

                          *
     -------------------------------------------       Director
                   Stephen W. Foss

                        NAME                                               TITLE
                        ----                                               -----
                          *
     -------------------------------------------       Director
                    Wendy E. Lane

                          *
     -------------------------------------------       Director
                James S. Pasman, Jr.

                          *
     -------------------------------------------       Director
                  W. Peter Slusser

                 /s/ MARK H. SWARTZ                    Executive Vice President, Chief Financial
     -------------------------------------------       Officer and Director (Principal Financial and
                   Mark H. Swartz                      Accounting Officer)

                          *
     -------------------------------------------       Director
                   Joseph F. Welch



                   /s/ MARK H. SWARTZ
      -------------------------------------------
                     Mark H. Swartz
*By:                Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBITS
--------
         5              Form of Opinion of Appleby Spurling & Kempe regarding the
                        validity of the Tyco common shares registered hereunder

         8.1            Form of Tax Opinion of PricewaterhouseCoopers LLP

         8.2            Form of Tax Opinion of Morrison & Foerster LLP

         8.3            Form of Tax Opinion of Appleby Spurling & Kempe

        23.1            Consent of PricewaterhouseCoopers LLP

        23.2            Consent of Arthur Andersen LLP (San Francisco, CA)

        23.3            Consent of Appleby Spurling & Kempe (to be contained in
                        Exhibit 5 and Exhibit 8.3)

        23.4            Consent of PricewaterhouseCoopers LLP (to be contained in
                        Exhibit 8.1)

        23.5            Consent of Morrison & Foerster LLP (to be contained in
                        Exhibit 8.2)

        99.1            Form of Proxy Card of McGrath RentCorp

        99.2            Form of Election Form

        99.4            Consent of Deutsche Bank Securities Inc. (formerly known as
                        Deutsche Banc Alex. Brown Inc.)

        99.5            Transitional Services Agreement, dated as of December 20,
                        2001, by and among McGrath RentCorp and Robert P. McGrath

        99.6            Employment Agreement, dated as of December 20, 2001, between
                        Dennis Kakures and CIT Group Inc. (formerly Tyco Capital
                        Corporation)

        99.7 Confidentiality and Non-Competition Agreement, dated as of December 20, 2001, by and among, McGrath RentCorp, Tyco
                        Acquisition Corp. 33 and Joan M. McGrath

        99.8 Confidentiality and Non-Competition Agreement, dated as of December 20, 2001, by and among, McGrath RentCorp, Tyco
                        Acquisition Corp. 33 and Robert P. McGrath